As filed with the Securities and Exchange Commission on November 5, 2007
Registration No. 333-145835

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

El Paso Pipeline Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	4922	26-0789784
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Baker
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

G. Michael O’Leary Gislar Donnenberg Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	David P. Oelman Douglas E. McWilliams Vinson & Elkins LLP First City Tower 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 5, 2007

PROSPECTUS
25,000,000 Common Units
Representing Limited Partner Interests

We are offering to sell 25,000,000 common units representing limited partner interests in El Paso Pipeline Partners, L.P. This is the initial public offering of our common units. We currently estimate that the initial public offering price will be between $19.00 and $21.00 per common unit. Prior to this offering, there has been no public market for our common units. We have applied to list our common units on the New York Stock Exchange under the symbol “EPB.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 18.

These risks include the following:

•	We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the minimum quarterly distribution rate under our cash distribution policy.

•	We own 10% minority interests in two of our three primary assets, with the remaining interests in those assets owned by El Paso Corporation or its other subsidiaries. As a result, we will be unable to control the amount of cash we will receive from those operations and we could be required to contribute significant cash to fund our share of their operations.

•	Our natural gas transportation and storage systems are subject to regulation by agencies, including the Federal Energy Regulatory Commission, which could have an adverse impact on our ability to establish transportation and storage rates that would allow recovery of the full cost of operating these pipeline systems and storage facilities, including a reasonable return, and our ability to make distributions to you.

•	El Paso Corporation controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including El Paso Corporation, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of our unitholders.

•	Affiliates of our general partner, including El Paso Corporation and its other subsidiaries, are not limited in their ability to compete with us and are not obligated to offer us the opportunity to pursue additional assets or businesses, which could limit our commercial activities or our ability to acquire additional assets or businesses.

•	If you are not an (1) individual or entity subject to U.S. federal income taxation on the income generated by us or (2) entity who, while not subject to U.S. federal taxation on the income generated by us, has owners that are all subject to such taxation, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption at a price that may be below the then-current market price.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

•	You will experience immediate and substantial dilution of $16.01 in our pro forma tangible net book value per common unit.

•	You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Per Common
	Unit	Total

Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to El Paso Pipeline Partners, L.P. (before expenses)	$	$

(1)	Excludes an aggregate structuring fee equal to 0.40% of the gross proceeds of this offering, payable to Lehman Brothers Inc. and Tudor, Pickering & Co. Securities, Inc.

We have granted the underwriters a 30-day option to purchase up to an additional 3,750,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 25,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about          , 2007.

Lehman Brothers	Citi	Goldman, Sachs & Co.	UBS Investment Bank

Merrill Lynch & Co.
Morgan Stanley
Wachovia Securities
Credit Suisse
Raymond James
RBC Capital Markets
TudorPickering

          , 2007

El Paso Pipeline Partners

WIC Expansion to Serve Rockies Supply

CIG Facility Moving Gas to Market

SNG Expansion to Serve Southeast Power Generation

Wyoming Interstate Gas (WIC)
Colorado Interstate Gas (CIG)
Southern Natural Gas (SNG)
El Paso Corporation
Big Horn Basin
Powder River Basin
WIC Medicine Bow Expansion
Green River Basin
Uinta Basin
Denver Basin
High Plains Pipeline
Piceance Basin
Totem Storage Field
Piceance Lateral
Kanda Lateral
Raton Basin
Southeast Supply Header
South System III Expansion
Cypress Expansion
Florida Market
Gulf of Mexico Production

Diverse, Growing Supply Regions

Growing Markets

	WIC	CIG	SNG
El Paso Pipeline Partners Ownership	100%	10%	10%
Capacity Reservation Charges as a Percentage of Tariff Revenue [1]	97.8%	92.3%	89.0%
Average Remaining Contract Life (years)[1]	6.8	6.1	5.8
Miles of Pipe	700	4,000	7,600

[1]As of December 31, 2006

i

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Until          , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 18 and the historical and pro forma financial statements and the notes to those financial statements included elsewhere in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes (1) an initial public offering price of $20.00 per unit (the mid-point of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional units. We include a glossary of some of the terms used in this prospectus as Appendix D. References in this prospectus to “El Paso Pipeline Partners, L.P.,” “we,” “our,” “us” or like terms refer to the businesses that El Paso Corporation is contributing to El Paso Pipeline Partners, L.P. in connection with this offering, including our 10% general partner interest in each of Colorado Interstate Gas Company and Southern Natural Gas Company. When used in the present tense or prospectively, those terms refer to El Paso Pipeline Partners, L.P. and its subsidiaries. References in this prospectus to “El Paso” constitute references to El Paso Corporation and its affiliates (other than us). References to our general partner refer to El Paso Pipeline GP Company, L.L.C. References in this prospectus to CIG and SNG refer to the operations of Colorado Interstate Gas Company and Southern Natural Gas Company, respectively, after giving effect to certain reorganization transactions discussed elsewhere in this prospectus. Please read “— Formation Transactions and Partnership Structure.”

El Paso Pipeline Partners, L.P.

Overview

We are a growth-oriented Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines, storage and other midstream assets. Our initial assets consist of Wyoming Interstate Company, Ltd., or WIC, a wholly-owned interstate pipeline transportation business primarily located in Wyoming and Colorado and 10% general partner interests in two interstate pipeline transportation businesses: Colorado Interstate Gas Company, or CIG, which is located in the U.S. Rocky Mountains, and Southern Natural Gas Company, or SNG, which is located in the southeastern United States. Combined, these three interstate pipeline businesses consist of approximately 12,300 miles of pipeline and associated storage facilities with an aggregate underground working natural gas storage capacity of 89 Bcf. References to “we” and “our” refer to the operations of 100% of WIC, as well as our 10% general partner interests in CIG and SNG. El Paso operates and owns the remaining 90% general partner interests.

We intend to utilize the significant experience of El Paso’s management team to execute our growth strategy, including the construction, development and acquisition of additional energy infrastructure assets. El Paso is the largest operator of interstate natural gas pipelines in North America. As of September 30, 2007, El Paso owned or had interests in approximately 43,000 miles of interstate pipeline and 233 Bcf of working natural gas storage capacity that connect many of the major domestic natural gas producing basins to the major domestic consuming markets.

Our Assets

WIC.  We own 100% of WIC, which consists of approximately 700 miles of pipeline, including a mainline system extending from western Wyoming to northeast Colorado (the Cheyenne Hub), and several lateral pipeline systems extending from various interconnections along the WIC mainline into western Colorado and northeast Wyoming and, upon completion of the WIC Kanda lateral, into eastern Utah. WIC is one of the primary interstate natural gas transportation systems providing takeaway capacity from the Overthrust, Piceance, Uinta, Powder River and Green River Basins.

WIC has two major expansion projects in progress with an estimated total cost of approximately $196 million.

CIG.  We own a 10% general partner interest in CIG, which consists of approximately 4,000 miles of pipeline that delivers natural gas from production areas in the U.S. Rocky Mountains and the Anadarko Basin directly to customers in Colorado, Wyoming and indirectly to the midwest, southwest, California and Pacific northwest. CIG also has four storage facilities located in Colorado and Kansas with approximately 29 Bcf of underground working natural gas storage capacity and two natural gas processing plants located in Wyoming and Utah. CIG owns a 50% ownership interest in WYCO Development LLC (WYCO), a joint venture with an affiliate of Xcel Energy. Including its share in expansion projects conducted by WYCO, CIG has expansion projects recently completed or underway at an estimated aggregate cost of approximately $171 million.

SNG.  We own a 10% general partner interest in SNG, which consists of approximately 7,600 miles of pipeline extending from natural gas supply basins in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to market areas in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including Atlanta and Birmingham. SNG is the principal natural gas transporter to southeastern markets in Alabama, Georgia and South Carolina. SNG owns interests in two storage facilities along the system with approximately 60 Bcf of underground working natural gas storage capacity. The SNG system is also connected to El Paso’s Elba Island LNG terminal near Savannah, Georgia, which supplied approximately 17% of the natural gas transported on the SNG system for the year ended December 31, 2006. SNG has four major expansion projects planned with a capital budget totaling approximately $578 million.

Throughput.  The following table sets forth the average daily throughput of each of WIC, CIG and SNG for each of the three calendar years ended December 31, 2006, 2005 and 2004 and the twelve months ended September 30, 2007:

	Average Daily Throughput
					For the Twelve
	For the Year Ended				Months Ended
	December 31,	December 31,		December 31,	September 30,
Pipeline System	2004	2005		2006	2007
	(Volumes in BBtu/d)

WIC(1)	1,214	1,572		1,914	2,032
CIG(2)	1,744	1,902		2,008	2,285
SNG(2)	2,163	1,984	(3)	2,168	2,286

(1)	The WIC throughput includes 158 BBtu/d, 174 BBtu/d, 204 BBtu/d and 242 BBtu/d transported by WIC for the CIG system during 2004, 2005, 2006 and the twelve months ended September 30, 2007, respectively. WIC has a design capacity of approximately 2.3 Bcf/d.

(2)	Volumes reflected are 100% of the volumes transported on the CIG system and the SNG system, respectively. We own a 10% general partner interest in these systems. CIG has a design capacity of approximately 3.0 Bcf/d.

(3)	Volumes on the SNG system were negatively impacted in 2005 by moderate weather and Hurricane Katrina. SNG has a design capacity of approximately 3.7 Bcf/d.

Our Operations

Our systems transport and store natural gas for local distribution companies (LDCs), other natural gas distribution and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. Our systems do not take title to the natural gas transported or stored for our customers, which mitigates our direct commodities price risk. The rates our systems charge are regulated by the Federal Energy Regulatory Commission, or the FERC.

Our systems provide a significant portion of our transportation and storage services through firm contracts that obligate our customers to pay a fixed monthly reservation or demand charge. When a customer uses the reserved capacity, our systems also collect usage charges based on the volume of natural gas actually transported or stored, which enables us to recover the system’s variable costs. Any portion of physical capacity under firm contracts that is not utilized may be used for interruptible service. Our systems derive a small portion of their revenues through interruptible contracts (which do not ensure service) with fees based on actual utilization.

The table below sets forth certain information regarding the assets, contracts and revenues for each of WIC, CIG and SNG, as of and for the year ended December 31, 2006:

					% of
					Physical	Weighted
		Tariff Revenue Composition%(1)			Design	Average
		Firm Contracts			Capacity	Remaining
	Our	Capacity	Variable		Subscribed	Contract
	Ownership	Reservation	Usage	Interruptible	Under Firm	Life (in
	Interest	Charges(2)	Charges	Contracts	Contracts(3)	Years)(4)

WIC	100%	97.8%	1.8%	0.4%	100%	6.8
CIG	10%	92.3%	6.0%	1.7%	100%	6.1
SNG	10%	89.0%	7.0%	4.0%	97%	5.8

(1)	Excludes liquids transportation revenue, amounts associated with retained fuel and, in the case of CIG, liquids revenue associated with CIG’s processing plants. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Our Operations — Operational Fuel and Other Gas Revaluations and Processing Revenues” for a description of fuel retention. The revenues described in this table constituted approximately 99%, 83% and 97% of WIC’s, CIG’s and SNG’s total revenues, respectively, earned during the year ended December 31, 2006 and this composition did not change materially during the nine-month period ended September 30, 2007.

(2)	Approximately 10% and 9% of total capacity reservation revenues for CIG and SNG, respectively, are the result of storage service charges.

(3)	Contract levels on CIG and WIC include forward haul capacity and back haul capacity.

(4)	The weighted average remaining contract life is determined by weighting the remaining life of each contract by the amount of revenue that is covered by the contract as of December 31, 2006.

We believe that the high percentage of earnings derived from capacity reservation charges mitigates the risk of earnings fluctuations caused by changing supply and demand conditions. For additional information about our contracts, please read “Management’s Discussion and Analysis of Financial Condition and Results and Operations — Future Trends and Outlook” and “Business — Regulatory Environment.”

Business Strategies

Our primary business objectives are to generate stable cash flows sufficient to make the minimum quarterly cash distribution of $0.28750 to our unitholders and to increase our quarterly cash distributions over time by enhancing the value of our transportation and storage assets by:

•	Delivering excellent customer service;

•	Focusing on increasing utilization, efficiency and cost control in our operations;

•	Pursuing economically attractive organic and greenfield expansion opportunities;

•	Growing our business through strategic asset acquisitions from third parties, El Paso or both; and

•	Maintaining the integrity and ensuring the safety of our pipeline systems and other assets.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies because of the following competitive strengths:

•	Our affiliation with El Paso;

•	Our natural gas transportation and storage assets are strategically located to transport natural gas from a number of diverse producing regions to high-demand end-user markets;

•	Our cash flow is relatively stable due to the high percentage of our assets’ revenues obtained from long-term capacity reservation contracts;

•	We have an experienced, knowledgeable management team with a proven track record; and

•	Our high-quality asset base has been well maintained.

Our Relationship with El Paso Corporation

El Paso is an energy company originally founded in 1928 in El Paso, Texas that primarily operates in the regulated natural gas transportation and exploration and production sectors of the energy industry. El Paso reported 2006 revenues that exceeded $4.2 billion and net income of $475 million. El Paso reported that its pipeline segment generated approximately $1.2 billion of earnings before interest and taxes (EBIT) in 2006. El Paso’s common stock is traded on the New York Stock Exchange under the symbol “EP.”

Following this offering, El Paso will own our 2% general partner interest, all of our incentive distribution rights, a 69.1% limited partner interest in us and the remaining 90% general partner interest in each of CIG and SNG. We will enter into an omnibus agreement with El Paso and our general partner that will govern our relationship with them regarding the provisions of specified services to us, as well as certain reimbursement and indemnification matters. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

As the owner of the 2% general partner interest, all of our incentive distribution rights, and a 69.1% limited partner interest in us, El Paso is motivated to promote and support the successful execution of our business strategies, including utilizing our partnership as a growth vehicle for its natural gas transportation, storage and other energy infrastructure businesses. Although we expect to have the opportunity to make additional acquisitions directly from El Paso in the future, El Paso is under no obligation to make acquisition opportunities available to us.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. You should carefully read the risks under the caption “Risk Factors” that begins on page 18 of this prospectus.

Formation Transactions and Partnership Structure

At or prior to the closing of this offering the following transactions will occur:

•	El Paso will restructure its ownership of WIC, CIG and SNG, including causing CIG and SNG to convert to general partnerships, causing CIG to transfer to El Paso its ownership of WIC and Colorado Water Supply Company and causing SNG to transfer to El Paso its equity investment in Citrus Corp. and its wholly-owned subsidiaries Southern LNG Inc. and Elba Express Company, LLC and causing CIG and SNG to adjust certain historical notes receivable under the cash management program with El Paso for the effects of this restructuring. In connection with the transfer of Elba Express Company, LLC to El Paso, SNG will retain a non-economic 10% voting interest in Elba Express Company, LLC for a period of 3 years;

•	El Paso or its subsidiaries will contribute 100% of WIC and 10% of each of CIG and SNG to us or our subsidiaries;

•	We will issue to a subsidiary of El Paso 32,187,786 common units and 27,727,411 subordinated units, representing an aggregate 69.1% limited partner interest in us;

•	We will issue to El Paso Pipeline GP Company, L.L.C., our general partner and a subsidiary of El Paso, a 2% general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.33063 per unit per quarter (115% of the minimum quarterly distribution);

•	We will issue 25,000,000 common units to the public in this offering, representing a 28.9% limited partner interest in us, and will use the proceeds of the offering as described in “Use of Proceeds”;

•	We will enter into a new $750 million credit facility under which we expect to borrow $425 million at the closing of this offering and will use the net proceeds from the funds borrowed as described in “Use of Proceeds”; and

•	We will enter into an omnibus agreement with El Paso, our general partner and certain of their affiliates pursuant to which:

•	we will agree to reimburse El Paso and its affiliates for the payment of certain capital expenditures, operating expenses and for providing various general and administrative services; and

•	El Paso will indemnify us for certain environmental, toxic tort and tax contingencies, title and right-of-way defects and other matters.

Management of El Paso Pipeline Partners, L.P.

El Paso Pipeline GP Company, L.L.C., our general partner, has sole responsibility for conducting our business and for managing our operations. The board of directors and officers of our general partner will make decisions on our behalf. El Paso will elect all seven members to the board of directors of our general partner, with at least three of these directors meeting independence standards established by the New York Stock Exchange, one of which will be appointed at the closing of this offering. In addition, some of the executive officers and directors of El Paso also serve as executive officers and directors of our general partner. For more information about these individuals, please read “Management — Directors and Executive Officers of Our General Partner.”

As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. We will have one direct operating subsidiary initially, El Paso Pipeline Partners Operating Company, L.L.C., a limited liability company that will conduct business through itself and its subsidiaries.

The following diagram depicts our simplified organizational and ownership structure after giving effect to this offering.

Ownership of El Paso Pipeline Partners, L.P.

Public Common Units	28.9%
El Paso Common Units	37.1%
El Paso Subordinated Units	32.0%
General Partner Interest (1,732,963 general partner units)	2.0%

Total	100%

Principal Executive Offices and Internet Address

Our principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002 and our telephone number is (713) 420-2600. Our website is located at www.eppipelinepartners.com and will be activated in connection with the closing of this offering. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (SEC), available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

General

Our general partner has a legal duty to manage us in a manner beneficial to our common units and subordinated units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, because our general partner is owned by El Paso, the officers and directors of our general partner have fiduciary duties to manage the business of our general partner in a manner beneficial to El Paso. As a result of this relationship, conflicts of interest may arise in the future between us and holders of our common units and subordinated units, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest of our general partner, please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest.”

Partnership Agreement Modifications to Fiduciary Duties

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to holders of our common units and subordinated units. Our partnership agreement also restricts the remedies available to holders of our common units and subordinated units for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to holders of our common units and subordinated units. Our partnership agreement also provides that affiliates of our general partner, including El Paso and its other subsidiaries and affiliates, are not restricted from competing with us. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to holders of our common units and subordinated units.

For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Transactions.”

The Offering

Common units offered to the public	25,000,000 common units.

Common units subject to the underwriters’ option to purchase additional common units	If the underwriters exercise their option to purchase additional units in full, we will issue 3,750,000 additional common units to the public and purchase the same number of common units from El Paso.

Units outstanding after this offering	57,187,786 common units and 27,727,411 subordinated units, representing 66.0% and 32.0%, respectively, limited partner interests in us. The general partner will own 1,732,963 general partner units and the incentive distribution rights.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $470 million after deducting $30 million of underwriting discounts and structuring fees. We intend to use the net proceeds of this offering, together with gross proceeds of approximately $425 million to be borrowed under our $750 million revolving credit facility, for the following:

• to repay notes payable to El Paso of $225 million;

• to distribute $665 million to El Paso, in part to reimburse El Paso for capital expenditures incurred prior to this offering related to the assets contributed to us; and

• to pay approximately $5 million for expenses associated with this offering, our credit facility and our formation transactions.

If the underwriters’ option to purchase additional common units is exercised in full, we will use the net proceeds to redeem from a subsidiary of El Paso a number of common units equal to the number of common units issued upon exercise of the underwriters’ option, at a price per common unit equal to the proceeds per common unit before expenses but after underwriting discounts and structuring fees. Please read “Use of Proceeds.” Certain of the underwriters or their affiliates are lenders under El Paso Corporation’s revolving bank credit facility and, accordingly, may receive a portion of the proceeds of this offering. Please read “Underwriting — Relationships.”

Cash distributions	We will make an initial quarterly distribution of $0.28750 per common unit ($1.15 per common unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay cash distributions at this minimum quarterly distribution rate is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

We will pay investors in this offering a prorated distribution for the first quarter during which we are a publicly traded partnership. We anticipate that such distribution will cover the period from the closing date of this offering to and including December 31, 2007.

We expect to pay this cash distribution on or about February 14, 2008.

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix D. Our partnership agreement also requires that we distribute all of our available cash from operating surplus each quarter in the following manner:

• first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.28750 plus any arrearages from prior quarters;

• second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.28750; and

• third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.33063.

If cash distributions to our unitholders exceed $0.33063 per unit in any quarter, our general partner will receive, in addition to distributions on its 2% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

The amount of pro forma available cash generated during the year ended December 31, 2006 and the twelve months ended September 30, 2007 would have been sufficient to allow us to pay the full minimum quarterly distribution on all of our common units for such periods but none of and only approximately 22% of the minimum quarterly distribution on our subordinated units during those periods, respectively. For a calculation of our ability to make distributions to unitholders based on our pro forma results for 2006 and the twelve months ended September 30, 2007, please read “Our Cash Distribution Policy and Restrictions on Distributions — Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2006 and the Twelve Months Ended September 30, 2007.”

We believe that, based on the estimates contained and the assumptions listed under the caption “Our Cash Distribution Policy and Restrictions on Distributions — Minimum Estimated Cash Available for Distribution for the Twelve-Month Period Ending December 31, 2008,” we will have sufficient cash available for distribution to make cash distributions for the four quarters ending December 31, 2008 at the minimum quarterly distribution rate of $0.28750 per unit per quarter ($1.15 per unit on an annualized basis) on all common units and subordinated units.

Subordinated units	A subsidiary of El Paso will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are entitled to receive the minimum quarterly distribution of $0.28750 per unit only after the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. If we do not pay distributions on our subordinated units, our subordinated units will not accrue arrearages for those unpaid distributions. The subordination period will end on the first business day after we have earned and paid at least $0.28750 on each outstanding limited partner unit and general partner unit for any three consecutive, non-overlapping four quarter periods ending on or after December 31, 2010. The subordination period also will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Related to Cash Distributions — Subordination Period.”

Early conversion of subordinated units	Alternatively, the subordination period will end on the first business day after we have earned and paid at least $0.43125 (150% of the minimum quarterly distribution) on each outstanding limited partner unit and general partner unit for each quarter in any four quarter period ending on or after December 31, 2008.

General Partner’s right to reset the target distribution levels	Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as in our current target distribution levels.

In connection with resetting these target distribution levels, our general partner will be entitled to receive Class B common units. The number of Class B common units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. The Class B common units will be entitled to the same cash distributions per unit as our common units and will be convertible into an equal number of common units. For a more detailed description of our general partner’s right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of our general partner to receive Class B common units in connection with this reset, please read “Provisions of Our Partnership Agreement Related to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, other than the general partner units, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of approximately 70.6% of our common and subordinated units. This will give El Paso the ability to prevent our general partner’s involuntary removal. Please read “The Partnership Agreement — Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 75% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of this limited call right.

Eligible Holders and redemption	Only Eligible Holders will be entitled to receive distributions or be allocated income or loss from us. Eligible Holders are:

• individuals or entities subject to United States federal income taxation on the income generated by us; or

• entities that, while not subject to United States federal taxation on the income generated by us, have owners that are all subject to such taxation.

We have the right, which we may assign to any of our affiliates, but not the obligation, to redeem all of the common and subordinated units of any holder that is not an Eligible Holder or that has failed to certify or has falsely certified that such holder is an Eligible Holder. The purchase price for such redemption would be equal to the lower of the holder’s purchase price and the then-current market price of the units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Please read “Description of the Common Units — Transfer of Common Units” and “The Partnership Agreement — Non-Taxpaying Assignees; Redemption.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2010, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.15 per common unit, we estimate that your average allocable taxable income per year will be no more than $0.23 per common unit. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions.”

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

New York Stock Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol “EPB.”

Summary Historical and Pro Forma Financial and Operating Data

The following table shows (i) summary historical financial and pipeline system data of Wyoming Interstate Company, Ltd. (WIC or the Predecessor), (ii) summary pro forma financial data of El Paso Pipeline Partners, L.P., and (iii) summary pro forma financial and pipeline system data of CIG and SNG, in which we own 10% general partner interests for the periods and as of the dates indicated. The summary historical financial data of WIC as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from the historical audited financial statements of WIC included elsewhere in this prospectus. The summary historical unaudited financial data as of and for the nine months ended September 30, 2006 and 2007 of WIC are derived from the historical unaudited condensed financial statements of WIC, appearing elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

El Paso Pipeline Partners, L.P.  The summary pro forma financial data of El Paso Pipeline Partners, L.P. for the year ended December 31, 2006, and as of and for the nine months ended September 30, 2007 are derived from the unaudited pro forma financial statements of El Paso Pipeline Partners, L.P. included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected at the closing of this offering had taken place on September 30, 2007, in the case of the pro forma balance sheet, and as of January 1, 2006, in the case of the pro forma statements of income for the year ended December 31, 2006, and for the nine months ended September 30, 2007. These transactions include:

•	El Paso restructuring its ownership of WIC, CIG and SNG, including causing CIG and SNG to convert to general partnerships, causing CIG to transfer to El Paso its ownership of WIC and Colorado Water Supply Company, causing SNG to transfer to El Paso its equity investment in Citrus Corp. and its wholly-owned subsidiaries, Southern LNG Inc. and Elba Express Company, LLC and causing CIG and SNG to adjust certain of their historical notes receivable balances under the cash management program with El Paso for the effects of this restructuring. In connection with the transfer of Elba Express Company, LLC to El Paso, SNG retained a non-economic 10% voting interest in Elba Express Company, LLC for a period of 3 years;

•	the contribution by El Paso or its subsidiaries of certain of their assets, including 10% interests in CIG and SNG to us or our subsidiaries;

•	the issuance to a subsidiary of El Paso of 32,187,786 common units and 27,727,411 subordinated units, representing an aggregate 69.1% limited partner interest in us;

•	the issuance to El Paso Pipeline GP Company, L.L.C., our general partner and a subsidiary of El Paso, of a 2% general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.33063 per unit per quarter (115% of the minimum quarterly distribution);

•	the issuance of 25,000,000 common units to the public in this offering, representing a 28.9% limited partner interest in us, and the use of proceeds of the offering as described in “Use of Proceeds”; and

•	the entering into a new $750 million credit facility under which we expect to borrow $425 million at the closing of this offering and using the net proceeds from the funds borrowed as described under the caption “Use of Proceeds.”

Investment in CIG and SNG.  The summary unaudited pro forma financial data of CIG and SNG are derived from the unaudited pro forma financial statements of CIG and SNG included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions that will be effected prior to the closing of this offering related to CIG and SNG had taken place on January 1, 2004. These transactions include the restructurings of CIG and SNG mentioned above.

	Wyoming Interstate					El Paso Pipeline
	Company, Ltd.					Partners, L.P.
	(Predecessor)					Pro Forma
				Nine Months			Nine Months
				Ended		Year Ended	Ended
	Year Ended December 31,			September 30,		December 31,	September 30,
	2004	2005	2006	2006	2007	2006	2007
	(In millions, except per unit and pipeline system data)
Statement of Operations Data:
Total operating revenues	$73	$81	$97	$71	$81	$97	$81
Operating expenses:
Operation and maintenance	16	29	14	7	18	14	18
Depreciation and amortization	12	12	14	10	12	14	12
Taxes, other than income taxes	2	2	2	2	3	2	3

Total operating expenses	30	43	30	19	33	30	33

Operating income	$43	$38	$67	$52	$48	$67	$48

Earnings from unconsolidated affiliates	—	—	—	—	—	31	26
Other income, net	1	3	4	4	4	4	4
Interest and debt expense	(1)	(1)	—	—	—	(25)	(19)
Affiliated interest expense, net	(2)	(2)	(6)	(5)	(5)	—	—

Net income	$41	$38	$65	$51	$47	$77	$59

Net income per limited partners’ unit
Common units						$1.15	$0.86
Subordinated units						$0.35	$0.31

Balance Sheet Data (at period end):
Total assets		$407	$465		$562		$808
Property, plant and equipment, net		384	436		538		538
Investments in unconsolidated affiliates		—	—		—		244
Long-term debt including capital lease obligations		9	8		8		433
Total partners’ capital		272	327		374		346

Other Financial Data:
Adjusted EBITDA	$56	$53	$85	$66	$64	$104	$87
Cash available for distribution	51	45	71	55	52	67	58

Pipeline System Data:
Transportation capacity (Bcf/d)	2	2	2	2	2
Contracted firm capacity (Bcf/d)	2	2	2	2	2
Transported volumes (Bcf)	452	583	703	514	557

Unconsolidated Affiliates:	CIG Pro Forma				SNG Pro Forma
				Nine Months				Nine Months
	Year Ended			Ended	Year Ended			Ended
	December 31,			September 30,	December 31,			September 30,
	2004	2005	2006	2007	2004	2005	2006	2007
	(In millions, except pipeline system data)

Statement of Operations Data (our 10%):
Net income	$11	$11	$14	$10	$16	$16	$17	$16

Other Financial Information (our 10%):
Adjusted EBITDA			18	13			30	24
Cash available for distribution			11	10			8	13

Pipeline System Data (100% basis):
Transportation capacity (Bcf/d)			3	3			4	4
Contracted firm capacity (Bcf/d)			3	3			4	4
Transported volumes (Bcf)			712	606			791	637

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and our 10% share of estimated cash available for distribution from CIG and SNG for the applicable period; less equity in earnings of CIG and SNG. Cash available for distribution is defined as Adjusted EBITDA less cash interest expense, net of interest income, maintenance capital expenditures, other income and incremental general and administrative expense of being a public company.

For CIG and SNG, we define Adjusted EBITDA as net income plus interest and debt expense, affiliated interest expense (net of affiliated interest income) and depreciation and amortization expense and cash available for distribution from unconsolidated affiliates less equity in earnings from unconsolidated affiliates. Our equity share of CIG’s and SNG’s Adjusted EBITDA is 10%. Cash available for distribution for CIG and SNG is defined as Adjusted EBITDA plus cash received for affiliated interest income generated from advances under El Paso’s cash management program less cash interest expense, maintenance capital expenditures and other income, net.

Our historical cash available for distribution and pro forma cash available for distribution does not reflect changes in working capital balances. Our pro forma cash available for distribution for the year ended December 31, 2006 and the nine months ended September 30, 2007 includes our anticipated incremental general and administrative expense of being a publicly traded partnership.

Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•	our operating performance and return on invested capital as compared to those of other publicly traded limited partnerships that own energy infrastructure assets, without regard to their financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Adjusted EBITDA and cash available for distribution as presented may not be comparable to similarly titled measures of other companies. Furthermore, while cash available for distribution is a measure we use to assess our ability to make distributions to our unitholders, cash available for distribution should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period.

	Wyoming Interstate
	Company, Ltd.					El Paso Pipeline Partners, L.P.
	(Predecessor)					Pro Forma
				Nine Months			Nine Months
				Ended		Year Ended	Ended
	Year Ended December 31,			September 30,		December 31,	September 30,
	2004	2005	2006	2006	2007	2006	2007
	(In millions)

Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$41	$38	$65	$51	$47	$77	$59
Less:
Earnings from unconsolidated affiliates (pro forma)(1)
CIG						14	10
SNG						17	16
Add:
Interest and debt expense	1	1	—	—	—	25	19
Affiliated interest expense, net	2	2	6	5	5	—	—
Depreciation and amortization	12	12	14	10	12	14	12
Cash available for distribution from unconsolidated affiliates (pro forma)(1)
CIG						11	10
SNG						8	13

Adjusted EBITDA	$56	$53	$85	$66	$64	$104	$87

Less:
Cash interest expense, net	1	1	—	—	—	25	19
Cash paid for affiliated interest expense, net	2	2	6	5	5	—	—
Maintenance capital expenditures	1	1	4	3	3	4	3
Other income	1	4	4	3	4	4	4
Incremental general and administrative expense of being a public company	—	—	—	——	—	4	3

Cash available for distribution	$51	$45	$71	$55	$52	$67	$58

Reconciliation of “Adjusted EBITDA” to “Net Cash Provided by Operating Activities”
Net cash provided by operating activities	$58	$59	$53	$33	$58
Interest and debt expense	1	1	—	—	—
Affiliated interest expense, net	2	2	6	5	5
Changes in operating working capital	1	(10)	13	17	(3)
Other	(6)	1	13	11	4

Adjusted EBITDA	$56	$53	$85	$66	$64

(1)	Amounts have been adjusted for certain asset distributions prior to the offering as further described in the unaudited pro forma consolidated financial statements of CIG and SNG included elsewhere in this prospectus.

		Pro Forma
	Pro Forma	Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2006	2007
	(In millions)
Colorado Interstate Gas Company(1)

Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$136	$102
Add:
Interest and debt expense	47	34
Depreciation and amortization	30	23
Cash available for distribution from unconsolidated affiliate — WYCO	1	1
Less:
Affiliated interest income, net	37	33
Earnings from unconsolidated affiliate — WYCO	1	1

Adjusted EBITDA — 100%	$176	$126

Adjusted EBITDA — our 10%	$18	$13

Less:
Cash interest expense, net	47	34
Maintenance capital expenditures	52	23
Other income	2	2
Add: Cash received for affiliated interest income, net	37	33

Cash available for distribution — 100%	$112	$100

Cash available for distribution — our 10%	$11	$10

Southern Natural Gas Company(1)

Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$173	$156
Add:
Interest and debt expense	95	66
Depreciation and amortization	49	38
Cash available for distribution from unconsolidated affiliate — Bear Creek	18	13
Less:
Affiliated interest income, net	24	19
Earnings from unconsolidated affiliate — Bear Creek	16	11

Adjusted EBITDA — 100%	$295	$243

Adjusted EBITDA — our 10%	$30	$24

Less:
Cash interest expense, net	94	66
Maintenance capital expenditures(2)	135	55
Other income	7	11
Add: Cash received for affiliated interest income, net	24	19

Cash available for distribution — 100%	$83	$130

Cash available for distribution — our 10%	$8	$13

(1)	Amounts have been adjusted for certain asset distributions and other related transactions prior to the offering as further described in the unaudited pro forma consolidated financial statements of CIG and SNG elsewhere in this prospectus.

(2)	Amounts include capital expenditures related to hurricane repairs of $65 million for the year ended December 31, 2006 and $(3) million for the nine months ended September 30, 2007 both net of related insurance recoveries.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus when evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, results of operations and financial condition could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

The risks referred to herein refer to risks inherent to both our wholly-owned operations through WIC and our general partner interests in CIG and SNG.

Risks Inherent in Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the minimum quarterly distribution rate under our cash distribution policy.

We may not have sufficient available cash each quarter to pay the full amount of our minimum quarterly distribution rate of $0.28750 per unit, or $1.15 per unit per year, which will require available cash of approximately $25 million per quarter, or $100 million per year, based on the common and subordinated units outstanding immediately after the completion of this offering, whether or not the underwriters exercise their option to purchase additional common units. In the event that we elect not to borrow under our new $750 million revolving credit facility to fund our planned 2008 expansion capital expenditures, we would experience a shortfall in the amount of $21 million in the cash necessary to allow us to pay our annualized minimum quarterly distribution. Under this circumstance, we would need to borrow $21 million under our revolving credit facility in order to pay the annualized minimum quarterly distribution. Under our cash distribution policy, the amount of cash we can distribute on our units principally depends upon the amount of cash generated from our operations, which will fluctuate based on, among other things:

•	the rates we charge and the volumes under contract for our transportation and storage services;

•	the quantities of natural gas available for transport and the demand for natural gas;

•	the price of natural gas;

•	legislative or regulatory action affecting demand for and supply of natural gas, and the rates we are allowed to charge in relation to our operating costs;

•	the level of our operating and maintenance and general and administrative costs; and

•	the creditworthiness of our shippers.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	our debt service requirements, retirement of debt and other liabilities;

•	fluctuations in working capital needs;

•	our ability to borrow funds and access capital markets;

•	the amount of cash distributed to us by the entities in which we own a minority interest;

•	restrictions on distributions contained in debt agreements; and

•	the amount of cash reserves established by our general partner, which may include reserves for tariff rates that are subject to refund.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

We own 10% minority interests in two of our three primary assets, with the remaining 90% interest in each of those assets owned by El Paso or its other subsidiaries. As a result, we will be unable to control the amount of cash we will receive from those operations and we could be required to contribute significant cash to fund our share of their operations. If we fail to make these contributions we will be subject to specified penalties.

Our inability to control the operations of each of CIG, SNG and their respective subsidiaries and unconsolidated affiliates, including WYCO and Bear Creek, may mean that we do not receive the amount of cash we expect to be distributed to us. We expect our interests in CIG and SNG in the aggregate to initially generate approximately 32% of the cash we distribute to you for the twelve months ending December 31, 2008 and, accordingly, our performance is substantially dependent on their distributions to us. We will own only a 10% general partner interest in each of CIG and SNG, and as of the closing of this offering El Paso or its subsidiaries will own the remaining 90% interest in each. Accordingly, we will be unable to control the amount of cash that CIG and SNG distribute to us and we will be unable to control ongoing operational decisions, including the incurrence of capital expenditures that we may be required to fund. More specifically:

•	we have limited ability to influence decisions with respect to the operation of CIG, SNG and their subsidiaries and unconsolidated affiliates, including decisions with respect to incurrence of expenses and distributions to us;

•	CIG, SNG and their subsidiaries and unconsolidated affiliates may establish reserves for working capital, maintenance capital expenditures, environmental matters and legal and rate proceedings which would reduce cash otherwise available for distribution to us;

•	CIG, SNG and their subsidiaries and unconsolidated affiliates may incur additional indebtedness, and principal and interest payments made on their indebtedness may reduce cash otherwise available for distribution to us; and

•	CIG and SNG may require us to make additional capital contributions to fund working and maintenance capital expenditures, as well as to fund expansion capital expenditures, our funding of which would reduce the amount of cash otherwise available for distribution to you.

In addition, decisions could be made by CIG and SNG or regulatory agencies that require us to invest additional capital to fund their operations or capital requirements, which contributions could be material. Our inability to control these decisions may significantly and adversely affect our ability to distribute cash to you. In the event we elect not to make a required capital contribution to CIG or SNG or are unable to do so, then, at the election of the non-defaulting partner, (i) our partnership interest will be diluted or (ii) we will not receive distributions until we have forgone distributions equal to our portion of the capital call plus a specified premium. For a more complete description of the agreements governing the management and operation of CIG and SNG, please read “Certain Relationships and Related Transactions.”

On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2006 or the twelve months ended September 30, 2007.

The amount of available cash we need to pay the minimum quarterly distribution for four quarters on all of our units to be outstanding immediately after this offering is approximately $100 million. The amount of our pro forma available cash generated during the year ended December 31, 2006 and the twelve months ended September 30, 2007 would have been sufficient to allow us to pay the full minimum quarterly distribution on our common units but none of and only approximately 22%, respectively, of the minimum quarterly distribution on our subordinated units during those periods. For a calculation of our ability to make distributions to unitholders based on our pro forma results for 2006 and the twelve months ended September 30, 2007, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying our minimum estimated cash available for distribution included in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

Our estimate of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” has been prepared by management. We estimate that our minimum cash available for distribution for the twelve months ending December 31, 2008 will not be less than $100 million, which would represent a $26 million increase over the pro forma cash available for distribution for the twelve months ended September 30, 2007. We expect such increase to primarily result from the income generated from our existing Piceance lateral and Kanda lateral and Medicine Bow expansion projects. If we do not realize the expected increase, we may not be able to make the full minimum quarterly distribution to all of our unitholders.

Further, the assumptions underlying our estimate of minimum cash available for distribution (including assumptions about operating revenue, expenses, equity earnings of our unconsolidated affiliates, capital contributions and financing as further discussed under “Our Cash Distribution Policy and Restrictions on Distributions — Assumptions and Considerations”) are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those assumed. If we do not achieve our anticipated results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

Our natural gas transportation and storage systems are subject to regulation by agencies, including the Federal Energy Regulatory Commission, which could have an adverse impact on our ability to establish transportation and storage rates that would allow recovery of the full cost of operating these pipeline systems and storage facilities, including a reasonable return, and our ability to make distributions to you.

Our interstate natural gas transportation and storage operations are subject to federal, state and local regulatory authorities. Specifically, our natural gas pipeline systems and our storage facilities and related assets are subject to regulation by the Federal Energy Regulatory Commission (FERC), the United States Department of Transportation, the United States Department of the Interior, and various state and local regulatory agencies. Regulatory actions taken by these agencies have the potential to adversely affect our profitability. Federal regulation extends to such matters as:

•	rates, operating terms and conditions of service;

•	the types of services we may offer to our customers;

•	the contracts for service entered into with our customers;

•	construction and abandonment of new facilities;

•	the integrity and safety of our pipeline system and related operations;

•	acquisition, extension or abandonment of services or facilities;

•	accounts and records; and

•	relationships with affiliated companies involved in certain aspects of the natural gas business.

Under the Natural Gas Act (NGA), FERC has authority to regulate natural gas companies that provide natural gas pipeline transportation services in interstate commerce. Its authority to regulate those services includes rates charged for services, terms and conditions of service, certification and construction of new facilities, extension or abandonment of services and facilities, maintenance of accounts and records, acquisition and disposition of facilities, initiation and discontinuation of services, and various other matters. Natural gas companies may not charge rates that have been determined not to be just and reasonable by

FERC. In addition, FERC prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

The rates and terms and conditions for our interstate pipeline and storage services are set forth in FERC-approved tariffs. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. A successful complaint or protest against our rates could have an adverse impact on our revenues associated with providing transportation and storage services. On July 19, 2007, FERC issued a proposed policy statement addressing the issue of the proxy groups it will use to decide the return on equity of natural gas pipelines. FERC uses a discounted cash flow model that incorporates the use of proxy groups to develop a range of reasonable returns earned on equity interests in companies with corresponding risks. FERC then assigns a rate of return on equity within that range to reflect specific risks of that pipeline when compared to the proxy group companies. The proposed policy statement describes FERC’s intention to allow the use of master limited partnerships in proxy groups, with certain restrictions that could lower the return that would otherwise be allowed. FERC has requested comments on the proposed policy.

Prior to commencing construction of new or existing interstate pipeline and storage facilities, a natural gas company must obtain a certificate authorization from FERC. We have applications pending before FERC for certificate authorization for various expansion projects. Typically, a significant expansion project requires review by a number of governmental agencies, including state agencies, whose cooperation is important in completing the regulatory process on schedule. Any refusal by an agency to issue certificate authorizations or permits for one or more of these projects may mean that we cannot pursue these projects or that they will be constructed in a manner with capital requirements that we do not anticipate. Such refusal or modification could materially and negatively impact the additional revenues expected from these projects.

FERC regulations extend to service agreements executed between pipelines and their shippers, as well. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline’s FERC-approved tariff. In the event that FERC finds that an agreement, in whole or part, is materially non-conforming, FERC could reject the agreement or require us to seek modification, or alternatively require us to modify our tariff so that the non-conforming provisions are generally available to all shippers.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1,000,000 per day for each violation, to revoke existing certificate authority and to order disgorgement of profits associated with any violation. Please read “Business — Regulatory Environment — FERC Regulation.”

Finally, we do not know how future regulations will impact the operation of our natural gas transportation and storage businesses or the effect such regulation could have on our business, financial condition, results of operations and thus our ability to make distributions to you.

The outcome of certain proceedings involving FERC policy statements is uncertain and could affect the amount of any allowance (if any) our systems can include for income taxes in establishing their rates for service, which would in turn impact our revenues and/or equity earnings.

In May 2005, FERC issued a policy statement permitting the inclusion of an income tax allowance in the cost of service-based rates of a pipeline organized as a tax pass through partnership entity, if the pipeline proves that the ultimate owner of its equity interests has an actual or potential income tax liability on public utility income. The policy statement also provides that whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. In August 2005, FERC dismissed requests for rehearing of its new policy statement. On December 16, 2005, FERC issued its first significant case-specific review of the income tax allowance issue in another pipeline partnership’s rate case. FERC reaffirmed its new income tax allowance policy and directed the subject pipeline to provide certain evidence necessary for the pipeline to determine its income tax allowance. The new tax allowance policy and the December 16, 2005 order were appealed to the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit). The D.C. Circuit issued an order on May 29, 2007 in which it denied these appeals and upheld FERC’s new tax allowance policy and the application of that policy in the December 16, 2005 order on all points subject to appeal. The D.C. Circuit denied rehearing of the May 29, 2007 decision on August 20, 2007. Petitions for writ of Certiorari to the United States Supreme Court regarding such decision are due within 90 days of the D.C. Circuit order denying rehearing of the decision.

On December 8, 2006, FERC issued another order addressing the income tax allowance in rates. In the new order, FERC refined and reaffirmed prior statements regarding its income tax allowance policy, and notably raised a new issue regarding the implication of the policy statement for publicly traded partnerships. It noted that the tax deferral features of a publicly traded partnership may cause some investors to receive, for some indeterminate duration, cash distributions in excess of their taxable income, which FERC characterized as a “tax savings.” FERC stated that it is concerned that this created an opportunity for those investors to earn an additional return, funded by ratepayers. Responding to this concern, FERC chose to adjust the pipeline’s equity rate of return downward based on the percentage by which the publicly traded partnership’s cash flow exceeded taxable income. On February 7, 2007, the pipeline requested FERC to reconsider this ruling.

The ultimate outcome of these proceedings is not certain and could result in changes to FERC’s treatment of income tax allowances in cost of service. Depending upon how the policy statement on income tax allowances is applied in practice to pipelines organized as pass through entities, these decisions might adversely affect us. Under FERC’s current income tax allowance policy, if the rates of any of our FERC-regulated pipelines are subject to general review in a proceeding before the FERC, we could be required to demonstrate that the equity interest owners incur actual or potential income tax liability on their respective shares of partnership public utility income. While we have established the Eligible Holder certification requirement, we can provide no assurance that such certification will be effective to establish that our unitholders, or our unitholders’ owners, are subject to income taxation on the public utility income generated by us or the applicable tax rate that should apply to such unitholders. If we are unable to do so, FERC could decide to reduce our rates from current levels. We can give no assurance that in the future FERC’s current income tax allowance policy or its application will not be changed.

Certain of our systems’ transportation services are subject to long-term, fixed-price “negotiated rate” contracts that are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts, and, as a result, our costs could exceed our revenues received under such contracts.

It is possible that costs to perform services under “negotiated rate” contracts will exceed the negotiated rates. If this occurs, it could decrease the cash flow realized by WIC, CIG and SNG and, therefore, the cash we have available for distribution to our unitholders. Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” which may be above or below the FERC regulated “recourse rate” for that service, and that contract must be filed and accepted by FERC. As of September 30, 2007, approximately 45% of WIC’s contracted firm capacity rights, and approximately 11% of each of CIG’s and SNG’s contracted firm capacity rights were committed under such “negotiated rate” contracts. These “negotiated rate” contracts are not generally subject to adjustment for increased costs which could be produced by inflation or other factors relating to the specific facilities being used to perform the services. Any shortfall of revenue, representing the difference between “recourse rates” (if higher) and negotiated rates, under current FERC policy is generally not recoverable from other shippers. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General.”

Increased competition from alternative natural gas transportation and storage options and alternative fuel sources could have a significant financial impact on us.

Our ability to renew or replace existing contracts at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. Our systems compete primarily with other interstate and intrastate pipelines and storage facilities in the transportation and storage of natural gas. Some of our competitors have greater financial resources and may now, or in the future, have access to greater supplies of natural gas than we do. Some of these competitors may expand or construct transportation and storage systems that would create additional competition for the services we provide to our customers. In addition, future pipeline transportation and storage capacity could be constructed in excess of actual demand, which could reduce the demand for our services, at least in particular supply or market areas we serve, and the rates that we receive for our services. Moreover, El Paso and its affiliates are not limited in their ability to compete with us. Further, natural gas also competes with other forms of energy available to our customers, including electricity, coal and fuel oils.

The principal elements of competition among natural gas transportation and storage assets are rates, terms of service, access to natural gas supplies, flexibility and reliability. FERC’s policies promoting competition in natural gas markets are having the effect of increasing the natural gas transportation and storage options for our traditional customer base. As a result, we could experience some “turnback” of firm capacity as existing agreements expire. If WIC, CIG or SNG are unable to remarket this capacity or can remarket it only at substantially discounted rates compared to previous contracts, they may have to bear the costs associated with the turned back capacity. Increased competition could reduce the volumes of natural gas transported or stored by our systems or, in cases where we do not have long-term fixed rate contracts, could force us to lower our transportation or storage rates. Competition could intensify the negative impact of factors that significantly decrease demand for natural gas in the markets served by our pipeline systems, such as competing or alternative forms of energy, a recession or other adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas. In addition, our competitors could construct new facilities with lower fuel requirements and lower operating and maintenance costs, than those of our facilities which could reduce the demand for our services. All of these competitive pressures could have a material adverse effect on our business, financial condition, results of operations, and ability to make distributions to you.

Competition from pipelines, including the Rockies Express pipeline, that may be able to provide our shippers with capacity at a lower price could cause us to reduce our rates or otherwise reduce our revenues.

We face competition from other pipelines that may be able to provide our shippers with capacity on a more competitive basis or access to consuming markets that would pay a higher price for the shippers’ gas. For example, WIC’s most direct competitor in the U.S. Rocky Mountain region is the Rockies Express Pipeline owned by Rockies Express Pipeline LLC. The Rockies Express Pipeline is being constructed in three phases and the planned terminus is in Clarington, Ohio. The Rockies Express Pipeline could result in significant downward pressure on throughput costs in the U.S. Rocky Mountain region. The Rockies Express Pipeline could also cause prices in U.S. Rocky Mountain natural gas supply basins to increase while prices in WIC’s and CIG’s downstream markets may not increase commensurately, making it more difficult for us to charge full recourse rates under future contracts.

Prior to the construction of the first zone of the Rockies Express Pipeline, CIG was WIC’s most direct competitor. CIG and WIC are competitors for lateral expansions to various U.S. Rocky Mountain supply basins. Both CIG and WIC have or will have supply laterals in the Powder River Basin and the Uinta Basin. Since the WIC mainline system and the Wyoming portion of the CIG system parallel each other, a supply lateral can effectively interconnect with either system. WIC and CIG may compete for the same business opportunities. Given that CIG will operate WIC and El Paso will utilize the same personnel to operate both systems, El Paso may in some circumstances favor CIG or other of its affiliates over WIC when directing business opportunities at its sole discretion. Such determinations could benefit El Paso and disadvantage us since we only own 10% of CIG, while El Paso owns the remaining 90%, and we own 100% of WIC.

An increase in competition in our key markets could arise from new ventures or expanded operations from existing competitors. For example, plans have recently been announced to construct the White River Hub that connects a gas processing complex in Colorado with up to six interstate pipelines, including the Rockies Express Pipeline, CIG and WIC. As a result, significant competition from the Rockies Express Pipeline, other third-party competitors and CIG could have a material adverse effect on our financial condition, results of operations and ability to make distributions to you.

Any significant decrease in supplies of natural gas in our areas of operation could adversely affect our business and operating results and reduce our cash available for distribution to unitholders.

All of our businesses are dependent on the continued availability of natural gas production and reserves. Low prices for natural gas or regulatory limitations could adversely affect development of additional reserves and production that is accessible by our pipeline and storage assets. Production from existing wells and natural gas supply basins with access to our pipelines will naturally decline over time without such development. Additionally, the amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Accordingly, to maintain or increase the volume of natural gas transported, or throughput, on our pipelines and cash flows associated with the transportation of gas, our customers must continually obtain new supplies of natural gas. For example, if expected increases of natural gas supplies in the Rocky Mountain area do not materialize or there is a decline in supply from such producing region to our interstate pipelines, our operating results and our cash available for distribution could be adversely affected.

If new supplies of natural gas are not obtained to replace the natural decline in volumes from existing supply basins, the overall volume of natural gas transported and stored on our systems would decline, which could have a material adverse effect on our business financial condition, results of operations and ability to make distributions to you.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured, such as the impact of hurricanes which could have a material adverse effect on our business, financial condition and results of operations.

In 2005, Hurricanes Katrina and Rita caused extensive and catastrophic damage in the offshore, coastal and inland areas located in the Gulf Coast region of the United States. On a portion of the SNG system located south of New Orleans in an area severely impacted by Hurricane Katrina, SNG incurred significant damage with a total repair cost currently estimated at approximately $150 million, of which $139 million has already been incurred through September 30, 2007. Only an estimated $50 million will be recovered through insurance. While all or a portion of the unrecovered amount of $100 million may potentially be recoverable in future SNG rate cases, the timing and extent of recovery, if any, is unknown. The impact of future hurricanes such as Hurricanes Katrina and Rita could have a material adverse effect on our business, financial condition and results of operations.

Further, our operations are subject to the inherent risks associated with pipeline operations, including:

•	tornadoes, floods, fires, adverse weather conditions and other natural disasters;

•	acts of terrorism;

•	damages to pipelines and pipeline blockages;

•	leakage of natural gas and other hydrocarbons or losses of natural gas as a result of the malfunction of equipment or facilities;

•	operator error;

•	environmental pollution or release of toxic substances;

•	fires, explosions and blowouts;

•	risks related to underwater pipelines, which are susceptible to damage from shifting as a result of water currents and mudslides as well as damage from vessels; and

•	risks related to operating in a marine environment.

Any of these or any other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of life, property damage, damage to the environment or other significant exposure to liability.

The revenues of our pipeline businesses are generated under contracts that must be renegotiated periodically.

Substantially all of our systems’ revenues are generated under contracts which expire periodically and must be renegotiated and extended or replaced. Generally, the average term of new contracts for existing pipeline capacity has decreased significantly over the past 15 years, and we expect this to be a continuing trend of the industry in the future. As of December 31, 2006, the weighted average contract life based on contracted revenues is 6.8 years for WIC, 6.1 years for CIG and 5.8 years for SNG. If we are unable to extend or replace these contracts when they expire or renegotiate contract terms as favorable as the existing contracts, we could suffer a material reduction in our revenues, earnings and cash flows. In particular, our ability to extend and replace contracts on terms comparable to prior contracts or on any terms at all, could be adversely affected by factors, including:

•	competition by other pipelines, including change in rates or upstream supplies of existing pipeline competitors, as well as the proposed construction by other companies of additional pipeline capacity or LNG terminals in markets served by our interstate pipelines;

•	changes in state regulation of local distribution companies or electric utilities with natural gas-fired generation, which may cause them to negotiate short-term contracts or turn back their capacity when their contracts expire;

•	reduced demand and market conditions in the areas we serve;

•	availability of alternative energy sources or natural gas supply points; and

•	regulatory actions.

Fluctuations in energy commodity prices could adversely affect our business.

Revenues generated by our systems’ transportation and storage contracts depend on volumes and rates, both of which can be affected by the price of natural gas. Increased natural gas prices could result in a reduction of the volumes transported by our customers, including power companies that may not dispatch natural gas-fired power plants if natural gas prices increase. Increased prices could also result in industrial plant shutdowns or load losses to competitive fuels as well as local distribution companies’ loss of customer base. The success of our transportation and storage operations is subject to continued development of additional gas supplies to offset the natural decline from existing wells connected to our system, which requires the development of additional oil and gas reserves and obtaining additional supplies from interconnecting pipelines, primarily in the Gulf of Mexico and the U.S. Rocky Mountain regions. A decline in energy prices could cause a decrease in these development activities and in the volume of natural gas available for transportation and storage through our system.

Pricing volatility may, in some cases for CIG or WIC, impact the value of under or over recoveries of retained natural gas, as well as imbalances and system encroachments. We obtain in-kind fuel reimbursements from shippers in accordance with each individual tariff or applicable contract terms. We revalue our natural gas imbalances and other gas owed to shippers (such as excess fuel retention) to an index price and periodically settle these obligations in cash or in-kind pursuant to each individual tariff or balancing contract. Currently, the CIG and WIC tariffs provide that the volumetric difference between fuel retained and fuel burned will be flowed-through or charged to shippers. The CIG tariff provides that all liquid revenue proceeds, including those proceeds associated with CIG’s processing plants, are used to reimburse shrinkage or other system fuel and lost-or-unaccounted-for costs and variations in liquid revenues and variations in shrinkage volumes are included in the reconciliation of retained fuel and burned fuel. CIG must purchase gas volumes from time to time due, in part, to such shrinkage associated with liquid production and such expenses vary with both price and quantity.

On the SNG system, we retain a portion of the natural gas received for transportation and storage as provided in SNG’s tariff. This retained natural gas is used as fuel and to replace lost and unaccounted for natural gas. As calculated in a manner set forth in SNG’s tariff, any revenues generated from any excess natural gas retained and not burned are shared with SNG’s customers on an annual basis. Any under recoveries are the responsibility of SNG.

If natural gas prices in the supply basins connected to our pipeline system are higher than prices in other natural gas producing regions, our ability to compete with other transporters and our long-term recontracting efforts may be negatively impacted. Furthermore, fluctuations in pricing between supply sources and market areas could negatively impact our transportation revenues. Fluctuations in energy prices are caused by a number of factors, including:

•	regional, domestic and international supply and demand;

•	availability and adequacy of transportation facilities;

•	energy legislation;

•	federal and state taxes, if any, on the transportation and storage of natural gas;

•	abundance of supplies of alternative energy sources; and

•	political unrest among oil producing countries.

As a result, significant prolonged changes in natural gas prices could have a material adverse effect on our financial condition, results of operations and ability to make distributions to you.

Our systems depend on certain key customers and producers for a significant portion of their revenues. The loss of any of these key customers could result in a decline in their revenues and cash available to pay distributions.

Our systems rely on a limited number of customers for a significant portion of their revenues. For the year ended December 31, 2006, the four largest natural gas transportation customers for each of WIC, CIG and SNG accounted for approximately 57%, 53% and 61% of their respective operating revenues. The loss of all or even a portion of the contracted volumes of these customers, as a result of competition, creditworthiness, inability to negotiate extension, or replacements of contracts or otherwise, could have a material adverse effect on our financial condition, results of operations and our ability to make distributions to you.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas, our revenues and cash available to pay distributions could be adversely affected.

We depend upon third party pipelines and other facilities that provide delivery options to and from our pipeline and storage facilities for the benefit of our customers. For example, WIC connects at upstream locations with the Overthrust, Rockies Express and the TransColorado pipelines, and with various gathering pipeline systems in the Piceance, Wind River and Powder River Basins and interconnects at the Cheyenne Hub with the Trailblazer and the KMI interstate pipelines and the Public Service Company of Colorado intrastate pipeline facilities. CIG has similar connections to upstream and downstream pipeline facilities. SNG also relies on third party deliveries for supply, including El Paso’s Elba Island LNG terminal, Tennessee Gas Pipeline Company (TGP), ANR Pipeline, Trunkline and Columbia Gulf. Because we do not own these third party pipelines or facilities, their continuing operation is not within our control. If these or any other pipeline connection were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to operate efficiently and continue shipping natural gas to end markets could be restricted, thereby reducing our revenues. Although short-term interruption of upstream (supply) or downstream (take away) pipelines would not significantly affect our revenues since a substantial portion of our revenues are derived from capacity or demand charges, a prolonged or permanent interruption at any key pipeline interconnect could impair our ability in the future to contract for firm transportation services, which could have a material adverse effect on our business, results of operations, financial condition and our ability to make distributions to you.

Neither CIG nor SNG is prohibited from incurring indebtedness, which may affect our ability to make distributions to you.

Neither CIG nor SNG is prohibited by the terms of their respective general partnership agreements from incurring indebtedness. As of September 30, 2007, CIG and SNG had approximately $0.7 billion and approximately $1.2 billion principal amount of indebtedness outstanding, respectively. Subsequent to the closing of this offering, CIG’s and SNG’s indebtedness is expected to be reduced to approximately $0.5 billion and approximately $0.9 billion, respectively, as the result of an anticipated repurchase of debt. El Paso may not be successful in executing this program. If either CIG or SNG were to incur significant amounts of additional indebtedness or be unable to reduce their existing debt levels, it may inhibit their ability to make distributions to us. Any cash used to make principal or interest payments on any indebtedness of CIG or SNG, unless financed from other borrowings, would reduce the amount of cash available for distributions to us. An inability by either CIG or SNG to make distributions to us with respect to our 10% general partner interest in each would materially and adversely affect our ability to make distributions to you because we expect distributions we receive from CIG and SNG to represent a significant portion of the cash we distribute to our unitholders.

Restrictions in our anticipated credit facility could limit our ability to make distributions to our unitholders.

Our payment of principal and interest on any future indebtedness will reduce our cash available for distribution on our units. Further, our credit facility will limit our ability to pay distributions to our unitholders during an event of default or if an event of default would result from the distribution.

In connection with this offering we anticipate that our subsidiary, El Paso Pipeline Partners Operating Company, LLC, or the Operating Company, and WIC will enter into a five-year revolving $750 million credit facility to enable us to manage our cash flow obligations. We expect to guarantee all of the borrowers’ obligations, and we expect the Operating Company will guarantee WIC’s obligations, under the new credit facility. We anticipate the borrowers will have the right, subject to certain conditions, to increase the borrowing capacity under the new credit facility to $1.25 billion. This new credit facility is expected to contain covenants limiting our ability to make distributions to our unitholders and equity repurchases. The new credit facility is also expected to include covenants limiting the indebtedness that we and our subsidiaries may incur, including the following restrictions: (i) indebtedness of WIC may not exceed $50 million (excluding loans to WIC under the new credit facility); (ii) the leverage ratio of each of our regulated restricted subsidiaries may not exceed 5.00-to-1.00; (iii) the indebtedness of our unregulated restricted subsidiaries that are not guarantors may not exceed 10% of consolidated net tangible assets; (iv) the leverage ratio of each of our unregulated restricted subsidiaries that is a guarantor may not exceed 5.00-to-1.00; and (v) our consolidated leverage ratio may not exceed 5.00-to-1.00 for any four consecutive quarters, subject to certain exceptions. Our ability to comply with any restrictions and covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If we are unable to comply with these restrictions and covenants, a significant portion of any future indebtedness under a credit facility may become immediately due and payable, and our lenders’ commitment to make further loans to us under a credit facility may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

In addition, any future levels of indebtedness may:

•	adversely affect our ability to obtain additional financing for future operations or capital needs;

•	limit our ability to pursue acquisitions and other business opportunities; or

•	make our results of operations more susceptible to adverse economic or operating conditions.

Various limitations in any future financing agreements may reduce our ability to incur additional indebtedness, to engage in some transactions or to capitalize on business opportunities.

The credit and risk profile of our general partner and its owner, El Paso, could adversely affect our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

Any adverse change in the financial condition of El Paso, including the degree of its financial leverage and its dependence on cash flow from the partnership to service its indebtedness, may adversely affect our credit ratings and risk profile.

If we were to seek credit ratings in the future, our credit ratings may be adversely affected by the leverage of our general partner or El Paso, as credit rating agencies such as Standard & Poor’s Ratings Services and Moody’s Investors Service may consider the leverage and credit profile of El Paso and its affiliates because of their ownership interest in and control of us and the strong operational links between El Paso and us. The ratings assigned to El Paso’s senior unsecured indebtedness are below investment grade, currently Ba3 by Moody’s Investor Service, BB- by Standard & Poor’s and BB+ by Fitch Ratings. The ratings assigned to both CIG’s and SNG’s senior unsecured indebtedness are currently Baa3 by Moody’s Investor Services, BB by Standard and Poor’s and BBB- by Fitch Ratings. Downgrades of the credit ratings of El Paso, CIG or SNG could increase our cost of capital and collateral requirements, and could impede our access to capital markets. Further, any adverse effect on our credit ratings would increase our cost of borrowing or hinder our ability to raise financing in the capital markets, which would impair our ability to grow our business and make distributions to unitholders.

If our systems do not successfully complete expansion projects or make and integrate acquisitions that are accretive, our future growth may be limited.

A principal focus of our strategy is to continue to grow the cash distributions on our units by expanding our business. Our ability to grow depends on our ability to complete expansion projects and make acquisitions that result in an increase in cash per unit generated from operations. We may be unable to successfully complete accretive expansion projects or acquisitions for any of the following reasons:

•	we are unable to identify attractive expansion projects or acquisition candidates or we are outbid by competitors;

•	El Paso elects not to sell or contribute additional interests in its pipeline systems that it owns to us or to offer attractive expansion projects or acquisition candidates to us;

•	we are unable to obtain necessary rights of way or government approvals;

•	an inability to realize anticipated costs savings and successful integration of the businesses we build or acquire;

•	we are unable to raise financing for such expansion projects or acquisitions on economically acceptable terms;

•	mistaken assumptions about volumes, revenues and costs, including synergies and potential growth;

•	we are unable to secure adequate customer commitments to use the newly expanded or acquired facilities;

•	an inability to complete expansion projects on schedule and within budgeted costs;

•	the assumption of unknown liabilities when making acquisitions for which we are not indemnified or for which our indemnity is inadequate;

•	the diversion of management’s and employees’ attention from other business concerns; or

•	unforeseen difficulties operating in new product areas or new geographic areas.

If any expansion project or acquisition eventually proves not to be accretive to our distributable cash flow per unit, our financial position and results of operations could be adversely affected and our ability to make distributions to you may be reduced.

The amount of cash we have available for distribution to holders of our common units and subordinated units depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record net losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any necessary pipeline repairs, or preventative or remedial measures.

The United States Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

We currently estimate that it will cost us approximately $22 million in the aggregate for WIC and each of our 10% interests in CIG and SNG to implement pipeline integrity management program testing between 2007 and 2012. Our costs may be significantly higher and our cash available for distribution correspondingly reduced due to the following factors:

•	Our estimate does not include the costs of repairs, remediation or preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial;

•	Additional regulatory requirements that are enacted could significantly increase the amount of our expenditures;

•	Our actual implementation costs may be materially higher than we estimate because of increased industry-wide demand for contractors and service providers and the related increase in costs; or

•	Failure to comply with DOT regulations, which could subject us to penalties and fines.

Please read “Business — Safety and Maintenance” for more information.

The failure of LNG import terminals to be successfully developed and connected to SNG or connected to pipelines upstream of SNG or the successful development of LNG import terminals outside the areas of SNG’s operations could reduce the demand for our services.

Imported LNG is expected to become a more important part of the United States energy market and the FERC has certified 16 new regasification terminals for various locations across the United States including several in southwest Louisiana. SNG cannot predict which, if any, of these projects will be successfully developed and connected to SNG. SNG may not realize expected increases in future natural gas supply available for transportation and storage on its systems due to factors including;

•	new projects may fail to be developed;

•	new projects may not be developed at their announced capacity;

•	development of new projects may be significantly delayed;

•	new projects may be built in locations that are not connected to SNG’s system; or

•	new projects may not influence sources of supply on SNG’s system.

Similarly, the development of new, or expansion of existing, LNG facilities outside areas of SNG’s operations, or in an area with a direct connection into the southeastern markets served by SNG, could reduce the need for customers to transport natural gas from the southeastern region, as well as other supply basins connected to SNG’s pipelines. This could reduce the amount of natural gas transported by SNG’s pipelines and the demand for its storage facilities.

The relationship between prices in our supply and consuming market areas could be affected by significant changes in LNG delivery patterns, could reduce the value of pipeline capacity, such that SNG could not collect its full recourse rate due to market circumstances.

If the expected increase in natural gas supply from imported LNG is not realized in our areas of operation, the future overall volume of natural gas transported and stored on our systems could decline, which could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way, if such rights-of-way lapse or terminate or if our facilities are not properly located within the boundaries of such rights-of-way. Although many of these rights are perpetual in nature, we occasionally obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to you.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

We are not fully insured against all risks inherent to our business and are not insured against all environmental accidents that might occur. For example, the hurricane insurance for El Paso and its affiliates, including us, covers claims in excess of $250 million for each occurrence. The exposure not covered by insurance is retained by the affected affiliate. This retained amount is funded pro rata when multiple affiliates are affected by a single insured claim. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition. In addition, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Changes in the insurance markets subsequent to the September 11, 2001 terrorist attacks and Hurricanes Katrina and Rita have made it more difficult for us to obtain certain types of coverage, and we may elect to self insure a portion of our asset portfolio. In addition, we do not maintain business interruption insurance. We may not be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain hazards or cover all potential losses. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders.

Our operations are subject to environmental laws and regulations that may expose us to significant costs and liabilities.

Our natural gas transportation, storage and processing activities are subject to stringent and complex federal, state and local environmental laws and regulations. We may incur substantial costs in order to conduct our operations in compliance with these laws and regulations. For instance, we may be required to obtain and maintain permits and approvals issued by various federal, state and local governmental authorities; limit or prevent releases of materials from our operations in accordance with these permits and approvals; and install pollution control equipment. Also, under certain environmental laws and regulations, we may be exposed to potentially substantial liabilities for any pollution or contamination that may result from our operations. Moreover, new, stricter environmental laws, regulations or enforcement policies could be implemented that significantly increase our compliance costs or the cost of any remediation of environmental contamination that may become necessary, and these costs could be material. For instance, the U.S. Congress is actively considering federal legislation to reduce emissions of “greenhouse gases” (including carbon dioxide and methane). Several states of the U.S. have already taken legal measures to reduce emissions of greenhouse gases, and many other nations, not including the U.S., have also already agreed to regulate emissions of greenhouse gases. As a result of the regulation of greenhouse gases in the U.S., we may incur increased compliance costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities; and (iii) administer and manage any greenhouse gas emissions reduction program that may be applicable to our operations. In addition, laws and regulations to reduce emissions of greenhouse gases could affect the consumption of natural gas and consequently, adversely affect the demand for our pipeline services and the rates we are able to collect for those services.

Failure to comply with environmental laws or regulations, or the permits issued under them, may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, strict, joint and several liability may be imposed under certain environmental laws, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions against us to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for personal injury or property damage that may result from environmental and other impacts of our operations. We may not be able to recover some or any of these costs through insurance or increased revenues, which may have a material adverse effect on our profitability. As of September 30, 2007, CIG and SNG had accrued $16 million and $1 million, respectively, for expected remediation costs and associated on-site, offsite and groundwater technical studies and environmental legal costs. WIC had no such accruals. For a further description of these accruals, please read the notes to the historical financial statements of WIC, CIG and SNG included elsewhere in this prospectus. Please also read “Business — Environmental Matters” for more information.

We are exposed to the credit risk of our customers and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them and inability to re-market the capacity could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you. We may not be able to effectively re-market capacity during and after insolvency proceedings involving a shipper.

Risks Inherent in an Investment in Us

El Paso controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including El Paso, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of our unitholders.

Following this offering, El Paso will own and control our general partner, and will appoint all of the directors of our general partner. Some of our general partner’s directors, and some of its executive officers, are directors or officers of El Paso or its affiliates. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to El Paso. Therefore, conflicts of interest may arise between El Paso and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include the following situations:

•	neither our partnership agreement nor any other agreement requires El Paso to pursue a business strategy that favors us. El Paso’s directors and officers have a fiduciary duty to make these decisions in the best interests of the owners of El Paso, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as El Paso and its affiliates, in resolving conflicts of interest;

•	El Paso will own the remaining 90% interest in CIG, which transports, and SNG, which transports and stores, natural gas for an El Paso marketing affiliate;

•	El Paso will own a 2% general partner interest, the incentive distribution rights and common and subordinated units representing a combined 69.1% limited partner interest in us, and if a vote of limited partners is required, El Paso will be entitled to vote its units in accordance with its own interests, which may be contrary to our interests;

•	the limited partner interests that El Paso will own initially will permit it to effectively control any votes of our limited partners;

•	El Paso and its affiliates are not limited in their ability to compete with us. Please read “— Affiliates of our general partner, including El Paso and its other subsidiaries, are not limited in their ability to compete with us and are not obligated to offer us the opportunity to pursue additional assets or businesses, which could limit our commercial activities or our ability to acquire additional assets or businesses”;

•	El Paso is not obligated to offer business opportunities to us or to offer, to contribute or sell additional assets or operations to us;

•	El Paso determines the level of capital expenditures at SNG and CIG and thereby impacts the level and timing of contributions we may be required to make to CIG and SNG in connection with such capital expenditures;

•	our general partner may make a determination to receive a quantity of our Class B common units in exchange for resetting the target distribution levels related to its incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	most of the officers and employees of El Paso who provide services to us also will devote significant time to the business of El Paso, and will be compensated by El Paso for the services rendered to it;

•	pursuant to our partnership agreement, our general partner has limited its liability and defined its fiduciary duties in ways that are protective of it as compared to liabilities and duties that would be imposed upon a general partner under Delaware law in the absence of such definition. The partnership agreement also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under Delaware common law. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines the amount and timing of any capital expenditures and, based on the applicable facts and circumstances, whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure or investment capital expenditure, neither of which reduces operating surplus. This determination can affect the amount of cash that is distributed to our unitholders, including distributions on our subordinated units, to our general partner in respect of the incentive distribution rights, as well as the ability of the subordinated units to convert to common units;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	our partnership agreement permits us to classify up to $50 million as operating surplus, even if it is generated from asset sales, non-Working Capital Borrowings or other sources the distribution of which would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units, or to our general partner in respect of the general partner interest or the incentive distribution rights;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner is a special purpose entity that has limited assets;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 75% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read “Conflicts of Interest and Fiduciary Duties.”

Affiliates of our general partner, including El Paso and its other subsidiaries, are not limited in their ability to compete with us and are not obligated to offer us the opportunity to pursue additional assets or businesses, which could limit our commercial activities or our ability to acquire additional assets or businesses.

Neither our partnership agreement nor the omnibus agreement among us, El Paso and others will prohibit affiliates of our general partner, including El Paso, El Paso Natural Gas Company (EPNG), Cheyenne Plains Gas Pipeline Company, L.L.C. and TGP, from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, El Paso and its affiliates may acquire, construct or dispose of additional transportation or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. Each of these entities is a large, established participant in the interstate pipeline and/or storage business, and each may have greater resources than we have, which factors may make it more difficult for us to compete with these entities with respect to commercial activities as well as for acquisition candidates. As a result, competition from these entities could adversely impact our results of operations and cash available for distribution. Please read “Conflicts of Interest and Fiduciary Duties.”

If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption at a price that may be below the then-current market price.

In order to improve the likelihood of obtaining favorable recognition of an amount representing an allowance for income taxes when the rates for our services are set by FERC, we have adopted certain requirements regarding those investors who may own our common and subordinated units. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities that, while not subject to United States federal income taxation on the income generated by us, have owners that are all subject to such taxation. Please read “Description of the Common Units — Transfer of Common Units.” If you are not a person who fits the requirements to be an Eligible Holder, you will not receive distributions or allocations of income and loss on your units and you run the risk of having your units redeemed by us at the lower of your purchase price cost and the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its board of directors, and will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, will be chosen entirely by its owners and not by the unitholders. Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at such annual meetings of stockholders. Furthermore, if the unitholders were dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

You will experience immediate and substantial dilution of $16.01 in our pro forma tangible net book value per common unit.

The estimated initial public offering price of $20.00 per unit exceeds our pro forma net tangible book value of $3.99 per unit. Based on the initial public offering price of $20.00 per unit, you will incur immediate and substantial dilution of $16.01 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read “Dilution.”

Cost reimbursements to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to you.

Pursuant to an omnibus agreement we will enter into with El Paso, our general partner and certain of their affiliates upon the closing of this offering, El Paso and its affiliates will receive reimbursement for the payment of operating and capital expenses related to our operations and for the provision of various general and administrative services for our benefit, including costs for rendering administrative staff and support services to us, and overhead allocated to us, which amounts will be determined by our general partner in good faith. Payments for these services will be substantial and will reduce the amount of cash available for distribution to unitholders. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.” In addition, CIG operates WIC pursuant to an operating agreement that will remain in effect after the closing of this offering. Pursuant to that operating agreement, WIC reimburses CIG for the costs incurred to operate and maintain the WIC system. CIG reimburses certain of its affiliates for costs incurred and services it receives (primarily from EPNG and TGP) and receives reimbursements for costs incurred and services it provides to other affiliates (primarily Cheyenne Plains and Young Gas Storage Company Ltd.). Similarly, the El Paso subsidiary that is the operator and general partner of CIG or SNG will be entitled to be reimbursed for the costs incurred to operate and maintain such system. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. The limitation and definition of these duties is permitted by the Delaware law governing limited partnerships. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

In addition, the general partnership agreements of CIG and SNG contain similar provisions that define the fiduciary standards of each partner (a subsidiary of El Paso owns a 90% general partner interest in each, and a subsidiary of the Partnership owns a 10% general partner interest in each) to the other. In addition, the general partnership agreements include provisions that define the fiduciary standards that the members of the management committee of each such partnership appointed by a partner (initially, El Paso will appoint three members, and the Partnership will appoint one member, of each committee) owe to the partners that did not designate such person. In both instances, the defined fiduciary standards are more limited than that would apply under Delaware law in the absence of such definition.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement and the partnership agreements of CIG and SNG, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.

If you are dissatisfied with the performance of our general partner, you will have little ability to remove our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, our general partner and its affiliates will own 70.6% of our aggregate outstanding common and subordinated units. Accordingly, our unitholders are currently unable to remove our general partner without its consent because affiliates of our general partner own sufficient units to be able to prevent the general partner’s removal. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. In addition, under certain circumstances the successor general partner may be required to purchase the combined general partner interest and incentive distribution rights of the removed general partner, or alternatively, such interests will be converted into common units. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

Our general partner may elect to cause us to issue Class B common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of our general partner or holders of our common units and subordinated units. This may result in lower distributions to holders of our common units in certain situations.

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount.

In connection with resetting these target distribution levels, our general partner will be entitled to receive a number of Class B common units. The Class B common units will be entitled to the same cash distributions per unit as our common units and will be convertible into an equal number of common units. The number of Class B common units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when it is experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our Class B common units, which are entitled to receive cash distributions from us on the same priority as our common units, rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new Class B common units to our general partner in connection with resetting the target distribution levels related to our general partner incentive distribution rights. Please read “Provisions of Our Partnership Agreement Related to Cash Distributions — General Partner Interest and Incentive Distribution Rights.”

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their member interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of the general partner with their own choices and to control the decisions taken by the board of directors and officers of the general partner. This effectively permits a “change of control” of the partnership without your vote or consent. In addition, pursuant to the omnibus agreement with El Paso, any new owner of the general partner would be required to change our name so that there would be no further reference to El Paso.

If we are deemed an “investment company” under the Investment Company Act of 1940, it would adversely affect the price of our common units and could have a material adverse effect on our business.

Our initial assets will consist of a 100% ownership interest in WIC, a 10% general partner interest in CIG and a 10% general partner interest in SNG. If a sufficient amount of our assets, such as our ownership interests in CIG or SNG or other assets acquired in the future, are deemed to be “investment securities” within the meaning of the Investment Company Act of 1940, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Although general partner interests are typically not considered securities or “investment securities,” there is a risk that our ownership interests in CIG and SNG could be deemed investment securities. In that event, it is possible that our ownership of these interests, combined with our assets acquired in the future, could result in our being required to register under the Investment Company Act if we were not successful in obtaining exemptive relief or otherwise modifying our organizational structure or applicable contract rights. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of some or all of these events would adversely affect the price of our common units and could have a material adverse effect on our business.

Moreover, treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes in which case we would be treated as a corporation for federal income tax purposes. As a result, we would pay federal income tax on our taxable income at the corporate tax rate, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as an investment company would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units. For a discussion of the federal income tax implications if we were treated as a corporation in any taxable year, please read “Material Tax Consequences — Partnership Status.”

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.

We cannot predict how interest rates will react to changing market conditions. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, to incur debt or for other purposes.

We may issue additional units without your approval, which would dilute your existing ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	each unitholder’s proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 75% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934. At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, our general partner and its affiliates will own approximately 56.3% of our outstanding common units. At the end of the subordination period, assuming no additional issuances of common units (other than for the conversion of the subordinated units into common units), our general partner and its affiliates will own approximately 70.6% of our aggregate outstanding common units. For additional information about this call right, please read “The Partnership Agreement — Limited Call Right.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders ability to influence the manner or direction of management.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency determined that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement — Limited Liability.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by affiliates of our general partner.

After this offering, we will have 57,187,786 common units and 27,727,411 subordinated units outstanding, which includes the 25,000,000 common units we are selling in this offering that may be resold in the public market immediately, except for the units subject to the lock-up agreements described below. All of the subordinated units will convert into common units at the end of the subordination period, which could occur as early as the first business day after December 31, 2010, and all of the subordinated units may convert into common units by December 31, 2008 if additional tests are satisfied. All of 32,187,786 common units that are issued to affiliates of our general partner will be subject to resale restrictions under 180-day lock-up agreements with our underwriters. Each of the lock-up arrangements with the underwriters may be waived in the discretion of Lehman Brothers Inc. Sales by any of our existing unitholders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, our general partner has agreed to provide registration rights to these holders, subject to certain limitations. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read “Units Eligible for Future Sale.”

We will incur increased costs as a result of being a publicly-traded partnership.

We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and the New York Stock Exchange, have required changes in corporate governance practices of publicly-traded entities. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a public company and other operating expenses, and our general partner may reserve cash for future distributions during periods of limited cash flows. As a result, the amount of cash we have available for distribution to our unitholders will be affected by our level of cash reserves and expenses, including the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly-traded company reporting requirements. Although we produce our financial statements in accordance with GAAP, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. For example, as we become subject to the requirements of Section 404 of Sarbanes-Oxley for the fiscal year ending December 31, 2008, we or our auditors may identify weaknesses or deficiencies in the operational effectiveness of our internal controls and procedures and may advise us that these weaknesses or deficiencies could collectively constitute a significant deficiency that may rise to the level of a material weakness under Section 404.

We also expect these rules and regulations to result in significant expense to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We will incur approximately $4 million of estimated incremental costs per year, most of which will be allocated to us by El Paso, associated with being a publicly-traded partnership for purposes of our Statement of Minimum Estimated Cash Available for Distribution included elsewhere in this prospectus; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of additional entity-level taxation by states. If the Internal Revenue Service were to treat us as a corporation or if we become subject to a material amount of additional entity-level taxation for state tax purposes, then it would substantially reduce the amount of cash available for distribution to our unitholders.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, which we refer to as the IRS, on this or any other tax matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available to pay distributions to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state was to impose a tax upon us as an entity, the cash available to pay distributions to you would be reduced. We will, for example, be subject to a new entity-level tax on the portion of our income that is generated in Texas. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. The imposition of such a tax on us by Texas, or any other state, will reduce the cash available for distribution to you.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704(d) of the Internal Revenue Code. It is possible that these efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Tax Consequences — Disposition of Common Units — Allocations Between Transferors and Transferees.”

An Internal Revenue Service contest of the federal income tax positions we take may adversely affect the market for our common units, and the cost of any Internal Revenue Service contest will reduce our cash available for distribution to our unitholders.

We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel’s conclusions expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than cash we distribute, you will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

The tax gain or loss on the disposition of our common units could be different than expected.

If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, regardless of whether such amount represents gain, may be taxed as ordinary income to you due to potential recapture items, including depreciation recapture. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and non-United States persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-United States persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-United States persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or foreign person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. Our counsel is unable to opine as to the validity of such filing positions. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of our common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences — Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We may adopt certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our methodologies subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any 12-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences — Disposition of Common Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own property and conduct business in Alabama, Colorado, Florida, Georgia, Kansas, Kentucky, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, South Carolina, Tennessee, Texas, Utah and Wyoming. Each of these states, other than Florida, Texas and Wyoming, currently imposes a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose an income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

USE OF PROCEEDS

The following table sets forth the estimated sources and uses of the funds we expect to receive from the sale of the common units in this offering and related transactions. The actual sources and uses may differ from those set forth below:

Sources of Funds		Uses of Funds
(In millions)

Offering proceeds(1)	$470	Repayment of notes payable to El Paso(3)	$225
New revolving credit facility proceeds(2)	425	Cash distribution to El Paso(4)	665
		Fees and expenses(5)	5

Total sources	$895	Total uses	$895

(1)	We estimate that we will receive net proceeds of approximately $470 million from the sale of the 25,000,000 common units offered by this prospectus, after deducting underwriting discounts and structuring fees of $30 million.

(2)	To be borrowed immediately prior to the closing of this offering. For a description of the proposed terms of our new $750 million revolving credit facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

(3)	This repayment will be made to eliminate notes payable that will arise during the formation transactions. Prior to the formation, WIC, the predecessor, funded expansion capital expenditures and general corporate operating needs with the proceeds from a note payable to CIG. During the formation, WIC will enter into a $225 million note payable with El Paso and use the proceeds to repay the note payable to CIG and to make a distribution to CIG. The $225 million note payable with El Paso will incur interest based on an average short-term variable market rate, which is 6.0%.

(4)	This cash distribution will be made in part to reimburse El Paso for capital expenditures incurred prior to this offering related to the assets contributed to us. Certain of the underwriters or their affiliates are lenders under El Paso Corporation’s revolving bank credit facility and, accordingly, may receive a portion of the proceeds of this offering to the extent El Paso uses this distribution or the proceeds from repayment of the notes payable to reduce debt under its revolving credit facility. Please read “Underwriting — Relationships.” If the initial public offering price exceeds the mid-point of the price range set forth on the cover page of this prospectus, we will utilize the excess net proceeds to increase the cash distribution to be paid to El Paso in an amount equal to the increase in net proceeds. If the initial public offering price is less than the mid-point of the price range, we will either increase the amount outstanding under our revolving credit facility or reduce the cash distribution to be paid to El Paso in an amount equal to the reduction in net proceeds.

(5)	We expect to incur $5 million of expenses associated with this offering and our new revolving credit facility.

The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to redeem from El Paso a number of common units corresponding to the number of common units issued upon such exercise.

CAPITALIZATION

The following table shows:

•	our historical capitalization as of September 30, 2007;

•	our pro forma capitalization as of September 30, 2007, that reflects WIC’s $225 million note payable to El Paso and the contribution of the 10% general partner interests in CIG and SNG as discussed under “Use of Proceeds”; and

•	our pro forma capitalization as of September 30, 2007, as adjusted to reflect:

•	this common unit offering;

•	the borrowings under our $750 million revolving credit facility; and

•	the application of the net proceeds of this common unit offering and the borrowings described above as described under “Use of Proceeds.”

This table is derived from and should be read in conjunction with and is qualified in its entirety by reference to, our historical and unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2007
			Pro Forma
	Historical	Pro Forma	As Adjusted
	(In millions)

Debt:
Note payable to affiliate	$151	$225	$—
Revolving borrowings	—	—	425
Capital lease obligations	8	8	8

Total debt	$159	$233	$433

Partners’ capital/partner net investment:
Net parent equity	$374	$544	$—
Common units — public	—	—	467
Common units — El Paso	—	—	(63)
Subordinated units — El Paso	—	—	(55)
General partner interest — El Paso	—	—	(3)

Total partners’ capital/partner net investment	374	544	346

Total capitalization	$533	$777	$779

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. Assuming an initial public offering price of $20.00 per common unit, on a pro forma basis as of September 30, 2007, after giving effect to the offering of common units and the application of the related net proceeds, our net tangible book value was $346 million, or $3.99 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in pro forma net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per unit before the offering(a)	$8.82
Decrease in pro forma net tangible book value per unit attributable to purchasers in the offering	(4.83)

Less: Pro forma net tangible book value per unit after the offering(b)		3.99

Immediate dilution in pro forma net tangible book value per unit attributable to purchasers in the offering(c)		$16.01

(a)	Determined by dividing the number of units and general partner units (32,187,786 common units, 27,727,411 subordinated units and 1,732,963 general partner units) to be issued to subsidiaries of El Paso for its contribution of assets and liabilities to El Paso Pipeline Partners, L.P. into the pro forma net tangible book value of the contributed assets and liabilities.

(b)	Determined by dividing the total number of units and general partner units to be outstanding after the offering (57,187,786 common units, 27,727,411 subordinated units and 1,732,963 general partner units) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.

(c)	If the initial public offering price were to increase or decrease by $1.00 per unit, immediate dilution in pro forma net tangible book value per unit would increase by $1.00 or decrease by $1.00, respectively.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by the purchasers of common units in this offering and distributed by us to our general partner and its affiliates:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
			(In millions)

General Partner and affiliates(1)(2)	61,648,160	71.1%	$(121)	—	%(3)
New investors	25,000,000	28.9%	467	—	%(3)

Total	86,648,160	100%	$346	100%

(1)	The common and subordinated units and general partner units acquired by our general partner and its affiliates consist of 32,187,786 common units, 27,727,411 subordinated units and 1,732,963 general partner units.

(2)	The assets contributed by our general partner and its affiliates were recorded at historical cost in accordance with GAAP. The following table shows the investment of El Paso in us after giving effect to this offering and certain distributions to El Paso and other related formation transactions. Please read our unaudited pro forma balance sheet for a more complete presentation of the adjustments associated with this offering and the related formation transactions.

(In millions)

Parent net investment prior to unit offering	$300
Plus: Contribution of investment in CIG and SNG	244
Less: Distribution to El Paso from the net proceeds of the offering and borrowings under the revolving credit facility(1)	(665)

Total consideration to El Paso	$(121)

(1)	In conjunction with the offering, El Paso will also receive $225 million in repayment of amounts owed by us under the cash management program at that time.

(3)	Percentages are not meaningful due to the distribution to El Paso of $665 million in conjunction with the offering.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “— Assumptions and Considerations” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma operating results, you should refer to our historical audited financial statements for the years ended December 31, 2004, 2005 and 2006, and to our historical unaudited financial statements as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007; and our unaudited pro forma financial statements for the years ended December 31, 2004, 2005 and 2006 and as of and for the nine months ended September 30, 2007 and 2006 included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available after expenses and reserves rather than retaining it. Because we believe we will generally finance any capital investments from external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, we believe that our investors are best served by our distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

•	Our cash distribution policy is subject to restrictions on distributions we may have under our new credit facility. Specifically, the agreement related to our credit facility is expected to contain financial tests and covenants, commensurate with companies of our credit quality, that we must satisfy. Should we be unable to satisfy these restrictions under our credit facility or if we are otherwise in default under our credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•	Our board of directors will have the authority to establish reserves for the prudent conduct of our business (including reserves for working capital, maintenance capital expenditures, environmental matters and legal and rate proceedings) and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of the public common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units and any Class B common units issued upon the reset of incentive distribution rights, if any, voting as a class (including common units held by affiliates of El Paso) after the subordination period has ended. At the closing of this offering, subsidiaries of El Paso will own our general partner and approximately 70.6% of our outstanding common units and subordinated units.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business, including capital needs to maintain our pipeline systems, and will be reduced dollar-for-dollar to the extent that such uses of cash increase. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash.”

•	We own a 10% general partner interest in CIG and a subsidiary of El Paso owns the remaining 90% interest. CIG is required by the terms of its partnership agreement to make quarterly cash distributions equal to 100% of its available cash, which is defined to include CIG’s cash and cash equivalents on hand at the end of the quarter less any reserves that may be deemed appropriate by the CIG partnership committee for the operation of CIG’s business (including reserves for its future maintenance capital expenditures, environmental matters, legal and rate proceedings and for its anticipated future credit and debt service needs) or for its compliance with law or other agreements. The management committee of CIG, one of the four members of which will be designated by us, will make the determinations related to CIG’s available cash. The partnership agreement of CIG may not be amended without the approval of El Paso and us. Please read “Certain Relationships and Related Transactions — Contracts with Affiliates — CIG Partnership Agreement.” Historically, CIG has not made distributions of its available cash to El Paso but has participated in El Paso’s cash management program and has provided cash to El Paso in exchange for an affiliated note receivable that is due on demand. Based on the pro forma calculations set forth under “— El Paso Pipeline Partners, L.P. Unaudited Pro Forma Cash Available For Distribution,” we estimate that CIG would have had available cash for distribution to its owners of $112 million and $100 million for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, representing approximately $11 million and $10 million relating to our 10% general partner interest for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

•	We own a 10% general partner interest in SNG and a subsidiary of El Paso owns the remaining 90% interest. SNG is required by the terms of its partnership agreement to make quarterly cash distributions equal to 100% of its available cash, which is defined to include SNG’s cash and cash equivalents on hand at the end of the quarter less any reserves that may be deemed appropriate by the SNG partnership committee for the operation of SNG’s business (including reserves for its future maintenance capital expenditures, environmental matters, legal and rate proceedings and for its anticipated future credit and debt service needs) or for its compliance with law or other agreements. The management committee of SNG, one of the four members of which will be designated by us, will make the determinations related to SNG’s available cash. The partnership agreement of SNG may not be amended without the approval of El Paso and us. Please read “Certain Relationships and Related Transactions — Contracts with Affiliates — SNG Partnership Agreement.” Historically, SNG has not made distributions of its available cash to El Paso but has participated in El Paso’s cash management program and has provided cash to El Paso in exchange for an affiliated note receivable that is due on demand. Based on the pro forma calculations set forth under “— El Paso Pipeline Partners, L.P. Unaudited Pro Forma Cash Available For Distribution,” we estimate that SNG would have had available cash for distribution to its owners of $83 million and $130 million for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, representing approximately $8 million and $13 million relating to our 10% general partner interest for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

We will distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution Rate

Upon completion of this offering, the board of directors of our general partner will adopt a policy pursuant to which we will declare an initial quarterly distribution of $0.28750 per unit per complete quarter, or $1.15 per unit per year, to be paid no later than 45 days after the end of each fiscal quarter (beginning with the quarter ending December 31, 2007). This equates to an aggregate cash distribution of approximately $25 million per quarter or $100 million per year, in each case based on the number of common units, subordinated units and general partner units outstanding immediately after completion of this offering. If the underwriters’ option to purchase additional common units is exercised, we will use the net proceeds from the sale of these additional common units to redeem from a subsidiary of El Paso a number of common units equal to the number of common units issued upon exercise of the underwriters’ option, at a price per common unit equal to the proceeds per common unit before expenses but after underwriting discounts and structuring fees. Accordingly, the exercise of the underwriters’ option will not affect the total amount of units outstanding or the amount of cash needed to pay the minimum quarterly distribution rate on all units. Our ability to make cash distributions at the minimum quarterly distribution rate pursuant to this policy will be subject to the factors described above under the caption “— Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the assumed number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our minimum quarterly distribution rate of $0.28750 per common unit per quarter ($1.15 per common unit on an annualized basis).

	Number of	Distributions
	Units	One Quarter	Four Quarters

Publicly held common units	25,000,000	$7,187,500	$28,750,000
Common units held by El Paso	32,187,786	9,253,988	37,015,954
Subordinated units held by El Paso	27,727,411	7,971,631	31,886,523
General partner units held by El Paso	1,732,963	498,227	1,992,907

Total	86,648,160	$24,911,346	$99,645,384

As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. The general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not elect to contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest.

The subordination period will generally end if we have earned and paid at least $1.15 (the minimum quarterly distribution on an annualized basis) on each outstanding limited partner unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2010.

Alternatively, if we have earned and paid at least $0.43125 per quarter (150% of the minimum quarterly distribution, which is $1.725 on an annualized basis) on each outstanding limited partner unit and general partner unit for any four consecutive quarters, ending on or after December 31, 2008, the subordination period will terminate automatically. In addition, the subordination period will end if our general partner is removed without cause and the units held by our general partner and its affiliates are not voted in favor of such removal. When the subordination period ends, all remaining subordinated units will convert into an equal number of common units, and the common units will no longer be entitled to arrearages.

If distributions on our common units are not paid with respect to any fiscal quarter at the minimum quarterly distribution rate, our unitholders will not be entitled to receive such payments in the future except that during the subordination period, to the extent we have available cash in any future quarter in excess of the amount necessary to make cash distributions to holders of our common units at the minimum quarterly distribution rate, we will use this excess available cash to pay these deficiencies related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

We do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. Our partnership agreement may be amended with the approval of our general partner and holders of a majority of our outstanding common units and any Class B common units issued upon the reset of the incentive distribution rights, voting together as a class. Similarly, the cash distribution policy of CIG and SNG as set forth in their respective partnership agreement cannot be amended without our approval and the approval of our other partner, El Paso.

We will pay our distributions on or about the 15th day of each of February, May, August and November to holders of record on or about the 1st day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through December 31, 2007 based on the actual length of the period.

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution rate of $0.28750 per unit each quarter through the quarter ending December 31, 2008. In those sections, we present two tables, consisting of:

•	“Unaudited Pro Forma Cash Available for Distribution,” in which we present the amount of cash we would have had available for distribution for our fiscal year ended December 31, 2006 and for the twelve months ended September 30, 2007 derived from our unaudited pro forma financial statements that are included in this prospectus, which unaudited pro forma financial statements are based on the audited historical financial statements of Wyoming Interstate Company, Ltd. for the year ended December 31, 2006 and the unaudited historical financial statements for the twelve months ended September 30, 2007, as adjusted to give pro forma effect to:

•	the contribution of our 10% general partner interests in CIG and SNG and other pre-formation transactions;

•	the transactions to be completed as of the closing of this offering, including our incurrence of approximately $425 million of borrowings under our new revolving credit facility; and

•	this offering and the application of the net proceeds as described under “Use of Proceeds.”

•	“Statement of Minimum Estimated Cash Available for Distribution,” in which we demonstrate our anticipated ability to generate the minimum estimated cash available for distribution necessary for us to pay distributions at the minimum quarterly distribution rate on all units for the twelve months ending December 31, 2008.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2006 and Twelve Months Ended September 30, 2007

If we had completed the transactions contemplated in this prospectus on January 1, 2006, pro forma cash available for distribution for the year ended December 31, 2006 would have been approximately $67 million. If we had completed the transactions contemplated in this prospectus on October 1, 2006, our pro forma cash available for distribution for the twelve months ended September 30, 2007 would have been approximately $74 million. These amounts would have been sufficient to make a cash distribution for 2006 at the minimum quarterly distribution rate of $0.28750 per unit per quarter (or $1.15 per unit on an annualized basis) on all of the common units but none of and only approximately 22% of the minimum quarterly distribution on the subordinated units for the year ended December 31, 2006 and the twelve months ended September 30, 2007, respectively.

Unaudited pro forma cash available for distribution from operating surplus includes incremental general and administrative expense we will incur as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. We expect our incremental general and administrative expense of being a publicly-traded partnership to total approximately $4 million per year. Our incremental general and administrative expense is not reflected in our historical or pro forma net income for 2006 or for the twelve months ended September 30, 2007.

The unaudited pro forma financial results for CIG and SNG do not give effect to certain transactions that are included in the assumptions for the minimum estimated cash available for distribution for the twelve-month period ending December 31, 2008. These transactions include the reduction of debt by CIG and SNG anticipated to occur after the closing of this offering, utilizing a portion of notes receivable outstanding under the cash management program remaining at that time. The impact of these transactions will be to reduce affiliated interest income and cash interest expense at both CIG and SNG. We believe the net impact to us of such transactions would not materially impact the unaudited pro forma cash available for distribution for the year ended December 31, 2006 and the twelve months ended September 30, 2007.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2006 and for the twelve months ended September 30, 2007 the amount of available cash for distributions to our unitholders, assuming in each case that this offering had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in earlier periods.

EL PASO PIPELINE PARTNERS, L.P.
UNAUDITED PRO FORMA CASH AVAILABLE FOR DISTRIBUTION

		Twelve
	Year Ended	Months Ended
	December 31,	September 30,
	2006	2007
	(In millions, except per unit data)

El Paso Pipeline Partners, L.P.
Pro Forma Net Income(a)	$77	$77
Add:
Interest and debt expense	25	25
Affiliated interest expense, net	—	—
Depreciation and amortization	14	16
Cash available for distributions from unconsolidated affiliates (pro forma)(b)
CIG	11	13
SNG	8	16
Less:
Earnings from unconsolidated affiliates (pro forma)(b)(c)
CIG	14	14
SNG	17	21

Pro Forma Adjusted EBITDA	$104	$112

Less:
Cash interest expense, net(d)	25	25
Maintenance capital expenditures(e)	4	4
Other income	4	5
Incremental general and administrative expense of being a public company(f)	4	4

Pro Forma Cash Available for Distribution	$67	$74

Pro Forma Cash Distributions
Minimum annual distribution per unit (based on a minimum quarterly distribution rate of $0.28750 per unit)	$1.15	$1.15
Annual distributions to(g):
Public common unitholders	$29	$29
El Paso:
Common units	37	37
Subordinated units	32	32
General partner units	2	2

Total distributions to El Paso	71	71

Total distributions to our unitholders and general partner at the minimum distribution rate	$100	$100

Shortfall	$(33)	$(26)

(a)	Reflects pro forma net income of El Paso Pipeline Partners, L.P. giving pro forma effect to the offering, the contribution to us of a 100% interest in WIC and 10% general partner interests in each of CIG and SNG, and related transactions as further discussed in the unaudited pro forma financial statements of El Paso Pipeline Partners, L.P. included elsewhere in this prospectus.

(b)	Reflects an adjustment to our EBITDA to reconcile earnings from unconsolidated affiliates to cash available for distribution from CIG and SNG. Pro forma cash available for distribution from CIG and SNG for the year ended December 31, 2006 and for the twelve months ended September 30, 2007, is calculated as follows:

	Pro Forma	Pro Forma
	Year Ended	Twelve Months
	December 31,	Ended September 30,
	2006	2007
	(In millions)

Colorado Interstate Gas Company
Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$136	$144
Add:
Interest and debt expense	47	46
Depreciation and amortization	30	31
Cash available for distribution from unconsolidated affiliate — WYCO	1	1
Less:
Affiliated interest income	37	43
Earnings from unconsolidated affiliate — WYCO	1	1

Adjusted EBITDA — 100%	$176	$178

Adjusted EBITDA — our 10%	$18	$18

Less:
Cash interest expense, net	47	46
Maintenance capital expenditures(e)	52	40
Other income	2	3
Add: Affiliated interest income	37	43

Cash available for distribution — 100%	$112	$132

Cash available for distribution — our 10%	$11	$13

Southern Natural Gas Company
Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$173	$206
Add:
Interest and debt expense	95	89
Depreciation and amortization	49	51
Cash available for distribution from unconsolidated affiliate — Bear Creek	18	19
Less:
Affiliated interest income	24	24
Earnings from unconsolidated affiliate — Bear Creek	16	17

Adjusted EBITDA — 100%	$295	$324

Adjusted EBITDA — our 10%	$30	$32

	Pro Forma	Pro Forma
	Year Ended	Twelve Months
	December 31,	Ended September 30,
	2006	2007
	(In millions)

Less:
Cash interest expense, net	$94	$89
Maintenance capital expenditures(e)(h)	135	85
Other income	7	14
Add: Affiliated interest income, net	24	24

Cash available for distribution — 100%	$83	$160

Cash available for distribution — our 10%	$8	$16

(c)	Amounts reflected represent CIG and SNG adjusted for certain asset distributions and other transactions prior to the offering as further described in the unaudited pro forma consolidated financial statements of CIG and SNG included elsewhere in this prospectus.

(d)	Reflects on a net basis the cash paid for interest expense related to approximately $425 million we expect to borrow under our $750 million credit facility in connection with this offering.

(e)	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.

In addition to maintenance capital expenditures, WIC made expansion capital expenditures of $70 million for the year ended December 31, 2006 and $97 million for the twelve months ended September 30, 2007. Our net expansion capital expenditures with respect to CIG, of which we will own a 10% general partner interest, were less than $1 million (or $4 million gross to CIG) for the year ended December 31, 2006 and $4 million (or $38 million gross to CIG) for the twelve months ended September 30, 2007. Our net expansion capital expenditures with respect to SNG, of which we will own a 10% general partner interest, were $14 million (or $138 million gross to SNG) for the year ended December 31, 2006 and $20 million (or $204 million gross to SNG) for the twelve months ended September 30, 2007. Expansion capital expenditures are made to acquire additional assets to grow our business, to expand and upgrade our systems and facilities and to construct or acquire similar systems or facilities. These historical expansion capital expenditures were assumed to be funded by cash contributions from our parent, El Paso, and are not included in our pro forma cash available for distribution calculation.

(f)	Reflects an adjustment to our adjusted EBITDA for estimated incremental cash expenses associated with being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation.

(g)	The table below sets forth the assumed number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the estimated per unit and aggregate distribution amounts payable on our common units, subordinated units and general partner units for four quarters at our minimum quarterly distribution rate of $0.28750 per common unit per quarter ($1.15 per common unit on an annualized basis).

		Distribution for
	Number	Four Quarters
	of Units	Per Unit	Aggregate

Pro forma distributions on publicly held common units	25,000,000	$1.15	$28,750,000
Pro forma distributions on common units held by El Paso	32,187,786	$1.15	37,015,954
Pro forma distributions on subordinated units held by El Paso	27,727,411	$1.15	31,886,523
Pro forma distributions on general partner units	1,732,963	$1.15	1,992,907

Total	86,648,160	$1.15	$99,645,384

(h)	Amounts include capital expenditures related to hurricane repairs of $65 million for the year ended December 31, 2006 and $(3) million for the twelve months ended September 30, 2007, each net of insurance recoveries.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income, and our 10% share of estimated cash available for distribution from CIG and SNG for the applicable period; less equity in earnings of CIG and SNG. Cash available for distribution is defined as Adjusted EBITDA less cash interest expense, net of interest income, maintenance capital expenditures, other income, net and incremental general and administrative expense of being a public company.

For CIG and SNG, we define Adjusted EBITDA as net income plus interest and debt expense, depreciation and amortization expense and cash available from unconsolidated affiliates less affiliated interest income and equity in earnings from unconsolidated affiliates. Our equity share of CIG’s and SNG’s Adjusted EBITDA is 10%. Cash available for distribution for CIG and SNG is defined as Adjusted EBITDA plus cash received for affiliated interest income generated from advances under El Paso’s cash management program less cash interest expense, maintenance capital expenditures, and other income.

Our cash available and pro forma cash available for distribution does not reflect changes in working capital balances. Our pro forma cash available for distribution for the year ended December 31, 2006 and the twelve months ended September 30, 2007 includes our anticipated incremental general and administrative expense of being a publicly traded partnership.

Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•	our operating performance and return on invested capital as compared to those of other publicly traded limited partnerships that own energy infrastructure assets, without regard to their financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Adjusted EBITDA and cash available for distribution as presented may not be comparable to similarly titled measures of other companies. Furthermore, while cash available for distribution is a measure we use to assess our ability to make distributions to our unitholders, cash available for distribution should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period.

Minimum Estimated Cash Available for Distribution for the Twelve-Month Period Ending December 31, 2008

Set forth below is a Statement of Minimum Estimated Cash Available for Distribution that reflects our ability to generate sufficient cash flows to make the minimum quarterly distribution on all of our outstanding limited partner units and general partner units for the twelve months ending December 31, 2008, based on assumptions we believe to be reasonable. These assumptions include adjustments giving effect to this offering, the other transactions described under “Summary — Formation Transactions and Partnership Structure” and the application of the net proceeds from this offering as described under “Use of Proceeds.” Cash available for distribution is defined as Adjusted EBITDA less cash reserves, cash interest expense, net of interest income, maintenance capital expenditures, and other (primarily consisting of AFUDC equity income). Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income, and our 10% share of estimated cash available for distribution from CIG and SNG in respect of the applicable period; less equity in earnings of CIG and SNG.

Our minimum estimated cash available for distribution reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2008. The assumptions disclosed under “Assumptions and Considerations” below are those that we believe are significant to our ability to generate such minimum estimated cash available for distribution. We believe our actual results of operations and cash flows for the twelve months ending December 31, 2008 will be sufficient to generate our minimum estimated cash available for distribution for such period; however, we can give you no assurance that such minimum estimated cash available for distribution will be achieved. There will likely be differences between our minimum estimated cash available for distribution for the twelve months ending December 31, 2008 and our actual results for such period and those differences could be material. If we fail to generate the minimum estimated cash available for distribution for the twelve months ending December 31, 2008, we may not be able to pay cash distributions on our common units at the initial distribution rate stated in our cash distribution policy for such period.

The minimum estimated cash available for distribution required to fund distributions to our unitholders and our general partner at the estimated annual initial rate of $1.15 per unit is approximately $100 million. In order to generate $100 million of cash available for distribution, our Adjusted EBITDA for the twelve months ending December 31, 2008 must be at least $138 million, which includes the cash distributions of at least $32 million in the aggregate for such twelve-month period that we expect to receive from our 10% general partner interests in CIG and SNG. As set forth in the table below and as further explained under “— Assumptions and Considerations,” we believe our operations will produce minimum estimated cash available for distribution of $100 million for the twelve months ending December 31, 2008.

We do not as a matter of course make public projections as to future operations, earnings or other results. However, management has prepared the minimum estimated cash available for distribution and assumptions set forth below to substantiate our belief that we will have sufficient cash available to make the minimum quarterly distribution to our unitholders for the twelve months ending December 31, 2008. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the minimum estimated cash available for distribution necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution to all of our unitholders and our general partner for the twelve months ending December 31, 2008. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, the prospective financial information. The accountants’

reports included in this prospectus relate to historical financial information. They do not extend to prospective financial information and should not be read to do so.

When considering the minimum estimated cash available for distribution set forth below you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from those supporting such minimum estimated available cash.

We are providing the minimum estimated cash available for distribution and related assumptions for the twelve months ending December 31, 2008 to supplement our pro forma and historical financial statements in support of our belief that we will have sufficient available cash to allow us to pay cash distributions on all of our outstanding common and subordinated units and our general partner units for each quarter in the twelve-month period ending December 31, 2008 at our stated minimum quarterly distribution rate. Please read below under “Assumptions and Considerations” for further information as to the assumptions we have made for the preparation of the minimum estimated cash available for distribution set forth below.

Since we expect to pay quarterly distributions in respect of the twelve months ending December 31, 2008 at the annual rate of $1.15 per unit, actual payments of distributions on the common units, subordinated units and the general partner units that we expect to be outstanding during that period are estimated to be approximately $100 million. The expected aggregate amount of cash distributions would total approximately $25 million per quarter for this period. As described in “Our Cash Distribution Policy and Restrictions on Distributions,” we will pay quarterly distributions within 45 days after the close of each quarter.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the assumptions used in generating our minimum estimated cash available for distribution for the twelve months ending December 31, 2008 or to update those assumptions to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

EL PASO PIPELINE PARTNERS, L.P.

Statement of Minimum Estimated Cash Available for Distribution
for the Twelve Months Ending December 31, 2008

Twelve Months Ending
December 31, 2008
(In millions,
except per unit data)

Operating revenues	$141
Operating expenses:
Operation and maintenance(1)	32
Depreciation and amortization	26
Taxes, other than income taxes	5

Total operating expenses	63

Operating income	78

Other income(2)	2
Earnings from unconsolidated affiliate — CIG(3)	14
Earnings from unconsolidated affiliate — SNG(3)	20
Interest and debt expense, net(4)	(30)

Net income	84

Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Depreciation and amortization	26
Interest and debt expense, net(4)	30
Estimated cash distributions from unconsolidated affiliate — CIG(3)(5)	12
Estimated cash distributions from unconsolidated affiliate — SNG(3)(5)	20
Less:
Earnings from unconsolidated affiliate — CIG(3)	14
Earnings from unconsolidated affiliate — SNG(3)	20

Adjusted EBITDA	138

Less:
Cash reserve(6)	5
Cash interest expense, net(4)	29
Maintenance capital expenditures	2
Other(7)	2

Minimum estimated cash available for distribution before expansion capital expenditures and equity capital contributions	$100

Less:
Expansion capital expenditures	21
Add:
Borrowings under our revolving credit facility to fund expansion capital	21

Minimum estimated cash available for distribution	$100

Minimum annual distribution per unit (based on a minimum quarterly distribution rate of $0.28750 per unit)	$1.15
Annual distributions to:
Public common unitholders	$29
El Paso:
Common units	37
Subordinated units	32
General partner units	2

Total distributions to El Paso	71

Total distributions to our unitholders and general partner at the minimum distribution rate	$100

(1)	Includes operation, maintenance and general and administrative expenses of $14 million allocated from El Paso and its affiliates and $4 million of incremental general and administrative expenses that will result from our being a publicly traded limited partnership.

(2)	Consists of AFUDC equity income. AFUDC, or Allowance for Funds Used During Construction, is a non-cash accounting convention of regulated industries that represents the estimated return on funds used to finance construction. AFUDC equity income is calculated by multiplying cumulative balance of capital expenditures during the construction period by the percentage of total capital expenditures that will be funded with equity capital and by the cost of equity capital which is determined through our FERC rate setting process.

(3)	Each of CIG and SNG are non-consolidated entities in which we own a 10% general partner interest and our earnings from those unconsolidated affiliates is included on our unaudited pro forma consolidated statement of income included elsewhere in this prospectus. Because our earnings from unconsolidated affiliates from each of CIG and SNG are not necessarily reflective of the amount of cash we would expect to receive from those entities, it is included in our net income but subtracted in connection with our calculation of Adjusted EBITDA. To give effect to CIG’s and SNG’s expected cash contribution to us during the twelve months ending December 31, 2008, our estimate of the cash that we expect to receive from those entities is included in our Adjusted EBITDA.

(4)	We expect to be a party to a $750 million credit facility under which we expect to borrow approximately $425 million in debt upon the closing of this offering. We will also initially borrow under this facility to fund WIC’s expansion capital expenditures and our equity capital contributions to CIG and SNG, to the extent such contributions are required. Interest and debt expense, net, includes accrued interest expense, amortization of capitalized financing costs, and AFUDC debt, and is net of interest income. Cash interest expense, net represents cash interest expense, net of interest income. We expect to incur cash interest expense during 2008 of approximately $29 million. Please read “— Our Financing” below for additional detail on the calculation of interest expense for 2008.

(5)	Under the terms of their partnership agreements, each of CIG and SNG must distribute on or before the end of the month following each quarter to their partners on a quarterly basis 100% of their available cash, which is generally defined as cash on hand at the end of the applicable quarter, less any reserves determined to be appropriate by the management committee. As a result, we estimate that we will receive 10% of the available cash of each CIG and SNG, for the twelve months ending December 31, 2008. Since we will designate only one of the members of the management committee of each CIG and SNG, we will not be able to control the amount of cash distributions that we will receive from these entities. Please see “Risk Factors” for a more detailed discussion of this risk.

(6)	Represents a discretionary reserve that can be used for reinvestment and other general partnership purposes and constitutes a reserve of cash in excess of the amount required to pay the minimum quarterly distribution.

(7)	Consists primarily of AFUDC equity income of $2 million as discussed in footnote 2.

Assumptions and Considerations

General

We believe that our estimated minimum cash available for distribution for the twelve months ending December 31, 2008 will not be less than $100 million. This amount of estimated minimum cash available for distribution is approximately $26 million more than the pro forma cash available for distribution we generated for the twelve months ended September 30, 2007. As we discuss in further detail below, we believe that increased income primarily from our existing Piceance lateral and Kanda lateral and Medicine Bow expansion projects will result in our generating higher cash available for distribution for the twelve months ending December 31, 2008. The assumptions and estimates we have made to support our ability to generate the minimum estimated cash available for distribution are set forth below.

El Paso Pipeline Partners, L.P.

Our Operating Revenue

•	We estimate that we will generate approximately $141 million in total revenues for the twelve months ending December 31, 2008. Substantially all of these revenues are expected to be generated from capacity reservation charges relating to the WIC system. We estimate that $1 million, or 1%, of these revenues will be charges based on actual utilization and interruptible transportation service. WIC generated $107 million in operating revenues for the twelve months ended September 30, 2007.

•	The expected $34 million increase in our revenues from the twelve months ended September 30, 2007, compared to the twelve months ending December 31, 2008 is primarily due to increased revenues of $6 million associated with increases in contracted capacity reservation revenues on the Piceance lateral, placed in-service in the first quarter of 2006, $24 million of contracted capacity reservation revenues attributable to the Kanda lateral and related compression project, which is expected to be placed in-service in January 2008, and $3 million of contracted capacity reservation revenues attributable to the Medicine Bow compression expansion, which is expected to be placed in-service in July 2008. These increases in revenues result from increased capacity reservations pursuant to the terms of existing customer contracts as these expansion projects have been or are placed in-service.

Our Expenses

•	We estimate operation and maintenance expenses will be approximately $32 million for the twelve months ending December 31, 2008, as compared to operation and maintenance expenses of approximately $25 million for the twelve months ending September 30, 2007. The increase primarily results from approximately $4 million of incremental general and administrative expenses resulting from our being a publicly traded limited partnership, an increase of $2 million in operation and maintenance expenses primarily related to transportation service acquired on Questar Overthrust Pipeline Company and $2 million related to our expansion projects. This increase is partially offset by a $3 million decrease in fuel imbalance, revaluation and related gas balance items. We have assumed that our operation and maintenance expenses are not impacted during the forecast period by the revaluation of natural gas imbalances and other gas owed to shippers.

•	We estimate our depreciation and amortization expense for the twelve months ending December 31, 2008 for the WIC system will be approximately $26 million, as compared to approximately $16 million of depreciation and amortization expense for the twelve months ended September 30, 2007. The increase in estimated depreciation and amortization expense for the twelve months ending December 31, 2008 is primarily due to the Kanda lateral and related compression and the Medicine Bow compression expansions. Estimated depreciation and amortization expense is based on currently effective FERC approved depreciation rates and the depreciation rates expected to be approved by FERC for future projects.

•	We estimate taxes, other than income taxes, for the twelve months ending December 31, 2008 will be approximately $5 million as compared to $3 million for the twelve months ended September 30, 2007. The increase is primarily attributable to the Kanda lateral and related compression and the Medicine Bow compression expansions.

Our Capital Expenditures and Capital Contributions to Unconsolidated Affiliates

•	We estimate that maintenance capital expenditures relating to the WIC System will be approximately $2 million for the twelve months ending December 31, 2008. The decline from $4 million for the twelve months ended September 30, 2007 is attributable to the completion of recent maintenance projects that will not be repeated in 2008.

•	We estimate that expansion capital expenditures relating to the WIC System will be approximately $21 million for the twelve months ending December 31, 2008. We expect that these expansion capital expenditures will be funded initially through borrowings under our new credit facility. Our expansion cash capital expenditures were approximately $97 million for the twelve months ended September 30, 2007, and consisted of the Kanda lateral pipeline and other projects. For the twelve months ending December 31, 2008, the majority of our expansion capital expenditures are the estimated costs to complete and place in-service WIC’s two major expansion projects, the Medicine Bow compression and the Kanda lateral and related compression projects which are expected to be placed into service in July 2008 and in January 2008, respectively and are estimated to have a total cost of $196 million. As of September 30, 2007, $103 million had been spent on these projects, and approximately $72 million will be spent on these projects between September 30, 2007 and December 31, 2007. We will begin to incur these costs after the closing of the offering, and we estimate that our share of the $72 million will be $36 million. We intend to fund this amount initially with borrowings under our new $750 million revolving credit facility. The interest expense associated with these borrowings is included in our estimate of interest expense for 2008. Please read “— Our Financing” below.

•	We estimate that we will not make any equity capital contributions to fund our proportionate 10% share of CIG and SNG expansion capital expenditures for the twelve months ending December 31, 2008. Instead, we expect that CIG and SNG will fund capital expenditures by requiring repayment of notes receivable outstanding under their respective cash management programs with El Paso. In the future, the respective management committees of CIG and SNG will have the discretion to fund capital expenditures with proceeds from the cash management program, the issuance of new debt, or equity contributions from us and El Paso. We would expect to fund our proportionate share of any required equity capital contributions to CIG and SNG through borrowings under our new $750 million credit facility, the issuance of long-term debt or the issuance of new Partnership units. Please read “— Our Financing,” “— CIG System — Growth Capital Expenditures” and “— SNG System — Growth Capital Expenditures” for more detail regarding our assumptions for interest expense, changes in the cash management program, and capital contributions. We have assumed that all maintenance capital expenditures of CIG and SNG will be funded by their internally generated cash flows. In connection with the closing of this offering, we will acquire a 10% general partner interest in CIG and a 10% general partner interest in SNG. Historically, we did not have investments in unconsolidated affiliates.

Our Financing

•	We estimate that at the closing of this offering we will borrow $425 million in debt under our new $750 million credit facility. We estimate that the revolving borrowings will bear a variable average interest rate of 6.0% and that we will incur $25 million of interest expense in 2008 associated with this borrowing.

•	Between the closing of this offering and December 31, 2007, we expect to borrow $36 million under our revolving credit facility to fund expansion capital expenditures. At our assumed average interest rate of 6.0%, we anticipate these borrowings will generate interest expense of $2 million in 2008.

•	We estimate our expansion capital expenditures for 2008 will total approximately $21 million and will be initially funded through borrowings under our new credit facility at a variable average interest rate of 6.0%. We will incur these borrowings as capital is spent during the year, and we estimate that these borrowings will result in $1 million of interest expense in 2008.

•	We expect to incur $1 million of interest expense in 2008 associated with our lease from WYCO for a compressor station near Douglas, Wyoming.

Our Regulatory, Industry and Economic Factors

•	We assume there will not be any new federal, state or local regulations of the portions of the energy industry in which we operate, or any new interpretations of existing regulations, that will be materially adverse to our business during the twelve months ending December 31, 2008.

•	We assume there will not be any major adverse changes in the portions of the energy industry in which we operate or in general economic conditions during the twelve months ending December 31, 2008.

•	We assume that industry, insurance and overall economic conditions will not change substantially during the twelve months ending December 31, 2008.

Our Cash Distributions from our Unconsolidated Affiliates, CIG and SNG

•	Our estimate reflects estimated cash distributions to us relating to our 10% general partner interest in CIG and our 10% general partner interest in SNG in respect of the twelve months ending December 31, 2008. Under the terms of their partnership agreements, each of CIG and SNG must distribute on or before the end of the month following each quarter to their partners 100% of their available cash, which is generally defined as cash on hand at the end of the applicable quarter, less any reserves determined to be appropriate by the management committee. As a result, we estimate that we will receive 10% of the available cash of each of CIG and SNG, for the twelve months ending December 31, 2008. We estimate receiving cash distributions of approximately $12 million from CIG and approximately $20 million from SNG in respect of the twelve months ending December 31, 2008. Distributions that we receive from CIG and SNG after the end of a quarter will be included in our determination of available cash for such quarter.

CIG System

We account for our 10% general partner interest in CIG under the equity-method for financial reporting purposes. The following table compares available cash for distribution from CIG, including our 10% share, for the twelve-month periods ending December 31, 2008 and September 30, 2007. The results for CIG for the twelve months ended September 30, 2007 are pro forma for certain formation related transactions and the distribution of certain entities and assets (primarily consisting of CIG’s wholly owned subsidiaries, WIC and Colorado Water Supply Company) to El Paso.

	Twelve Months Ending
	September 30,	December 31,
	2007	2008
	(In millions)

Net Income	$144	$137
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Depreciation and amortization	31	34
Interest and debt expense	46	39
Estimated cash available for distribution from unconsolidated affiliate — WYCO	1	6
Less:
Earnings from unconsolidated affiliate — WYCO	1	12
Affiliated interest income	43	29

Adjusted EBITDA	178	175
Add:
Affiliated interest income	43	29
Less:
Cash interest expense	46	38
Maintenance capital expenditures	40	35
Other income	3	7

Estimated cash available for distribution from CIG before expansion capital expenditures	$132	$124

Less:
Expansion capital expenditures	38	162
Add:
Advances under cash management program to fund expansion capital	38	162

Estimated cash available for distribution from CIG — 100%	$132	$124

Estimated cash available for distribution from CIG — our 10%	$13	$12

The primary assumptions for CIG’s forecasted results for the twelve months ending December 31, 2008 are:

•	Adjusted EBITDA — Relative to the twelve months ended September 30, 2007, we estimate CIG’s Adjusted EBITDA will decrease by a total of $3 million primarily due to a decrease of $8 million in demand revenues and a decrease of $6 million in transportation usage revenues. For the twelve months ended September 30, 2007, our off-system markets and the Rocky Mountain region experienced colder than normal weather. We did not project these higher weather-related revenues to continue in the forecast period. In addition, property tax expense will increase by $2 million. These reductions are offset by an increase of $10 million from expansion projects coming online and $4 million of increased cash flow from WYCO attributable to the High Plains expansion project.

•	Interest and Other Income — We estimate a $14 million decrease in interest income and other primarily attributable to an expected decrease, subsequent to this offering, in the $752 million of notes receivable which will be outstanding under the cash management program between CIG and El Paso at the closing of this offering. Subsequent to this offering, CIG intends to repurchase $225 million of debt with an average interest rate of 6.6% using cash proceeds from the repayment of notes receivable outstanding under the cash management program with El Paso. Since we will designate only one of the members of the management committee of CIG, we will not be able to control the timing of, or whether CIG repurchases any or all, of the debt that CIG intends to repurchase. During 2008, CIG intends to fund $162 million of expected capital expenditures by requiring repayment of additional notes receivable outstanding under the cash management program with El Paso. The expected reduction in CIG’s interest income associated with the debt retirement and capital expenditures is expected to be approximately $11 million and $4 million, respectively. This decrease is expected to be partially offset by an additional $1 million of interest income resulting from a higher rate of return on the notes receivable balance during 2008. The interest rate payable on the notes receivable balance under the cash management program with El Paso will be LIBOR plus the applicable margin in effect from time to time pursuant to El Paso’s credit agreement.

•	Cash Interest Expense — We estimate an $8 million decrease in cash interest expense that will result from the reduction in debt outstanding at CIG as discussed above (estimated to result in a $15 million reduction in interest expense) partly offset by increased interest expense (estimated to be $7 million) associated with the capital lease for the High Plains pipeline.

•	Maintenance Capital Expenditures — We estimate a $5 million decrease in maintenance capital expenditures that is attributable to the completion of maintenance projects that will not be repeated in 2008.

Growth Capital Expenditures.  For the twelve months ending December 31, 2008, we estimate that CIG’s net cash expansion capital expenditures will be approximately $162 million, comprised of $67 million for 100% owned projects and $95 million for capital contributions to the WYCO joint venture. CIG’s net cash expansion capital expenditures were $38 million for the twelve months ended September 30, 2007. The expected capital expenditures for 100% owned CIG projects include $65 million for three expansion projects currently being evaluated; none of these three projects are yet under contract. The capital expenditures associated with the WYCO joint venture are related to the High Plains pipeline expected to be in-service in the fall of 2008 and the Totem gas storage field expected to be in-service in 2009. Since CIG will distribute all available cash flow to El Paso and us, we expect CIG to fund 100% of its 2008 net cash expansion capital expenditures by using cash proceeds from the repayment of notes receivable outstanding under the cash management program with El Paso as discussed above.

SNG System

We account for our 10% general partner interest in SNG under the equity-method for financial reporting purposes. The following table compares available cash for distribution from SNG, including our 10% share, for the twelve month periods ending December 31, 2008 and September 30, 2007. The results for SNG for the twelve months ended September 30, 2007 are pro forma for certain formation related transactions and the distribution of certain entities and assets (primarily consisting of SNG’s 50% interest in Citrus Corp. and SNG’s wholly owned subsidiaries, Southern LNG Inc. and Elba Express Company, LLC) to El Paso.

	Twelve Months Ending
	September 30,	December 31,
	2007	2008
	(In millions)

Net Income	$206	$205
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Depreciation and amortization	51	57
Interest and debt expense	89	63
Estimated cash available for distribution from unconsolidated affiliate — Bear Creek	19	15
Less:
Earnings from unconsolidated affiliate — Bear Creek	17	12
Affiliated interest income	24	9

Adjusted EBITDA	324	319
Add:
Affiliated interest income	24	9
Less:
Cash interest expense	89	61
Maintenance capital expenditures	85	61
Other non-cash income	14	9

Estimated cash available for distribution from SNG before expansion capital expenditures	$160	$197

Less:
Expansion capital expenditures	204	61
Add:
Advances under cash management program to fund expansion capital	204	61

Estimated cash available for distribution from SNG — 100%	$160	$197

Estimated cash available for distribution from SNG — our 10%	$16	$20

The primary assumptions for SNG’s forecasted results for the twelve months ending December 31, 2008 are:

•	Adjusted EBITDA - We estimate a $5 million decrease in SNG’s Adjusted EBITDA as a result of higher operating costs of $4 million, lower revenues of $4 million from expiring transportation contracts that are not expected to be renewed, lower cash available for distribution from Bear Creek of $4 million primarily from reduced condensate sales and lower income of $6 million associated with gas retained but not used in operations. These decreases will be partially offset by $11 million of additional EBITDA from Phase I and Phase II of the Cypress project and by approximately $2 million from individually insignificant items. The increased revenues from the Cypress project are expected to result from increased capacity reservation charges attributable to this expansion project pursuant to the terms of existing customer contracts as the expansion project is placed in-service.

•	Interest Income - We estimate a $15 million decrease in interest income primarily attributable to a decrease in the $524 million of notes receivable outstanding, on a pro forma basis, under the cash management program between SNG and El Paso. In October 2007, SNG repaid $48 million of debt that matured. As a result, the notes receivable balance will be reduced to $476 million at closing. Subsequent to closing, SNG intends to repurchase $289 million of debt using cash proceeds from the repayment of notes receivable under the cash management program with El Paso. During 2008, SNG intends to fund $61 million of expected capital expenditures by requiring repayment of additional notes receivable under the cash management program with El Paso. The reduction in SNG’s interest income associated with the debt retirement and capital expenditures is expected to be approximately $15 million and $1 million, respectively. This decrease is expected to be partially offset by an additional $1 million of interest income resulting from a higher rate of return on the notes receivable balance during 2008. The interest rate payable on the notes receivable balance under the cash management program with El Paso will be LIBOR plus the applicable margin in effect from time to time pursuant to El Paso’s credit agreement.

•	Cash Interest Expense - We estimate a $28 million decrease in cash interest expense, which is largely attributable to the planned repurchase of $289 million of SNG debt with an average interest rate of 7.1% after the closing of this offering and the repayment in October 2007 of $48 million of 6.7% SNG debt. Subsequent to this offering, SNG intends to use cash proceeds from the repayment of notes receivable outstanding under the cash management program with El Paso to repurchase the debt. In addition, interest expense decreased as a result of SNG’s repurchases in March 2007 of $400 million of 8.875% notes due March 2010 and $52 million of 6.70% notes due October 2007. This decrease was partly offset by the concurrent issuance of $500 million of 5.90% notes due in April 2017. Since we will designate only one of the members of the management committee of SNG, we will not be able to control the timing of, or whether SNG repurchases any or all, of the debt that SNG intends to repurchase.

•	Maintenance Capital Expenditures - We estimate a $24 million decrease in maintenance capital expenditures primarily as a result of the completion of maintenance projects which will not recur in 2008.

Growth Capital Expenditures.  As a result of SNG’s ongoing expansion projects, we estimate that SNG’s net cash expansion capital expenditures will be approximately $61 million for the twelve months ended December 31, 2008, as compared to $204 million for the twelve months ended September 30, 2007. These capital expenditures are primarily related to the first phase of the Southeast Supply Header ($48 million), the Elba-to-Macon pipeline expansion projects ($9 million), the South System III expansion project ($1 million) and the Cypress Phase II project ($3 million). SNG is expected to have a substantial increase in growth-related capital expenditures in 2009 and 2010 as it continues to construct the Southeast Supply Header pipeline, the South System III expansion and Cypress Phase III projects. Since SNG will distribute all available cash flow to El Paso and us, we expect SNG to fund its net cash expansion capital expenditures during 2008 by using cash proceeds from the repayment of notes receivable outstanding under the cash management program with El Paso as discussed above.

Payments of Distributions on Common Units, Subordinated Units and the General Partner Units

Distributions on common units, subordinated units and general partner units for the twelve months ending December 31, 2008 are estimated to be $100 million in the aggregate, assuming we distribute the $0.28750 minimum quarterly distribution in respect of each quarter during such period. Quarterly distributions will be paid within 45 days after the close of each quarter.

While we believe that these assumptions are reasonable based upon management’s current expectations concerning future events, they are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties, including those described in “Risk Factors,” that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all units, in which event the market price of the common units may decline materially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2007, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business, including necessary maintenance capital expenditures;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, all cash on hand on the date of determination resulting from cash received after the end of that quarter in respect of our ownership interests in CIG and SNG and attributable to their operations during that quarter; and

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from Working Capital Borrowings made subsequent to the end of such quarter.

Working Capital Borrowings are generally borrowings that are made under a credit facility or another arrangement, are used solely for working capital purposes or to pay distributions to unitholders and are intended to be repaid within 12 months.

Intent to Distribute Minimum Quarterly Distribution

We will distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.28750 per unit, or $1.15 per unit per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a discussion of the restrictions to be included in our credit agreement that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights

Initially, our general partner will be entitled to 2% of all quarterly distributions since inception that we make prior to our liquidation. This general partner interest will be represented by 1,732,963 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus (as defined below) in excess of $0.33063 per unit per quarter. The maximum distribution of 50% includes distributions paid to our general partner on its 2% general partner interest and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner or its affiliates may receive on common or subordinated units that they own. Please read “— General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus

We define operating surplus in the partnership agreement and for any period it generally means:

•	$50 million (as described below); plus

•	all of our cash receipts after the closing of this offering (other than pursuant to the next bullet), excluding cash from interim capital transactions (as defined below); plus

•	all of our cash receipts after the end of a quarter but before the date of determination resulting from cash distributions paid on our ownership interest in CIG, SNG or similar persons (excluding any such amounts constituting either (i) cash proceeds from the balance of notes receivable outstanding as of the closing of this offering under cash management agreements between El Paso and CIG, SNG or such other person, or (ii) the proceeds from interim capital transactions at CIG, SNG or such other person); plus

•	Working Capital Borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service or the date that it is abandoned or disposed of; less

•	our Operating Expenditures (as defined below) after the closing of this offering, including maintenance capital expenditures (including capital contributions to CIG, SNG or similar persons to be used by them for maintenance capital expenditures); less

•	the amount of cash reserves established by our general partner to provide funds for future Operating Expenditures; less

•	all Working Capital Borrowings not repaid within twelve months after having been incurred.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $50 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities in operating surplus would be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions we receive from non-operating sources.

If a Working Capital Borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such Working Capital Borrowing is in fact repaid, it will not be treated as a further reduction to operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define Operating Expenditures in the partnership agreement, and it generally means all of our expenditures, including, but not limited to, taxes, payments to our general partner, reimbursement of expenses incurred by our general partner or its affiliates on our behalf, non-pro rata purchases of units, interest payments, payments made in the ordinary course of business under interest rate swap agreements and commodity hedge contracts, repayments of Working Capital Borrowings and maintenance capital expenditures, provided that Operating Expenditures will not include:

•	repayment of Working Capital Borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than Working Capital Borrowings;

•	expansion capital expenditures;

•	investment capital expenditures, including additional capital contributions to CIG, SNG or similar persons to be used by CIG, SNG or similar persons for investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions (as defined below);

•	distributions to our partners (including distributions in respect of our Class B units and incentive distribution rights); or

•	non-pro rata purchases of units of any class made with the proceeds of an interim capital transaction.

Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes or our asset base. Costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets will be treated as operations and maintenance expenses as we incur them. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction, improvement or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding commitment or commence constructing or developing a replacement asset and ending on the earlier to occur of the date any such replacement asset commences commercial service or the date it is abandoned or disposed of (which will include any such amounts included in the account known as the allowance for funds used during construction (AFUDC) maintained by WIC in accordance with FERC regulations). Maintenance capital expenditures will include contributions made by us to CIG, SNG or similar persons to be used by them for maintenance capital expenditures. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Expansion capital expenditures are those capital expenditures made to increase the long-term operating capacity of our assets or our asset base whether through construction or acquisition. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline, compression equipment or storage capacity, to the extent such capital expenditures are expected to expand for the long-term either our operating capacity or asset base. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of such a capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the date such capital improvement commences commercial service or the date that it is abandoned or disposed of (which will include any such amounts included in the account known as the allowance for funds used during construction (AFUDC) maintained by WIC in accordance with FERC regulations). Expansion capital expenditures will include contributions made by us to CIG, SNG or similar persons to be used by them for expansion capital expenditures. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand for the long-term our operating capacity or asset base. Investment capital expenditures will include contributions made by us to CIG, SNG or similar persons to be used by them for investment capital expenditures.

As described above, none of our investment capital expenditures or expansion capital expenditures will be subtracted from operating surplus. Because investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all of the portion of the construction, replacement or improvement of a capital asset (such as additional pipelines, compression equipment or storage capacity) in respect of the period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus.

Pursuant to our partnership agreement, capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner, with the concurrence of our conflicts committee.

Capital Surplus

We also define capital surplus in the partnership agreement and in “— Characterization of Cash Distributions” below, and it will generally be generated only by the following, which we call “interim capital transactions”:

•	borrowings other than Working Capital Borrowings;

•	sales of our equity and debt securities;

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets;

•	the termination of interest rate swap agreements or commodity hedge contracts prior to the termination date specified therein;

•	capital contributions received by us or, in the case of any partially owned entity such as CIG, CIG’s interest in WYCO or SNG, from the unaffiliated partner(s) or other owner(s) of such entity; and

•	corporate reorganizations or restructurings.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $50 million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from interim capital transactions, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus. The characterization of cash distributions as operating surplus versus capital surplus does not result in a different impact to unitholders for federal tax purposes. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Treatment of Distributions” for a discussion of the tax treatment of cash distributions.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below and in Appendix D), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.28750 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period

The subordination period will extend until the first business day of any quarter beginning after December 31, 2010 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Conversion of Subordinated Units

Notwithstanding the foregoing, the subordination period will automatically terminate and all of the subordinated units will convert into common units on a one-for-one basis on the first business day following the distribution of available cash to partners in respect of any quarter ending on or after December 31, 2008 that each of the following occurs:

•	distributions of available cash from operating surplus on each outstanding common unit, subordinated unit and general partner unit equaled or exceeded $0.43125 per quarter (150% of the minimum quarterly distribution) for each quarter in the four-quarter period immediately preceding the date;

•	the “adjusted operating surplus” (as defined below) generated during each quarter in the four-quarter period immediately preceding the date equaled or exceeded $0.43125 per unit (150% of the minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during that period on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration of the Subordination Period

When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Because El Paso will own a controlling number of our common units, it is unlikely that our general partner will be removed.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes the $50 million “basket” included as a component of operating surplus and net drawdowns of reserves of cash generated in prior periods. We define adjusted operating surplus in the partnership agreement and for any period it generally means:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “— Operating Surplus and Capital Surplus — Operating Surplus” above); less

•	any net increase in Working Capital Borrowings with respect to that period; less

•	any net decrease in cash reserves for Operating Expenditures with respect to that period not relating to an Operating Expenditure made with respect to that period; plus

•	any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the following bullet point; plus

•	any net decrease in Working Capital Borrowings with respect to that period; plus

•	any net increase in cash reserves for Operating Expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that the general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.33063 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.35938 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.43125 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

		Marginal Percentage
	Total Quarterly	Interest in Distribution
	Distribution per Unit		General
	Target Amount	Unitholders	Partner

Minimum Quarterly Distribution	$0.28750	98%	2%
First Target Distribution	above $0.28750	98%	2%
	up to $0.33063
Second Target Distribution	above $0.33063	85%	15%
	up to $0.35938
Third Target Distribution	above $0.35938	75%	25%
	up to $0.43125
Thereafter	above $0.43125	50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B common units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of Class B common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B common unit will be convertible into one common unit at the election of the holder of the Class B common unit at any time following the first anniversary of the issuance of these Class B common units. The issuance of the Class B common units will be conditioned upon approval of the listing or admission for trading of the common units into which the Class B common units are convertible by the national securities exchange on which the common units are then listed or admitted for trading. Each Class B common unit will receive the same level of distribution as a common unit on a pari passu basis with other unitholders. Our general partner will also receive from us an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the common units.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarter distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for that quarter;

•	third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels pursuant to the cash distribution provision of our partnership agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.60.

		Marginal Percentage		Quarterly
	Quarterly Distribution	Interest in Distribution		Distribution
	per Unit		General	per Unit following
	Prior to Reset	Unitholders	Partner	Hypothetical Reset

Minimum Quarterly Distribution	$0.28750	98%	2%	$0.60000
First Target Distribution	above $0.28750	98%	2%	above $0.60000
	up to $0.33063			up to $0.69000
Second Target Distribution	above $0.33063	85%	15%	above $0.69000 (1)
	up to $0.35938			up to $0.75000
Third Target Distribution	above $0.35938	75%	25%	above $0.75000 (2)
	up to $0.43125			up to $0.90000
Thereafter	above $0.43125	50%	50%	above $0.90000 (3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The following table assumes that immediately prior to the reset there are 84,915,197 common units and 1,732,963 general partner units, representing a 2% general partner interest, outstanding, and that the average distribution to each common unit is $0.60 for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

			General Partner Cash Distributions
	Quarterly	Common	Prior to Reset
	Distribution	Unitholders Cash		2% General
	per Unit	Distributions	Class B	Partner			Total
	Prior to Reset	Prior to Reset	Units	Interest	IDRs	Total	Distributions

Minimum Quarterly Distribution	$0.28750	$24,413,119	$—	$498,227	$—	$498,227	$24,911,346
First Target Distribution	above $0.28750	3,661,968	—	74,734	—	74,734	3,736,702
	up to $0.33063
Second Target Distribution	above $0.33063	2,441,312	—	57,443	373,377	430,820	2,872,132
	up to $0.35938
Third Target Distribution	above $0.35938	6,103,280	—	162,754	1,871,672	2,034,426	8,137,706
	up to $0.43125
Thereafter	above $0.43125	14,329,439	—	573,178	13,756,261	14,329,439	28,658,878

		$50,949,118	$—	$1,366,336	$16,001,310	$17,367,646	$68,316,764

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 84,915,197 common units, 26,668,850 Class B common units issued as a result of the reset and 2,277,225 general partner units, outstanding, and that the average distribution to each common unit is $0.60000 for the two quarters prior to the reset. The number of Class B common units issued as a result of the reset was calculated by dividing (x) $16,001,310 as the average of the amounts received by the general partner in respect of its incentive distribution rights, or IDRs, for the two quarters prior to the reset as shown in the table above by (y) the $0.60000 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

General Partner Cash Distributions After Reset
Class B
	Quarterly	Common	Units
	Distribution	Unitholders Cash	Issued as a	2% General
	per Unit	Distributions	Result of	Partner			Total
	After Reset	After Reset	the Reset	Interest	IDRs	Total	Distributions

Minimum Quarterly Distribution	$0.60000	$50,949,118	$16,001,310	$1,366,336	$—	$17,367,646	$68,316,764
First Target Distribution	above $0.60000	—	—	—	—	—	—
up to $0.69000
Second Target Distribution	above $0.69000	—	—	—	—	—	—
up to $0.75000
Third Target Distribution	above $0.75000	—	—	—	—	—	—
up to $0.90000
Thereafter	above $0.90000	—	—	—	—	—	—

		$50,949,118	$16,001,310	$1,366,336	$—	$17,367,646	$68,316,764

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering an amount of available cash from capital surplus equal to the initial public offering price;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of common units into which a subordinated unit is convertible; and

•	the number of GP units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. The two-for-one split would also result in the number of GP units evidencing the general partner interest being doubled. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the general partner may reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the Class B common unitholders, pro rata, and 2% to the general partner, until the capital account for each Class B common unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount for the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fifth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•	sixth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•	seventh, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of Class B common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the Class B common unitholders have been reduced to zero;

•	third, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

The following table shows (i) selected historical financial and pipeline system data of Wyoming Interstate Company, Ltd. (WIC or the Predecessor), (ii) selected pro forma financial data of El Paso Pipeline Partners, L.P., and (iii) selected pro forma financial and pipeline system data of CIG and SNG, in which we own 10% general partner interests for the periods and as of the dates indicated. The selected historical financial data of WIC as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from the historical audited financial statements of WIC included elsewhere in this prospectus. The selected historical unaudited financial data as of and for the nine months ended September 30, 2006 and 2007 of WIC are derived from the historical unaudited condensed financial statements of WIC, appearing elsewhere in this prospectus. The selected historical financial data of WIC as of December 31, 2002, 2003, and 2004 and for the years ended December 31, 2002 and 2003 are derived from the historical audited financial statements of WIC. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

El Paso Pipeline Partners, L.P.  The selected pro forma financial data of El Paso Pipeline Partners, L.P. for the year ended December 31, 2006, and as of and for the nine months ended September 30, 2007 are derived from the unaudited pro forma financial statements of El Paso Pipeline Partners, L.P. included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected at the closing of this offering had taken place on September 30, 2007, in the case of the pro forma balance sheet, and as of January 1, 2006, in the case of the pro forma statements of income for the year ended December 31, 2006, and for the nine months ended September 30, 2007. These transactions include:

•	El Paso restructuring its ownership of WIC, CIG and SNG, including causing CIG and SNG to convert to general partnerships, causing CIG to transfer to El Paso its ownership of WIC and Colorado Water Supply Company, causing SNG to transfer to El Paso its equity investment in Citrus Corp. and its wholly-owned subsidiaries, Southern LNG Inc. and Elba Express Company, LLC and causing CIG and SNG to adjust certain of their historical notes receivable balances under the cash management program with El Paso for the effects of this restructuring. In connection with the transfer of Elba Express Company, LLC to El Paso, SNG retained a non-economic 10% voting interest in Elba Express Company, LLC for a period of 3 years;

•	the contribution by El Paso or its subsidiaries of certain of their assets, including 10% interests in CIG and SNG to us or our subsidiaries;

•	the issuance to a subsidiary of El Paso of 32,187,786 common units and 27,727,411 subordinated units, representing an aggregate 69.1% limited partner interest in us;

•	the issuance to El Paso Pipeline GP Company, L.L.C., our general partner and a subsidiary of El Paso, of a 2% general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.33063 per unit per quarter (115% of the minimum quarterly distribution);

•	the issuance of 25,000,000 common units to the public in this offering, representing a 28.9% limited partner interest in us, and the use of proceeds of the offering as described in “Use of Proceeds”; and

•	the entering into a new $750 million credit facility under which we expect to borrow $425 million at the closing of this offering and using the net proceeds from the funds borrowed as described under the caption “Use of Proceeds.”

Investment in CIG and SNG.  The selected unaudited pro forma financial data of CIG and SNG are derived from the unaudited pro forma financial statements of CIG and SNG included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions that will be effected prior to the closing of this offering related to CIG and SNG had taken place on January 1, 2004. These transactions include the restructurings of CIG and SNG mentioned above.

								El Paso Pipeline
	Wyoming Interstate							Partners, L.P.
	Company, Ltd. (Predecessor)							Pro Forma
						Nine Months			Nine Months
						Ended		Year Ended	Ended
	Year Ended December 31,					September 30,		December 31,	September 30,
	2002	2003	2004	2005	2006	2006	2007	2006	2007
	(In millions, except per unit and pipeline system data)
Statement of Operations Data:
Total operating revenues	$69	$77	$73	$81	$97	$71	$81	$97	$81
Operating expenses:
Operation and maintenance	21	9	16	29	14	7	18	14	18
Depreciation and amortization	12	12	12	12	14	10	12	14	12
Taxes, other than income taxes	2	2	2	2	2	2	3	2	3

Total operating expenses	35	23	30	43	30	19	33	30	33

Operating income, net	$34	$54	$43	$38	$67	$52	$48	$67	$48

Earnings from unconsolidated affiliates	—	—	—	—	—	—	—	31	26
Other income	—	3	1	3	4	4	4	4	4
Interest and debt expense	(3)	(3)	(1)	(1)	—	—	—	(25)	(19)
Affiliated interest expense, net	(2)	(2)	(2)	(2)	(6)	(5)	(5)	—	—

Net income	$29	$52	$41	$38	$65	$51	$47	$77	$59

Net income per limited partners’ unit Common units								$1.15	$0.86
Subordinated units								$0.35	$0.31
Balance Sheet Data (at period end):
Total assets	$347	$335	$339	$407	$465		$562		$808
Property, plant and equipment, net	329	318	320	384	436		538		538
Investments in unconsolidated affiliates	—	—	—	—	—		—		244
Long-term debt including capital lease obligations	51	39	28	9	8		8		433
Total partners’ capital	151	187	215	272	327		374		346
Other Financial Data:
Adjusted EBITDA			$56	$53	$85	$66	$64	$104	$87
Cash available for distribution			51	45	71	55	52	67	58
Pipeline System Data:
Transportation capacity (Bcf/d)			2	2	2	2	2
Contracted firm capacity (Bcf/d)			2	2	2	2	2
Transported volumes (Bcf)			452	583	703	514	557

Unconsolidated Affiliates:	CIG Pro Forma				SNG Pro Forma
				Nine Months				Nine Months
	Year Ended			Ended	Year Ended			Ended
	December 31,			September 30,	December 31,			September 30,
	2004	2005	2006	2007	2004	2005	2006	2007
	(In million, except pipeline system data)

Statement of Operations Data (our 10%):
Net income	$11	$11	$14	$10	$16	$16	$17	$16

Other Financial Information (our 10%):
Adjusted EBITDA			18	13			30	24
Cash available for distribution			11	10			8	13

Pipeline System Data (100% basis):
Transportation capacity (Bcf/d)			3	3			4	4
Contracted firm capacity (Bcf/d)			3	3			4	4
Transported volumes (Bcf)			712	606			791	637

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and our 10% share of estimated cash available for distribution from CIG and SNG in respect of the applicable period; less equity in earnings of CIG and SNG. Cash available for distribution is defined as Adjusted EBITDA less cash interest expense, net of interest income, maintenance capital expenditures, other income, and incremental general and administrative expense of being a public company.

For CIG and SNG, we define Adjusted EBITDA as net income plus interest and debt expense, affiliated interest expense (net of affiliated interest income) and depreciation and amortization and cash available from unconsolidated affiliates less equity in earnings from unconsolidated affiliates. Our equity share of CIG’s and SNG’s Adjusted EBITDA is 10%. Cash available for distribution for CIG and SNG is defined as Adjusted EBITDA plus cash received for affiliated interest income generated from advances under El Paso’s cash management program less cash interest expense, maintenance capital expenditures and other income, net.

Our historical cash available and pro forma cash available for distribution does not reflect changes in working capital balances. Our pro forma cash available for distribution for the year ended December 31, 2006 and the nine months ended September 30, 2007 includes our anticipated incremental general and administrative expense of being a publicly traded partnership.

Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•	our operating performance and return on invested capital as compared to those of other publicly traded limited partnerships that own energy infrastructure assets, without regard to their financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Adjusted EBITDA and cash available for distribution as presented may not be comparable to similarly titled measures of other companies. Furthermore, while cash available for distribution is a measure we use to assess our ability to make distributions to our unitholders, cash available for distribution should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period.

	Wyoming Interstate
	Company, Ltd.					El Paso Pipeline Partners, L.P.
	(Predecessor)					Pro Forma
				Nine Months			Nine Months
	Year Ended			Ended		Year Ended	Ended
	December 31,			September 30,		December 31,	September 30,
	2004	2005	2006	2006	2007	2006	2007
	(in millions)

Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$41	$38	$65	$51	$47	$77	$59
Less:
Earnings from unconsolidated affiliates (pro forma)(1)
CIG						14	10
SNG						17	16
Add:
Interest and debt expense	1	1	—	—	—	25	19
Affiliated interest expense, net	2	2	6	5	5	—	—
Depreciation and amortization	12	12	14	10	12	14	12
Cash available for distribution from unconsolidated affiliates (pro forma)(1)
CIG						11	10
SNG	—	—	—	—	—	8	13

Adjusted EBITDA	$56	$53	$85	$66	$64	$104	$87

Less:
Cash interest expense, net	1	1	—	—	—	25	19
Cash paid for affiliated interest expense, net	2	2	6	5	5	—	—
Maintenance capital expenditures	1	1	4	3	3	4	3
Other income	1	4	4	3	4	4	4
Incremental general and administrative expense of being a public company	—	—	—	—	—	4	3

Cash available for distribution	$51	$45	$71	$55	$52	$67	$58

Reconciliation of “Adjusted EBITDA” to “Net Cash Provided by Operating Activities”
Net cash provided by operating activities	$58	$59	$53	$33	$58
Interest and debt expense	1	1	—	—	—
Affiliated interest expense, net	2	2	6	5	5
Changes in operating working capital	1	(10)	13	17	(3)
Other	(6)	1	13	11	4

Adjusted EBITDA	$56	$53	$85	$66	$64

(1)	Amounts have been adjusted for certain asset distributions prior to the offering as further described in the unaudited pro forma consolidated financial statements of CIG and SNG included elsewhere in this prospectus.

		Pro Forma
	Pro Forma	Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2006	2007
	(In millions)
Colorado Interstate Gas Company(1)

Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$136	$102
Add:
Interest and debt expense	47	34
Depreciation and amortization	30	23
Cash available for distribution from unconsolidated affiliate — WYCO	1	1
Less: Affiliated interest income, net	37	33
Earnings from unconsolidated affiliate — WYCO	1	1

Adjusted EBITDA — 100%	$176	$126

Adjusted EBITDA — our 10%	$18	$13

Less:
Cash interest expense, net	47	34
Maintenance capital expenditures	52	23
Other income	2	2
Add: Cash received for affiliated interest income, net	37	33

Cash available for distribution — 100%	$112	$100

Cash available for distribution — our 10%	$11	$10

Southern Natural Gas Company(1)

Reconciliation of “Adjusted EBITDA” and “Cash Available for Distribution” to “Net Income”
Net income	$173	$156
Add:
Interest and debt expense	95	66
Depreciation and amortization	49	38
Cash available for distribution from unconsolidated affiliate — Bear Creek	18	13
Less: Affiliated interest income, net	24	19
Earnings from unconsolidated affiliate — Bear Creek	16	11

Adjusted EBITDA — 100%	$295	$243

Adjusted EBITDA — our 10%	$30	$24

Less:
Cash interest expense, net	94	66
Maintenance capital expenditures(2)	135	55
Other income	7	11
Add: Cash received for affiliated interest income, net	24	19

Cash available for distribution — 100%	$83	$130

Cash available for distribution — our 10%	$8	$13

(1)	Amounts have been adjusted for certain asset distributions and other related transactions prior to the offering as further described in the unaudited pro forma consolidated financial statements of CIG and SNG elsewhere in this prospectus.

(2)	Amounts include capital expenditures related to hurricane repairs of $65 million for the year ended December 31, 2006 and $(3) million for the nine months ended September 30, 2007 both net of related insurance recoveries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis should be read in conjunction with our historical consolidated financial statements and accompanying footnotes and our pro forma financial statements included elsewhere in this prospectus. MD&A includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from statements we make. Factors that could cause actual results to differ include those risks and uncertainties that are discussed in “Risk Factors” included elsewhere in this prospectus.

The historical financial information contained in this Management’s Discussion and Analysis is that of WIC, which is our primary 100% owned asset and is considered the predecessor of the partnership for accounting purposes. The results for WIC represent those of Wyoming Interstate Company, Ltd. before the impact of any pro forma adjustments related to the formation transactions and the offering. Upon completion of this offering, we will also own 10% general partner interests in each of CIG and SNG. Since our ownership interest in CIG and SNG is not reflected in the following historical discussion, the historical results of operations and the period-to-period comparisons of results presented herein and certain financial data may not be indicative of future results. We have included a discussion in this Management’s Discussion and Analysis of liquidity, industry trends and other items that may affect the partnership and each of our general partner interests in CIG and SNG as they operate in the future. The matters discussed in our Management’s Discussion and Analysis are as follows:

•	General description of our business assets and operations, how we evaluate our operations, and information regarding the contracts, revenues, expenses that may impact our performance and the cash available for distribution of WIC and our 10% general partner interest of each of CIG and SNG.

•	Comparative discussion of WIC’s historical results of operations, along with a discussion of future trends and outlook, including a discussion of expansion projects that may affect the WIC, CIG and SNG systems.

•	Liquidity and capital resource related matters, including our available liquidity, sources and uses of cash, WIC’s historical cash flow activities, contractual obligations and commitments, and critical accounting policies, among other items.

General

Our Business.  We are a growth-oriented Delaware limited partnership recently formed by El Paso to own and operate natural gas transportation and storage assets. We hold a 100% ownership interest in the approximately 700-mile WIC interstate natural gas pipeline system with a design capacity of approximately 2.3 Bcf/d and an average daily throughput in 2006 of 1,914 BBtu/d. EBIT for the year ended December 31, 2006 was $71 million and for the nine month period ended September 30, 2007 was $52 million. We intend to grow our business through organic and greenfield expansion opportunities as well as through strategic asset acquisitions from third parties, El Paso or both. Please read “— Future Trends and Outlooks” for a further discussion of our expansion projects.

Upon completion of this offering, we will also own interests in the following:

•	Colorado Interstate Gas Company (CIG). We will own a 10% general partner interest in CIG, an interstate natural gas pipeline system with approximately 4,000 miles of pipeline with a design capacity of approximately 3.0 Bcf/d and an average daily throughput in 2006 of 2,008 BBtu/d and associated storage facilities with 29 Bcf of underground working natural gas storage capacity.

•	Southern Natural Gas Company (SNG). We will own a 10% general partner interest in SNG, an interstate natural gas pipeline system with approximately 7,600 miles of pipeline with a design capacity of approximately 3.7 Bcf/d and an average daily throughput in 2006 of 2,168 BBtu/d and associated storage facilities with a total of approximately 60 Bcf of underground working natural gas storage capacity, which includes the storage capacity associated with a 50% ownership interest in the Bear Creek Storage Company joint venture.

Growth Projects.  As discussed further below, each of WIC, CIG and SNG have significant expansion projects in progress. WIC has two major expansion projects with a capital budget of $196 million which are expected to be in-service on or before July 2008. Through 2008, CIG, in which we own a 10% general partner interest expects to spend approximately $117 million on contracted organic growth projects. Through 2012, SNG, in which we own a 10% general partner interest, expects to spend approximately $578 million on organic growth projects. We expect to initially fund our 10% share of the cost of the CIG and SNG expansion projects through borrowings under our new revolving credit facility. Our future growth may also come through acquisitions from third parties, El Paso, or both.

How We Evaluate Our Operations

Contract Mix and Percentage of Physical Capacity Sold.  The contract mix and level of capacity sold impacts our revenues on the WIC system as well as the equity earnings we will recognize on our investments in CIG and SNG. Each of our systems competes for transportation and storage customers based on the type of service a customer needs, operating flexibility, receipt and delivery points and geographic flexibility and available capacity and price. They provide a significant portion of their transportation and storage services through firm contracts and derive a smaller portion of their revenues through interruptible contracts. They seek to maximize the portion of physical capacity that is contracted for firm contracts. To the extent that physical capacity that is contracted for firm service is not being fully utilized, our systems may contract such capacity for interruptible service. The table below sets forth certain information regarding contract composition for each of our systems, as of and for the year ended December 31, 2006:

					% of
					Physical	Weighted
		Tariff Revenue Composition %(1)			Design	Average
		Firm Contracts			Capacity	Remaining
	Our	Capacity	Variable		Subscribed	Contract
	Ownership	Reservation	Usage	Interruptible	Under Firm	Life (In
	Interest	Charges(2)	Charges	Contracts	Contracts(3)	Years)(4)

WIC	100%	97.8%	1.8%	0.4%	100%	6.8
CIG	10%	92.3%	6.0%	1.7%	100%	6.1
SNG	10%	89.0%	7.0%	4.0%	97%	5.8

(1)	Excludes liquids transportation revenue, amounts associated with retained fuel and, in the case of CIG, liquids revenue associated with CIG’s processing plants. Please read “— Operational Fuel and other Gas Revaluations and Processing Revenues” below for a description of fuel retention. The revenues described in this table constituted approximately 99%, 83% and 97% of WIC’s, CIG’s and SNG’s total revenues, respectively, earned during the year ended December 31, 2006 and this composition did not change materially during the nine month period ended September 30, 2007.

(2)	Approximately 10% and 9% of total capacity reservation revenues for CIG and SNG, respectively, are the result of storage service charges.

(3)	Contract levels on CIG and WIC include forward haul capacity and back haul capacity.

(4)	The weighted average remaining contract life is determined by weighting the remaining life of each contract by the amount of revenue that is covered by the contract as of December 31, 2006.

Firm transportation service requires each system to reserve pipeline capacity for a customer between certain receipt and delivery points. Firm customers generally pay a “demand” or “capacity reservation” fee based on the amount of capacity being reserved regardless of whether the capacity is used, plus a usage fee. Many of the transportation customers on our systems also reserve a specific amount of storage capacity, including injection and withdrawal rights, and generally pay a capacity reservation charge based on the amount of capacity being reserved plus an injection and/or withdrawal fee. Annual capacity reservation revenues are based upon the capacity reserved and not the capacity actually used. The high percentage of our business derived from capacity reservation fees mitigates the risk of revenue fluctuations due to changes in near-term supply and demand conditions. As of September 30, 2007, approximately 52%, 70% and 86% of the revenue of WIC, CIG and SNG from firm contracts were subject to the maximum rates prescribed for in their respective tariffs. Discounted or negotiated rates are on average at approximately 82%, 54% and 84% of WIC’s, CIG’s and SNG’s current maximum tariff rates, respectively.

Interruptible transportation and storage service is typically short term in nature and is generally used by customers that either do not need firm service or have been unable to contract for firm service. These customers pay only for the volume of gas actually transported or stored. The obligation to provide this service is limited to available capacity (provided that potential shippers are willing to pay full recourse rates) not otherwise used by firm customers, and customers receiving services under interruptible contracts are not assured capacity on the pipeline or storage facility. Although the pipelines are obligated to provide interruptible services only if a shipper is willing to pay the full recourse rate, our systems provide our interruptible service at competitive prices in order to be in a position to capture short term market opportunities as they occur.

Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” which may be above or below the FERC regulated “recourse rate” for that service and that contract must be filed and accepted by FERC. As of September 30, 2007, approximately 45% of WIC’s contracted firm capacity rights was committed under “negotiated rate” contracts, and approximately 11% of CIG’s and SNG’s contracted firm capacity rights were committed under “negotiated rate” contracts. These “negotiated rate” contracts are not generally subject to adjustment for increased costs which could be produced by inflation or other factors relating to the specific facilities being used to perform the services. It is possible that costs to perform services under these “negotiated rate” contracts will exceed the negotiated rates. If this occurs, it could decrease the cash flow realized by WIC, CIG and SNG and, therefore, impact the cash we have available for distribution to our unitholders. The “negotiated rate” contract revenues also are not decreased if costs decrease, providing a level of rate stability.

Operating, General and Administrative Expenses.  The general and administrative expenses and operating expenses (other than those related to fuel and gas balance items, which are discussed below) on our systems typically do not vary significantly based upon the amount of gas transported or stored. While expenses may not materially vary with throughput, they can vary significantly from period to period. The timing of expenditures during a year generally fluctuate with customer demands as our systems typically endeavor to schedule as much planned maintenance as possible during off-peak periods. Changes in regulation can also impact maintenance requirements and affect the timing and amount of our costs and expenditures. As an example, the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 set new standards for pipelines in assessing the safety and reliability of the pipeline infrastructure and we have incurred and will continue to incur additional costs, as have other pipelines, to meet these standards. For more information read “Business — Safety and Maintenance.”

Operational Fuel and Other Gas Revaluations and Processing Revenues.  Our systems obtain in-kind fuel reimbursements from shippers in accordance with each individual pipeline’s tariff or with applicable contract terms. Natural gas imbalances and other gas owed to shippers (such as excess fuel retention) and interconnecting pipelines are revalued to an index price and these obligations are periodically settled in cash or in-kind pursuant to each individual tariff or balancing contract.

For WIC, pricing volatility may impact the value of under or over recoveries of retained natural gas, as well as imbalances and system encroachments. We obtain in-kind fuel reimbursements from shippers in accordance with each individual tariff or applicable contract terms. We revalue our natural gas imbalances and other gas owed to shippers (such as excess fuel retention) to a market index price and periodically settle these obligations in cash or in-kind pursuant to each individual tariff or balancing contract.

Currently, WIC’s tariff provides that the volumetric difference between fuel retained and fuel burned will be flowed-through or charged to shippers. WIC filed a tariff change at FERC in September 2007 to establish a fuel and related gas balance recovery mechanism which, if approved, will recover all cost impacts, or to flow through to shippers any revenue impacts of all such items. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to April 1, 2008, subject to the outcome of a technical conference on the proposed tariff change which has not yet been scheduled. WIC currently experiences variability in earnings and, to a lesser extent, cash flow under its fuel recovery mechanism. We record the impact of all fuel imbalance revaluation and related gas balance items in the operation and maintenance expense line of our income statement. To the extent we experience a gain as a result of falling gas prices, we reduce our operation and maintenance expense by the amount of the gain, and to the extent we experience a loss, we increase our operation and maintenance expense by the amount of the loss. We only realize additional cash income or loss to the extent we settle our imbalances in cash or through the purchase of gas. Historically, the cash component has been a relatively small portion of the total amount of the imbalance adjustments. Accordingly, our earnings and cash flow variability related to price revaluations will be reduced if the FERC approves this fuel tracker.

Currently, CIG’s tariff provides that the volumetric difference between fuel retained and fuel burned will be flowed-through or charged to shippers. The CIG tariffs provide that all liquid revenue proceeds, including those associated with CIG’s processing plants, are used to reimburse shrinkage or other system fuel and lost-or-unaccounted-for costs and variations in liquids revenues and variations in shrinkage volumes are included in the reconciliation of retained fuel and burned fuel. These provisions have historically resulted in positive and negative variation in CIG’s results, and CIG must purchase gas volumes from time to time due, in part, to such shrinkage associated with liquids production. CIG records these income or expense adjustments in the operation and maintenance expense line of its income statement, and these adjustments vary with both price and quantity. In August 2007, CIG filed a tariff change with the FERC to modify its fuel recovery mechanism to recover all cost impacts, or flow through to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. This tariff filing was protested by certain shippers and FERC has suspended the effective date to March 1, 2008, subject to the outcome of a technical conference on the proposed tariff change that is scheduled for November 2007.

SNG’s tariff provides for a fuel sharing where SNG may retain certain gas quantities associated with fuel efficiencies as discussed further herein. The SNG tariff provides for a recovery mechanism for costs associated with imbalances.

EBIT.  We use earnings before interest expense and income taxes (EBIT) as a key measure to assess the operating results and effectiveness of our business which consists of consolidated operations as well as equity interests in unconsolidated affiliates. We believe EBIT is useful to our investors because it allows them to more effectively evaluate our operating performance using the same performance measure analyzed internally by our management. EBIT is defined as net income adjusted for (i) items that do not impact our income from continuing operations, (ii) income taxes, (iii) interest and debt expense and (iv) affiliated interest income. We exclude interest and debt expense from this measure so that our investors may evaluate our operating results independently from our financing methods. EBIT may not be comparable to measurements used by other companies. Additionally, EBIT should be considered in conjunction with net income and other performance measures such as operating income or operating cash flows.

EBIT should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP.

Factors That Impact Our Business

The high percentage of our revenues derived from capacity reservation fees on long-term, fixed-rate arrangements helps mitigate the risk to us of revenue fluctuations due to near-term changes in natural gas supply and demand conditions and price volatility. Our businesses can, however, be negatively affected by sustained downturns or sluggishness in the economy in general, and is impacted by shifts in supply and demand dynamics, the mix of services requested by our customers, competition and changes in regulatory requirements affecting our operations.

We believe the key factors that impact our business are the supply of and demand for natural gas in the markets in which we operate; our customers and their requirements; and government regulation of natural gas pipelines. These key factors, discussed in more detail below, play an important role in how we manage our operations and implement our long-term strategies.

Supply and Demand Dynamics

To effectively manage our business, we monitor our market areas for both short-term and long-term shifts in natural gas supply and demand. Changes in natural gas supply such as new discoveries of natural gas reserves, declining production in older fields and the introduction of new sources of natural gas supply, such as imported LNG, directly or indirectly affect the demand for our services from both producers and consumers. As these supply dynamics shift, we anticipate that we will continue to actively pursue projects that link new sources of supply to producers and consumers willing to contract for transportation on a long-term firm basis. Changes in demographics, the amount of electricity generation, prevailing weather conditions and shifts in residential and commercial usage affect our customers’ overall demand for natural gas. As customer demand dynamics change, we anticipate that we will create new services or capacity arrangements that meet their long-term requirements.

Customers

We transport natural gas for a broad mix of customers, including natural gas distribution companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. In addition to serving directly connected U.S. Rocky Mountain markets, our pipeline system has access to customers in various regions of the United States through its interconnections with major pipelines. Our customers use our transportation services for a variety of reasons. Natural gas distribution companies and electric generation companies typically require a secure and reliable supply of natural gas over a prolonged period of time to meet the needs of their customers and frequently enter into long-term firm transportation and storage contracts to ensure both a ready supply of natural gas and sufficient transportation capacity over the life of the contract. Producers of natural gas require the ability to deliver their product to market and frequently enter into firm transportation contracts to ensure that they will have sufficient capacity available to deliver their product to delivery points with greater market liquidity. Marketers and traders of natural gas that generate income from buying and selling natural gas use our storage and transportation services to capitalize on price differentials over time or between markets. Our customer mix can vary over time and largely depends on the natural gas supply and demand dynamics in our markets.

Competition

Our systems compete primarily with other interstate and intrastate pipelines in the transportation of natural gas. Some of our competitors have greater financial resources and may now, or in the future, have access to greater supplies of natural gas than we do. Some of these competitors may expand or construct transportation systems that would create additional competition for the services we provide to our customers. In addition, future pipeline transportation capacity could be constructed in excess of actual demand, which could reduce the demand for our services, at least in particular supply or market areas we serve, and the rates that we receive for our services. As a result of a substantial majority of our capacity being reserved on a long-term, fixed-rate basis, our revenues are not significantly affected by variation in customers’ actual usage resulting from increased competition during the near-term.

Regulation

Regulation of natural gas transportation by FERC and other federal and state regulatory agencies, including the Department of Transportation has a significant impact on our business. FERC regulatory policies govern the rates that each pipeline is permitted to charge customers for interstate transportation and storage of natural gas. Under certain circumstances we may also use “negotiated rates” that differ from the rates imposed by FERC. For more information see “Business — Regulatory Environment” and “Business — Safety and Maintenance.”

Results of Operations

The following provides a summary of our results of operations for WIC for each of the nine month periods ended September 30, 2007 and 2006 and for each of the years ended December 31, 2006, 2005 and 2004.

	Years Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(In millions, except volumes)

Operating revenues	$73	$81	$97	$71	$81
Operating expenses	(30)	(43)	(30)	(19)	(33)

Operating income	43	38	67	52	48
Other income, net	1	3	4	4	4

EBIT	44	41	71	56	52
Interest expense, net	(3)	(3)	(6)	(5)	(5)

Net income	$41	$38	$65	$51	$47

Throughput volumes (BBtu/d)(1)	1,214	1,572	1,914	1,870	2,027

(1)	Throughput volumes include 204 BBtu/d, 174 BBtu/d, and 158 BBtu/d transported on behalf of CIG for the years ended December 31, 2006, 2005 and 2004, and 239 BBtu/d and 188 BBtu/d transported on behalf of CIG for the nine months ended September 30, 2007 and 2006.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

The following provides a summary of our results of operations using EBIT for WIC for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006:

	Operating	Operating	EBIT
	Revenues	Expenses	Impact
	Favorable/(Unfavorable)
	(In millions)

Transportation revenues	$4	$—	$4
Expansions	5	(2)	3
Operational gas and revaluations	—	(10)	(10)
Other(1)	1	(2)	(1)

Total impact on EBIT	$10	$(14)	$(4)

(1)	Consists of individually insignificant items.

Transportation revenues.  During the nine months ended September 30, 2007, WIC experienced higher revenues of approximately $4 million as a result of increased demand for firm capacity on its mainline of approximately $2 million and on its Medicine Bow lateral of approximately $2 million.

Expansions.  During the nine months ended September 30, 2007, WIC’s revenues and expenses were higher as a result of the completion of the Piceance lateral expansion in March 2006.

In June 2007, the FERC granted a certificate of authorization for WIC’s Kanda lateral and related compression expansion project. This project will provide an additional 400 MMcf/d of firm transportation capacity out of the Uinta Basin area and up to 150 MMcf/d of additional firm transportation capacity on a portion of the WIC mainline in Wyoming. The estimated cost to complete the remainder of this project is approximately $68 million and the anticipated in-service date is January 2008.

In October 2007, the FERC granted a certificate of authorization for our WIC Medicine Bow expansion project. This project will provide approximately 330 MMcf/d of additional transportation capacity on the Medicine Bow lateral in Wyoming. The estimated cost of the project is $32 million and the anticipated in-service date is July 2008.

Operational gas and revaluations.  As discussed previously, our existing fuel recovery mechanism results in variability in our earnings due to changing prices and volumes of system imbalance. Changes in natural gas prices affect our operating results due to revaluations of imbalances and other amounts owed to shippers. Natural gas prices decreased for the nine months ended September 30, 2006, which favorably impacted the revaluation of imbalances and other amounts owed to shippers during that period. Increases in natural gas prices experienced during the first two quarters of 2007 unfavorably impacted the overall revaluation of these amounts for the nine months ended September 30, 2007. We value these imbalances due to or from shippers and operators at index prices. While the change in the value of these imbalances is recorded in our operation and maintenance expense each period, we only realize cash income or losses when we settle our imbalances through the purchase of gas or a cash payment. Imbalances are settled in cash or made up in-kind, subject to the terms of the tariff. WIC filed a tariff change at FERC in September 2007 to establish a fuel and related gas balance recovery mechanism which, if approved, will recover all cost impacts, or flow through to shippers any revenue impacts, of all such items. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to April 1, 2008, subject to the outcome of a technical conference on the proposed tariff change which has not yet been scheduled.

Year Ended December 31, 2006 Compared to December 31, 2005

The following is a discussion of factors impacting our results:

	Operating	Operating	Other	EBIT
	Revenues	Expenses	Income, Net	Impact
	Favorable/(Unfavorable)
	(In millions)

Transportation revenues	$7	$—	$—	$7
Expansions	9	(2)	—	7
Operational gas and revaluations	—	19	—	19
Other(1)	—	(4)	1	(3)

Total impact on EBIT	$16	$13	$1	$30

(1)	Consists of individually insignificant items.

Transportation Revenues.  For the year ended December 31, 2006, WIC recorded higher operating revenues of approximately $7 million primarily as a result of increased demand for firm capacity on its mainline system.

Expansions.  For the year ended December 31, 2006, WIC’s operating revenues and operating expenses were higher as a result of the completion of the Piceance Basin expansion in March 2006.

Operational gas and revaluations.  Changes in natural gas prices affect our operating results due to revaluations of imbalances and other amounts owed to shippers. For the year ended December 31, 2005, WIC experienced an increase in obligations for imbalances owed to customers as a result of increased natural gas prices. Additionally, natural gas prices decreased for the year ended December 31, 2006 favorably impacting WIC’s results during that period. Please read “— General — Operational Fuel and Other Gas Revaluations and Processing Revenues.”

Year Ended December 31, 2005 Compared to December 31, 2004

The following is a discussion of factors impacting our results:

	Operating	Operating	Other	EBIT
	Revenues	Expenses	Income, Net	Impact
	Favorable/(Unfavorable)
	(In millions)

Transportation revenues	$6	$—	$—	$6
Expansions	2	—	—	2
Operational gas and revaluations	—	(12)	—	(12)
Other(1)	—	(1)	2	1

Total impact on EBIT	$8	$(13)	$2	$(3)

(1)	Consists of individually insignificant items.

Transportation Revenues.  For the year ended December 31, 2005, WIC experienced higher transportation revenues on its systems primarily due to an increase in demand for firm capacity on its mainline system.

Expansions.  For the year ended December 31, 2005, WIC’s revenues were higher as a result of the Echo Springs lateral expansion project completed in the fourth quarter of 2004.

Operational gas and revaluations.  For the year ended December 31, 2005, WIC experienced an increase in its obligations for imbalances owed to customers primarily as a result of an increase in natural gas prices used to revalue its imbalances.

Future Trends and Outlook

We expect WIC to continue to be affected by certain key trends described below under “— Growing Markets.” These expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results. Please read “Risk Factors.” The markets and customers served by WIC, CIG and SNG have been experiencing growth, both in natural gas supplies available for transportation and increased demand in the market areas serviced by the systems.

WIC Expansion Projects.  During the five years ended December 31, 2006, WIC added approximately 470 BBtu/d of additional mainline system or lateral transportation capacity at a cost of approximately $145 million.

In order to enhance its transportation services for expanding natural gas supplies, WIC has two major expansion projects in progress with a capital budget of $196 million, of which approximately $103 million had been spent as of September 30, 2007. Long term transportation contracts with customers will allow full recovery of the cost of service of the projects (including a return on WIC’s investment), and these projects are expected to be in-service on or before July 2008.

•	Kanda lateral. In July 2007, construction on the Kanda lateral and mainline expansion project commenced. The project will add an additional 123 miles of 24” pipeline from the Uinta Basin in eastern Utah to the WIC mainline and 20,620 horsepower of compression at Wamsutter. The Kanda lateral will provide interconnections to the WIC mainline and to each of the CIG, Overthrust and Northwest pipeline systems and to a new Anadarko natural gas processing plant. The Kanda lateral and associated compression will add capacity of approximately 400 MMcf/d from the Uinta Basin to the WIC mainline at Kanda and increase capacity by approximately 150 MMcf/d from Kanda to Wamsutter on the WIC mainline. WIC has received FERC approval for the expansion project and the estimated in-service date is January 2008. The total cost of the Kanda lateral and related compression project will be approximately $164 million. The Kanda lateral project is fully contracted to cover the cost of service of the project (including a return on WIC’s investment) with Anadarko Petroleum Corporation pursuant to firm transportation contracts expiring in 2022.

•	Medicine Bow expansion. The Medicine Bow expansion project consists of the addition of 24,930 horsepower of compression to the Medicine Bow lateral at the existing Douglas compressor station in Converse County, Wyoming to increase the transportation capacity of that lateral line by approximately 330 MMcf/d for increased supplies of Powder River Basin production. The Medicine Bow lateral line consists of 24” and 36” pipeline and interconnects at the Cheyenne Hub with third party pipeline systems. The estimated cost of the Medicine Bow expansion project is $32 million with an estimated in-service date of July 2008. WIC received FERC approval in October 2007 for the expansion project. The Medicine Bow expansion project is fully contracted to cover the cost of service of the project (including a return of WIC’s investment) with Yates Petroleum, Anadarko Petroleum Corporation and, beginning one year after the expansion project is in-service, Williams Power Company, Inc., pursuant to firm transportation agreements expiring in 2015, 2018 and 2019, respectively. WIC also recently extended contracts for many of its existing Medicine Bow lateral shippers.

•	Other. There are other expansion projects are in various stages of evaluation and development on the WIC system. The feasibility of those projects will be driven by activity levels in the supply basins served by WIC.

CIG and SNG Expansion Projects.  During the five years ended December 31, 2006, CIG added approximately 0.2 Bcf/d of additional system capacity at a cost of approximately $94 million and SNG added approximately 0.8 Bcf/d of additional system capacity at a cost of approximately $426 million. Future expansions in the systems in which we will own an equity interest are expected to result in growth in our income and cash that is available for distributions. The following is a discussion of the more significant expansion projects.

Through 2008, CIG expects to spend approximately $117 million on contracted organic growth projects. The expansion capital CIG expects to spend relates primarily to the Raton expansion, High Plains project, Totem Storage project, and various laterals and interconnects. Of these projects, the Raton expansion was placed in service in September 2007 and the High Plains pipeline project is estimated to be in-service in the fall of 2008. The remainder of these expansions will be in-service at various times from 2009 to 2012. In addition, CIG is currently evaluating three other expansion projects which would require up to $65 million in total capital expenditures during 2008, none of which are currently under contract.

In May 2007, SNG placed Phase I of the Cypress pipeline into service. The Phase I expansion has a total cost of approximately $255 million. Through 2012, SNG expects to additionally spend approximately $578 million on organic growth projects including $41 million spent through September 30, 2007. The expansion capital SNG expects to spend relates primarily to the Cypress Phases II and III, South System III, Southeast Supply Header, and Elba to Macon expansions. SNG currently expects the Cypress Phase II expansion to be in-service in May of 2008. The remainder of these expansions will be in-service at various times from 2009 to 2012.

Growing Markets.  According to a recent forecast by Energy and Environmental Analysis, Inc., or EEA (a wholly-owned subsidiary of ICF International Corp.), natural gas consumption in the United States is expected to grow from approximately 59 Bcf/d in 2006 to approximately 72 Bcf/d in 2016, or by approximately 2% per year. The industrial and electricity generation sectors are the largest users of natural gas in the United States. During the three years ended December 31, 2006, these two sectors accounted for the majority of the natural gas consumed in the United States. Additionally, significant natural gas demand comes from the residential and commercial sectors.

The electricity generation sector is the fastest growing demand sector in the natural gas market. Over 200 GW of new natural gas fired generation capacity has been brought online in the last ten years. Due to this expansion of capacity, this demand sector is expected to grow substantially in the next ten years. The growth in electricity generation demand for gas is expected to have a major impact in the southeast region of the United States. According to a recent forecast by EEA, the southeast is projected to be the fastest growing region for natural gas demand. EEA forecasts that overall demand in the United States and Canada will grow to 78.4 Bcf/d by 2011 and to 84.5 Bcf/d by 2016. The cumulative annual growth rates vary from less than 1% per year in the central south region to over 4% per year in the southeast region, which is projected to increase demand from 9.3 Bcf/d in 2006 to 13.8 Bcf/d in 2016.

Diversity of Supply Sources.  According to EEA, domestic gas production in the United States is not expected to keep pace with domestic consumption. Production in the lower 48 states is estimated to grow from 50.1 Bcf/d in 2006 to 56.5 Bcf/d in 2016. This compares to estimated U.S. natural gas demand in 2016 of approximately 72 Bcf/d.

The Rocky Mountain region of the United States is the fastest growing supply region in the United States. The recent forecast by EEA projects an increase of approximately 50% in natural gas production from the northern Rockies, rising from approximately 7.6 Bcf/d in 2006 to 11.5 Bcf/d in 2016. The increase in natural gas supplies from this area will be needed to replace diminished imports from Canada as a result of higher Canadian demand and to satisfy growing demand across the United States. The major contributors to production growth within this region are projected to be the Uinta, Piceance, and Green River basins.

The Gulf Coast region of the United States, which includes offshore Gulf of Mexico and east Texas, is the most prolific U.S. natural gas producing region. Based on data from EEA, the Gulf Coast region accounted for approximately 45% of U.S. natural gas supply in 2006, producing approximately 22 Bcf/d. According to EEA, natural gas production from onshore conventional sources and shallow waters in the Gulf of Mexico is expected to decline, though this decline is expected to be more than offset by expanding natural gas exploration and development activities in onshore unconventional tight gas plays, such as the Barnett Shale and Bossier Sands of north and east Texas, as well as increased exploration activities in deepwater Gulf of Mexico. Several pipeline projects have been proposed to transport gas received from the northern Texas area to the southeast. Please read “Business — Natural Gas Industry Overview.”

Influence of LNG Imports.  LNG is expected to become a more important part of the United States energy market and the FERC has certificated more than 15 new regasification terminals for various locations across the United States including several in southwest Louisiana. El Paso’s Elba Island LNG terminal is one of five existing regasification facilities in the United States. It is located near Savannah, Georgia, where it interconnects with the SNG system. The terminal is a rapidly growing new supply source that predominantly serves customers on the SNG system. A recently completed expansion increased the peak send-out capacity to 1.2 Bcf/d. Contracts are currently in place for expansion projects at El Paso’s Elba Island LNG terminal which will more than double its storage capacity. Other proposed LNG terminals, especially those in SNG’s supply area in the Gulf of Mexico may also prove to be important supply sources for SNG. Please read “Business — Natural Gas Industry Overview.”

Liquidity and Capital Resources

Overview.  Our ability to finance our operations, including our ability to fund capital expenditures, acquisitions, make cash distributions and satisfy any indebtedness obligations, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to a number of factors, some of which are beyond our control, including the impact of regulation on our ability to establish transportation and storage rates. Please read “Risk Factors.”

Historically, WIC’s sources of liquidity included cash generated from operations, external debt and funding from El Paso and its subsidiaries’ cash management program. WIC, CIG, and SNG participated in El Paso’s and its subsidiaries cash management programs. Since our cash receipts were historically advanced through El Paso’s and its subsidiaries’ cash management programs, our historical financial statements reflect no cash balances. Following this offering cash will also be generated from our general partner interests in CIG and SNG, which will be required to make distributions of their available cash to their partners, including us. We also plan to maintain our own bank accounts but will continue to rely on El Paso personnel to manage our cash through our management arrangements with them. Subsequent to this offering, we expect our sources of liquidity to include:

•	cash generated from our operations;

•	quarterly cash distributions received from CIG and SNG;

•	borrowings under our $750 million credit facility;

•	possible issuances of additional partnership units; and

•	future debt offerings.

We believe that cash flows from operating activities, which include the cash received from CIG and SNG, and availability under our credit facility will be adequate to meet our operating needs, our planned short-term capital and debt service requirements, planned capital contributions that we anticipate making to CIG and SNG to fund our share of their capital programs, our cash distribution requirements, and planned expansion opportunities.

WIC

Below is a further discussion of WIC’s historical cash flow activities and other liquidity related matters.

Historical Cash Flows.  Net cash provided by operating activities, net cash used in investing activities and net cash provided by (used in) financing activities for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007 were as follows:

	For the Years Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(In millions)

Net cash provided by operating activities	$58	$59	$53	$33	$58
Net cash used in investing activities	(14)	(64)	(73)	(70)	(98)
Net cash provided by (used in) financing activities	(44)	5	20	37	41

Operating Activities.  Over the three year period from 2004 to 2006, our cash flows from operating activities have been relatively stable, with differences primarily as a result of working capital changes. For the nine months ended September 30, 2007 as compared to the same period in 2006, cash flow from operating activities was higher as a result of both working capital changes and the cash impact of expansion projects placed into service in 2006 and 2007.

Working Capital.  Working capital is the amount by which current assets exceed current liabilities. Our working capital requirements have been and will continue to be primarily driven by changes in accounts receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers and the level of spending for maintenance and expansion activity.

As of September 30, 2007, we had a working capital deficiency of $163 million compared to a working capital deficiency of $106 million and $99 million at December 31, 2006 and 2005, respectively. This working capital deficiency was created by the historical treasury management arrangements with El Paso described above. As of September 30, 2007, December 31, 2006 and December 31, 2005, we had notes payable to affiliates of $151 million, $110 million, and $80 million, respectively. Our affiliate notes at September 30, 2007 represent amounts due to CIG, which will be repaid with proceeds from a new note from El Paso entered into prior to the offering. Our note to El Paso will be repaid using a portion of the proceeds from the offering.

Changes in the terms of our transportation arrangements have a direct impact on our generation and use of cash from operations due to their impact on net income, along with the resulting changes in working capital. A material adverse change in operations or available financing may impact our ability to fund our requirements for liquidity and capital resources.

Investing Activities.  Most of the fluctuations in investing activities in each annual and six-month period can be attributed to an increase in expansion capital expenditures. In 2006, these expenditures related primarily to our Piceance Basin expansion and in 2007 related primarily to our Kanda lateral and mainline expansion. Following the offering, we will also be obligated to fund, through capital contributions, our 10% share of the expansion capital expenditures of CIG and SNG.

Financing Activities.  Prior to our initial public offering, all of our cash flow was advanced through the cash management program of El Paso and its subsidiaries. As a result, the changes in cash flow from operations and investing activities impacted our cash flow from financing activities.

In connection with this offering, our Operating Company and WIC (collectively, the borrowers) expect to enter into an unsecured 5-Year Revolving Credit Facility (Credit Facility) with an initial aggregate borrowing capacity of up to $750 million. The borrowers’ obligations under the Credit Facility are expected to be guaranteed by us, and WIC’s and all additional subsidiary borrowers’ obligations under the Credit Facility are expected to be guaranteed by our Operating Company.

The Operating Company plans to initially borrow approximately $425 million under the Credit Facility to repay $225 million of notes payable to El Paso and to fund a cash distribution to El Paso. Please read “Use of Proceeds.” The borrowing sub-limit under the Credit Facility for WIC is expected to be $375 million and the swingline sub-limit is expected to be $50 million.

In addition, we expect that the Credit Facility will contain covenants and provisions that affect us, the borrowers and our other restricted subsidiaries, including, without limitation customary covenants and provisions:

•	prohibiting the borrowers from creating or incurring indebtedness (except for certain specified permitted indebtedness) if such incurrence would cause a breach of the leverage ratio described below;

•	prohibiting WIC from creating or incurring indebtedness in excess of $50 million (other than indebtedness under the Credit Facility);

•	limiting our ability and that of the borrowers and our other restricted subsidiaries from creating or incurring certain liens on our respective properties (subject to enumerated exceptions);

•	limiting our ability to make distributions and equity repurchases (which shall be permitted if no insolvency default or event of default exists); and

•	prohibiting consolidations, mergers and asset transfers by us, the borrowers and our other restricted subsidiaries (subject to enumerated exceptions).

We also expect that the Credit Facility will require us to maintain, as of the end of each fiscal quarter, a consolidated leverage ratio (consolidated indebtedness to consolidated EBITDA (as defined in the Credit Facility)) of less than 5.00-to-1.00 for any four consecutive quarters; and 5.50-to-1.00 for any three consecutive quarters subsequent to the consummation of specified permitted acquisitions having a value greater than $25 million. We also have added additional flexibility to our covenants for growth projects. In case of a capital construction or expansion project in excess of $20 million, pro forma adjustments to consolidated EBITDA, approved by the lenders, may be made based on the percentage of capital costs expended and projected cash flows for the project. Such adjustments shall be limited to 25% of actual EBITDA.

The Credit Facility is also expected to contain certain customary events of default that affect us, the borrowers and our other restricted subsidiaries, including, without limitation, (i) nonpayment of principal when due or nonpayment of interest or other amounts within five business days of when due; (ii) bankruptcy or insolvency with respect to us, our general partner, the borrowers or any of our other restricted subsidiaries; (iii) judgment defaults against us, our general partner, the borrowers or any of our other restricted subsidiaries in excess of $50 million; or (iv) the failure of El Paso to directly or indirectly own a majority of the voting equity of our general partner and a failure by us to directly or indirectly own 100% of the equity of the Operating Company.

Capital Expenditures.  Our cash capital expenditures for WIC for the nine months ended September 30, 2007 and our expected capital expenditures for the remainder of 2007, are as follows:

	September 30,	2007
	2007	Remaining	Total
	(In millions)

Maintenance	$3	$1	$4
Expansion	95	73	168

	$98	$74	$172

Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures are made to acquire additional assets to grow our business, to expand and upgrade our systems and facilities and to construct or acquire similar systems or facilities.

Under our current plan, WIC expects to spend between approximately $2 million and $3 million in each of the next three years beginning in 2008 for capital expenditures to maintain the integrity of its pipelines and ensure the reliable delivery of natural gas to our customers. In addition, we anticipate spending up to $21 million in 2008 to expand the capacity and services of our system for long-term contracts. We are evaluating additional projects to expand our system in 2009 and beyond. We expect to fund our maintenance capital expenditures through internally generated funds and our expansion capital expenditures through borrowings under our credit facility, debt offerings and proceeds from future equity issuances or a combination of the foregoing.

Contractual Obligations.  The following outlines the contractual obligations and other commitments of WIC as of December 31, 2006:

	Less Than	2-3	4-5	More Than
Contractual Obligations	1 Year	Years	Years	5 Years

Capital lease	$1	$2	$2	$12

•	Capital Lease. Effective December 1, 1999, WIC leased a compressor station under a capital lease from an affiliate, WYCO Development LLC (WYCO). The compressor station lease expires November 2029.

•	Capital Commitments. At December 31, 2006, we had capital commitments of approximately $50 million for 2007 related primarily to our Kanda lateral expansion project. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

•	Other Commercial Commitments. We also hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to the results of our operations.

Off-Balance Sheet Arrangements.  We do not have any off-balance sheet financing entities or structures to third parties and maintain no debt obligations that contain provisions requiring accelerated payment of the related obligation in the event of specified declines in credit ratings.

Critical Accounting Policies and Estimates.  The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on our results of operations, equity or cash flows. For additional information concerning our other accounting policies, please read the notes to the financial statements included elsewhere in this prospectus.

•	Cost-Based Regulation. We account for our regulated operations at WIC under the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation.” The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Management continually assesses whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. We periodically evaluate the applicability of SFAS No. 71, and consider factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, we may have to reduce certain of our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets. We had no regulatory liabilities for the periods included in the financial statements.

Qualitative and Quantitative Disclosures About Market Risk

WIC is exposed to changes in natural gas prices associated with the revaluation of natural gas imbalances and fuel tracker volumes owed to or due from shippers and others. This price risk is mitigated to the extent physical gas is maintained on the system at a level equal to the imbalance and fuel tracker balance. While WIC attempts to keep these in balance, differences in the volumes occur over time as WIC cashes out or settles imbalances and either uses or purchases gas for other activities. WIC filed a tariff change at FERC in September 2007 to establish a fuel and related gas balance recovery mechanism to be effective as of November 1, 2007 which, if approved, will recover all cost impacts, or flow through to shippers any revenue impacts of all such items. This tariff filing was protested by certain shippers and FERC has suspended the effective date to April 1, 2008, subject to the outcome of a technical conference which has not yet been scheduled. We value these imbalances due to or from shippers and operators at index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of the tariff.

Unconsolidated Affiliates

CIG’s and SNG’s capital expenditures for the nine months ended September 30, 2007 and the remainder of 2007 are as follows. These amounts are pro forma to give effect to the formation transactions to occur at or prior to this offering.

	Nine Months
	Ended
	September 30,	2007
	2007	Remaining	Total
	(In millions)

CIG
Maintenance	$23	$22	$45
Expansions	37	18	55

	$60	$40	$100
SNG
Maintenance	$55	$27	$82
Expansions	127	32	159

	$182	$59	$241

Capital Requirements.  Both CIG and SNG are participants in El Paso’s cash management program. Capital expenditures are expected to be funded through cash generated from operations, this cash management program and/or contributions from CIG’s and SNG’s partners. In addition, as a result of transactions occurring prior to the contribution of our 10% general partner interests, which are discussed more fully in the unaudited pro forma financial statements of CIG and SNG included elsewhere in this prospectus, CIG and SNG will undertake programs to reduce their existing debt levels. Subsequent to the closing of this offering, CIG and SNG intend to repurchase $225 million and $289 million of debt, respectively, utilizing cash proceeds from repayment of their respective notes receivable under the cash management program. At the closing of this offering, we expect the balance of those notes receivable will be $752 million for CIG and $476 million for SNG.

BUSINESS

Overview

We are a growth-oriented Delaware limited partnership formed by El Paso to own and operate natural gas transportation pipelines, storage and other midstream assets. Our initial assets consist of WIC, a wholly-owned interstate pipeline transportation business primarily located in Wyoming and Colorado and 10% general partner interests in two interstate pipeline transportation businesses: CIG, which is located in the U.S. Rocky Mountains, and SNG, which is located in the southeastern United States. Combined, these three interstate pipeline businesses consist of approximately 12,300 miles of pipeline and associated storage facilities with aggregate underground working natural gas storage capacity of 89 Bcf. References to “we” and “our” refer to the operations of 100% of WIC, as well as our 10% general partner interests in CIG and SNG. El Paso operates and owns the remaining 90% general partner interests.

We intend to utilize the significant experience of El Paso’s management team to execute our growth strategy, including the construction, development and acquisition of additional energy infrastructure assets. El Paso is the largest operator of interstate natural gas pipelines in North America. As of September 30, 2007, El Paso owned or had interests in approximately 43,000 miles of interstate pipeline and 233 Bcf of working natural gas storage capacity that connect many of the major domestic natural gas producing basins to the major domestic consuming markets.

Our Assets

WIC.  We own 100% of WIC. WIC consists of approximately 700 miles of pipeline with a design capacity of approximately 2.3 Bcf/d. WIC is comprised of a mainline system that extends from western Wyoming to northeast Colorado (the Cheyenne Hub) and several lateral pipeline systems that extend from various interconnections along the WIC mainline into western Colorado and northeast Wyoming and, upon completion of the WIC Kanda lateral, into eastern Utah. WIC is one of the primary interstate natural gas transportation systems providing takeaway capacity from the mature Overthrust Basin and from the growing natural gas production in the Piceance, Uinta, Powder River and Green River Basins to the Cheyenne Hub. The WIC system is able to deliver this natural gas to other downstream market areas through interconnections with other pipeline systems. CIG has been and, after the closing of this offering, will continue to be, the operator of the WIC system pursuant to a service agreement with WIC. Please read “Certain Relationships and Related Transactions — Contracts with Affiliates.”

In order to capture growing natural gas supplies in the region, we have two major expansion projects in progress on the WIC system with an estimated total cost of approximately $196 million, of which approximately $103 million has been spent as of September 30, 2007. The projects consist of the new Kanda lateral, which will link the Uinta Basin with the WIC mainline, and the Medicine Bow compression expansion. Long term transportation contracts with shippers on both projects will allow full recovery of the cost of service of these projects (including a return on WIC’s investment.) In order to serve increasing demand, WIC is currently evaluating additional expansions to its systems.

CIG.  We own a 10% general partner interest in and El Paso operates and owns the remaining 90% general partner interest in CIG. CIG consists of approximately 4,000 miles of pipeline with a design capacity of approximately 3.0 Bcf/d. CIG is comprised of several pipelines that deliver natural gas from production areas in the U.S. Rocky Mountains and the Anadarko Basin directly to utilities serving residential and commercial users along the Front Range market of Colorado, which includes Denver, and Wyoming and indirectly to users through multiple interconnections with other pipeline systems transporting natural gas to the midwest, southwest, California and Pacific northwest. CIG also includes approximately 29 Bcf of underground working natural gas storage capacity provided by four storage facilities located in Colorado and Kansas and two natural gas processing plants located in Wyoming and Utah. CIG owns a 50% ownership interest in WYCO and operates certain of WYCO’s assets.

In order to meet growing Front Range demand, WYCO, a joint venture with an affiliate of Xcel Energy, has two major expansion projects underway at an estimated total cost of approximately $316 million

($158 million net to CIG), of which approximately $26 million has been spent as of September 30, 2007. Long term transportation contracts with shippers on both projects will allow full recovery of the cost of service of these projects (including a return on CIG’s investment). In addition, CIG recently completed its Raton Basin expansion project at an estimated final cost of $13 million. In order to serve increasing demand, CIG is currently evaluating additional expansions to its system.

SNG.  We own a 10% general partner interest in and El Paso operates and owns the remaining 90% general partner interest in SNG. SNG consists of approximately 7,600 miles of pipeline with a design capacity of approximately 3.7 Bcf/d. SNG is comprised of pipelines extending from natural gas supply basins in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to market areas in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. SNG is the principal natural gas transporter to southeastern markets in Alabama, Georgia and South Carolina, which are part of one of the fastest growing natural gas demand regions in the United States. SNG owns and operates the Muldon storage facility in Monroe County, Mississippi, which has approximately 31 Bcf of underground working natural gas storage capacity. SNG also owns a 50% interest in the Bear Creek storage facility and operates the facility in Bienville Parish, Louisiana, which has approximately 29 Bcf of underground working natural gas storage capacity committed to SNG. El Paso owns the remaining 50% interest in Bear Creek. The SNG system is also connected to El Paso’s Elba Island LNG terminal near Savannah, Georgia, which supplied approximately 17% of the natural gas transported on the SNG system for the year ended December 31, 2006. This terminal has a peak send-out capacity of approximately 1.2 Bcf/d. In May 2007, SNG placed in-service the Cypress Phase I expansion project consisting of 177 miles of pipeline connecting El Paso’s Elba Island LNG terminal with markets in Georgia and Florida at a cost of approximately $255 million.

In order to serve increasing demand, SNG has four major expansion projects planned at an estimated total cost of approximately $578 million, of which approximately $41 million had been spent as of September 30, 2007.

Throughput

The following table sets forth the average daily throughput of each of WIC, CIG and SNG for each of the three calendar years ended December 31, 2006, 2005 and 2004 and the twelve months ended September 30, 2007:

	Average Daily Throughput
	For the Year Ended				For the Twelve
	December 31,	December 31,		December 31,	Months Ended
Pipeline System	2004	2005		2006	September 30, 2007
	(Volumes in BBtu/d)

WIC(1)	1,214	1,572		1,914	2,032
CIG(2)	1,744	1,902		2,008	2,285
SNG(2)	2,163	1,984	(3)	2,168	2,286

(1)	The WIC throughput includes 158 BBtu/d, 174 BBtu/d, 204 BBtu/d and 242 BBtu/d transported by WIC for CIG during 2004, 2005, 2006 and the twelve months ended September 30, 2007, respectively.

(2)	Volumes reflected are 100% of the volumes transported on the CIG system and the SNG system, respectively. We own a 10% general partner interest in these systems.

(3)	Volumes on the SNG system were negatively impacted in 2005 by moderate weather and Hurricane Katrina.

Our Operations

Our systems transport and store natural gas for local distribution companies (LDCs), other natural gas distribution and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies (including, in the case of CIG and SNG, an El Paso marketing affiliate). In addition to serving markets directly connected to our pipeline and storage systems, our pipeline and storage systems have access to customers in numerous regions not directly connected through interconnections with major pipelines. Our systems do not take title to the natural gas transported or stored for our customers, which mitigates our direct commodities price risk. The rates our systems charge are regulated by the FERC.

Our systems provide a significant portion of our transportation and storage services through firm contracts that obligate our customers to pay a monthly reservation or demand charge, which is a fixed charge owed regardless of the actual pipeline and storage capacity used by a customer. When a customer uses the capacity it has reserved under these contracts, our systems also collect usage charges based on the volume of natural gas actually transported or stored, which enables us to recover the system’s variable costs. These usage charges are typically a small percentage of the total revenues received from firm contracts. Our systems also derive a small portion of their revenues through interruptible contracts under which our customers pay fees based on their actual utilization of assets for transportation and storage services and other related services. Customers who have executed interruptible contracts are not assured capacity or service on the pipeline and storage facilities. To the extent that physical capacity that is contracted for firm service is not being fully utilized, the system can use such capacity for interruptible service. The table below sets forth certain information regarding the assets, contracts and revenues for each of WIC, CIG and SNG, as of and for the year ended December 31, 2006:

					% of
		Tariff			Physical	Weighted
		Revenue Composition %(1)			Design	Average
		Firm Contracts			Capacity	Remaining
	Our	Capacity	Variable		Subscribed	Contract
	Ownership	Reservation	Usage	Interruptible	Under Firm	Life (in
	Interest	Charges(2)	Charges	Contracts	Contracts(3)	Years)(4)

WIC	100%	97.8%	1.8%	0.4%	100%	6.8
CIG	10%	92.3%	6.0%	1.7%	100%	6.1
SNG	10%	89.0%	7.0%	4.0%	97%	5.8

(1)	Excludes liquids transportation revenue, amounts associated with retained fuel and, in the case of CIG, liquids revenue associated with CIG’s processing plants. Please read “Managements’s Discussion and Analysis of Financial Condition and Results of Operations — General — Operational Fuel and Other Gas Revaluations and Processing Revenues for a description of fuel retention.” The revenues described in this table constituted approximately 99%, 83% and 97% of WIC’s, CIG’s and SNG’s total revenues, respectively, earned during the year ended December 31, 2006 and this composition did not change materially during the nine month period ended September 30, 2007.

(2)	Approximately 10% and 9% of total capacity reservation revenues for CIG and SNG, respectively, are the result of storage service charges.

(3)	Contract levels on CIG and WIC include forward haul capacity and back haul capacity.

(4)	The weighted average remaining contract life is determined by weighting the remaining life of each contract by the amount of revenue that is covered by the contract as of December 31, 2006.

We believe that the high percentage of earnings derived from capacity reservation charges mitigates the risk of earnings fluctuations caused by changing supply and demand conditions. For additional information about our contracts, please read “Management’s Discussion and Analysis of Financial Condition and Results and Operations — Future Trends and Outlook” and “Business — Regulatory Environment.”

Business Strategies

Our primary business objectives are to generate stable cash flows sufficient to make the minimum quarterly cash distribution of $0.28750 per unit to our unitholders and to increase our quarterly cash distributions over time by enhancing the value of our transportation and storage assets by:

•	Delivering excellent customer service. We believe that our business is centered on safely and reliably delivering gas to our customers under a variety of conditions. This service has the most value to our customers on peak days when our systems experience the highest load. Our focus on delivering excellent customer service includes keeping our facilities in good repair, updating our IT systems to accommodate our customers’ changing needs, continually improving our business rules and processes, and creating a culture of customer focus among our staff.

•	Focusing on increasing utilization, efficiency and cost control in our operations. We will seek to enhance the profitability of our existing assets by undertaking additional initiatives to enhance utilization, develop rate and contract structures that meet our customers’ needs and improve operating efficiencies. We provide our customers with an array of service offerings designed to address their needs while helping us to maximize the utilization of existing capacity of our systems. We actively seek customers with non-traditional peak load requirements to increase our overall system utilization over time. In addition, we try to increase utilization through back haul services. We intend to continue to develop a variety of rate and contract structures to provide year-round optimization in the operation and utilization of our assets. For maximum efficiency, our assets are managed to ensure reliability and to keep operating costs low.

•	Pursuing economically attractive organic and greenfield expansion opportunities. We and El Paso continually evaluate organic expansion and greenfield construction opportunities in existing and new markets that may increase the volume of natural gas and storage capacity reserved on our systems. We have two major expansion projects planned or underway on our WIC system at an estimated cost of over $196 million. CIG recently completed its Raton Basin expansion project at an estimated final cost of $13 million. There are two contracted expansion projects underway on the CIG system, related to WYCO, at an estimated cost of approximately $316 million (with a net cost to CIG of $158 million). WIC and CIG are well-positioned within the U.S. Rocky Mountain region, which is a growing demand region and is the fastest growing natural gas supply region in the United States, to take advantage of their respective strategic positions to transport additional supplies of natural gas through expansion projects planned and already underway as well as additional projects currently being developed. There are four expansion projects planned or underway on the SNG system at an estimated cost of approximately $578 million. SNG is also well-positioned to take advantage of the strong demand growth in the southeastern United States through its expansion projects. These projects will extend or expand the transportation capacities of each of the WIC system and CIG system in the U.S. Rocky Mountains and extend and expand the transportation capacities of the SNG system in the southeast region of the United States.

•	Growing our business through strategic asset acquisitions from third parties, El Paso or both. We intend to seek opportunities to expand our existing natural gas transportation and storage businesses by pursuing acquisitions that are accretive to our distributable cash flow. We believe we are well positioned to take advantage of future acquisition opportunities. We will seek future acquisitions in areas where our assets currently operate that provide the opportunity for operational efficiencies or higher capacity utilization of our existing assets, as well as acquisitions in new geographic areas of operation. Certain factors we will consider in deciding whether to pursue an acquisition include, but are not limited to, the overall economic characteristics of the acquisition (such as return on capital and cash flow stability), the region in which the assets are located (both regions contiguous to our existing assets and new regions) and the availability and sources of capital to finance the acquisitions. In addition to making acquisitions from third parties, we may also have additional opportunities to pursue acquisitions jointly with El Paso or acquire assets or partial interests in assets directly from El Paso, although we cannot predict whether any such opportunities will be made available to us and El Paso is under no obligation to offer us such opportunities. We believe our affiliation with El Paso positions us to pursue a broader array of growth opportunities than may be available to our competitors.

•	Maintaining the integrity and ensuring the safety of our pipeline systems and other assets. We intend to utilize our pipeline integrity program to maintain the operational integrity of our systems and meet or exceed Pipeline Safety Act requirements. We continually identify best operating practices and conduct maintenance projects to improve efficiencies and operational integrity.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies because of the following competitive strengths:

•	Our affiliation with El Paso. We will have an ongoing affiliation with El Paso. As the owner of the 2% general partner interest, all of our incentive distribution rights, and a 69.1% limited partner interest in us, we believe that El Paso is incentivized to promote and support the successful execution of our business plan, and to pursue projects that directly or indirectly enhance the value of our assets. Through our relationship with El Paso, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and access to El Paso’s broad operational, commercial, technical, risk management and administrative infrastructure. El Paso has a long history of successfully executing pipeline and storage expansion projects through a disciplined approach of evaluating, marketing, permitting and constructing both organic and greenfield expansions. We also believe that our relationship with El Paso offers the opportunity for increased access to strategic acquisitions of complementary assets from third parties.

•	Our natural gas transportation and storage assets are strategically located to transport natural gas from a number of diverse producing regions to high-demand end-user markets. Our pipeline systems have access to a diverse range of natural gas supply regions, both directly and through interconnections with numerous interstate and intrastate pipelines.

—	WIC is located in the growing U.S. Rocky Mountain region which has an expected production growth rate of approximately 50% from 2006 to 2016 according to EEA. WIC has access to the Uinta Basin in eastern Utah (upon the completion of the Kanda lateral expansion project), the Piceance Basin in western Colorado and the Green River and Powder River Basins in Wyoming. WIC is one of the primary interstate natural gas transportation systems providing takeaway capacity from the mature Overthrust Basin and from the growing natural gas production in the Piceance, Uinta, Powder River and Green River Basins to the Cheyenne Hub.

—	CIG is also located in the U.S. Rocky Mountain region. CIG delivers natural gas to growing markets along the Front Range of the U.S. Rocky Mountains. CIG has access to the Mid-Continent and U.S. Rocky Mountain natural gas supply areas, including numerous natural gas producing basins in Wyoming, Colorado, Utah and Kansas and provides takeaway capacity from these Basins to other pipeline systems.

—	SNG is located in the southeast region of the United States, where natural gas demand growth is expected to grow by more than 4% per year from 2006 to 2016, which is the highest growth rate in the United States over that period according to EEA. SNG delivers natural gas to major markets in Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. SNG has access to natural gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico as well as natural gas supplied through El Paso’s Elba Island LNG terminal.

We believe that our ability to reliably transport natural gas from diverse supply basins makes us attractive to customers that are consumers of natural gas, and our access to multiple high-demand end-user markets is appealing to customers that are producers or marketers of natural gas. Together, these attributes increase the flexibility and reliability of our transportation offerings and allow us to increase the volumes of natural gas contracted for transportation and storage on our systems.

•	Our cash flow is relatively stable due to the high percentage of our assets’ revenues obtained from long-term capacity reservation contracts. Our systems provide a significant portion of their pipeline transportation and storage services under capacity reservation contracts for terms ranging up to 20 years. Weighted average remaining contract lives based on contracted revenues are approximately 6.8 years for WIC, 6.1 years for CIG and 5.8 years for SNG as of December 31, 2006. Capacity reservation charges represented approximately 97.8%, 92.3% and 89% of WIC’s, CIG’s and SNG’s revenues, respectively, for the year ended December 31, 2006 (exclusive of amounts related to liquids and related to fuel retention). Additionally, our systems generally do not own the gas they transport or store for their customers and are entitled to reimbursement for natural gas used as fuel and shrinkage in most of their operations. This contract structure reduces the risk of revenue fluctuations caused by changes in weather or changing commodity prices and therefore provides greater stability of cash flows.

•	We have an experienced, knowledgeable management team with a proven track record. Our general partner’s management team has extensive experience in building, acquiring, integrating and managing natural gas transportation and storage assets in a reliable and cost-effective manner and includes some of the most senior officers of El Paso. On average, the members of our general partner’s management team have over 26 years of experience in the energy industry, with significant commercial, operational, acquisition and business development expertise.

•	Our high-quality asset base has been well maintained. Our natural gas pipelines and storage facilities consist of high quality assets that have been well maintained and are efficiently operated. We believe that our safety and maintenance practices are consistent with industry standards and meet or exceed the requirements of the Pipeline Safety Act.

Our Relationship with El Paso Corporation

El Paso is an energy company originally founded in 1928 in El Paso, Texas that primarily operates in the regulated natural gas transportation and exploration and production sectors of the energy industry. El Paso reported 2006 revenues that exceeded $4.2 billion and net income of $475 million. El Paso reported that its pipeline segment generated approximately $1.2 billion of earnings before interest and taxes (EBIT) in 2006. El Paso’s common stock is traded on the New York Stock Exchange under the symbol “EP.”

Following this offering, El Paso will own our 2% general partner interest, all of our incentive distribution rights, a 69.1% limited partner interest in us and the remaining 90% general partner interest in each of CIG and SNG. We will enter into an omnibus agreement with El Paso and our general partner that will govern our relationship with them regarding the provisions of specified services to us, as well as certain reimbursement and indemnification matters. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

El Paso has a long history of successfully pursuing and completing energy acquisitions and new infrastructure construction and development projects, having invested a total of $1.4 billion in El Paso’s pipeline segment during the three years ending December 31, 2006 on expansion capital expenditures to grow that segment. In addition, El Paso’s pipeline segment has more than $2 billion of proposed expansion capital projects as of September 30, 2007 that were either under construction, have received a FERC certificate approving the project or have contractual commitments with shippers to construct the project. More than $0.9 billion of these additional expansion capital projects constitute expansion projects of WIC, CIG and SNG that are described elsewhere in this prospectus.

As the owner of the 2% general partner interest, all of our incentive distribution rights, and a 69.1% limited partner interest in us, El Paso is motivated to promote and support the successful execution of our business strategies, including utilizing our partnership as a growth vehicle for its natural gas transportation, storage and other energy infrastructure businesses. In addition, we believe El Paso has significant net operating loss carry forwards that provide it with increased flexibility with respect to asset selection for future transfers to us. Accordingly, El Paso has the ability to offer assets to us in the future without incurring substantial cash taxes on the transfer. Although we expect to have the opportunity to make additional acquisitions directly from El Paso in the future, El Paso is under no obligation to make acquisition opportunities available to us. Accordingly, we are unable to predict which, if any, acquisition opportunities El Paso may make available to us or whether we will elect to pursue any such opportunity. In addition, through our relationship with El Paso, we will have access to a significant pool of management talent and strong commercial relationships throughout the energy industry. While our relationship with El Paso and its subsidiaries may provide significant benefits, it may also become a source of potential conflicts. For example, El Paso is not restricted from competing with us. El Paso may also acquire, construct or dispose of pipelines, storage facilities or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please read “Conflicts of Interest and Fiduciary Duties.”

Natural Gas Industry Overview

Natural gas is a critical component of energy consumption in the United States. The U.S. natural gas pipeline grid transports natural gas from producing regions to customers, such as LDCs, industrial users and electric generation facilities. Interstate pipelines carry natural gas across state boundaries and are subject to FERC regulation on (1) the rates charged for their services, (2) the terms and conditions of their services, and (3) the location, construction and abandonment of their facilities. Intrastate pipelines transport natural gas within a particular state and are typically not subject to FERC regulation. In 2005, based on data from the Energy Information Administration, or the EIA, the U.S. natural gas pipeline grid included more than 210 mainline natural gas pipeline systems, 109 of which were interstate systems with the balance consisting of intrastate systems. Interstate natural gas pipeline systems account for more than 148 Bcf/d of total U.S. natural gas transportation capacity and approximately 213,000 miles of natural gas pipeline.

Natural Gas Demand

Substantially all natural gas consumed in the United States is transported to the ultimate end-user on the natural gas pipeline grid. Therefore, utilization of the pipeline grid is highly correlated with growth in domestic consumption of natural gas. According to a recent forecast by EEA, natural gas consumption in the United States is expected to grow from approximately 59 Bcf/d in 2006 to approximately 72 Bcf/d in 2016, or by approximately 2% per year. The industrial and electricity generation sectors are the largest users of natural gas in the United States. During the three years ended December 31, 2006, these two sectors accounted for the majority of the natural gas consumed in the United States. Additionally, significant natural gas demand comes from the residential and commercial sectors.

The electricity generation sector is the fastest growing demand sector in the natural gas market. Over 200 GW of new natural gas fired generation capacity has been brought online in the last ten years. Due to this expansion of capacity, this demand sector is expected to grow substantially in the next ten years. The growth in electricity generation demand for gas is expected to have a major impact in the southeast region of the United States. According to a recent forecast by EEA, the southeast is projected to be the fastest growing region for natural gas demand. As shown below, EEA forecasts that overall demand in the United States and Canada will grow to 78.4 Bcf/d by 2011 and to 84.5 Bcf/d by 2016. The regional growth rates vary from less than 1% per year in the central south region to over 4% per year in the southeast region, which is projected to increase demand from 9.3 Bcf/d in 2006 to 13.8 Bcf/d in 2016.

Regional Demand Growth

Data Source: EEA/ICF International July 2007 Base Case

Natural Gas Supply

According to EEA, domestic gas production in the United States is not expected to keep pace with domestic consumption. Production in the lower 48 states is estimated to grow from 50.1 Bcf/d in 2006 to 56.5 Bcf/d in 2016. This compares to estimated U.S. natural gas demand in 2016 of approximately 72 Bcf/d.

Lower 48 Production Growth

Data Source: EEA/ICF International July 2007 Base Case

The Rocky Mountain region of the United States is the fastest growing supply region in the United States. The July 2007 forecast by EEA projects an increase of approximately 50% in natural gas production from the northern Rockies, rising from approximately 7.6 Bcf/d in 2006 to 11.5 Bcf/d in 2016. The increase in natural gas supplies from this area will be needed to replace diminished exports from Canada and declining production in other traditional sources of U.S. gas and to satisfy growing demand across the United States. As shown below, the major contributors to production growth within this region are projected to be the Uinta, Piceance, and greater Green River basins.

Northern Rockies Production, Average Bcfd

Source: EEA/ICF International July 2007 Base Case from Compass Service.

The Gulf Coast region of the United States, which includes offshore Gulf of Mexico and east Texas, is the most prolific U.S. natural gas producing region. Based on data from EEA, the Gulf Coast region accounted for approximately 45% of U.S. natural gas supply in 2006, producing approximately 22 Bcf/d. According to EEA, natural gas production from onshore conventional sources and shallow waters in the Gulf of Mexico is expected to decline, though this decline is expected to be more than offset by expanding natural gas exploration and development activities in onshore unconventional tight gas plays, such as the Barnett Shale and Bossier Sands of north and east Texas, as well as increased exploration activities in deepwater Gulf of Mexico. Several pipeline projects, including in the Southeast Supply Header, have been proposed to transport gas received from the northern Texas, Oklahoma and Arkansas areas to the southeast.

LNG is expected to become a more important part of the United States energy market and the FERC has certificated more than 15 new regasification terminals for various locations across the United States including several in southwest Louisiana. El Paso’s Elba Island LNG terminal is one of five existing regasification facilities in the United States. It is located near Savannah, Georgia, where it interconnects with the SNG system. The terminal is a rapidly expanding new supply source that predominantly serves customers on the SNG system.

While supply in certain areas in which we operate is experiencing an increase in production and reserves, traditional supply in other regions of the country in which we operate is beginning to decline. As supply from these areas declines, the national supply profile is shifting to new, and, in some cases, to non-conventional sources of gas, including significant increases in imported LNG. The shifting supply profile and the expected regional demand increases will lead to changes in the flow patterns of gas moving across North America. As shown below, increased flows out of the Rocky Mountain and Gulf Coast regions are projected to result from increased supplies. These flows will replace diminished exports from Canada and serve increased demand in various regions.

Gas Flows Reflecting Forecasted Supply and Demand

Data Source: EEA/ICF International July 2007 Base Case

Our Asset Portfolio

Our assets are primarily in the business of interstate transportation and storage of natural gas. Our assets are comprised of the following:

•	a 100% ownership interest in WIC, an approximately 700-mile interstate natural gas pipeline system with a design capacity of approximately 2.3 Bcf/d;

•	a 10% general partnership interest in CIG, an approximately 4,000-mile interstate natural gas pipeline system with a design capacity of approximately 3.0 Bcf/d and ownership of associated storage facilities with a total of 29 Bcf of underground working natural gas storage capacity; and

•	a 10% general partnership in SNG, an approximately 7,600-mile interstate pipeline system with a design capacity of approximately 3.7 Bcf/d and whole and partial ownership interests in associated storage facilities with a total of 60 Bcf of underground working natural gas storage capacity.

WIC

General.  We own 100% of WIC, an approximate 700-mile interstate natural gas pipeline system, comprised of the following:

•	a mainline system that extends from western Wyoming near the Overthrust and Green River Basins to the Cheyenne Hub in northeast Colorado;

•	the Piceance lateral, a lateral pipeline system that extends from the Piceance Basin in western Colorado to the WIC western mainline at Wamsutter;

•	the Medicine Bow lateral, a lateral pipeline system that extends from the Powder River Basin in northeast Wyoming to the WIC mainline near the Cheyenne Hub;

•	the Kanda lateral, a lateral pipeline system under construction that will extend from the Uinta Basin in eastern Utah to the WIC mainline;

•	the Echo Springs lateral, a lateral pipeline system that extends from the greater Green River Basin in south central Wyoming to the WIC mainline;

•	the leased capacity that WIC has on the CIG Powder River lateral, a lateral pipeline system that extends from the Powder River Basin to the WIC mainline at or near CIG’s Laramie compressor station; and

•	contracted capacity that WIC holds on the Questar Overthrust pipeline between Opal and Kanda.

High producer activity levels, which have been the primary factor in the increased importance of the U.S. Rocky Mountain region as a source of U.S. natural gas supply, have resulted in the steady growth of WIC’s system, both in terms of throughput and total system capacity, and created opportunities for expansions, including the recently completed Piceance lateral and the Kanda lateral and mainline expansion project which recently commenced construction. WIC’s average daily throughput grew from 1,214 BBtu/d in 2004 to 1,572 BBtu/d in 2005 to 1,914 BBtu/d in 2006, with substantially all of WIC’s capacity during these periods contracted for under firm transportation agreements. WIC is well positioned in the U.S. Rocky Mountain area to take advantage of the growth in the region, including production from the Piceance, Uinta, Powder River and greater Green River basins. EEA projects an increase of approximately 50% in natural gas production from the northern Rockies, rising from approximately 7.6 Bcf/d in 2006 to 11.2 Bcf/d in 2015.

WIC provides its shippers with access to the Cheyenne Hub where it interconnects with downstream interstate pipelines and Public Service Company of Colorado facilities. WIC’s customers have access to approximately 3.6 Bcf/d of aggregate natural gas interconnect capacity in the U.S. Rocky Mountain region. The WIC system is connected to over 27 natural gas receipt points and more than 16 natural gas delivery points. WIC has pipeline diameters ranging from 16” to 36” and has nine compressor stations.

WIC’s pipeline system facilities operate under FERC tariffs that establish rates, cost recovery mechanisms, and other terms and conditions of service to its customers. The fees or rates established under WIC’s tariffs are a function of WIC’s costs of providing services to its customers, including a reasonable return on its invested capital. CIG is the operator of the WIC system.

As part of WIC’s pipeline integrity program, WIC completed making all lines “piggable” and expects to complete 73% of its in-line inspections by December 31, 2007. Additionally, WIC plans to complete all of its first-time inspections by 2012 and complete all necessary repairs on an as-needed basis.

WIC Customers.  As of September 30, 2007, WIC had approximately 23 firm contract customers, including LDCs, natural gas distribution companies and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. WIC’s four largest customers for the year ended December 31, 2006 were Williams Power Company, Inc., Anadarko Petroleum Corporation and affiliates, CIG and Cantera Companies and its affiliates, which accounted for approximately 24%, 15%, 9% and 9% of WIC’s revenues during 2006, respectively. WIC’s three largest customers each have Standard & Poor’s credit ratings ranging from BB to BBB-. As a result of the recent Echo Springs and Piceance lateral expansions, WIC has expanded the capacity under contracts with several long-term shippers, including BP Energy and Williams Power Company, Inc. WIC intends to leverage its position in the rapidly growing U.S. Rocky Mountain region to attract new customers and build long-term relationships.

WIC Contracts.  WIC’s tariff includes both firm and interruptible services that provide for transportation revenues. As of December 31, 2006, WIC’s firm transportation and storage contracts had a weighted average remaining contract life of approximately 6.8 years determined by weighting the remaining life of each contract by the amount of revenue that is covered by the contract. For the year ended December 31, 2006, approximately 97.8% of WIC’s revenues were derived from capacity reservation charges under firm contracts, approximately 1.8% of WIC’s revenues were derived from usage fees under firm contracts and approximately 0.4% of WIC’s revenues were derived from interruptible contracts. This excludes amounts associated with retained fuel, which represented approximately 1% of WIC’s revenues.

WIC Tariff Rates.  Maximum and minimum rates for WIC’s transportation services are governed by WIC’s FERC-approved natural gas tariff. Terms and conditions for service under WIC’s tariff are based on a uniform mainline rate and incremental supply lateral rates. As of September 30, 2007, the rates in approximately 52% of WIC’s revenues from firm contracts were subject to the maximum rates prescribed for in WIC’s tariff. Discounted or negotiated rates, based on volume, on average are approximately 82% of WIC’s maximum tariff rates as of September 30, 2007.

In 1999, WIC entered into a rate settlement with its customers which established new base rates under WIC’s FERC tariff. The 1999 rate settlement does not require WIC to file for new mainline or lateral rates, thereby providing WIC rate certainty, subject to further negotiation or the filing of a rate case. FERC regulation does not require WIC to file a rate case at any specific time. Please read “— Regulatory Environment — FERC Regulation.” WIC filed a tariff change at FERC in September 2007 to modify its fuel recovery mechanism to recover all cost impacts, or to flow to shippers any revenue impacts, of all fuel, imbalance revaluation and related gas balance items. WIC currently experiences variability in cash flow and earnings under its fuel recovery mechanism, and its earnings variability related to price revaluations will be substantially reduced if the FERC approves this fuel tracker. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to April 1, 2008, subject to the outcome of a technical conference on the proposed tariff change which has not yet been scheduled. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General — Business.”

WIC Expansion Projects.  During the five years ended December 31, 2006, WIC added approximately 470 BBtu/d of additional mainline system or lateral transportation capacity at a cost of approximately $145 million. In order to capture expanding natural gas supplies, WIC has two additional major expansion projects in progress on the WIC system with a capital budget of $196 million, of which approximately $103 million has been spent as of September 30, 2007. Long term transportation contracts with shippers on both projects will allow full recovery of the cost of service of these projects (including a return on WIC’s investment), and these projects are expected to be completed and in-service on or before July 2008.

•	Construction of Kanda lateral. In July 2007, construction on the Kanda lateral and mainline expansion project commenced. The project will add an additional 123 miles of 24” pipeline from the Uinta Basin in eastern Utah to the WIC mainline and 20,620 horsepower of compression at Wamsutter. The Kanda lateral will provide interconnections to the WIC mainline and to each of the CIG, Overthrust and Northwest pipeline systems and to a new Anadarko natural gas processing plant. The Kanda lateral and associated compression will provide approximately 400 MMcf/d of transportation capacity from the Uinta Basin to the WIC mainline at Kanda and will increase capacity on the WIC mainline from Kanda to Wamsutter by approximately 150 MMcf/d. WIC has received FERC approval for the expansion project and the estimated in-service date is January 2008. The total cost of the Kanda lateral expansion project is approximately $164 million. The Kanda lateral and related compression project is fully contracted to cover the cost of service of the project (including a return on WIC’s investment) with Anadarko Petroleum Corporation pursuant to firm transportation contracts expiring in 2022.

•	Medicine Bow expansion. The Medicine Bow expansion project consists of the addition of 24,930 horsepower of compression to the Medicine Bow lateral at the existing Douglas compressor station in Converse County, Wyoming to increase the transportation capacity of that lateral line by approximately 330 MMcf/d for increased natural gas production from the Powder River Basin. The Medicine Bow lateral line consists of 24” and 36” pipeline and interconnects at the Cheyenne Hub with third party pipeline systems. The estimated cost of the Medicine Bow expansion project is $32 million with an estimated in-service date of July 2008. WIC received FERC approval in October 2007 for the expansion project. The Medicine Bow expansion project is fully contracted with Yates Petroleum, Anadarko Petroleum Corporation and, beginning one year after the expansion project is in-service, Williams Power Company, Inc., pursuant to firm transportation contracts expiring in 2015, 2018 and 2019, respectively. WIC also recently extended contracts for many of its existing Medicine Bow lateral shippers.

•	Other. There are other expansion projects in various stages of evaluation and development on the WIC system. The feasibility of those projects will be driven by activity levels in the supply basins served by WIC.

WIC Markets and Competition.  WIC competes with other interstate and intrastate pipelines for deliveries to multiple-connection customers and its four largest customers are generally able to obtain a significant portion of their natural gas transportation requirements from other pipelines, including the Rockies Express Pipeline and CIG. In addition, WIC competes with third party pipelines, including CIG, and gathering systems for connection to the rapidly growing supply sources in the U.S. Rocky Mountain region. Natural gas delivered from the WIC system competes with alternative energy sources used to generate electricity, such as hydroelectric power, wind, coal and fuel oil.

WIC’s most direct competitor in the U.S. Rocky Mountain region is the Rockies Express Pipeline owned by Rockies Express Pipeline LLC. The Rockies Express Pipeline is being constructed in three phases to a planned terminus in Clarington, Ohio. The Rockies Express Pipeline could result in significant downward pressure on throughput costs in the U.S. Rocky Mountain region. Since WIC’s mainline rates are among the lowest in the region, WIC anticipates that the downward pressure will not have a significant effect on its base east-flow business, however the presence of the Rockies Express pipeline could affect adversely WIC’s ability to re-contract existing minor backhaul and seasonal transportation agreements. The Rockies Express Pipeline could also cause prices in U.S. Rocky Mountain natural gas supply basins to increase while prices in WIC’s and CIG’s downstream markets may not increase commensurately, making it more difficult for us to charge full recourse rates under future contracts.

Prior to the construction of the first zone of the Rockies Express Pipeline, CIG was WIC’s most direct competitor. CIG and WIC are competitors for lateral expansions to various U.S. Rocky Mountain supply basins. Both CIG and WIC have or will have supply laterals in the Powder River Basin and the Uinta Basin. Since the WIC mainline system and the Wyoming portion of the CIG system parallel each other, a supply lateral can effectively interconnect with either system. Additionally, for many years CIG has contracted for firm capacity on the WIC system to support CIG’s Wyoming area contract obligations and CIG uses its capacity on the WIC system as an operational loop of the CIG system. WIC and CIG may compete for the same business opportunities. Economic, market and other factors related to each individual opportunity will have a significant impact on the determination of whether WIC, CIG or another affiliate pursues such business opportunities and ultimately carries out expansion projects or acquisitions, but the decision will be at the sole discretion of El Paso. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest.”

An increase in competition in WIC’s key markets could arise from new ventures or expanded operations from existing competitors. For example, plans have recently been announced to construct the White River Hub that connects a gas processing complex in Colorado with up to six interstate pipelines, including the Rockies Express Pipeline, CIG and WIC. Other competitive factors include the quantity, location and physical flow characteristics of interconnected pipelines, any of which could enable WIC’s competitors to better meet customer pressure and delivery requirements. WIC’s competition may access multiple storage locations offering a wider range of service flexibility, and the cost of service and rates offered by WIC’s competitors may be lower than or offered on shorter terms, providing customers with greater flexibility.

CIG

General.  We own a 10% general partner interest and El Paso owns a 90% interest in and operates the approximately 4,000-mile CIG system, which extends from production areas in the U.S. Rocky Mountain region and the Anadarko Basin to the Front Range of the U.S. Rocky Mountains and multiple interconnections with pipeline systems transporting natural gas to the midwest, southwest, California and Pacific northwest. CIG serves two major markets, its on-system market, consisting of utilities and other customers located along the Front Range of the U.S. Rocky Mountains in Colorado and Wyoming, and its off-system market, consisting of the transportation of U.S. Rocky Mountain natural gas production from multiple supply basins to users accessed through interconnecting pipelines in the midwest, southwest, California and the Pacific northwest.

The growth of the natural gas supply within the U.S. Rocky Mountains has in turn resulted in growth opportunities for CIG, such as the Raton expansion project described below. Recent growth in the on-system market from both the space heating segment and electric generation segment has also provided CIG with incremental demand for transportation services such as the High Plains and Totem Storage projects under the WYCO joint venture. CIG’s average daily throughput increased from 1,744 BBtu/d in 2004 to 1,902 BBtu/d in 2005 to 2,008 BBtu/d in 2006. CIG is positioned to take advantage of growing supplies, including production from the Mid-Continent Anadarko basin and from various Wyoming basins.

Interconnections along the CIG system allow CIG to provide its shippers broad connectivity to diverse supply basins and markets. CIG’s customers have access to approximately 7.4 Bcf of aggregate natural gas interconnect capacity in the U.S. Rocky Mountain region. CIG is connected to over 150 natural gas supply area receipt points and more than 264 natural gas delivery points. CIG has pipeline diameters ranging from 4” to 26” and has 44 compressor stations.

CIG’s pipeline system facilities operate under tariffs approved by the FERC that establish rates, cost recovery mechanisms, and other terms and conditions of service to its customers. The fees or rates established under CIG’s tariffs are a function of CIG’s costs of providing services to its customers, including a reasonable return on its invested capital.

A subsidiary of CIG and a subsidiary of Xcel Energy, parent of CIG’s largest customer Public Service Company of Colorado, are participants in the WYCO joint venture. Each of CIG and the Xcel Energy affiliate own a 50% interest in WYCO. WYCO currently owns a compressor station near Douglas, Wyoming, which is leased to WIC, and operated by CIG, and an approximate 50-mile intrastate pipeline system, which is leased to and operated by Public Service Company of Colorado. As of September 30, 2007, CIG’s share of the net investment in these existing WYCO assets is approximately $17 million. WYCO also has proposed two major expansion projects as discussed below.

As part of CIG’s pipeline integrity program, CIG completed making all lines “piggable” that are susceptible to in-line inspection in 2004, CIG plans to complete first time inspections on lines susceptible to in-line inspection by 2012 and CIG plans to complete all necessary repairs on an as-needed basis. CIG also expects to complete 91% (based on miles of pipe susceptible to in-line inspection) of its in-line inspections by December 31, 2007. Lines that are not susceptible to in-line inspection are those segments which do not permit the successful passage of an in-line inspection tool through their interior and include, for example, lines smaller than six inches in diameter, lines with insufficient line pressure and/or flow rates, pipes with combinations of small diameters or with certain fittings and bend types associated with such small diameter pipes. We currently expect that CIG’s maintenance capital expenditures for 2008 will be approximately $35 million. We expect CIG’s maintenance capital expenditures for 2009 to be generally in-line with 2008.

CIG Storage.  CIG owns four storage fields in Colorado and Kansas, known as the Fort Morgan, Latigo, Boehm and Flank storage fields with 29 Bcf of storage capacity. Although these fields are physically separate, CIG operates them as a storage pool for service to its shippers. As of September 30, 2007, the CIG storage fields have an aggregate withdrawal capacity of approximately 900 MMcf/d and an aggregate injection capacity of approximately 300 MMcf/d. Approximately 81% of CIG’s usable storage capacity is contracted by Public Service Company of Colorado and approximately 9% by City of Colorado Springs Utilities. Interruptible storage services at these facilities are utilized on a limited basis and are not a significant revenue source to CIG. As of December 31, 2006, all of CIG’s storage capacity was fully used or sold to third parties. CIG has approximately 3.8 Bcf of retained storage capacity (and approximately 104 MMcf/d of associated withdrawal capacity) to provide for operational needs, including system balancing, support or operational balancing agreements, linepack management and compensating for differences between actual and projected fuel and lost and unaccounted for quantities. CIG has sold the remaining 87% of the firm storage capacity not retained by CIG for operational needs. All of CIG’s storage capacity is used to provide no-notice service under its tariff, which tariffs involve both storage and transportation services.

CIG Customers.  As of September 30, 2007, CIG had approximately 67 firm contract customers, including LDCs, natural gas distribution companies and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. CIG’s four largest customers for the year ended December 31, 2006 were Public Service Company of Colorado, Colorado Springs Utilities, Anadarko Petroleum Corporation and affiliates and Pioneer Natural Resources USA, which accounted for approximately 30%, 9%, 7% and 7% of CIG’s revenues during 2006, respectively. CIG’s four largest customers each have Standard & Poor’s credit ratings ranging from BB+ to AA. CIG intends to leverage its position in the rapidly growing U.S. Rocky Mountain region to attract new customers and build long-term relationships.

CIG Contracts.  CIG’s tariff includes both firm and interruptible services that provide for transportation and storage revenues. As of December 31, 2006, CIG’s firm transportation and storage contracts had a weighted average remaining contract life of approximately 6.1 years determined by weighting the remaining life of each contract by the amount of revenue that is covered by the contract. For the year ended December 31, 2006, approximately 92.3% of CIG’s revenues were derived from capacity reservation charges under firm contracts (approximately 10% of which are the result of storage service charges), approximately 6.0% of CIG’s revenues were derived from usage fees under firm contracts and approximately 1.7% of CIG’s revenues were derived from interruptible contracts. This excludes liquids transportation revenue, amounts associated with retained fuel and liquids revenue associated with CIG’s processing plants. Tariff revenues constituted approximately 83% of CIG’s total revenues earned during the year ended December 31, 2006.

CIG Tariff Rates.  Maximum and minimum rates for CIG’s transportation services are governed by CIG’s FERC-approved natural gas tariff. As of September 30, 2007, the rates in approximately 70% of CIG’s revenues from firm contracts were subject to the maximum rates prescribed for in CIG’s tariff. Discounted or negotiated rates, based on volume, on average are approximately 54% of CIG’s maximum tariff rates as of September 30, 2007.

In 2006, CIG entered into a rate settlement with its customers which established new base rates under CIG’s FERC tariff. The 2006 rate settlement prevents CIG from filing a general rate case to be effective before October 1, 2010 and requires that CIG file for a new general rate case to be effective no later than October 1, 2011, thereby providing CIG rate certainty, subject to further negotiation or the filing of a rate case. Please read “— Regulatory Environment — FERC Regulation.” CIG filed a tariff change at FERC in August 2007 to modify its fuel recovery mechanism to recover all cost impacts, or to flow to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. CIG currently experiences variability in cash flow and earnings under its fuel recovery mechanism, but its earnings variability related to price fluctuations will be substantially reduced if the FERC approves this fuel tracker. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to March 1, 2008 subject to the outcome of a technical conference on the proposed tariff change scheduled for November 2007. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General — Our Business.”

CIG Expansion Projects.  During the five years ended December 31, 2006, CIG added approximately 247 BBtu/d of additional system or lateral transportation capacity at a cost of approximately $94 million. CIG recently completed its Raton Basin expansion project at an estimated final cost of $13 million. In order to capture growing natural gas supplies, CIG has two contracted expansion projects in progress, related to WYCO, with a total capital budget of approximately $316 million (with approximately $158 million net to CIG).

•	Raton Expansion. In June 2007, construction on the Raton expansion project commenced. The project consisted of the addition of 4.7 miles of 20” looping pipeline between Lorecito and CIG’s Wet Canyon lateral line, the addition of 6.5 miles of 24” looping pipeline to Baker, Oklahoma, a compressor modification at CIG’s Beaver, Oklahoma compression station and the upgrade of CIG’s Purgatoire Meter Station in Colorado. The Raton expansion project increases the Raton lateral transportation capacity to approximately 385 MMcf/d. The estimated final cost of the Raton expansion project is $13 million. CIG placed this project in service in September 2007. The Raton expansion project is fully contracted with three shippers (Pioneer, Petrogulf and Cross Timbers) pursuant to firm transportation contracts expiring in 2017 and 2018.

•	WYCO Expansion Projects. A subsidiary of CIG entered into a joint venture with an affiliate of Xcel Energy, the parent of Public Service Company of Colorado. Each of CIG and the Xcel Energy affiliate own a 50% interest in WYCO. WYCO or its subsidiary has two major expansion projects underway. CIG will be the operator of these two projects.

—	High Plains Expansion Project. The High Plains expansion project involves the construction of a 164-mile 24” and 30” interstate gas pipeline system extending from the Cheyenne Hub in northeast Colorado to Public Service Company of Colorado’s Fort St. Vrain electric generation plant and other points of interconnection with Public Service Company of Colorado’s system. The High Plains expansion project will add approximately 900 MMcf/d of overall transportation capacity to the CIG system, with approximately 664 MMcf/d of increased transportation capacity from the Cheyenne Hub to the greater Denver area and approximately 236 MMcf/d of increased capacity from the Young storage facility in Colorado to the greater Denver area. The estimated total cost of the project is $196 million, with $98 million to be paid by CIG (of which our share will be $10 million). As of September 30, 2007, approximately $22 million had been spent on the project. The FERC approval process has commenced, and the estimated in-service date for the High Plains expansion project is October 2008, subject to receipt of FERC approval. The increased capacity is fully contracted to cover the cost of service (including a return on CIG’s investment) by Public Service Company of Colorado and Coral Energy Resources pursuant to firm contracts through 2029 and 2019, respectively.

—	Totem Gas Storage Expansion Project. The Totem gas storage expansion project consists of the development of the Totem storage field, a natural gas storage field that services and interconnects with the High Plains pipeline. The Totem Gas storage field will have 10.7 Bcf of natural gas storage capacity, 7 Bcf of which will be working gas capacity and 3.7 Bcf of which will be base gas capacity. The Totem Gas storage expansion project has a 200 MMcf/d maximum withdrawal rate and 100 MMcf/d maximum injection rate. The estimated total cost of the Totem Gas storage expansion project is $120 million, of which $60 million will be paid by CIG (of which our share will be $6 million). The estimated in-service date for the Totem Gas storage expansion project is July 2009. As of September 30, 2007, approximately $4 million had been spent on the project. FERC approval is required for the Totem Gas storage expansion project. All of the storage capacity of this new storage field is fully contracted to cover the cost of service (including a return on CIG’s investment) with Public Service Company of Colorado pursuant to a firm contract through 2040.

In addition, CIG is currently evaluating three other expansion projects which would require expenditures during 2008, none of which are currently under contract.

CIG Markets and Competition.  Competition for CIG’s on-system market consists of an intrastate pipeline, a new interstate pipeline, local production from the Denver-Julesburg basin, and long-haul shippers who elect to sell into this market rather than the off-system market. CIG also competes with other interstate and intrastate pipelines for deliveries to multiple-connection customers who can take deliveries at alternative points. Some of CIG’s largest customers are able to obtain a significant portion of their natural gas requirements through transportation from other pipelines. Also, CIG competes with third party pipelines, including WIC, and gathering systems for connection to the rapidly growing supply sources in the U.S. Rocky Mountain markets. Natural gas delivered from the CIG system competes with alternative energy sources used to generate electricity, such as hydroelectric power, coal, wind and fuel oil.

CIG’s most direct competitor in the U.S. Rocky Mountain region is the Rockies Express Pipeline. The Rockies Express Pipeline could result in additional discounting on the CIG system. The Rockies Express Pipeline could also cause prices in U.S. Rocky Mountain natural gas supply basins to increase while prices in WIC’s and CIG’s downstream markets may not increase commensurately.

Prior to the construction of the first zone of the Rockies Express Pipeline, WIC was CIG’s most direct competitor. CIG and WIC are competitors for lateral expansions to various U.S. Rocky Mountain supply basins. Both CIG and WIC have or will have supply laterals in the Powder River Basin and the Uinta Basin. Since the WIC mainline system and the Wyoming portion of the CIG system parallel each other, a supply lateral can effectively interconnect with either system. Additionally, for many years CIG has contracted for firm capacity on the WIC system to support CIG’s Wyoming area contract obligations and CIG uses its capacity on the WIC system as an operational loop of the CIG system. WIC and CIG may compete for the same business opportunities. Economic, market and other factors related to each individual opportunity will have a significant impact on the determination of whether WIC, CIG or another affiliate pursues such business opportunities and ultimately carries out expansion projects or acquisitions, but the decision will be at the sole discretion of El Paso. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest.”

An increase in competition in CIG’s key markets could arise from new ventures or expanded operations from existing competitors. For example, plans have recently been announced to construct the White River Hub that connects a gas processing complex in Colorado with up to six interstate pipelines, including the Rockies Express Pipeline, CIG and WIC. Other competitive factors include the quantity, location and physical flow characteristics of interconnected pipelines, any of which could enable CIG’s competitors to better meet customer pressure and delivery requirements. CIG’s competition may access multiple storage locations offering a wider range of service flexibility, and the cost of service and rates offered by CIG’s competitors may be lower than or offered on shorter terms, providing customers with greater flexibility.

SNG

General.  We own a 10% general partner interest in and El Paso owns a 90% interest in and operates the approximately 7,600-mile SNG system, which extends from natural gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to market areas in Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. SNG is the principal natural gas transporter to growing southeastern markets in Alabama, Georgia and South Carolina, which are part of the fastest growing region in the United States for natural gas demand as forecasted by EEA. SNG is also connected to the LNG receiving terminal located on Elba Island, near Savannah, Georgia, owned by Southern LNG Inc., a wholly-owned subsidiary of El Paso.

SNG provides interstate transportation and storage services in both its natural gas supply and market areas. The SNG system connects with multiple pipelines and directly with producers to provide SNG’s customers with access to diverse sources of supply and various natural gas markets. In addition, we expect an increasing percentage of SNG’s supply to come from El Paso’s Elba Island LNG terminal and the Southeast Supply Header. The Southeast Supply Header, as discussed further under SNG expansion projects, is expected to add up to 485 MMcf/d of supply access through a pipeline interconnect into the western portion of the SNG system. The SNG system is connected to over 161 natural gas receipt points and more than 343 natural gas delivery points and has a market delivery capability of approximately 3,500 MMcf/d as of December 31, 2006 to support the growing energy demands of the southeastern region of the United States. During the year ended December 31, 2006, the Elba Island LNG terminal supplied approximately 17% of the natural gas transported by the SNG system during such period. SNG has pipeline diameters ranging from 2” to 36” and has 39 compressor stations.

SNG’s pipeline system and storage facilities operate under tariffs approved by the FERC that establish rates, cost recovery mechanisms, and other terms and conditions of service to its customers. The fees or rates established under SNG’s tariffs are a function of SNG’s costs of providing services to its customers, including a reasonable return on its invested capital.

As part of SNG’s pipeline integrity program, SNG plans to make all lines 6” or bigger “piggable” and expects to complete 56% (based on miles of pipe susceptible to in-line inspection) of its in-line inspections by December 31, 2007. Additionally, SNG plans to complete all first time inspections on lines susceptible to in-line inspection by 2012 and complete all repairs on an as-needed basis. We currently expect SNG’s maintenance capital expenditures for 2008 to be approximately $61 million. We expect SNG will incur additional maintenance capital expenditures of approximately $33 million associated with replacing coupled pipe and levee relocation projects during 2009.

SNG Storage.  SNG also owns and operates 100% of the Muldon storage facility and owns a 50% interest in and operates the Bear Creek storage facility, which provides storage services pursuant to firm contracts to SNG and TGP, a subsidiary of El Paso. El Paso owns the remaining 50% interest in Bear Creek. SNG’s interest in the Bear Creek and the Muldon storage facilities have a combined working natural gas storage capacity of 60 Bcf and peak withdrawal capability of 1.2 Bcf/d. SNG provides storage services to its customers utilizing the Bear Creek and the Muldon storage facilities. SNG provides these services to its customers at the SNG FERC tariff rate.

Southern Natural Gas
an El Paso Company
Chattanooga
Huntsville
Columbia
Muldon
Atlanta
Augusta
Birmingham
Bear Creek
Macon
Columbus
Jackson
Montgomery
Savannah
Southeast Supply Header
South System III Expansion
Cypress Expansion
Albany
Tallahassee
Jacksonville

SNG Customers.  As of September 30, 2007, SNG had approximately 190 firm natural gas transportation customers, including LDCs, natural gas distribution companies and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. SNG has approximately 50 interruptible natural gas transportation customers. SNG’s four largest customers for the year ended December 31, 2006 were Atlanta Gas Light Company, SCANA Corporation, Alagasco and Southern Company Services, which accounted for approximately 31%, 11%, 11% and 8% of SNG’s revenues during 2006, respectively. SNG’s three largest customers each have Standard & Poor’s credit ratings ranging from BBB+ to A-. Southern Company Services does not have a credit rating. As a result of the Cypress expansion in May 2007, SNG has added BG LNG Services as a new and significant customer on the SNG system. BG LNG Services is expected to diversify SNG’s historical customer mix.

SNG Contracts.  SNG’s tariff includes both firm and interruptible services that provide for transportation and storage revenues. As of December 31, 2006, SNG’s firm transportation and storage contracts had a weighted average remaining contract life of approximately 5.8 years determined by weighting the remaining life of each contract by the amount of revenue that is covered by the contract. For the year ended December 31, 2006, approximately 89% of SNG’s revenues were derived from capacity reservation charges under firm contracts (approximately 9% of which are the result of storage service charges), approximately 7% of SNG’s revenues were derived from usage fees under firm contracts and approximately 4% of SNG’s revenues were derived from interruptible contracts. This excludes liquids transportation revenue and amounts associated with retained fuel. Tariff revenues constituted approximately 97% of SNG’s total revenues earned during the year ended December 31, 2006.

SNG Tariff Rates.  Maximum and minimum rates for SNG’s transportation and storage services are governed by SNG’s FERC-approved natural gas tariff. As of September 30, 2007, the rates in approximately 86% of SNG’s revenues from firm contracts were subject to the maximum rates prescribed for in SNG’s tariff. Discounted or negotiated rates on average are at approximately 84% of SNG’s current maximum tariff rates as of September 30, 2007.

In 2005, SNG entered into a rate settlement with its customers which established new base rates under SNG’s FERC tariff. The 2005 rate settlement provides SNG rate certainty through August 2009, after which time SNG’s rates will be, subject to further negotiation or the filing of a rate case which SNG must do by March 31, 2010 for new rates to be effective no later than October 1, 2010.

SNG Expansion Projects.  SNG has a total capital budget of approximately $578 million in organic growth projects between 2008 and 2012. During the five years ended December 31, 2006, SNG added approximately 0.8 Bcf of additional system transportation capacity at a cost of approximately $426 million.

•	Cypress Expansion. The Cypress Expansion project consists of 177 miles of pipeline with approximately 215 MMcf/d placed into service in May 2007 and two additional phases to increase capacity up to approximately 490 MMcf/d by 2011.

—	Cypress Phase I. In May 2007, the Cypress Phase I project adding 177 miles of pipeline was placed into service. The Cypress Phase I expansion project interconnected the Elba Island LNG terminal with the Florida Gas Transmission pipeline system, which is 50% owned by El Paso and provides access to markets in Georgia and Florida. Cypress Phase I added approximately 215 MMcf/d of additional capacity at a total cost of approximately $255 million. The Cypress Phase I project is essentially fully contracted with BG LNG Services, Progress Energy and Austell Natural Gas pursuant to firm transportation contracts expiring in 2027.

—	Cypress Phase II. The second phase of this project, or the Cypress Phase II project, will add 10,350 horsepower of compression resulting in approximately 114 MMcf/d of capacity at an estimated cost of $19 million. The Cypress Phase II project began construction in September 2007 and is expected to be in-service in May 2008. FERC approval for this project has been received. The capacity of the Cypress Phase II project is fully contracted with BG LNG Services pursuant to firm transportation contracts through April 2028.

—	Cypress Phase III. Cypress Phase III is the final phase of this expansion project and will add 20,700 horsepower of additional compression and approximately 161 MMcf/d of additional capacity at an estimated cost of $82 million. A FERC certificate has been issued. Construction of Cypress Phase III is at the option of BG LNG Services. If BG LNG Services elects to have Cypress Phase III built, then construction is expected to commence in 2010 with an in-service date of January 2011. If constructed, Cypress Phase III would be fully subscribed by BG LNG Services with a contract through December 2030.

•	Elba Island to Macon Expansion. The Elba Island to Macon expansion consists of building a new compressor station and adding 7,700 horsepower of compression creating approximately 82 MMcf/d of capacity. This expansion will potentially increase the capacity of the Cypress line to a total of approximately 572 MMcf/d, assuming Cypress Phase III is built. In connection with this expansion, SNG expects to sell AGL Resources an undivided interest in SNG’s existing facilities from the Elba Island LNG terminal to Macon, Georgia. The estimated cost of the project is $21.2 million for the new compression and AGL Resources will reimburse SNG for those costs incurred. The 82 MMcf/d of capacity will be leased back to SNG for a fifteen year term and SNG will recover the cost of the lease through a firm transportation contract with Atlanta Gas Light Company for a corresponding term. SNG has not yet received FERC approval for this project. SNG and AGL Resources filed a joint certificate application for this project at the FERC in October 2007. The anticipated in-service date of the project is December 2009.

•	South System III. The South System III expansion project will expand SNG’s pipeline system in Mississippi, Alabama and Georgia by adding an additional 80 miles of pipeline looping a portion of SNG’s south system and 15,000 horsepower of compression to connect SNG’s south system to a new natural gas fired power generation facility in the Atlanta, Georgia area to be owned by the Southern Company. The South System III expansion project will be completed in three phases, with each phase expected to add an additional 122 MMcf/d, at a total estimated cost of $286 million. SNG has entered into a precedent agreement with Southern Company Services as agent for its affiliated operating companies, Georgia Power Company, Alabama Power Company, Mississippi Power Company, Southern Power Company and Gulf Power Company to provide an incremental firm transportation service to such operating companies of at least 225,000 Mcf/d commencing in phases beginning October 1, 2010, for a term of 15 years by means of the South System III expansion project. The precedent agreement obligates SNG to proceed with the South System III expansion project, upon the occurrence of certain conditions precedent, including receipt of Georgia Public Service Commission approval of Southern Company’s generation plans, and FERC approval of the project on SNG’s system and the proposed Southeast Supply Header project described below. SNG will have to file a request with the FERC for certificate authorization to construct and operate the South System III expansion facilities, which under the Natural Gas Act has the authority to accept, reject or direct the modification of certificate applications and contracts supporting such applications. SNG anticipates FERC and Georgia Public Service Commission approvals will occur in 2008 and 2007, respectively. The Georgia Public Service Commission approved two-thirds of the new electric generation associated with the South System III expansion project in September 2007. This project has estimated in-service dates of October 2010 for Phase I, June 2011 for Phase II and April 2012 for Phase III.

•	Southeast Supply Header. The Southeast Supply Header project, which will be jointly owned by SNG, Spectra Energy Corp and CenterPoint Energy, is expected to add a 115-mile supply line to the western portion of the SNG system. This new pipeline is expected to provide access through pipeline interconnects to several supply basins, including the Barnett Shale, Bossier Sands, Arkoma and Fayetteville Shale. The estimated cost to SNG for the Southeast Supply Header project is $170 million. This expansion project is expected to be completed in two phases, with the first phase expected to provide SNG with approximately 136 MMcf/d of additional supply capacity, and the second phase expected to provide SNG with an additional 349 MMcf/d of supply capacity. The FERC issued an order approving the first phase in September 2007. The estimated in-service dates are June 2008 for Phase I and October 2010 for Phase II.

North Louisiana Facilities Sale.  SNG has reached a tentative agreement to sell to Nexus Gas Partners, LLC all of its pipeline facilities west of its Bienville compression station in north Louisiana for $27.5 million. These facilities include its 34-mile, 10” Carthage Line, its 57-mile, 14” Spider/Benson Line, its 45-mile, 16” Logansport Line, and its Logansport compression station. The proposed sale will be contingent upon execution of a definitive agreement and receipt of abandonment authorization from FERC. This sale is not expected to materially impact SNG’s results of operations.

SNG Markets and Competition.  The southeastern market served by the SNG system is the fastest growing natural gas demand region in the United States. Demand for deliveries from the SNG system is characterized by two peak delivery periods, the winter heating season and the summer cooling season.

SNG competes with other interstate and intrastate pipelines for deliveries to multiple-connection customers who can take deliveries at alternative points. Natural gas delivered from the SNG system competes with alternative energy sources used to generate electricity, such as hydroelectric power, coal and fuel oil. Some of SNG’s largest customers are able to obtain a significant portion of their natural gas requirements through transportation from other pipelines. In addition, SNG competes with third party pipelines and gathering systems for connection to new supply sources.

SNG’s most direct competitor is Transco, which owns an approximately 10,500-mile pipeline extending from Texas to New York. It has firm transportation contracts with some of SNG’s largest customers, including Atlanta Gas Light Company, Alagasco and SCANA.

An increase in competition in SNG’s key markets could arise from new ventures or expanded operations from existing competitors. Other competitive factors include the quantity, location and physical flow characteristics of interconnected pipelines, any of which could enable our competitors to better meet customer pressure and delivery requirements. The competition may access multiple storage locations offering a wider range of service flexibility, and the cost of service and rates offered by our competitors may be lower than ours or offered on shorter terms, providing customers with greater flexibility.

Safety and Maintenance

Our pipeline systems are subject to regulation by the U.S. Department of Transportation, or DOT, under the Natural Gas Pipeline Safety Act of 1968, referred to as NGPSA, and the Pipeline Safety Improvement Act of 2002, which was recently reauthorized and amended by the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities while the Pipeline Safety Improvement Act of 2002 establishes mandatory inspections for all United States oil and natural gas transportation pipelines, and some gathering lines in high consequence areas. DOT regulations implementing the Pipeline Safety Improvement Act of 2002 require pipeline operators to conduct integrity management programs, which involve frequent inspections and other measures to ensure pipeline safety in “high consequence areas,” such as high population areas, areas that are difficult to evacuate and locations where people congregate. The DOT may assess fines and penalties for violations of these and other requirements imposed by its regulations. We believe that we are in material compliance with all regulations imposed by the DOT on our natural gas pipeline operations.

We currently estimate that it will cost approximately $3 million, $18 million (of which $2 million is allocable to our 10% general partner interest in CIG) and $173 million (of which $17 million is allocable to our 10% general partner interest in SNG) to implement pipeline integrity management program testing along certain segments of the WIC, CIG and SNG pipeline systems, respectively, between 2007 and 2012. The estimate for the SNG system includes the cost to modify parts of the system to enable in-line inspection through the use of tools known as “intelligent pigs.” These estimates do not include the costs, if any, for unanticipated repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program.

States are largely preempted by federal law from regulating pipeline safety but may assume responsibility for enforcement of federal interstate pipeline safety regulations and inspection of interstate pipelines. In practice, states vary considerably in their authority and capacity to address pipeline safety. We do not anticipate any significant problems in complying with any state laws and regulations which are determined to be applicable to our operations. Our natural gas pipelines have inspection and compliance programs designed to maintain compliance with federal and state pipeline safety and pollution control requirements.

Our operations are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, referred to as OSHA, and comparable state statutes, whose purpose is to protect the health and safety of workers, both generally and within the pipeline industry. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities, and citizens. Our operations are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above specified thresholds, or any process which involves 10,000 pounds or more of a flammable liquid or gas in one location. Flammable liquids stored in atmospheric tanks below their normal boiling point without the benefit of chilling or refrigeration are exempt. WIC, CIG and SNG each have an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. We believe that our operations are in material compliance with all applicable laws and regulations relating to worker health and safety.

Regulatory Environment

FERC Regulation

Our interstate natural gas transportation system and storage operations are regulated by the FERC under the Natural Gas Act of 1938 (NGA), the Natural Gas Policy Act of 1978 (NGPA) and the Energy Policy Act

of 2005. Each system operates under tariffs approved by the FERC that establish rates, cost recovery mechanisms, terms and conditions of service to our customers. Generally, the FERC’s authority extends to:

•	rates and charges for natural gas transportation and storage;

•	certification and construction of new facilities;

•	extension or abandonment of services and facilities;

•	maintenance of accounts and records;

•	relationships between pipelines and certain affiliates;

•	terms and conditions of services and service contracts with customers;

•	depreciation and amortization policies;

•	acquisition and disposition of facilities; and

•	initiation and discontinuation of services.

Our interstate pipelines hold certificates of public convenience and necessity issued by FERC pursuant to Section 7 of the NGA covering our facilities, activities and services. These certificates require our interstate pipelines and storage facilities to provide on a non-discriminatory basis open-access services to all customers who qualify under their respective FERC gas tariffs. Under Section 8 of the NGA, FERC has the power to prescribe the accounting treatment of items for regulatory purposes. Thus, the books and records of our interstate pipelines and storage facilities may be periodically audited by FERC.

FERC regulates the rates and charges for transportation and storage in interstate commerce. Natural gas companies may not charge rates that have been determined not to be just and reasonable.

The maximum recourse rates that may be charged by our pipelines for their services are established through FERC’s ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of service including recovery of and a return on the pipeline’s actual prudent historical cost investment. Key determinants in the ratemaking process are costs of providing service, allowed rate of return and volume throughput and contractual capacity commitment assumptions. The maximum applicable recourse rates and terms and conditions for service are set forth in each pipeline’s FERC approved tariff. Rate design and the allocation of costs also can impact a pipeline’s profitability. Our interstate pipelines are permitted to discount their firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not “unduly discriminate.”

Our interstate pipelines may also use “negotiated rates” which, in theory, could involve rates above or below the “recourse rate,” provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. A prerequisite for having the right to agree to negotiated rates is that negotiated rate customers must have had the option to take service under the pipeline’s maximum recourse rates. As of September 30, 2007 approximately 45% of the WIC system’s contracted capacity, approximately 11% of the CIG system’s contracted capacity and approximately 11% of the SNG system’s contracted capacity was committed under such “negotiated rate” contracts, rather than recourse rate or discount rate contracts. Each negotiated rate transaction of WIC, CIG and SNG is designed to fix the negotiated rate for the term of the firm transportation agreement and the fixed rate is generally not subject to adjustment for increased or decreased costs occurring during the contract term.

In August 2006, the FERC approved a settlement reached with CIG’s customers to be effective October 1, 2006. The 2006 rate settlement prevents CIG from filing a general rate case to be effective before October 1, 2010 and requires that CIG file for a new general rate case to be effective no later than October 1, 2011, thereby providing CIG rate certainty, subject to further negotiation or the filing of a rate case. WIC currently has no obligation to file a new rate case and SNG is obligated to file new rates to become effective no earlier than September 1, 2009 and no later than October 1, 2010.

Commencing in 2003, FERC issued a series of orders adopting rules for new Standards of Conduct for Transmission Providers (Order No. 2004) which apply to interstate natural gas pipelines and to certain natural gas storage companies which provide storage services in interstate commerce. Order No. 2004 became effective in 2004. Among other matters, Order No. 2004 required our interstate pipelines to operate independently from their energy affiliates, prohibited our interstate pipelines from providing non-public transportation or shipper information to their energy affiliates, prohibited our interstate pipelines from favoring their energy affiliates in providing service and obligated our interstate pipelines to post on their websites a number of items of information concerning the company, including its organizational structure, facilities shared with energy affiliates, discounts given for service and instances in which the company has agreed to waive discretionary terms of its tariff.

Late in 2006, the United States Court of Appeals for the District of Columbia Circuit vacated and remanded Order No. 2004, as it relates to natural gas transportation providers, including our natural gas pipelines. The court objected to FERC’s expansion of the prior standards of conduct to include energy affiliates, and vacated the entire rule as it relates to natural gas transportation providers. On January 9, 2007, and as clarified on March 21, 2007, FERC issued an interim rule re-promulgating on an interim basis the standards of conduct that were not challenged before the court, while FERC decides how to respond to the court’s decision on a permanent basis. The interim rule makes the standards of conduct apply to the relationship between natural gas transportation providers and their marketing affiliates, but not to energy affiliates who are not also marketing affiliates. Several companies requested rehearing and clarification of the interim rule. The March 21, 2007 order on clarification granted some of the requested clarifications and stated that it would address the other requests in its proceeding establishing a permanent rule. FERC has issued a notice of proposed rulemaking, or NOPR, that proposes permanent standards of conduct that FERC states will avoid the aspects of the previous standards of conduct rejected by the court. With respect to natural gas transportation providers, the NOPR proposes (1) that the permanent standards of conduct apply only to the relationship between natural gas transportation providers and their marketing affiliates, and (2) to make permanent the changes adopted in the interim rule permitting risk management employees to be shared by natural gas transportation providers and their marketing affiliates and requiring that tariff waivers be maintained in a written waiver log and available upon request. We have no way to predict with certainty the scope of FERC’s permanent rules on the standards of conduct. However, we do not believe that our natural gas pipeline will be affected by any action taken previously or in the future on these matters materially differently than other natural gas service providers with whom we compete.

FERC regulations extend to service agreements executed between pipelines and their shippers, as well. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline’s FERC-approved tariff. In the event that FERC finds that an agreement, in whole or part, is materially non-conforming, FERC could reject the agreement or require us to seek modification, or alternatively require us to modify our tariff so that the non-conforming provisions are generally available to all shippers.

FERC Policy Statement on Income Tax Allowances

In a decision issued in July 2004 involving an oil pipeline limited partnership, BP West Coast Products, LLC v. FERC, the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit) vacated the portion of a FERC decision applying the Lakehead policy. In its Lakehead decision, FERC allowed an oil pipeline publicly traded partnership to include in its cost-of-service an income tax allowance to the extent that its unitholders were corporations subject to income tax. In May and June 2005, FERC issued a policy statement, as well as an order on remand of BP West Coast, respectively, in which it stated it will permit pipelines to include in cost-of-service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be determined by FERC on a case-by-case basis. The new policy entails rate risk due to the case-by-case review requirement. FERC’s BP West Coast remand decision and the new tax allowance policy were appealed to the D.C. Circuit. The D.C. Circuit issued an order on May 29, 2007 in which it denied these appeals and upheld FERC’s new tax allowance policy and the application of that policy in the December 16, 2005 order on all points subject to appeal. On August 20, 2007, the D.C. Circuit denied a request for rehearing of the May 29, 2007 decision. Petitions for writ of certiorari to the United States Supreme Court regarding the decision must be filed no later than 90 days from the D.C. Circuit’s denial of rehearing.

On December 8, 2006, FERC issued a new order addressing rates on one of the interstate oil pipelines of SFPP, L.P. (SFPP). In that order, FERC addressed challenges to the policy statement raised by shippers in filings in another docket earlier in 2006. In the new order, FERC refined its income tax allowance policy, and notably raised a new issue regarding the implication of the policy statement for publicly traded partnerships. It noted that the tax deferral features of a publicly traded partnership may cause some investors to receive, for some indeterminate duration, cash distributions in excess of their taxable income, which FERC characterized as a “tax savings.” FERC stated that it is concerned that this created an opportunity for those investors to earn an additional return, funded by ratepayers. Responding to this concern, FERC chose to adjust the pipeline’s equity rate of return downward based on the percentage by which the publicly traded partnership’s cash flow exceeded taxable income. On February 7, 2007, SFPP asked FERC to reconsider this ruling. The ultimate outcome of this proceeding is not certain and could result in changes to FERC’s treatment of income tax allowances in cost of service and to potential adjustment in a future rate case of our pipelines’ respective equity rates of return that underlie their recourse rates to the extent that cash distributions in excess of taxable income are allowed to some unitholders. If FERC were to disallow a substantial portion of our pipelines’ income tax allowance, it may cause their recourse rates to be set at a level that is different, and in some instances lower, than the level otherwise in effect.

FERC Policy Statement on Proxy Groups for Rates of Return Determinations

On July 19, 2007, FERC issued a proposed policy statement regarding the composition of proxy groups for determining the appropriate returns on equity for natural gas and oil pipelines. The proposed policy statement would permit the inclusion of master limited partnerships (MLPs) in the proxy group for purposes of calculating returns on equity under the Discounted Cash Flow (DCF) analysis, a change from its prior view that MLPs had not been shown to be appropriate for such inclusion. Specifically, FERC proposes that MLPs may be included in the proxy group provided that the DCF analysis recognizes as distributions only the pipeline’s reported earnings, and not other sources of cash flow subject to distribution. According to the proposed policy statement, under the DCF analysis, the return on equity is calculated by adding the dividend or distribution yield (dividends divided by share/unit price) to the projected future growth rate of dividends or distributions (weighted one third for long-term growth of the economy as a whole and two-thirds short term growth as determined by analysts’ five-year forecasts for the pipeline). The determination of which MLPs should be included will be made on a case by case basis, after a review of whether an MLP’s earnings have been stable over a multi-year period. FERC proposes to apply the final policy statement to all natural gas rate cases that have not completed the hearing phase as of the date FERC issues the final policy statement and has requested comments on the proposed policy which are due no later than September 2007. FERC’s proposed policy statement is subject to change based on comments filed and therefore we cannot predict the scope of the final policy statement.

Energy Policy Act of 2005

On August 8, 2005, Congress enacted the Energy Policy Act of 2005, or EP Act 2005. Among other matters, EP Act 2005 amends the NGA, to add an anti-manipulation provision which makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations to be prescribed by FERC and provides FERC with additional civil penalty authority. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provision of EP Act 2005, and subsequently denied rehearing. The rules make it unlawful to: (1) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. EP Act 2005 also amends the NGA and the NGPA to give FERC authority to impose civil penalties for violations of these statutes up to $1,000,000 per day per violation for violations occurring after August 8, 2005. In connection with this enhanced civil penalty authority, FERC issued a policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. The anti-manipulation rule and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority. Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. The natural gas industry historically has been heavily regulated. Accordingly, we cannot assure you that present policies pursued by FERC and Congress will continue.

Seasonality

Our business and the businesses in which we have interests are seasonal in nature, however the revenues generated from these businesses are generally not seasonal in nature due to our contract structure. While CIG and SNG provide winter service to shippers delivering to residential and small commercial customers who are temperature sensitive, both CIG and SNG also have summer load requirements for storage injection and electric generation that tends to balance annual throughput throughout the seasons.

Environmental Matters

General

Our natural gas transportation, storage and processing activities are subject to stringent and complex federal, state, and local laws and regulations governing environmental protection, including air emissions, water quality, wastewater discharges, and solid waste management. Such laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, and other approvals. These laws and regulations also can restrict or impact our business activities in many ways, such as restricting the way we handle or dispose of our wastes; requiring remedial action to mitigate pollution conditions that may be caused by our operations or that are attributable to former operators; and enjoining some or all of the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.

We believe that compliance with existing federal, state and local environmental laws and regulations will not have a material adverse effect on our business, financial position, or results of operations. Nevertheless, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. The following is a discussion of some of the environmental laws and regulations that are applicable to our natural gas transportation, storage and processing activities.

Waste Management

Our operations generate hazardous and non-hazardous solid wastes that are subject to the federal Resource Conservation and Recovery Act (RCRA) and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and non-hazardous solid wastes. For instance, RCRA prohibits the disposal of certain hazardous wastes on land without prior treatment, and requires generators of wastes subject to land disposal restrictions to provide notification of pre-treatment requirements to disposal facilities that are in receipt of these wastes. Generators of hazardous wastes also must comply with certain standards for the accumulation and storage of hazardous wastes, as well as recordkeeping and reporting requirements applicable to hazardous waste storage and disposal activities. RCRA imposes fewer restrictions on the handling, storage and disposal of non-hazardous wastes, which includes wastes associated with the exploration and production of oil and natural gas.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as “Superfund,” and comparable state laws and regulations impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons considered to be responsible for the release of hazardous substances into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We currently own or lease properties that for many years have been used for the transportation, compression, storage or processing of natural gas. Wastes from these operations may remain on or under some of the properties owned or leased by us and on or under other properties previously owned by CIG. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial closure operations to prevent future contamination. At September 30, 2007, WIC had not accrued any amounts and CIG and SNG had accrued approximately $16 million and $1 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs. The accrual for CIG includes $11 million for environmental contingencies related to properties previously owned. We estimate that the total exposure for CIG and SNG could be as high as $44 million. For 2007, we estimate that CIG’s and SNG’s total remediation expenditures will be approximately $3 million, which will be expended under government directed clean-up plans. CIG’s and SNG’s environmental remediation projects are in various stages of completion. The liabilities recorded reflect current estimates of amounts that will be expended to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, additional liabilities may be incurred.

Air Emissions

The Clean Air Act (CAA) and comparable state laws regulate emissions of air pollutants from various industrial sources, including compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase of existing air emissions; application for, and strict compliance with, air permits containing various emissions and operational limitations; or the utilization of specific emission control technologies to limit emissions. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. On occasion, WIC, CIG and SNG have received notices of violations and associated fines for alleged non-compliance with air emission regulations, none of which have had a material adverse effect on their operating results or financial conditions.

We may incur expenditures in the future for air pollution control equipment in connection with obtaining or maintaining operating permits and approvals for air emissions. For instance, we may be required to supplement or modify our air emission control equipment and strategies due to changes in state implementation plans for controlling air emissions in regional non-attainment areas, or stricter regulatory requirements for sources of hazardous air pollutants. However, we do not believe that any such future requirements will have a material adverse affect on our operations.

Water Discharges

The Clean Water Act (CWA) and analogous state laws impose strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (EPA) or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by an appropriately issued permit. Federal and state regulatory agencies may impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

The Oil Pollution Act of 1990 (OPA), which amends and augments the CWA, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. OPA and its associated regulations impose a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. For example, operators of certain oil and gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance.

Activities on Federal Lands

Natural gas transportation activities conducted on federal lands are subject to the National Environmental Policy Act (NEPA). NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. Our current activities, as well as any proposed plans for future activities, on federal lands are subject to the requirements of NEPA.

Other Laws and Regulations

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, several states have declined to wait on Congress to develop and implement climate control legislation and have already taken legal measures to reduce emissions of greenhouse gases. Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA may be required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. Other nations have already agreed to regulate emissions of greenhouse gases pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol,” an international treaty pursuant to which participating countries (not including the United States) have agreed to reduce their emissions of greenhouse gases to below 1990 levels by 2012. Passage of climate control legislation or other regulatory initiatives by Congress or various states of the U.S. or the adoption of regulations by the EPA and analogous state agencies that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse effect on our operations and demand for natural gas. At least one state in which we conduct operations, Florida, has by executive order of the state governor recently ordered restrictions on the level of greenhouse gas emissions in the state.

The Department of Homeland Security Appropriations Act of 2007 requires the Department of Homeland Security, DHS, to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas facilities that are deemed to present “high levels of security risk.” The DHS is currently in the process of adopting regulations that will determine whether some of our facilities or operations will be subject to additional DHS-mandated security requirements. Presently, it is not possible to estimate the costs to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Title to Properties and Rights-of-Way

We hold a combination of permanent and renewable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to the results of our operations.

Insurance

Our insurance program includes, but is not limited to, general liability insurance, auto liability insurance, workers’ compensation insurance, property damage insurance, and hurricane property damage insurance. El Paso maintains property damage insurance for WIC, CIG, SNG and other affiliates that requires the first $2 million of an insured claim to be retained by the affected business. If more than one El Paso affiliate is involved in a single insured claim, then each is responsible for the pro rata share of the first $2 million based on the total insured claim. The next $8 million of an insured property damage claim is funded by an El Paso insurance captive. The hurricane insurance for El Paso and its affiliates covers claims in excess of $250 million for each occurrence, which is retained by the affected affiliate. This retained amount is funded pro rata when multiple affiliates are affected by a single insured claim. We will maintain director and officer liability insurance under a separate policy from El Paso’s corporate director and officer insurance. All insurance coverage is in amounts which management believes are reasonable and appropriate.

Facilities

El Paso owns its corporate offices in Houston, Texas. We pay a proportionate share of the costs to operate the building to El Paso pursuant to the omnibus agreement. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

CIG, on behalf of itself and WIC, leases office space for its corporate offices in Colorado Springs, Colorado. The lease expires in March 2010. WIC reimburses CIG for the costs incurred by CIG on its behalf, including its proportionate share of the lease. SNG leases office space in Birmingham, Alabama. The lease expires in September 2017.

Employees

We do not have any employees. We are managed and operated by the directors and officers of our general partner. WIC is operated by CIG. CIG and SNG are operated by El Paso and its affiliates. Upon the closing of this offering, we will enter into an omnibus agreement with El Paso and its affiliates. Under the terms of the omnibus agreement, we will reimburse El Paso for the provision of various general and administrative services for our benefit, for direct expenses incurred by El Paso on our behalf and for expenses allocated to us as a result of our becoming a public entity. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

Legal Proceedings

Gas Measurement Cases

CIG, SNG and a number of their respective affiliates were named defendants in actions that generally allege mismanagement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act, which has been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigations, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In May 2005, a representative appointed by the court issued a recommendation to dismiss most of the actions. In October 2006, the U.S. District Judge issued as order dismissing all measurement claims against all defendants. An appeal has been filed.

Similar allegations were filed against CIG in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in well owners on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. CIG’s costs and legal exposure related to this lawsuit and claim is not currently determinable.

WIC Line 124A Rupture

On November 11, 2006, a bulldozer driver ran into and ruptured WIC’s Line 124A near Cheyenne, Wyoming resulting in an explosion and fire, and the subsequent death of the driver. The driver was working for a construction company called Associated Constructors who had been hired by Rockies Express Pipeline, LLC (REX) to construct its new pipeline in a corridor substantially parallel to WIC’s Line 124A. The Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (PHMSA), along with OSHA of the State of Wyoming are conducting investigations into the incident. We are cooperating fully with those investigations, including making our personnel available for interviews and responding to requests for documents and information. We expect PHMSA will make a decision in the near future regarding any possible enforcement action concerning the November 11 incident, which could involve possible proposed fines. In related potential civil litigation, we settled with the decedent’s family.

In addition to the above matters, we and our subsidiaries and our affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

MANAGEMENT

Management of El Paso Pipeline Partners, L.P.

Our general partner will manage our operations and activities. Our general partner and its board of directors are not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it.

The directors of our general partner will oversee our operations. Upon the closing of this offering, we will have at least five directors. We intend to increase the size of the board of directors to seven members following the closing of this offering. El Paso will appoint all members to the board of directors of our general partner and we expect that, when the size of our board increases to seven directors, we will have at least three directors who are independent as defined under the independence standards established by the New York Stock Exchange. The New York Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a nominating and governance committee.

In compliance with the requirements of the New York Stock Exchange, upon the effective date of the registration statement, El Paso will have appointed at least one independent member to the board of our general partner. El Paso will appoint two additional independent members within 12 months of the effective date of the registration statement. The independent members of the board of directors of our general partner will serve as the initial members of the audit committee of the board of directors of our general partner.

El Paso Pipeline GP Company, L.L.C. will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the New York Stock Exchange and the Securities Exchange Act of 1934, as amended. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee. The members of the audit committee who meet the independence and experience standards described above and the additional independence requirements set forth in our partnership agreement shall also serve as a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders.

All of our executive management personnel will be employees of our general partner or another subsidiary of El Paso and will devote such portion of their productive time to our business and affairs as is required to manage and conduct our operations. We anticipate that the officers of El Paso Pipeline GP Company, L.L.C. will initially devote less than a majority of their productive time to our business, although we expect the amount of their time that they devote may increase or decrease in future periods as our business develops. These officers will manage the day-to-day affairs of our business and conduct our operations. We will also utilize a significant number of employees of El Paso to operate our business and provide us with general and administrative services. We will reimburse El Paso for allocated expenses of operational personnel who perform services for our benefit and we will reimburse El Paso for allocated general and administrative expenses. Please read “— Reimbursement of Expenses of Our General Partner.”

Directors and Executive Officers of Our General Partner

The following table shows information for the directors and executive officers of our general partner as of November 1, 2007.

Name	Age	Position with El Paso Pipeline GP Company, L.L.C.

Ronald L. Kuehn, Jr.	72	Chairman of the Board
James C. Yardley	56	Director, President and Chief Executive Officer
Robert W. Baker	51	Executive Vice President and General Counsel
John R. Sult	48	Senior Vice President, Chief Financial Officer and Controller
James J. Cleary	53	Senior Vice President
Daniel B. Martin	51	Senior Vice President
Norman G. Holmes	51	Senior Vice President
Douglas L. Foshee	48	Director
D. Mark Leland	45	Director
Arthur C. Reichstetter	61	Independent Director Nominee

Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Ronald L. Kuehn, Jr.   Mr. Kuehn is currently the Chairman of the El Paso Board of Directors. Mr. Kuehn was Chairman of the Board and Interim Chief Executive Officer of El Paso from March 2003 to September 2003. From September 2002 to March 2003, Mr. Kuehn was the Lead Director of El Paso. From January 2001 to March 2003, he was a business consultant. Mr. Kuehn served as non-executive Chairman of the Board of El Paso from October 25, 1999 to December 31, 2000. Mr. Kuehn served as President and Chief Executive Officer of Sonat Inc. from June 1984 until his retirement on October 25, 1999. He was Chairman of the Board of Sonat Inc. from April 1986 until his retirement. He is a director of Praxair, Inc. and served on the Board of Directors of Dun & Bradstreet Corporation until September 30, 2007. Mr. Kuehn was elected Chairman of the Board of El Paso Pipeline GP Company, L.L.C. on August 1, 2007.

James C. Yardley.  Mr. Yardley has been Executive Vice President of El Paso and Chairman of the Board of El Paso’s Pipeline Group since August 2006. He has been Chairman of the Board and President of Southern Natural Gas Company since May 2005, and a director and President of Southern Natural Gas Company since May 1998. He served as Vice President, Marketing and Business Development for Southern Natural Gas Company from April 1994 to April 1998. Prior to that time, Mr. Yardley worked in various capacities with Southern Natural Gas Company and Sonat Inc. since 1978. Mr. Yardley was elected Director, President and Chief Executive Officer of El Paso Pipeline GP Company, L.L.C. on August 1, 2007.

Robert W. Baker.  Mr. Baker has been Executive Vice President and General Counsel of El Paso since January 2004. From February 2003 to December 2003, he served as Executive Vice President of El Paso and President of El Paso Merchant Energy. He was Senior Vice President and Deputy General Counsel of El Paso from January 2002 to February 2003. Prior to that time, he worked in various capacities in the legal department of Tenneco Energy and El Paso since 1983. Mr. Baker was elected Executive Vice President and General Counsel of El Paso Pipeline GP Company, L.L.C. on August 1, 2007.

John R. Sult.  Mr. Sult has been Senior Vice President and Controller of El Paso and Senior Vice President, Chief Financial Officer and Controller of El Paso’s Pipeline Group since November 2005. Mr. Sult was Vice President and Controller for Halliburton Energy Services from August 2004 to October 2005. From December 2002 to July 2004, Mr. Sult provided finance and accounting advisory services to energy companies as an independent consultant. He served as an Audit Partner for Arthur Andersen LLP from September 1994 to December 2002. From 1981 to 1994, Mr. Sult worked in various audit positions with Arthur Andersen. Mr. Sult was elected Senior Vice President, Chief Financial Officer and Controller of El Paso Pipeline GP Company, L.L.C. on August 1, 2007.

James J. Cleary.  Mr. Cleary has been President and a director of El Paso Natural Gas Company and Colorado Interstate Gas Company since January 2004 as well as the President of the general partner of Wyoming Interstate Company, Ltd. He also served as Chairman of the Board of El Paso Natural Gas Company and Colorado Interstate Gas Company from May 2005 to August 2006. From January 2001 through December 2003, he served as President of ANR Pipeline Company. Prior to that time, Mr. Cleary served as Executive Vice President of Southern Natural Gas Company from May 1998 to January 2001. He also worked for Southern Natural Gas Company and its affiliates in various capacities since 1979. Mr. Cleary was elected Senior Vice President of El Paso Pipeline GP Company, L.L.C. on August 23, 2007.

Daniel B. Martin.  Mr. Martin has been a director of Colorado Interstate Gas Company, El Paso Natural Gas Company, Southern Natural Gas Company and Tennessee Gas Pipeline Company since May 2005. He has been Senior Vice President of El Paso Natural Gas Company since February 2000, Senior Vice President of Southern Natural Gas Company and Tennessee Gas Pipeline Company since June 2000 and Senior Vice President of Colorado Interstate Gas Company since January 2001. He served as a director of ANR Pipeline Company from May 2005 through February 2007, and Senior Vice President of ANR Pipeline Company from January 2001 to February 2007. Prior to that time, Mr. Martin has worked in various capacities with Tennessee Gas Pipeline Company since 1978. Mr. Martin was elected Senior Vice President of El Paso Pipeline GP Company, L.L.C. on August 23, 2007.

Norman G. Holmes.  Mr. Holmes has been Senior Vice President and Chief Commercial Officer and Director of Southern Natural Gas Company since August 2006. He served as Vice President, Business Development from 1999 to 2006 and as Vice President and Controller from 1995 to 1999. Prior to that time, Mr. Holmes worked in various capacities with Southern Natural Gas Company and Sonat, Inc. since 1979. Mr. Holmes was elected Senior Vice President of El Paso Pipeline GP Company, L.L.C. on August 23, 2007.

Douglas L. Foshee.  Mr. Foshee has been President, Chief Executive Officer and a director of El Paso since September 2003. Prior to joining El Paso, Mr. Foshee served as Executive Vice President and Chief Operating Officer of Halliburton Company having joined that company in 2001 as Executive Vice President and Chief Financial Officer. Prior to Halliburton, Mr. Foshee served as President, Chief Executive Officer and Chairman of the Board of Nuevo Energy Company and Chief Executive Officer and Chief Operating Officer of Torch Energy Advisors, Inc. Mr. Foshee serves on the Federal Reserve Bank of Dallas, Houston Branch, as a director. Mr. Foshee was elected Director of El Paso Pipeline GP Company, L.L.C. on August 1, 2007.

D. Mark Leland.  Mr. Leland has been Executive Vice President and Chief Financial Officer of El Paso since August 2005. Mr. Leland served as Executive Vice President of El Paso Exploration & Production Company from January 2004 to August 2005, and as Chief Financial Officer and a director from April 2004 to August 2005. He served as Senior Vice President and Chief Operating Officer of GulfTerra Energy Partners, L.P. and its general partner from January 2003 to December 2003, as Senior Vice President and Controller from July 2000 to January 2003, and as Vice President from August 1998 to July 2000. Mr. Leland has also worked in various capacities for El Paso Field Services and El Paso Natural Gas Company since 1986. Mr. Leland was elected Director of El Paso Pipeline GP Company, L.L.C. on August 1, 2007.

Arthur C. Reichstetter.  Mr. Reichstetter is an independent director nominee to the board of directors of El Paso Pipeline GP Company, L.L.C. Mr. Reichstetter has been managing private investments from June 2007 until the present. Mr. Reichstetter had been a Managing Director of Lazard Freres from April 2002 until his retirement in June 2007. From February 1998 to January 2002, Mr. Reichstetter was a Managing Director with Dresdner Kleinwort Wasserstein, formerly Wasserstein Parella & Co. Mr. Reichstetter was a Managing Director with Merrill Lynch from March 1993 until February 1996. Prior to that time, Mr. Reichstetter worked as an investment banker at The First Boston Corporation from 1974 until 1993, in various positions becoming a Managing Director with that company in 1982.

Executive Compensation

Our general partner was formed on August 1, 2007. Accordingly, our general partner has not accrued any obligations with respect to management incentive or retirement benefits for its directors and officers for the 2006 fiscal year. Our executive officers are also executive officers of El Paso or one of its pipeline subsidiaries. The compensation of the executive officers of our general partner will be set by El Paso. The officers and employees of our general partner may participate in employee benefit plans and arrangements sponsored by El Paso. Our general partner has not entered into any employment agreements with any of its officers.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing or operating our business. Instead, we are managed by our general partner, El Paso Pipeline GP Company, L.L.C., the executive officers of which are employees of El Paso. Prior to the completion of this offering, El Paso Pipeline GP Company, L.L.C. will enter into the omnibus agreement with El Paso, pursuant to which, among other matters:

•	El Paso will make available to El Paso Pipeline GP Company, L.L.C. the services of the El Paso employees who serve as the executive officers of El Paso Pipeline GP Company, L.L.C.; and

•	El Paso Pipeline GP Company, L.L.C. will be obligated to reimburse El Paso for any allocated portion of the costs that El Paso incurs in providing compensation and benefits to such El Paso employees.

Please read “Certain Relationships and Related Transactions” for a description of the omnibus agreement.

Although we will bear an allocated portion of El Paso’s costs of providing compensation and benefits to the El Paso employees who serve as the executive officers of our general partner, we will have no control over such costs and will not establish or direct the compensation policies or practices of El Paso. We expect that each of these executive officers will continue to perform services for our general partner, as well as El Paso and its affiliates, after the completion of this offering.

Pursuant to the omnibus agreement between El Paso and our general partner, and the applicable provisions of our partnership agreement, we will bear an allocated portion of El Paso’s costs of providing compensation and benefits to the El Paso employees who serve as the executive officers of our general partner.

We currently expect that, following the completion of this offering, we will bear substantially less than a majority of El Paso’s costs of providing compensation and benefits to the Chief Executive Officer of our general partner (the principal executive officer), the Chief Financial Officer of our general partner (the principal financial officer) during 2007. The principal executive officer and the principal financial officer, together are our “named executive officers.”

While we intend to adopt the El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan, we currently do not intend to grant awards to our executive officers. Our board may grant awards to our executive officers in the future.

Compensation of Directors

Officers or employees of our general partner or its affiliates who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Our general partner anticipates that directors who are not officers or employees of El Paso Pipeline GP Company, L.L.C. or its affiliates will receive compensation for attending meetings of the board of directors and committee meetings. The amount of such compensation has not yet been determined. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law pursuant to a director indemnification agreement and our partnership agreement.

Long-Term Incentive Plan

Our general partner intends to adopt the El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan for employees, officers and directors of El Paso Pipeline GP Company, L.L.C., our general partner and any of its affiliates who perform services for us. Initially, the officers and employees of our general partner (including those that also serve as directors of the general partner) will not receive any grants under this long-term incentive plan. As indicated above, the compensation of such officers and employees shall be pursuant to El Paso’s incentive plans and reimbursed by us pursuant to the omnibus agreement. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

The long-term incentive plan will consist of the following components: unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under the long-term incentive plan is to provide additional incentive compensation to employees providing services to us, and to align the economic interests of such employees with the interests of our unitholders. The long-term incentive plan will limit the number of units that may be delivered pursuant to vested awards to 1,250,000 common units. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator. We currently expect that the conflicts committee will be the committee designated as the plan administrator.

The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire on the earliest of (i) the date common units are no longer available under the plan for grants, (ii) termination of the plan by the plan administrator or (iii) the date 10 years following its date of adoption.

Restricted Units

A restricted unit is a common unit that vests over a period of time, and during that time, is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives. Restricted units will be entitled to receive quarterly distributions during the vesting period.

Phantom Units

A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the plan containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives.

Unit Options

The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. Unit options must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator.

Unit Appreciation Rights

The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. Unit appreciation rights must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator.

Distribution Equivalent Rights

The long-term incentive plan will permit the grant of distribution equivalent rights, or DERs, as a stand-alone award or with respect to phantom unit awards or other award under the long-term incentive plan. DERs entitle the participant to receive cash or additional awards equal to the amount of any cash distributions made by us during the period the right is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

Other Unit-Based Awards

The long-term incentive plan will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

Unit Awards

The long-term incentive plan will permit the grant of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual.

Change in Control; Termination of Service

Awards under the long-term incentive plan will vest and/or become exercisable, as applicable, upon a “change in control” of us or our general partner, unless provided otherwise by the plan administrator. The consequences of the termination of a grantee’s employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

Source of Units

Common units to be delivered pursuant to awards under the long-term incentive plan may be common units acquired by our general partner in the open market, from any other person, directly from us or any combination of the foregoing. If we issue new common units upon the grant, vesting or payment of awards under the long-term incentive plan, the total number of common units outstanding will increase.

Reimbursement of Expenses of Our General Partner

Our general partner will not receive any management fee or other compensation for its management of our partnership under the omnibus agreement with El Paso or otherwise. Under the terms of the omnibus agreement, we will reimburse El Paso for the provision of various general and administrative services for our benefit. We will also reimburse El Paso for direct expenses incurred on our behalf and expenses allocated to us as a result of our becoming a public entity. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of the Partnership that will be owned upon the consummation of this offering by:

•	each person known by us to be a beneficial owner of more than 5% of the units;

•	each of the directors of our general partner;

•	each of the named executive officers of our general partner; and

•	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of total units to be beneficially owned after this offering is based on 57,187,786 common units outstanding. The table assumes that the underwriters’ option to purchase additional units is not exercised.

		Percentage of		Percentage of	Percentage of
	Common	Common	Subordinated	Subordinated	Total Common
	Units	Units	Units	Units	and Subordinated
	Beneficially	Beneficially	Beneficially	Beneficially	Units Beneficially
Name of Beneficial Owner(1)	Owned(2)	Owned	Owned	Owned	Owned

El Paso Corporation(3)	32,187,786	56.3%	27,727,411	100%	70.6%
Ronald L. Kuehn, Jr.	—	—	—	—	—
James C. Yardley	—	—	—	—	—
Robert W. Baker	—	—	—	—	—
John R. Sult	—	—	—	—	—
James J. Cleary	—	—	—	—	—
Daniel B. Martin	—	—	—	—	—
Norman G. Holmes	—	—	—	—	—
Douglas L. Foshee	—	—	—	—	—
D. Mark Leland	—	—	—	—	—
All directors and executive officers as a group (nine persons)	—	—	—	—	—

*	Less than 1%.

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is El Paso Building, 1001 Louisiana Street, Houston, Texas 77002.

(2)	Does not include common units that may be purchased in the directed unit program.

(3)	El Paso Corporation is the ultimate parent company of El Paso Pipeline Holding Company, L.L.C., the sole owner of the member interests of our general partner and El Paso Pipeline LP Holdings, L.L.C., the owner of 32,187,786 common units and 27,727,411 subordinated units. El Paso Corporation may, therefore, be deemed to beneficially own the units held by El Paso Pipeline LP Holdings, L.L.C.

The following table sets forth, as of October 31, 2007, the number of shares of common stock of El Paso owned by each of the executive officers and directors of our general partner and all directors and executive officers of our general partner as a group.

	Shares of	Shares		Percentage of
	Common	Underlying	Total Shares	Total Shares
	Stock	Options	of Common	of Common
	Owned	Exercisable	Stock	Stock
	Directly or	Within	Beneficially	Beneficially
Name of Beneficial Owner	Indirectly	60 Days(1)	Owned	Owned(2)

Ronald L. Kuehn, Jr.(3)(4)	347,341	215,600	562,941	*
James C. Yardley	177,303	273,280	450,583	*
Robert W. Baker	257,768	355,931	613,699	*
John R. Sult	52,380	33,413	85,793	*
James J. Cleary	61,662	205,562	267,224	*
Daniel B. Martin	123,898	242,565	366,463	*
Norman G. Holmes	71,577	164,796	236,373	*
Douglas L. Foshee	777,593	1,367,466	2,145,059	*
D. Mark Leland	221,320	262,046	483,366	*
All directors and executive officers as a group (nine persons)	2,090,842	3,120,659	5,211,501	*

*	Less than 1%.

(1)	The shares indicated represent stock options granted under El Paso’s current or previous stock option plans, which are currently exercisable or which will become exercisable within 60 days of October 31, 2007. Shares subject to options cannot be voted.

(2)	Based on 700,507,448 shares outstanding as of October 31, 2007.

(3)	Includes shares of common stock held in the El Paso Corporation Benefits Protection Trust as a result of deferral elections made in accordance with El Paso Corporation’s benefit plans. Mr. Kuehn shares voting power with the trustee under that plan and receives dividend equivalents on such shares, but does not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed.

(4)	Excludes 30,720 shares owned by Mr. Kuehn’s wife or children. Mr. Kuehn disclaims any beneficial ownership in these 30,720 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering, El Paso will own 32,187,786 common units and 27,727,411 subordinated units representing a 69.1% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us and the incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments made or to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of El Paso Pipeline Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The contribution by El Paso and its affiliates of the assets to us	• 100% ownership interest in WIC
• 10% general partnership interest in CIG
• 10% general partnership interest in SNG
The consideration given to El Paso and its affiliates for the contributions of the assets and liabilities to us	• 32,187,786 common units
• 27,727,411 subordinated units
• 1,732,963 general partner units and the incentive distribution rights
Cash distributions to El Paso	$665 million, in part to reimburse El Paso for capital expenditures incurred prior to this offering related to the assets contributed to us and $225 million to repay notes payable to El Paso.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98% to unitholders, including our general partner and its affiliates as holders of an aggregate of 32,187,786 common units, all of the subordinated units and the remaining 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

Payments to our general partner and its affiliates	Our general partner does not receive a management fee or other compensation for the management of our partnership. Our general partner and its affiliates are reimbursed, however, for all direct and indirect expenses incurred on our behalf. Our general partner determines the amount of these expenses. In addition we will reimburse El Paso and its affiliates for the payment of certain operating expenses and for the provision of various general and administrative services for our benefit.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement — Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

We and other parties have entered into or will enter into the various documents and agreements that will effect our formation transactions, including the transfer of assets to, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements are not and will not be the result of arm’s-length negotiations, and they, and the transactions that they provide for, are not and may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with our formation transactions, including the expenses associated with transferring assets to our subsidiaries, will be paid from the proceeds of this offering.

Omnibus Agreement

Upon the closing of this offering, we will enter into an omnibus agreement with El Paso and its affiliates that governs our relationship with them regarding the following matters:

•	reimbursement of certain operating and general and administrative expenses;

•	indemnification for certain environmental contingencies, tax contingencies and right-of-way defects;

•	reimbursement for certain expenditures; and

•	the guaranty by El Paso of certain expenses under intercompany agreements related to the Elba Island LNG terminal expansion.

Reimbursement of Operating and General and Administrative Expense

Under the omnibus agreement we will reimburse El Paso and its affiliates for the payment of certain operating expenses and for the provision of various operating expenses and general and administrative services for our benefit with respect to the assets contributed to us at the closing of this offering. The omnibus agreement will further provide that we will reimburse El Paso for our allocable portion of the premiums on insurance policies covering our assets.

Pursuant to these arrangements, El Paso will perform centralized corporate functions for us, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. We will reimburse El Paso and its affiliates for the expenses to provide these services as well as other expenses it incurs on our behalf, such as salaries of operational personnel performing services for our benefit and the cost of their employee benefits, including 401(k), pension and health insurance benefits.

We will also reimburse El Paso for any additional state income, franchise or similar tax paid by El Paso resulting from the inclusion of us (and our subsidiaries) in a combined state income, franchise or similar tax report with El Paso as required by applicable law. The amount of any such reimbursement will be limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with El Paso.

Competition

Neither El Paso nor any of its affiliates will be restricted, under either our partnership agreement or the omnibus agreement, from competing with us. El Paso and any of its affiliates may acquire, construct or dispose of additional transportation and storage or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

Indemnification

Under the omnibus agreement, El Paso will indemnify us for three years after the closing of this offering against certain potential environmental and toxic tort claims, losses and expenses associated with the business conducted by WIC, CIG or SNG or the operation of their assets and occurring before the closing date of this offering. The maximum liability of El Paso for this indemnification obligation will not exceed $15 million and El Paso will not have any obligation under this indemnification until our aggregate losses exceed $0.25 million. El Paso will have no indemnification obligations with respect to environmental or toxic tort claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of this offering. We have agreed to indemnify El Paso against environmental liabilities related to our assets to the extent El Paso is not required to indemnify us.

Additionally, El Paso will indemnify us for losses attributable to title defects, failures to obtain consents or permits necessary for the transfer of the contributed assets, retained assets and liabilities (including pre-closing litigation relating to contributed assets) and income taxes attributable to pre-closing operations or ownership of the assets contributed to us, including any such income tax liability of El Paso and its affiliates that may result from our formation transactions.

In no event will El Paso be obligated to indemnify us for any claims, losses or expenses or income taxes referred to in either of the two immediately preceding paragraphs to the extent either (i) reserved for in our financial statements as of September 30, 2007, or (ii) we recover any such amounts under available insurance coverage, from contractual rights or other recoveries against any third party or in the tariffs paid by the customers of our affected pipeline system. In addition, in no event will the amount required to be indemnified to us in respect of any such claims, losses or expenses or income taxes in respect of CIG or SNG exceed 10% of the gross amount of such claims, losses, expenses or income taxes, as the case may be.

El Paso has also agreed to indemnify us, CIG and SNG from any amounts that may become payable by such indemnified party in respect of any entity, investment or business that was owned or operated by WIC, CIG or SNG prior to the closing of this offering but which are not so owned or operated by WIC, CIG or SNG immediately after the closing of this offering.

In addition, El Paso has agreed to reimburse SNG for any amounts that may be paid by SNG under (i) the performance guaranty entered into by SNG for the Elba Island LNG terminal, (ii) its obligations in respect of the Elba III expansion or (iii) its obligations in respect of the Elba Express pipeline expansion. Please read “— SNG Guaranty of Elba Island Expansion” and “— SNG Guaranty of Elba Express Pipeline” below.

We will indemnify El Paso for all losses attributable to the post-closing operations of the assets contributed to us, to the extent not subject to El Paso’s indemnification obligations.

Contracts with Affiliates

CIG and SNG General Partnership Agreements

General.  Prior to the closing of this offering, each of CIG and SNG converted to general partnerships. In connection with the closing of this offering, El Paso will contribute to us a 10% general partner interest in each of CIG and SNG. After that contribution, we will own indirectly a 10% general partner interest, and an El Paso subsidiary will own a 90% general partner interest, in each of CIG and SNG. A general partnership agreement will govern the ownership and management of each of CIG and SNG. The CIG and SNG partnership agreements are substantially identical to each other in all material respects.

Each of CIG and SNG is a Delaware general partnership, one partner of which is a wholly owned subsidiary of El Paso (the El Paso Partner) owning a 90% interest, and the other partner is a wholly owned subsidiary of the partnership (the Partnership Partner) owning a 10% general partner interest. The purposes of each partnership are generally to own and operate the interstate pipeline system and related facilities owned by such partnership and to conduct such other business activities as the management committee of that partnership may from time to time determine, provided that such activity either generates “qualifying income” (as defined in Section 7704 of the Internal Revenue Code of 1986, or the “Code”) or enhances operations that generate such qualified income.

Under the partnership agreement each partner may engage in other business opportunities, including those that compete with the partnership’s business, free from any obligation to offer same to the other partner or the partnership. In addition, any affiliate of a partner is free to compete with the business operations or activities of the partnership or the other partner.

Governance.  Although management of each partnership is vested in its partners, the partners of each partnership have agreed to delegate management of the partnership to a management committee. Decisions or actions taken by the management committee of CIG or SNG will bind that partnership. Each management committee is composed of four representatives, with three representatives being designated by the El Paso Partner and one representative being designated by the Partnership Partner. Each representative has full authority to act on behalf of the partner that designated such representative with respect to matters pertaining to that partnership. The partners of each partnership have agreed that each representative is an agent of the partner that designated that person and does not owe any duty (fiduciary or otherwise) to such partnership, any other partner or any other representative.

The management committee of each partnership will meet no less often than quarterly, with the time and location of, and the agenda for, such meetings to be as the management committee determines; provided that in lieu of a meeting the management committee may elect to act by written consent. Special meetings of the management committee may be called at such times as a partner or management committee representative determines to be appropriate. The presence in person, or by electronic communication, of a majority of representatives (including at least one representative of each partner) constitutes a quorum of the management committee. Each representative is entitled to one vote on each matter submitted for vote of the management committee, and except as noted below, the vote of a majority of the representatives at a meeting properly called and held at which a quorum is present constitutes the action of the management committee. Any action of the management committee may be taken by unanimous written consent.

The following actions require the unanimous approval of the management committee:

•	dissolution of the partnership;

•	causing or permitting the partnership to take certain bankruptcy actions;

•	mortgaging or pledging the partnership’s assets;

•	the commencement or the resolution before the FERC (or any U.S. Court of Appeals of an appeal of a FERC order) of certain actions under the Natural Gas Act;

•	any amendment of the partnership agreement;

•	the admission of any person as a partner (other than a permitted transferee of a partner);

•	any proposal to dispose of assets of such partnership with a value exceeding $225 million in the case of CIG and $450 million in the case of SNG;

•	the disposition of all or substantially all of the assets of the partnership, and any disposition of interests in the partnership that would result in a termination under Section 708 of the Code;

•	any merger, consolidation or conversion of the partnership;

•	entering into new lines of business, including but not limited to, those that do not generate “qualifying income” under Section 7704 of the Internal Revenue Code; and

•	any amendment to the master services agreement to which the partnership is a party, other than any amendment that the management committee determines would not materially adversely affect such partnership.

The partnership will not have any employees. The officers of our general partner and its affiliates will manage the day-to-day affairs of the partnership’s business.

Quarterly Cash Distributions.  Under the CIG and SNG partnership agreements, on or before the end of the calendar month following each quarter prior to the commencement of the partnership’s liquidation, the management committee of each partnership is required to review the amount of available cash with respect to that quarter and distribute 100% of the available cash to the partners of that partnership in accordance with their percentage interests, subject to limited exceptions. Available cash with respect to any quarter is generally defined in these partnerships as the sum of all cash and cash equivalents on hand at the end of the quarter, plus cash on hand from Working Capital Borrowings made subsequent to the end of that quarter (as determined by the management committee), less cash reserves established by the management committee as necessary or appropriate for the conduct of the partnership’s business.

Capital Calls to the Partners.  From time to time as determined to be appropriate by the management committee of a partnership, the management committee may issue a capital call notice to the partners of that partnership for capital contributions to be made to fund the partnership’s operations. The notice will specify the amount of the capital contribution from all partners collectively and each partner individually, the purpose for which the funds will be used and the date that the contributions are to be made. If a partner fails to make a capital contribution when required under a capital call notice, the partner(s) that have made their full contribution may elect to pay the unpaid contribution and elect to treat that additional contribution as either (a) resulting in a priority interest of such contributing partner(s) or (b) treated as a permanent capital contribution that results in an adjustment of each partner’s relative percentage interest. If priority interest treatment is elected, all distributions that would otherwise have been paid to the non-contributing partner will be paid to the contributing partner until the priority interest is terminated, which will occur when the total of additional distributions to the contributing partner(s) equal the sum of the additional contribution amount plus 12% per annum.

Guarantee of WIC Purchases of Natural Gas and Natural Gas Liquids from BP Energy Company

CIG entered into a commitment with BP Energy Company (BP) to unconditionally guaranty the obligations of WIC to pay when due, for all transactions relating to the purchases of natural gas and gas liquids from BP by WIC. CIG further agreed to pay all reasonable attorney’s fees, costs and expenses incurred by BP in connection with the collection of any debts pursuant to this guaranty with a maximum aggregate amount of $3,000,000. This commitment became effective May 22, 2007, will remain in effect following completion of this offering, and will terminate on May 31, 2008.

Bear Creek Partnership Agreement

SNG and its affiliate, TGP, have equal partnership interests in Bear Creek, a joint venture that owns and operates a natural gas storage field in north Louisiana. Subsidiaries of SNG and TGP are the parties to a joint venture agreement that governs the organization and management of Bear Creek. Bear Creek provides firm storage service to customers of SNG and TGP. In connection with the formation of Bear Creek, SNG entered into an operating agreement pursuant to which SNG is the appointed operator of Bear Creek, with responsibility for providing storage services pursuant to Bear Creek’s FERC-approved tariff. Also in connection with the formation of Bear Creek, SNG and TGP entered into a gas exchange agreement pursuant to which TGP provides, at no charge, a gas exchange service for SNG to facilitate the injection and withdrawal of gas by SNG at Bear Creek.

SNG Guarantee of Elba Island Expansion

SNG formerly owned Southern LNG Inc. (SLNG), which owns and operates a liquefied natural gas receiving and regasification terminal on Elba Island near Savannah, Georgia. SLNG is now a subsidiary of El Paso. In connection with an upcoming expansion of the Elba Island LNG terminal (Elba III), SNG has guaranteed the performance by SLNG of its construction contract with CB&I Constructors, Inc. SNG is to provide, at its election, either all necessary funds (up to defined limit) or a guarantee in the form of a performance bond (up to a defined limit) to permit the construction of the Elba III expansion. Pursuant to the omnibus agreement, El Paso has agreed to reimburse us, our general partner and any of our majority owned subsidiaries for any amounts that may be paid by us, our general partner and any of our majority owned subsidiaries under the Elba Island guaranty or obligations in respect of the Elba III expansion.

SNG Guarantee of Elba Express Expansion

Elba Express is a large pipeline to be built primarily in Georgia. It will not be a part of SNG. However, SNG has agreed to provide, at its election, either all necessary funds to Elba Express (up to a defined limit) or a guarantee in the form of a performance bond (up to a defined limit) to permit the construction of the Elba Express pipeline. Pursuant to the omnibus agreement, El Paso has agreed to reimburse us, our general partner and any of our majority owned subsidiaries for any amounts that may be paid by us, our general partner and any of our majority owned subsidiaries pursuant to obligations in respect of the Elba Express pipeline expansion.

El Paso Guarantee of SNG Lease

El Paso has guaranteed SNG’s obligations with respect to its leased headquarters.

Cash Management Programs

CIG and SNG each participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing El Paso’s total borrowings from outside sources. CIG and SNG have historically provided cash to El Paso in exchange for an affiliated note receivable that is due upon demand. Because in the past neither CIG nor SNG have anticipated settlement within the next twelve months, these accounts receivable have typically been classified as non-current on CIG’s and SNG’s balance sheets. At September 30, 2007, CIG had a note receivable from El Paso of $835 million and SNG had a note receivable from El Paso of $416 million. At the closing of this offering, we expect the balance of these notes receivable will be $752 million for CIG and $476 million for SNG. The interest rate payable by El Paso under the cash management programs will be equal to LIBOR plus the applicable margin in effect from time to time pursuant to El Paso Corporation’s Amended and Restated Credit Agreement dated July 31, 2006, as amended or replaced from time to time. As of July 27, 2007, the applicable margin was 125 basis points. CIG and SNG intend to repurchase $225 million and $289 million of debt, respectively, utilizing cash proceeds from their respective notes receivable under the cash management program. The remaining balance due to CIG and SNG under such programs will be used for general partnership purposes, debt repurchase expenses and premiums.

WIC participates in CIG’s cash management program, which is substantially similar to the cash management program described in the immediately preceding sentence. WIC intends to cancel its participation in CIG’s cash management program at or prior to the closing of this offering, and will repay amounts outstanding at that time using a portion of the proceeds from a $225 million loan from El Paso. The loan from El Paso will be repaid using a portion of the proceeds from the offering.

CIG Operating Agreements

CIG entered into a Construction and Operating Agreement with WIC, on March 12, 1982. This agreement was amended in 1984 and 1988. Under this agreement, CIG agreed to design and construct the WIC system and to operate WIC (including conducting WIC’s marketing and administering WIC’s service agreements) using the same practices that CIG adopts in the operation and administration of its own facilities. Under this agreement, CIG is entitled to be reimbursed by WIC for all costs incurred in the performance of the services, including both direct costs and allocations of general and administrative costs based on direct field labor charges. Included in CIG’s allocated expenses are a portion of El Paso’s general and administrative expenses and EPNG and TGP allocated payroll and other expenses. The allocations are based on the estimated level of effort devoted to WIC’s operations and the relative size of WIC’s EBIT, gross property and payroll. The reimbursement amounts paid by WIC to CIG totaled approximately $11 million for 2006. Upon the closing of this offering CIG will continue as operator of the WIC facilities, and will be reimbursed by WIC for operation, maintenance and general and administrative costs allocated from CIG, in each case under the CIG Construction and Operating Agreement referred to above.

CIG entered into a Construction and Operating Agreement with Young Gas Storage Company, Ltd. on June 30, 1992. This agreement was amended in 1994 and 1997. Under this agreement, CIG agreed to design and construct the Young storage facilities and to operate the facilities (including conducting Young’s marketing and administering Young’s service agreements) using the same practices that CIG adopts in the operation and administration of its own facilities. CIG is entitled to reimbursement of all costs incurred in the performance of the services, including both direct costs and allocations of general and administrative costs based on direct field labor charges (including any costs charged or allocated to CIG from other affiliates). The agreement is subject to termination only in the event of the dissolution or bankruptcy of CIG, or a material default by CIG that is not cured within certain permissible time periods. Otherwise the agreement continues until the termination of the Young partnership agreement.

CIG entered into a Construction and Operating Agreement with Cheyenne Plains Gas Pipeline Company, L.L.C. on November 14, 2003. Under this agreement, CIG agreed to design and construct the facilities and to operate the Cheyenne Plains facilities (including conducting marketing and administering the service agreements) using the same practices that CIG adopts in the operation and administration of its own facilities. CIG is entitled to reimbursement by Cheyenne Plains for all costs incurred in the performance of the services, including both direct field labor charges and allocations of general and administrative costs (including any costs charged or allocated to CIG from other affiliates) using a modified Massachusetts allocation methodology, a time and motion analysis or other appropriate allocation methodology. The agreement is subject to termination by Cheyenne Plains on 12 months’ prior notice and is subject to termination by CIG on 12 months’ prior notice given no earlier that 48 months following the commencement of service by Cheyenne Plains in December 2004.

Transportation Agreements

CIG is a party to five transportation service agreements with WIC for transportation on the WIC system at maximum recourse rates. The total volume subject to these contracts is 246,971 Dth/d. These contracts extend for various terms with 36,260 Dth/d expiring on December 31, 2009; 50,000 Dth/d expiring on December 31, 2010; 57,950 Dth/d expiring on December 31, 2011; and the balance expiring thereafter. During the twelve months ended September 30, 2007, 242 BBtu/d of WIC’s throughput was transported for CIG. In response to a solicitation of offers to turn back capacity in a WIC open season, CIG has agreed to relinquish 70,000 Dth/d of capacity effective January 1, 2008. WIC has remarketed this capacity along with off-system capacity acquired by WIC on the upstream Questar Overthrust pipeline and other capacity on its pipeline to another affiliate, Cheyenne Plains, under a Firm Transportation Service Agreement for 125,000 Dth/d from the Opal Hub in western Wyoming to the Cheyenne Hub at maximum recourse rates for a term extending to 2020.

In order to provide “jumper” compression service between the CIG system and the Cheyenne Plains pipeline system, CIG added compression at CIG’s existing compressor station in Weld County, Colorado. Cheyenne Plains entered into a 25-year contract that expires in 2030 for the full capacity of the additional compression pursuant to which CIG’s full cost of service is covered. The contract is for 119,500 Dth/d.

Interconnection and Operational Balancing Agreements and Other Inter-Affiliate Agreements

Each of WIC and CIG is a party to an operational balancing agreement with each other and independently with Cheyenne Plains. These agreements require the interconnecting parties to use their respective reasonable efforts to cause the quantities of gas that are tendered/accepted at each point of interconnection to equal the quantities scheduled at those points. The agreements provide for the treatment and resolution of imbalances. The agreements are terminable by either party on 30 days’ advance notice.

CIG and WIC are parties to a capacity lease agreement dated November 1, 1997. In 1998, WIC installed a compressor unit at WIC’s Laramie compressor station. The installation of this compressor unit allowed the interconnection of CIG’s Powder River lateral and WIC’s mainline transmission system and resulted in an increase of approximately 49 MDth/d of capacity on CIG’s Powder River lateral (the original capacity on the Powder River lateral was approximately 46 MDth/d). In connection with the installation of the compression by WIC, CIG leased the additional 49 MDth/d of capacity in the Powder River lateral to WIC. WIC, in turn, leased to CIG 46 MDth/d of capacity through the new WIC compressor unit. The term of the lease of the Powder River lateral capacity from CIG to WIC is 10 years from the November 15, 1998 in-service date of the additional compression, subject to continuing one year extension rights to be exercised by WIC on written notice delivered 12 months prior to the initial and/or any extended termination date. The term of the lease of the compression unit capacity from WIC to CIG continues for as long as CIG has shipper agreements for service using the compressor unit capacity. The parties to this agreement have agreed that the reciprocal leases provide adequate compensation to each other so there is no rental fee for either lease other than an agreement by WIC to reimburse CIG for any increase in operating expense incurred by CIG (including increased taxes, insurance or other expenses).

WIC is a party to a facilities lease agreement with WYCO. Under this agreement, WIC leases compression facilities from WYCO for a term of 30 years (expiring in November 2029) at a rate based on the cost-of-service on the compression facilities. The lease rate is designed to have the same rate impacts on WIC’s customers as if WIC had direct ownership of the compression facilities.

CIG is a party to a development agreement for the High Plains pipeline and storage project (known as Totem Storage) with Xcel Energy WYCO Inc. and Public Service Company of Colorado. This agreement sets forth the agreement of the parties to the development and operation of the WYCO facilities. An affiliate of Xcel Energy is a 50% joint venturer in WYCO.

Other Agreements

In addition, each of WIC, CIG and SNG currently have and will have in the future other routine agreements with El Paso or one of its subsidiaries that arise in the ordinary course of business, including agreements for services and other transportation and exchange agreements and interconnection and balancing agreements with other El Paso pipelines.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including El Paso, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders. Our partnership agreement contains provisions that specifically define our general partner’s fiduciary duties to the unitholders. Our partnership agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. An independent third party is not required to evaluate the fairness of the resolution.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the conflicts committee and our general partner’s board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner’s board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. Please read “Management — Management of El Paso Pipeline Partners, L.P.” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “How We Make Cash Distributions — Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

Neither our partnership agreement nor any other agreement requires El Paso to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. El Paso’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of El Paso, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also directors and/or officers of El Paso, such directors and officers have fiduciary duties to El Paso that may cause them to pursue business strategies that disproportionately benefit El Paso or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as El Paso, in resolving conflicts of interest.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

•	as described in the immediately preceding paragraph, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•	provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the officers and employees who provide services to general partner. The officers of general partner are not required to work full time on our affairs.

All of the senior officers of our general partner are also senior officers of El Paso. These officers will devote to our partnership’s business affairs such portion of their productive time and efforts as is necessary or appropriate to oversee the management, operations, corporate development and future acquisition initiatives of our business. These officers are required to devote time to the affairs of El Paso or its affiliates and are compensated by them for the services rendered to them. Our non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

We reimburse our general partner and its affiliates for expenses.

We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability. Furthermore, at the closing of this offering, our general partner will own the general partner interest in the Partnership and the incentive distribution rights and its liability will generally be limited to such assets.

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner determines, in good faith, the terms of any of these transactions.

Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

Our general partner may elect to cause us to issue Class B common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders. This may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our Class B common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new Class B common units to our general partner in connection with resetting the target distribution levels related to our general partner incentive distribution rights. Please read “Provisions of Our Partnership Agreement Related to Cash Distributions — General Partner Interest and Incentive Distribution Rights.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. El Paso may acquire, construct or dispose of interstate pipeline, storage or other assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates have any obligation to present business opportunities to us.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, El Paso, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Delaware Act;

•	material modifications of these duties contained in our partnership agreement; and

•	certain rights and remedies of unitholders contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, Section 7.9 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held. In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us, our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units — Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the proper completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	executes and agrees to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to the officers of our general partner and any liquidator of us as specified in our partnership agreement;

•	gives the consents, covenants, representations and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering; and

•	certifies:

•	that the transferee is an individual or is an entity subject to United States federal income taxation on the income generated by us; or

•	that, if the transferee is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a properly completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

•	will not receive cash distributions;

•	will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes;

•	may not receive some federal income tax information or reports furnished to record holders of common units; and

•	will not have voting rights;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read “The Partnership Agreement — Status as Limited Partner or Assignee.”

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF THE SUBORDINATED UNITS

The subordinated units represent a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions differ from, and are subordinated to, the rights of the holders of common units. Unlike the common units, the subordinated units are not publicly traded.

Cash Distribution Policy

During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.28750 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units.

The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The subordinated units are not entitled to receive any arrearages in the payment of the minimum quarterly distribution from prior quarters. For a more complete description of our cash distribution policy on the subordinated units, please read “How We Make Cash Distributions — Distributions of Available Cash from Operating Surplus During the Subordination Period.”

Conversion of the Subordinated Units

Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests or other provisions in the partnership agreement. For a more complete description of the circumstances under which the subordinated units will convert into common units, please read “How We Make Cash Distributions — Subordination Period.”

Distributions Upon Liquidation

If we liquidate during the subordination period, we will, to the extent possible, allocate gain and loss to entitle the holders of common units a preference over the holders of subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages. For a more complete description of this liquidation preference, please read “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.”

Limited Voting Rights

For a more complete description of the voting rights of holders of subordinated units, please read “The Partnership Agreement — Voting Rights.”

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was organized August 1, 2007 and will have a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, transporting, processing and storing natural gas, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read “— Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units and Class B common units, if any, voting as a single class.

In voting their common, Class B common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2017 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2017. Please read “— Transfer of General Partner Units.”

Transfer of incentive distribution rights	Our general partner may transfer any or all of the incentive distribution rights without a vote of our unitholders to an affiliate or another person as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder to, such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2017. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in sixteen states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of Class B common units in connection with a reset of the incentive distribution target levels or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 67.1% of the outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•	the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels”; or

•	the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights in exchange for Class B common units; and

•	any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of limited partners;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2017 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units” and “— Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and Class B common units, if any, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, our general partner and its affiliates will own 70.6% of the outstanding common and subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to December 31, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

At any time, El Paso and its affiliates may sell or transfer all or part of their membership interest in our general partner, or their membership interest in El Paso Pipeline Holding Company, L.L.C., the sole member of our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to December 31, 2017, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after December 31, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove El Paso Pipeline GP Company, L.L.C. as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 75% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries that are regulated interstate natural gas pipelines, or in order to reverse an adverse determination that has occurred regarding such maximum rate, transferees (including purchasers from the underwriters in this offering) are required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•	that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish:

•	a transfer application containing the required certification;

•	a re-certification containing the required certification within 30 days after request; or

•	provides a false certification; then

we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

The purchase price in the event of such an acquisition for each unit held by such unitholder will be the lesser of:

(1) the price paid by such unitholder for the relevant unit; and

(2) the current market price as of the date three days before the date the notice is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units and Class B common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, manager, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, manager, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, benefits, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of El Paso Pipeline GP Company, L.L.C. as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and a structuring fee. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby and assuming that the underwriters do not exercise their option to purchase additional units, management of our general partner and El Paso and its affiliates will hold an aggregate of 32,187,786 common units and 27,727,411 subordinated units. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; and

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

The partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and a structuring fee. Except as described below, our general partner and its affiliates may sell their units or other limited partner interests in private transactions at any time, subject to compliance with applicable laws.

El Paso, our partnership, our operating company, our general partner, El Paso Pipeline LP Holdings, L.L.C. and the directors and executive officers of our general partner, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to El Paso Pipeline Partners, L.P. and our operating company.

The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we nor our operating company have elected nor will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of El Paso Pipeline Partners, L.P. will be treated as partners of El Paso Pipeline Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of El Paso Pipeline Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, loss or deduction are not reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in El Paso Pipeline Partners, L.P. for federal income tax purposes. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in El Paso Pipeline Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “non-recourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.  We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2010, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to the unitholder with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our non-recourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by (i) any portion of that basis representing amounts other than were protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all partners, including purchasers of common units in this offering, to account for the difference, at the time of the future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was a capital asset held for more than twelve months at the time of disposition.

Section 754 Election.  We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal

Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in-service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our non-recourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of the common units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of the common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority;” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. For individuals, no penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Alabama, Colorado, Florida, Georgia, Kansas, Kentucky, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, South Carolina, Tennessee, Texas, Utah and Wyoming. Each of these states, other than Florida, Texas and Wyoming, currently imposes a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN EL PASO PIPELINE PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Lehman Brothers Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and UBS Securities LLC are acting as representatives of the underwriters and joint book-running managers in this offering. Under the terms of an underwriting agreement, a form of which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below.

Number of
Underwriters	Common Units

Lehman Brothers Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Tudor, Pickering & Co. Securities, Inc.

Total	25,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below) if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material change in the business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise

Paid by us per unit	$	$
Total	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per common unit. After the offering, the representatives may change the offering price and other selling terms.

We will pay Lehman Brothers Inc. and Tudor, Pickering & Co. Securities, Inc. an aggregate structuring fee equal to 0.40% of the gross proceeds of this offering for evaluation, analysis and structuring of our partnership.

The expenses of the offering that are payable by us are estimated to be approximately $      million (exclusive of underwriting discounts, commissions and the structuring fee).

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of 3,750,000 additional common units at the public offering price less underwriting discounts, commissions and a structuring fee. This option may be exercised if the underwriters sell more than 25,000,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our subsidiaries, our general partner and its affiliates, including the directors and executive officers of the general partner, have agreed that without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units (including, without limitation, the common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units; (2) enter into any swap or other derivatives transactions that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units; (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any other of our securities; or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days from the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless such extension is waived in writing by Lehman Brothers Inc.

Lehman Brothers Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

As described below under “Directed Unit Program,” any participants in the Directed Unit Program shall be subject to a 25-day contractual lock up with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions and an identical extension provision as the lock-up agreement described above. Any common units sold in the Directed Unit Program to the officers or directors of our general partner shall be further subject to the 180-day lockup agreement described above.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable master limited partnerships.

Indemnification

We, our general partner and El Paso (or their successors) have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

At our request, the underwriters have reserved up to 5% of the common units for sale at the initial public offering price to persons who are our directors, officers or employees and certain other persons. The number of common units available for sale to the general public will be reduced by the number of directed common units purchased by participants in the program. Any directed common units not so purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. The directed unit program materials will include a lock-up agreement requiring each purchaser in the directed unit program to agree that for a period of 25 days from the date of the final prospectus (180 days in the case of officers and directors of our general partner), such purchaser will not, without prior written consent from Lehman Brothers Inc., dispose of or hedge any shares of common units purchased in the directed unit program. The purchasers in the directed unit program will be subject to substantially the same form of lock-up agreement as our officers, directors and unitholders described above.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

We have applied to list the common units on the New York Stock Exchange under the symbol “EPB.” In connection with that listing application, the underwriters will undertake to cause the common units to be distributed in such a manner that as of the original listing date:

•	there will be at least 400 U.S. unitholders of 100 common units or more;

•	at least 1,100,000 publicly held common units will be outstanding in the U.S.; and

•	the aggregate market value of publicly held common units in the U.S. will be at least $60 million.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for El Paso Corporation for which they have received customary fees and expenses. The underwriters and their affiliates may in the future perform investment banking, commercial banking and advisory services for El Paso Corporation, us and our affiliates from time to time for which they may in the future receive customary fees and expenses. Affiliates of Lehman Brothers Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, UBS Securities LLC, RBC Capital Markets Corporation and Credit Suisse Securities (USA) LLC are lenders under our revolving credit facility. Affiliates of Lehman Brothers Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC, are lenders under El Paso’s current revolving credit facility, a portion of which may be repaid using the net proceeds from this offering that are paid to El Paso.

NASD Conduct Rules

Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements of Wyoming Interstate Company, Ltd. at December 31, 2006, and for the year ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wyoming Interstate Company, Ltd., as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of El Paso Pipeline Partners, L.P. and the balance sheet of El Paso Pipeline GP Company L.L.C. at August 1, 2007 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Colorado Interstate Gas Company at December 31, 2006, and for the year ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Colorado Interstate Gas Company as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Southern Natural Gas Company at December 31, 2006, and for the year ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Southern Natural Gas Company as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Citrus Corp. and Subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, not separately presented in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Southern Natural Gas Company, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.eppipelinepartners.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	changes in the availability and cost of capital;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

INDEX TO FINANCIAL STATEMENTS

The financial statements listed in the index below provide historical financial information about the entities that El Paso Pipeline Partners, L.P. (EPPP) will own or have interests in, as well as pro forma financial information that shows the effects of certain transactions that will occur prior to, or upon the completion of the offering of units in the partnership. Our primary asset will be a 100% interest in WIC, and upon completion of the offering, we will also hold 10 percent general partner interests in each of CIG and SNG. The pro forma financial statements in the Index below are presented as of September 30, 2007 and for the nine month periods ended September 30, 2007 and 2006, and for each of the years ended December 31, 2006, 2005, and 2004 while the historical financial statements are as of and for the nine month period ended September 30, 2007, for the nine month period ended September 30, 2006, as of December 31, 2006 and 2005, and for each of the years ended December 31, 2006 and 2005, and 2004. We have also provided the opening balance sheets as of August 1, 2007 for El Paso Pipeline Partners, L.P. and its general partner.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2007 and for the Nine Months Ended September 30, 2007 and 2006
and the Years Ended December 31, 2006, 2005 and 2004

Introduction

The unaudited pro forma consolidated financial statements of El Paso Pipeline Partners, L.P. (EPPP or the Partnership) as of September 30, 2007, for the nine months ended September 30, 2007 and 2006 and for each of the years ended December 31, 2006, 2005, and 2004 are based upon the historical audited and unaudited financial statements of Wyoming Interstate Company, Ltd. (WIC is the Predecessor to the Partnership for accounting purposes) which will be contributed to the Partnership in connection with the initial public offering of common units. The Partnership will also hold a 10% general partner interest in Southern Natural Gas Company (SNG) and a 10% general partner interest in Colorado Interstate Gas Company (CIG) upon completion of the offering by the Partnership. These unaudited pro forma consolidated financial statements show the effects of the contributions of these investments as well as other transactions that will occur upon completion of the offering of Partnership units.

The pro forma adjustments have been prepared as if the transactions occurred on September 30, 2007, in the case of the unaudited pro forma consolidated balance sheet, and as of January 1, 2004, in the case of the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2007 and 2006, and for each of the years ended December 31, 2006, 2005, and 2004. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes and the historical audited and unaudited consolidated financial statements and related notes set forth elsewhere in this prospectus. In addition, they should be read in conjunction with the unaudited pro forma consolidated financial statements of CIG and SNG which reflect several transactions occurring prior to contribution of the 10% interests in CIG and SNG to us.

The unaudited pro forma consolidated financial statements also reflect the following significant assumptions and transactions related to the Partnership’s initial public offering of common units:

•	The net proceeds to El Paso Pipeline Partners, L.P. of $467 million, which consists of $500 million of gross proceeds from the issuance and sale of 25 million common units at an assumed initial offering price of $20 per unit, less the payment of underwriting commissions and offering expenses of $33 million;

•	Net proceeds from borrowings of $423 million under a new $750 million revolving credit facility consisting of $425 million of gross proceeds less debt issuance costs of $2 million; and

•	The use of these equity proceeds and credit facility borrowings to repay outstanding notes payable of WIC, pay transaction expenses and underwriting commissions, and to reimburse subsidiaries of El Paso, in part, for certain capital expenditures made prior to this offering related to the assets contributed to us.

Upon completion of this offering, the Partnership anticipates incurring incremental general and administrative expense of approximately $4 million per year as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. The unaudited pro forma consolidated financial statements do not reflect these expenses because they are not currently factually supportable as we have not clearly defined the expected scope of required services, and we have not finalized negotiations on terms and fees with El Paso and its affiliates.

Subsequent to the completion of this offering, CIG’s and SNG’s indebtedness is expected to be reduced from their levels of September 30, 2007. Because these reductions will not occur until after the offering and because the overall amount of the reduction is uncertain, these transactions have not been reflected in the accompanying unaudited pro forma consolidated financial statements.

The adjustments to the historical audited and unaudited financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. However, we believe that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the formation of the Partnership, and reflect those items expected to have a continuing impact on the Partnership.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2007

					Offering and
	WIC	Formation Transactions			Financing
	(Predecessor)	SNG	CIG	Other	Transactions		Total EPPP
	(In millions)

ASSETS
Current assets
Cash and cash equivalents	$1	$—	$—	$225	$467	(a)	$1
				(225)	423	(b)
					(225	)(c)
					(665	)(d)
Accounts receivable
Customer, net	10	—	—	—	—		10
Affiliates	1	—	—	—	—		1
Regulatory assets	1	—	—	—	—		1
Other	4	—	—	—	—		4

Total current assets	17	—	—	—	—		17

Property, plant and equipment, at cost	728	—	—	—	—		728
Less accumulated depreciation and amortization	(190)	—	—	—	—		(190)

Total property, plant and equipment, net	538	—	—	—	—		538

Investments in unconsolidated affiliates	—	146	98	—	—		244
Other assets	7	—	—	—	2	(b)	9

Total assets	$562	$146	$98	$—	$2		$808

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable
Trade	$2	$—	$—	$—	$—		$2
Affiliates	2	—	—	—	—		2
Other	16	—	—	—	—		16
Notes payable to affiliates	151	—	—	225	(225	)(c)	—
				(151)
Other	9	—	—	—	—		9

Total current liabilities	180	—	—	74	(225)		29

Long-term debt and capital lease obligation	8	—	—	—	425	(b)	433

Commitments and contingencies
Partners’ capital	374	146	98	(74)	(665	)(d)	—
					121	(f)
General partner units — El Paso	—	—	—	—	(3	)(f)	(3)
Common units — public	—	—	—	—	467	(a)	467
Common units — El Paso	—	—	—	—	(63	)(f)	(63)
Subordinated units — El Paso	—	—	—	—	(55	)(f)	(55)

Total partners’ capital	374	146	98	(74)	(198)		346

Total liabilities and partners’ capital	$562	$146	$98	$—	$2		$808

See accompanying notes.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2007

					Offering and
	WIC	Formation Transactions			Financing
	(Predecessor)	SNG	CIG	Other	Transactions		Total EPPP
	(In millions, except unit and per unit data)

Operating revenues	$81	$—	$—	$—	$—		$81
Operating expenses
Operation and maintenance	18	—	—	—	—		18
Depreciation and amortization	12	—	—	—	—		12
Taxes, other than income taxes	3	—	—	—	—		3

	33	—	—	—	—		33

Operating income	48	—	—	—	—		48
Earnings from unconsolidated affiliates	—	16	10	—	—		26
Other income, net	4	—	—	—	—		4
Interest and debt expense	—	—	—	—	(19	)(e)	(19)
Affiliated interest expense, net	(5)	—	—	(3)	8	(c)	—

Net income	$47	$16	$10	$(3)	$(11)		$59

General partner’s interest in net income							$1

Limited partners’ interest in net income							$58

Net income per limited partners’ unit
Common units							$0.86

Subordinated units							$0.31

Weighted average number of limited partners’ units outstanding
Common units							57,187,786

Subordinated units							27,727,411

See accompanying notes.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2006

					Offering and
	WIC	Formation Transactions			Financing
	(Predecessor)	SNG	CIG	Other	Transactions		Total EPPP
	(In millions, except unit and per unit data)

Operating revenues	$71	$—	$—	$—	$—		$71
Operating expenses
Operation and maintenance	7	—	—	—	—		7
Depreciation and amortization	10	—	—	—	—		10
Taxes, other than income taxes	2	—	—	—	—		2

	19	—	—	—	—		19

Operating income	52	—	—	—	—		52
Earnings from unconsolidated affiliates	—	12	10	—	—		22
Other income, net	4	—	—	—	—		4
Interest and debt expense	—	—	—	—	(19	)(e)	(19)
Affiliated interest expense, net	(5)	—	—	(3)	8	(c)	—

Net income	$51	$12	$10	$(3)	$(11)		$59

General partner’s interest in net income							$1

Limited partners’ interest in net income							$58

Net income per limited partners’ unit
Common units							$0.86

Subordinated units							$0.31

Weighted average number of limited partners’ units outstanding
Common units							57,187,786

Subordinated units							27,127,411

See accompanying notes.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2006

		Formation			Offering
	WIC	Transactions			and Financing
	(Predecessor)	SNG	CIG	Other	Transactions		Total EPPP
	(In millions, except unit and per unit data)

Operating revenues	$97	$—	$—	$—	$—		$97
Operating expenses
Operation and maintenance	14	—	—	—	—		14
Depreciation and amortization	14	—	—	—	—		14
Taxes, other than income taxes	2	—	—	—	—		2

	30	—	—	—	—		30

Operating income	67	—	—	—	—		67
Earnings from unconsolidated affiliates	—	17	14	—	—		31
Other income, net	4	—	—	—	—		4
Interest and debt expense	—	—	—	—	(25	)(e)	(25)
Affiliated interest expense, net	(6)	—	—	(4)	10	(c)	—

Net income	$65	$17	$14	$(4)	$(15)		$77

General partner’s interest in net income							$2

Limited partners’ interest in net income							$75

Net income per limited partners’ unit
Common units							$1.15

Subordinated units							$0.35

Weighted average number of limited partners’ units outstanding
Common units							57,187,786

Subordinated units							27,727,411

See accompanying notes.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2005

		Formation			Offering
	WIC	Transactions			and Financing
	(Predecessor)	SNG	CIG	Other	Transactions		Total EPPP
	(In millions, except unit and per unit data)

Operating revenues	$81	$—	$—	$—	$—		$81
Operating expenses
Operation and maintenance	29	—	—	—	—		29
Depreciation and amortization	12	—	—	—	—		12
Taxes, other than income taxes	2	—	—	—	—		2

	43	—	—	—	—		43

Operating income	38	—	—	—	—		38
Earnings from unconsolidated affiliates	—	16	11	—	—		27
Other income, net	3	—	—	—	—		3
Interest and debt expense	(1)	—	—	—	(25	)(e)	(26)
Affiliated interest expense, net	(2)	—	—	(3)	5	(c)	—

Net income	$38	$16	$11	$(3)	$(20)		$42

General partner’s interest in net income							$1

Limited partners’ interest in net income							$41

Net income per limited partners’ unit
Common units							$0.72

Subordinated units							$—

Weighted average number of limited partners’ units outstanding
Common units							57,187,786

Subordinated units							27,727,411

See accompanying notes.

EL PASO PIPELINE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2004

		Formation			Offering
	WIC	Transactions			and Financing
	(Predecessor)	SNG	CIG	Other	Transactions		Total EPPP
	(In millions, except unit and per unit data)

Operating revenues	$73	$—	$—	$—	$—		$73
Operating expenses
Operation and maintenance	16	—	—	—	—		16
Depreciation and amortization	12	—	—	—	—		12
Taxes, other than income taxes	2	—	—	—	—		2

	30	—	—	—	—		30

Operating income	43	—	—	—	—		43
Earnings from unconsolidated affiliates	—	16	11	—	—		27
Other income, net	1	—	—	—	—		1
Interest and debt expense	(1)	—	—	—	(25	)(e)	(26)
Affiliated interest expense, net	(2)	—	—	(2)	4	(c)	—

Net income	$41	$16	$11	$(2)	$(21)		$45

General partner’s interest in net income							$1

Limited partners’ interest in net income							$44

Net income per limited partners’ unit
Common units							$0.77

Subordinated units							$—

Weighted average number of limited partners’ units outstanding
Common units							57,187,786

Subordinated units							27,727,411

See accompanying notes.

EL PASO PIPELINE PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

WIC Predecessor (Historical)

In connection with the Partnership’s initial public offering, El Paso is contributing a 100% interest in WIC to the Partnership. WIC Predecessor (Historical) amounts represent the historical interim unaudited condensed balance sheet of WIC as of September 30, 2007 and its historical interim unaudited condensed statements of income for the nine-month periods ended September 30, 2007 and 2006, each derived from WIC’s interim unaudited condensed financial statements included herein, and the historical statements of income for each of the years ended December 31, 2006, 2005, and 2004 derived from the annual financial statements also included elsewhere in this prospectus.

Pro Forma Adjustments

The WIC Predecessor (Historical) amounts have been adjusted to reflect the effects of certain transactions contemplated upon formation of the Partnership and completion of the initial public offering of Partnership units.

Formation Transactions

Contribution of 10% Investments in CIG and SNG.  In connection with the initial public offering of Partnership units, El Paso will contribute a 10% general partner interest in each of CIG and SNG. Based on our 10% general partnership interests in CIG and SNG, we will account for these investments using the equity method of accounting. Prior to these contributions, CIG and SNG will distribute certain assets to El Paso. For a further discussion of these 10% general partner interests and transactions that will occur prior to their contribution, refer to the unaudited pro forma consolidated financial statements of CIG and SNG included elsewhere in this prospectus.

Other  Prior to the initial public offering of Partnership units, WIC will borrow $225 million from El Paso under a note payable and will use the funds to settle its notes payable to CIG, which was $151 million as of September 30, 2007, and to make a distribution to CIG of $74 million with the remaining proceeds.

Offering and Financing Transactions

The WIC Predecessor (Historical) amounts have also been adjusted to reflect the effects of the following transactions:

(a) Reflects the net proceeds to the Partnership of $467 million, which consists of $500 million of gross proceeds from the issuance and sale of 25 million common units at an assumed initial offering price of $20 per unit, less payment of underwriting commissions and offering expenses of $33 million.

(b) Reflects net proceeds from borrowings of $423 million under a new $750 million revolving credit facility consisting of $425 million of gross borrowings less debt issuance costs of approximately $2 million.

(c) Reflects the effects of the repayment by the Partnership of notes payable to El Paso with a portion of the borrowings under the new credit facility.

(d) Reflects the distribution to El Paso of all of the net proceeds from the common unit offering and a portion of the borrowings under the new credit facility.

(e) Reflects interest expense related to borrowings described in (b) above. The interest expense for the revolving debt is based on an estimated average variable interest rate of 6.0%. Pro forma interest expense assuming the borrowing level noted above is approximately $25 million in each of the years ended December 31, 2006, 2005, and 2004 and $19 million in each of the nine month periods ended September 30, 2007 and 2006. Amortization of debt issue costs is less than $1 million for each of the three years ended December 31, 2006, 2005, and 2004 and each of the nine months ended September 30, 2007 and 2006. A change of 1% in this rate would have increased or decreased the net interest expense by $4 million for each annual period presented and $3 million for each of the nine months periods presented.

EL PASO PIPELINE PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f) Upon completion of the offering, pro forma partners’ capital of $346 million will convert to common and subordinated limited partner capital of the Partnership and the general partner’s interest in the Partnership as follows:

•	$467 million for 25,000,000 common units issued to public;

•	($63) million for 32,187,786 common units purchased by El Paso;

•	($55) million for 27,727,411 subordinated units; and

•	($3) million for 1,732,963 general partner units.

After the conversion, the common and subordinated unitholders represent 66.0% and 32.0%, respectively, of total limited partner capital, with the remaining 2% capital representing the general partner’s interest.

Common units accrue cumulative cash distributions for any period during the subordination period in which the available cash is not adequate to achieve the minimum distribution of $0.28750 per quarter.

The subordinated units may convert to common units should certain performance milestones be reached. The subordination period also will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

The discussion of Partnership capital above assumes that the underwriters’ over-allotment option is not exercised. If the underwriters exercise their option to purchase additional common units in full, we would receive approximately $71 million of net proceeds from the sale of these common units but would use those net proceeds to purchase from an affiliate of El Paso a corresponding number of common units held by that affiliate. As a result, our outstanding equity capital will not change if the underwriters’ over-allotment option is exercised.

Pro Forma Net Income per Unit

Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated to the common and subordinated unitholders, which is 98% of pro forma net income, by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units assumed to be outstanding was 57,187,786 and 27,727,411. All units were assumed to have been outstanding since January 1, 2004. Additionally, the pro forma net income per unit calculations are performed without regard to arrearages. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership.

Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the periods.

Staff Accounting Bulletin 1:B:3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered as distributions in contemplation of that offering. Upon completion of this offering, the Partnership intends to distribute approximately $665 million in cash to affiliates of El Paso. This distribution will be paid with $467 million of net proceeds from the offering and $198 million of net proceeds from borrowings under the Partnership’s new revolving credit facility. Had we issued additional common units to fund the $467 million distribution to El Paso, we would have issued approximately 20 million additional common units, after consideration of current period earnings. Assuming the issuance of these additional common units, pro forma net income per common unit would have been $0.98 for the year ended December 31, 2006. For the nine months ended September 30, 2007, pro forma net income per common unit would have been $0.74.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2007 and
for the Nine Months Ended September 30, 2007 and 2006,
and the Years Ended December 31, 2006, 2005 and 2004

Introduction

At or prior to closing of the offering, CIG will distribute certain entities and assets to El Paso, primarily consisting of its wholly-owned subsidiaries, Wyoming Interstate Company Ltd. (WIC) and Colorado Water Supply Company, and adjust its notes receivable from affiliates. In addition, effective November 1, 2007, CIG converted its legal structure to a general partnership and accordingly will no longer be subject to income taxes.

The attached unaudited pro forma consolidated financial statements present the effects on CIG’s historical financial information of these distributions, the change in legal structure to a general partnership and other related pro forma adjustments. These unaudited pro forma consolidated financial statements are based on CIG’s historical consolidated financial statements as of September 30, 2007, and the nine-month periods ended September 30, 2007 and 2006 and for each of the three years ended December 31, 2006, 2005, and 2004 adjusted for the effects of the events described above. The unaudited pro forma consolidated balance sheet as of September 30, 2007, assumes these events occurred on the balance sheet date, while the unaudited pro forma consolidated statements of income for nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005, and 2004 assume these events occurred at the beginning of the earliest period covered by a statement of income (January 1, 2004). The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements included elsewhere in this prospectus. These unaudited pro forma consolidated financial statements should not be construed to be indicative of future results or results that actually would have occurred had these events occurred at the dates presented. In addition, these unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. Accordingly, no cost savings or synergies that might have occurred related to these transactions have been reflected or assumed.

Subsequent to the completion of this offering, CIG’s indebtedness is expected to be reduced from the levels as of September 30, 2007. Because this reduction will not occur until after the offering and because the overall amount of the reduction is uncertain, the impact of these transactions have not been reflected in the accompanying unaudited pro forma consolidated financial statements. In addition, the unaudited pro forma consolidated financial statements do not reflect distributions of CIG’s available cash flows to its partners. Historically, such amounts were advanced to El Paso under El Paso’s cash management program.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2007

	CIG	Pro Forma		CIG
	Historical	Adjustments		As Adjusted
	(In millions)

ASSETS
Current assets
Cash and cash equivalents	$1	$(1	)(a)	$—
Accounts receivable, net	41	(10	)(a)	31
Notes receivable from affiliates	120	(120	)(c)	—
Other	18	(6	)(a)	7
		(5	)(c)

Total current assets	180	(142)		38
Property, plant and equipment, net	1,507	(539	)(a)	968
Other assets
Notes receivable from affiliates	722	74	(a)	752
		(140	)(c)
		96	(d)
Regulatory assets	23	(8	)(a)	15
Other	35	—		35

Total assets	$2,467	$(659)		$1,808

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$61	$(19	)(a)	$42
Current maturities of long-term financing obligations	1	—		1
Taxes payable	126	(36	)(a)	10
		(80	)(c)
Other	40	(5	)(a)	35

Total current liabilities	228	(140)		88
Long-term financing obligations, less current maturities	708	(8	)(a)	700
Other liabilities
Deferred income taxes	246	(61	)(a)	—
		(185	)(c)
Other	41	(2	)(a)	39
Commitments and contingencies
Stockholder’s equity/partners’ capital	1,244	(359	)(a)	981
		96	(d)

Total liabilities and equity	$2,467	$(659)		$1,808

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2007

	CIG	Pro Forma		CIG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$300	$(74	)(b)	$226
Operating expenses
Operation and maintenance	103	(12	)(b)	91
Depreciation and amortization	34	(11	)(b)	23
Taxes, other than income taxes	15	(3	)(b)	12

	152	(26)		126

Operating income	148	(48)		100
Other income, net	7	(4	)(b)	3
Interest and debt expense	(34)	—		(34)
Affiliated interest income, net	38	(5	)(e)	33

Income before income taxes	159	(57)		102
Income taxes	59	(59	)(c)	—

Net income	$100	$2		$102

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2006

	CIG	Pro Forma		CIG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$288	$(65	)(b)	$223
Operating expenses
Operation and maintenance	91	—		91
Depreciation and amortization	33	(11	)(b)	22
Taxes, other than income taxes	11	(2	)(b)	9

	135	(13)		122

Operating income	153	(52)		101
Other income, net	5	(4	)(b)	1
Interest and debt expense	(34)	(1	)(b)	(35)
Affiliated interest income, net	33	(6	)(e)	27

Income before income taxes	157	(63)		94
Income taxes	58	(58	)(c)	—

Net income	$99	$(5)		$94

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2006

	CIG	Pro Forma		CIG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$394	$(89	)(b)	$305
Operating expenses
Operation and maintenance	125	(5	)(b)	120
Depreciation and amortization	44	(14	)(b)	30
Taxes, other than income taxes	14	(2	)(b)	12

	183	(21)		162

Operating income	211	(68)		143
Other income, net	5	(2	)(b)	3
Interest and debt expense	(46)	(1	)(b)	(47)
Affiliated interest income, net	44	(7	)(e)	37

Income before income taxes	214	(78)		136
Income taxes	79	(79	)(c)	—

Net income	$135	$1		$136

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2005

	CIG	Pro Forma		CIG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$374	$(72	)(b)	$302
Operating expenses
Operation and maintenance	169	(19	)(b)	150
Depreciation and amortization	43	(12	)(b)	31
Taxes, other than income taxes	15	(2	)(b)	13

	227	(33)		194

Operating income	147	(39)		108
Other income, net	8	(2	)(b)	6
Interest and debt expense	(30)	1	(b)	(29)
Affiliated interest income, net	27	(7	)(e)	20

Income before income taxes	152	(47)		105
Income taxes	55	(55	)(c)	—

Net income	$97	$8		$105

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2004

	CIG	Pro Forma		CIG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$348	$(64	)(b)	$284
Operating expenses
Operation and maintenance	130	(7	)(b)	123
Depreciation and amortization	41	(12	)(b)	29
Taxes, other than income taxes	14	(2	)(b)	12

	185	(21)		164

Operating income	163	(43)		120
Other income, net	3	(1	)(b)	2
Interest and debt expense	(26)	1	(b)	(25)
Affiliated interest income, net	13	(4	)(e)	9

Income before income taxes	153	(47)		106
Income taxes	54	(54	)(c)	—

Net income	$99	$7		$106

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

Colorado Interstate Gas Company Historical

These amounts represent CIG’s historical interim condensed consolidated balance sheet as of September 30, 2007, its historical interim condensed consolidated statements of income for the nine-month periods ended September 30, 2007 and 2006, each derived from its interim condensed consolidated financial statements included elsewhere in this prospectus, and its historical consolidated statements of income for the years ended December 31, 2006, 2005, and 2004 derived from the annual consolidated financial statements included elsewhere in this prospectus.

Pro Forma Adjustments

Asset Distributions

CIG’s historical amounts have been adjusted to eliminate historical results and balances related to certain transactions that will occur prior to the offering. These transactions include distributions to El Paso or its subsidiaries of WIC and Colorado Water Supply Company. Immediately prior to the distributions, WIC will borrow $225 million from El Paso, the proceeds of which will be used to repay WIC’s existing note payable to CIG ($151 million as of September 30, 2007). The remaining proceeds of $74 million will be used for a distribution to CIG. Entries are as follows:

(a) To eliminate the carrying values of the assets and liabilities distributed to El Paso or its subsidiaries, including the effects of the transactions described above that occur prior to the distributions;

(b) To reflect the pro forma effects of the distributions on CIG’s consolidated statements of income.

Change in Legal Structure

CIG’s historical amounts have been adjusted to reflect the settlement of income tax and certain other tax balances to reflect the conversion of CIG into a general partnership as follows:

(c) To reflect the settlement of income and certain other tax balances and related tax expenses with the partners through the cash management program with El Paso.

Other

(d) To reflect a capital contribution from El Paso; and

(e) To reflect the interest impact of the net change to the September 30, 2007 notes receivable balance from El Paso and affiliates under the cash management program.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2007 and
for the Nine Months Ended September 30, 2007 and 2006, and
the Years Ended December 31, 2006, 2005 and 2004

Introduction

At or prior to closing of the offering, SNG will distribute certain entities and assets to El Paso, primarily consisting of its 50 percent interest in Citrus Corp. and its wholly-owned subsidiaries, Southern LNG Inc. and Elba Express Company, LLC, and adjust its notes receivable from affiliates. In addition, effective November 1, 2007, SNG converted its legal structure to a general partnership. Accordingly, it will no longer be subject to income taxes.

The attached unaudited pro forma consolidated financial statements present the effects on SNG’s historical financial information of these distributions, the change in legal structure to a general partnership and other related pro forma adjustments. These unaudited pro forma consolidated financial statements are based on SNG’s historical consolidated financial statements as of September 30, 2007, and the nine-month periods ended September 30, 2007 and 2006 and for each of the three years ended December 31, 2006, 2005, and 2004 adjusted for the effects of the events described above. The unaudited pro forma consolidated balance sheet as of September 30, 2007, assumes these events occurred on the balance sheet date, while the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004 assume these events occurred at the beginning of the earliest period covered by a statement of income (January 1, 2004). The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements included elsewhere in this prospectus. These unaudited pro forma consolidated financial statements should not be construed to be indicative of future results or results that actually would have occurred had these events occurred at the dates presented. In addition, these unaudited pro forma consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X. Accordingly, no cost savings or synergies that might have occurred related to these transactions have been reflected or assumed.

Subsequent to the completion of this offering, SNG’s indebtedness is expected to be reduced from the levels as of September 30, 2007. Because the reduction will not occur until after the offering and because the overall amount of the reduction is uncertain, the impact of these transactions have not been reflected in the accompanying unaudited pro forma consolidated financial statements. In addition, the unaudited pro forma consolidated financial statements do not reflect distributions of SNG’s available cash flow to its partners. Historically, such amounts were advanced to El Paso under El Paso’s cash management program.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2007

	SNG	Pro Forma		SNG
	Historical	Adjustments		As Adjusted
	(In millions)

ASSETS
Current assets
Accounts receivable, net	$38	$(5	)(a)	$33
Notes receivable from affiliate	50	(50	)(e)	—
Other	29	(7	)(a)	17
		(5	)(e)

Total current assets	117	(67)		50
Property, plant and equipment, net	2,416	(309	)(a)	2,107
Other assets
Investments in unconsolidated affiliates	642	(559	)(b)	83
Notes receivable from affiliates	366	451	(d)	524
		(293	)(e)
Regulatory assets	53	(21	)(a)	32
Other	32	2	(a)	34

Total assets	$3,626	$(796)		$2,830

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$46	(2	)(a)	$44

Current maturities of long-term debt	148	—		148
Taxes payable	103	(32	)(a)	17
		(54	)(e)
Other	31	(2	)(a)	29

Total current liabilities	328	(90)		238
Long-term debt, less current maturities	1,098	—		1,098
Other liabilities
Deferred income taxes	351	(57	)(a)	—
		(294	)(e)
Other	49	(14	)(a)	35

Commitments and contingencies
Stockholder’s equity/partners’ capital	1,800	(233	)(a)	1,459
		(559	)(b)
		451	(d)

Total liabilities and equity	$3,626	$(796)		$2,830

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2007

	SNG	Pro Forma		SNG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$406	$(51	)(c)	$355
Operating expenses
Operation and maintenance	142	(24	)(c)	118
Depreciation and amortization	44	(6	)(c)	38
Taxes, other than income taxes	22	(5	)(c)	17

	208	(35)		173

Operating income	198	(16)		182
Earnings from unconsolidated affiliates	77	(66	)(c)	11
Other income, net	12	(2	)(c)	10
Interest and debt expense	(65)	(1	)(c)	(66)
Affiliated interest income, net	16	3	(f)	19

Income before income taxes	238	(82)		156
Income taxes	73	(73	)(e)	—

Net income	$165	$(9)		$156

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2006

	SNG	Pro Forma		SNG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$392	$(48	)(c)	$344
Operating expenses
Operation and maintenance	143	(16	)(c)	127
Depreciation and amortization	41	(5	)(c)	36
Taxes, other than income taxes	21	(2	)(c)	19

	205	(23)		182

Operating income	187	(25)		162
Earnings from unconsolidated affiliates	58	(48	)(c)	10
Other income, net	6	(2	)(c)	4
Interest and debt expense	(71)	(1	)(c)	(72)
Affiliated interest income, net	14	5	(f)	19

Income before income taxes	194	(71)		123
Income taxes	61	(61	)(e)	—

Net income	$133	$(10)		$123

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2006

	SNG	Pro Forma		SNG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$528	$(65	)(c)	$463
Operating expenses
Operation and maintenance	193	(24	)(c)	169
Depreciation and amortization	55	(6	)(c)	49
Taxes, other than income taxes	28	(4	)(c)	24

	276	(34)		242

Operating income	252	(31)		221
Earnings from unconsolidated affiliates	78	(62	)(c)	16
Other income, net	9	(2	)(c)	7
Interest and debt expense	(94)	(1	)(c)	(95)
Affiliated interest income, net	18	6	(f)	24

Income before income taxes	263	(90)		173
Income taxes	79	(79	)(e)	—

Net income	$184	$(11)		$173

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2005

	SNG	Pro Forma		SNG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$477	$(40	)(c)	$437
Operating expenses
Operation and maintenance	177	(21	)(c)	156
Depreciation and amortization	51	(4	)(c)	47
Gain on sale of long-lived assets	(9)	—		(9)
Taxes, other than income taxes	30	(5	)(c)	25

	249	(30)		219

Operating income	228	(10	)(c)	218
Earnings from unconsolidated affiliates	80	(66	)(c)	14
Other income, net	22	(14	)(c)	8
Interest and debt expense	(93)	(4	)(c)	(97)
Affiliated interest income, net	11	5	(f)	16

Income before income taxes	248	(89)		159
Income taxes	74	(74	)(e)	—

Net income	$174	$(15)		$159

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2004

	SNG	Pro Forma		SNG
	Historical	Adjustments		As Adjusted
	(In millions)

Operating revenues	$527	$(42	)(c)	$485
Operating expenses
Operation and maintenance	206	(20	)(c)	186
Depreciation and amortization	50	(4	)(c)	46
Taxes, other than income taxes	25	(2	)(c)	23

	281	(26)		255

Operating income	246	(16)		230
Earnings from unconsolidated affiliates	78	(65	)(c)	13
Other income, net	9	(6	)(c)	3
Interest and debt expense	(94)	(1	)(c)	(95)
Affiliated interest income, net	4	2	(f)	6

Income before income taxes	243	(86)		157
Income taxes	74	(74	)(e)	—

Net income	$169	$(12)		$157

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

Southern Natural Gas Company Historical

These amounts represent SNG’s historical interim condensed consolidated balance sheet as of September 30, 2007, its historical interim condensed consolidated statements of income for the nine-month periods ended September 30, 2007 and 2006, each derived from its interim condensed consolidated financial statements included elsewhere in this prospectus, and its historical consolidated statements of income for the years ended December 31, 2006, 2005, and 2004 derived from the annual consolidated financial statements included elsewhere in this prospectus.

Pro Forma Adjustments

Asset Distributions

SNG’s historical amounts have been adjusted to eliminate historical results and balances related to certain transactions prior to the offering including distributions to El Paso or its subsidiaries of SNG’s equity investment in Citrus Corp. and its wholly-owned subsidiaries, Southern LNG Inc. (SLNG) and Elba Express Company, LLC. Citrus Corp. was accounted for as an equity investment as of and for the periods presented. Entries are as follows:

(a) To eliminate the carrying values of the assets and liabilities distributed to El Paso or its subsidiaries;

(b) To eliminate SNG’s historical equity earnings and equity investment from Citrus Corp.; and

(c) To reflect the pro forma effects of the distributions on SNG’s consolidated statements of income.

Change in Legal Structure

SNG’s historical amounts have been adjusted to reflect the settlement of income tax and certain other tax balances to reflect the conversion of SNG into a general partnership and related transactions as follows:

(d) To reflect a capital contribution from El Paso primarily to settle income tax and certain other tax balances with the partners; and

(e) To reflect the settlement of income and certain other tax balances and related tax expenses with the partners through the cash management program with El Paso.

Other

(f) To reflect the interest impact of the net change to the September 30, 2007 notes receivable balance from El Paso and affiliates under the cash management program.

WYOMING INTERSTATE COMPANY, LTD.

CONDENSED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)
	(Unaudited)

Operating revenues	$81	$71

Operating expenses
Operation and maintenance	18	7
Depreciation and amortization	12	10
Taxes, other than income taxes	3	2

	33	19

Operating income	48	52
Other income, net	4	4
Affiliated interest expense, net	(5)	(5)

Net income	$47	$51

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(In millions)
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1	$—
Accounts receivable
Customer, net of allowance of $1 in 2007 and 2006	10	12
Affiliates	1	1
Prepaid assets	—	2
Regulatory assets	1	5
Other	4	3

Total current assets	17	23

Property, plant and equipment, at cost	728	615
Less accumulated depreciation and amortization	(190)	(179)

Total property, plant and equipment, net	538	436

Other assets	7	6

Total assets	$562	$465

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable
Trade	$2	$7
Affiliates	2	2
Other	16	2
Notes payable to affiliate	151	110
Other	9	8

Total current liabilities	180	129

Capital lease obligation	8	8
Other liabilities	—	1

	8	9

Commitments and contingencies (Note 3)
Total partners’ capital	374	327

Total liabilities and partners’ capital	$562	$465

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(In millions)
	(Unaudited)

Cash flows from operating activities
Net income	$47	$51
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	12	10
Asset and liability changes
Accounts receivable	2	—
Accounts payable	(5)	(10)
Regulatory balances	3	(14)
Other, net	(1)	(4)

Net cash provided by operating activities	58	33

Cash flows from investing activities
Capital expenditures	(98)	(70)

Net cash used in investing activities	(98)	(70)

Cash flows from financing activities
Net change in notes payable to affiliate	41	37

Net cash provided by financing activities	41	37

Net change in cash and cash equivalents	1	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$1	$—

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1.	BUSINESS AND BASIS OF PRESENTATION

Business

We are a Colorado limited partnership organized on November 2, 1981. We are owned by WIC Holdings, Inc., owning a 50 percent interest, and a limited partner, El Paso Wyoming Gas Supply Company, owning a 50 percent interest (collectively, the “Partners”), each of which are wholly-owned subsidiaries of Colorado Interstate Gas Company (CIG). CIG is indirectly owned by El Paso Corporation (El Paso).

Our natural gas transmission system is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We operate under a FERC-approved tariff, which establishes rates, cost recovery mechanisms, terms and conditions of service to our customers. The fees or rates established under our tariff are a function of our costs of providing service to our customers, including a reasonable return on our invested capital.

Basis of Presentation

These financial statements were prepared in accordance with U.S. generally accepted accounting principles. In our opinion, we have made all adjustments which are of a normal, recurring nature to fairly present our interim period results. The financial statements as of September 30, 2007, and for the nine months ended September 30, 2007 and 2006, are unaudited. We derived the balance sheet as of December 31, 2006, from the audited balance sheet included elsewhere in this prospectus. Information for interim periods may not be indicative of our operating results for the entire year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies and accounting pronouncements issued but not yet adopted are discussed in the financial statements for the years ended December 31, 2006, 2005, and 2004 included elsewhere in this prospectus.

3.	COMMITMENTS AND CONTINGENCIES

We and our affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As further information becomes available, or other relevant developments occur, we adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we do not expect that the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results, or cash flows.

We filed a tariff change with the FERC in September 2007 to establish a fuel and related gas balance recovery mechanism which, if approved, will recover all cost impacts, or flow through to shippers any revenue impacts, of all such items. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to April 1, 2008, subject to the outcome of a technical conference on the proposed tariff change which has not yet been scheduled.

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

4.	TRANSACTIONS WITH AFFILIATES

El Paso Master Limited Partnership (MLP).  El Paso is currently pursuing the formation of an MLP and has filed a registration statement which is not yet effective with the SEC to issue common units in the MLP. If the MLP offering is completed, the MLP will own 100 percent of WIC.

Cash Management Program

Prior to January 1, 2006, we participated in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. In January 2006, we terminated our cash management program with El Paso and began participating in CIG’s cash management program. At September 30, 2007, and December 31, 2006, we had a current note payable to CIG under this agreement of approximately $151 million and $110 million. The interest rate at September 30, 2007 and December 31, 2006 was 6.4 percent and 5.3 percent.

Other Affiliate Balances

We had net contractual, gas imbalance and trade payables with our affiliates arising in the ordinary course of business of approximately $1 million at September 30, 2007 and $3 million at December 31, 2006.

We also lease a compressor station from a 50% owned affiliate, WYCO Development LLC, and expensed approximately $1 million for each of the nine months ended September 30, 2007 and 2006 under this lease.

Affiliate Revenues and Expenses

We provide natural gas transportation services to affiliates under long-term contracts. We entered into these contracts in the normal course of our business and the services are based on the same terms as non-affiliates. Revenues related to the transportation of natural gas for affiliates were approximately $7 million for each of the nine month periods ended September 30, 2007 and 2006.

CIG allocates a portion of its costs to us. Included in CIG allocated expenses are a portion of El Paso general and administrative expenses and El Paso Natural Gas Company and Tennessee Gas Pipeline Company, our affiliates, allocated payroll and other expenses. These expenses are primarily related to field operations: management, legal, financial, tax, consultative, administrative and other services, including employee benefits, annual incentive bonuses, rent, insurance, and information technology. The allocations are based on the estimated level of effort devoted to our operations and the relative size of our earnings before interest and taxes, gross property and payroll. These services amounted to approximately $9 million and $8 million in the nine month periods ended September 30, 2007 and 2006, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Wyoming Interstate Company, Ltd.:

We have audited the accompanying balance sheet of Wyoming Interstate Company, Ltd. as of December 31, 2006, and the related statements of income, partners’ capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wyoming Interstate Company, Ltd. at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Houston, Texas
August 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Wyoming Interstate Company, Ltd.:

In our opinion, the balance sheet as of December 31, 2005 and the related statements of income, of partners’ capital, and of cash flows for each of the two years in the period ended December 31, 2005 present fairly, in all material respects, the financial position of Wyoming Interstate Company, Ltd. (the “Company”) at December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Houston, Texas
August 30, 2007

WYOMING INTERSTATE COMPANY, LTD.

STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Operating revenues	$97	$81	$73

Operating expenses
Operation and maintenance	14	29	16
Depreciation and amortization	14	12	12
Taxes, other than income taxes	2	2	2

	30	43	30

Operating income	67	38	43
Other income, net	4	3	1
Interest and debt expense	—	(1)	(1)
Affiliated interest expense, net	(6)	(2)	(2)

Net income	$65	$38	$41

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

BALANCE SHEETS

	December 31,
	2006	2005
	(In millions)

ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable
Customer, net of allowance of $1 in 2006 and $2 in 2005	12	10
Affiliates	1	3
Prepaid assets	2	4
Regulatory assets	5	2
Other	3	—

Total current assets	23	19

Property, plant and equipment, at cost	615	550
Less accumulated depreciation and amortization	(179)	(166)

Total property, plant and equipment, net	436	384

Other assets	6	4

Total assets	$465	$407

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable
Trade	$7	$7
Affiliates	2	7
Other	2	13
Notes payable to affiliate	110	80
Regulatory liability	3	7
Other	5	4

Total current liabilities	129	118

Capital lease obligation	8	9
Other liabilities	1	8

	9	17

Commitments and contingencies
Total partners’ capital	327	272

Total liabilities and partners’ capital	$465	$407

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Cash flows from operating activities
Net income	$65	$38	$41
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	14	12	12
Asset and liability changes
Accounts receivable	—	—	(2)
Accounts payable	(4)	8	4
Regulatory balances	(16)	(1)	5
Other, net	(6)	2	(2)

Net cash provided by operating activities	53	59	58

Cash flows from investing activities
Capital expenditures	(73)	(64)	(14)

Net cash used in investing activities	(73)	(64)	(14)

Cash flows from financing activities
Payments to retire long-term debt	—	(30)	(12)
Distributions	(10)	(15)	(13)
Contributions	—	34	—
Net change in notes payable to affiliate	30	16	(19)

Net cash provided by (used in) financing activities	20	5	(44)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents
Beginning of period	—	—	—

End of period	$—	$—	$—

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

STATEMENTS OF PARTNERS’ CAPITAL

Total
Partners’ Capital
(In millions)

January 1, 2004	$187
Net income	41
Distribution	(13)

December 31, 2004	215
Net income	38
Contribution	34
Distribution	(15)

December 31, 2005	272
Net income	65
Distribution	(10)

December 31, 2006	$327

See accompanying notes.

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION

Business

We are a Colorado limited partnership organized on November 2, 1981. We are owned by WIC Holdings, Inc., owning a 50 percent general partnership interest, and a limited partner, El Paso Wyoming Gas Supply Company, owning a 50 percent interest (collectively, the “Partners”), each of which are wholly-owned subsidiaries of Colorado Interstate Gas Company (CIG). Our general and limited partners’ capital accounts reflect their respective 50% proportionate share of our capital and related changes in capital for each period presented. CIG is indirectly owned by El Paso Corporation (El Paso).

Our natural gas transmission system is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We operate under a FERC-approved tariff, which establishes rates, cost recovery mechanisms, terms and conditions of service to our customers. The fees or rates established under our tariff are a function of our costs of providing service to our customers, including a reasonable return on our invested capital.

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts reported as assets, liabilities, revenues and expenses and the disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

Regulated Operations

We apply the regulatory accounting principles prescribed under Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Under SFAS No. 71, we record regulatory assets and liabilities that may not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which regulatory accounting requirements apply include an equity return component on regulated capital projects and certain items included in, or expected to be included in, future rates.

Cash and Cash Equivalents

Short-term investments with an original maturity of less than three months are cash equivalents.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that all or part of an outstanding receivable balance will not be collected. We regularly review collectibility and establish or adjust the allowance as necessary using the specific identification method.

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Materials and Supplies

We value our materials and supplies at the lower of cost or market value with cost determined using the average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system differs from the contractual amount of natural gas delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of the tariff.

Imbalances due from others are reported in the balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported in the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, all imbalances are classified as current as they are expected to be settled within a year.

Property, Plant and Equipment

Property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For constructed assets, direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component are capitalized, as allowed by the FERC. Major units of property replacements or improvements are capitalized and minor items are expensed. Prior to January 1, 2006, certain costs incurred related to our pipeline integrity programs were capitalized as part of property, plant and equipment. Beginning January 1, 2006, certain of these costs were expensed based on FERC guidance. For the year ended December 31, 2006, amounts expensed under this guidance were immaterial.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The FERC-accepted depreciation rate is applied to the total cost of the group until the net book value equals the salvage value. For certain general plant, the asset is depreciated to zero. Currently, depreciation rates vary from approximately two percent to 12 percent per year. Using these rates, the remaining depreciable lives of these assets range from nine to 49 years. Depreciation rates are re-evaluated each time we file with the FERC for a change in transportation service and storage rates.

When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less salvage value. No gain or loss is recognized unless an entire operating unit is sold. Gains or losses on dispositions of operating units are included in operating income.

At December 31, 2006 and 2005, we had approximately $7 million and $81 million of construction work in progress included in property, plant and equipment.

We capitalize a carrying cost (an allowance for funds used during construction) on funds related to the construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our indirect parent’s, CIG, average cost of debt. Interest costs on debt amounts capitalized during the year ended December 31, 2006 was $1 million. Interest costs on debt amounts capitalized in 2005 and 2004 were immaterial. These debt amounts are included as a reduction to interest and debt expense in the income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved equity rate of return. The equity amounts capitalized during each of the years ended December 31, 2006 and 2005 were $2 million. Equity amounts capitalized in 2004 were immaterial. These equity amounts are included as

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

other non-operating income on the income statement. Capitalized carrying costs for debt and equity financed construction are reflected as an increase in the cost of the asset on the balance sheet.

Asset and Investment Impairments

We evaluate our assets and investments for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, management evaluates the recoverability of long-lived assets’ carrying values based on the long-lived assets’ ability to generate future cash flows on an undiscounted basis. If an impairment is indicated or if management decides to sell a long-lived asset or group of assets, the carrying value of these assets is adjusted downward, if necessary, to estimated fair value. Fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and the established time frame for completing the sales, among other factors.

Revenue Recognition

Our revenues are primarily generated from natural gas transportation services. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For transportation services, reservation revenues are recognized on firm contracted capacity over the contract period, regardless of the amount of natural gas that is transported. For interruptible or volumetric-based services, revenues are recorded when physical deliveries of natural gas are made at the agreed upon delivery point. We are subject to FERC regulations and, as a result, revenues collected may be subject to refund in a rate proceeding. We establish reserves for these potential refunds as required.

Environmental Costs and Other Contingencies

Environmental Costs.  We record environmental liabilities at their undiscounted amounts on our balance sheet when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period expense when clean-up efforts do not benefit future periods.

We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.

Other Contingencies.  We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Income Taxes

Since we are a partnership, income taxes accrue to the Partners. As a result, we have not reflected a provision for income taxes in our financial statements.

Accounting for Asset Retirement Obligations

We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations. We record a liability for legal obligations associated with the replacement, removal and retirement of our long-lived assets. Our asset retirement liabilities are recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation and amortization expense in our income statement. Because we believe it is probable that we will recover certain of these costs through our rates, we have recorded an asset (rather than expense) associated with certain of the depreciation of the property, plant and equipment and certain of the accretion of the liabilities described above.

We have legal obligations associated with our natural gas pipeline and related transmission facilities. Our legal obligations associated with our natural gas transmission facilities relate primarily to purging and sealing the pipelines if they are abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities if they are replaced. We accrue a liability for legal obligations based on an estimate of the timing and amount of their settlement.

We are required to operate and maintain our natural gas pipeline system, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that the substantial majority of our natural gas pipeline system assets have indeterminate lives. Accordingly, our asset retirement liabilities as of December 31, 2006 and 2005 were not material to our financial statements. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Evaluation of Prior Period Misstatements in Current Financial Statements

In December 2006, we adopted the provisions of the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how to evaluate the impact of financial statement misstatements from prior periods that have been identified in the current year. The adoption of these provisions did not have any impact on our financial statements.

New Accounting Pronouncement Issued But Not Yet Adopted

As of December 31, 2006, the following accounting standard had not yet been adopted by us.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance on measuring the fair value of assets and liabilities in the financial statements. We will be required to adopt the provisions of this standard no later than in 2008, and are currently evaluating the impact, if any, that it will have on our financial statements.

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	FINANCIAL INSTRUMENTS, DEBT AND CREDIT FACILITY

As of December 31, 2006 and 2005, the carrying amounts of cash and cash equivalents and trade receivables and payables are representative of their fair value because of the short-term maturity of these instruments.

In October 2005, we repaid the outstanding balance on our $30 million variable interest rate note due 2007. The funds used to repay the note were received from El Paso as a repayment of amounts due to us under El Paso’s cash management program.

In July 2006, El Paso restructured its $3 billion credit agreement. As part of this restructuring, El Paso entered into a new $1.75 billion credit agreement, consisting of a $1.25 billion three-year revolving credit facility and a $500 million five-year deposit letter of credit facility. As a result, our indirect parent’s, CIG, equity interest in us is no longer pledged as collateral for the $1.75 billion credit agreement.

4.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We and our affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As further information becomes available, or other relevant developments occur, we adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we do not expect that the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results, or cash flows.

Capital Lease

Effective December 1, 1999, WIC leased a compressor station under a capital lease from a 50% owned affiliate, WYCO Development LLC (WYCO). The compressor station lease expires November 2029. The total original capitalized cost of the lease was $12 million. As of December 31, 2006, we had a net book value of approximately $9 million related to this capital lease.

Minimum future lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2006 are as follows (in millions):

Year Ending December 31,	(In millions)

2007	$1
2008	1
2009	1
2010	1
2011	1
Thereafter	12

Total minimum lease payments	17
Less: amount representing interest	(8)

Present value of net minimum lease payments	$9

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Capital Commitments

At December 31, 2006, we had capital commitments of approximately $50 million. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Other Commercial Commitments

We also hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to the results of our operations.

5.	TRANSACTIONS WITH MAJOR CUSTOMERS

The following table shows revenues from major customers for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Williams Power Company, Inc.	$24	$14	$14
Anadarko Petroleum Corporation and Subsidiaries	15	13	10
Colorado Interstate Gas Company	9	9	9
Cantera Companies	9	9	10

6.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains supplemental cash flow information for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Interest paid, net of capitalized interest	$6	$4	$3

7.	TRANSACTIONS WITH AFFILIATES

Transactions with Affiliates

Cash Management Program.  Prior to January 1, 2006, we participated in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. As of December 31, 2005, we had a current note payable to El Paso of approximately $80 million. The interest rate at December 31, 2005 was 5 percent. In January 2006, we terminated our cash management program with El Paso and began participating in CIG’s cash management program. Our payable to El Paso was transferred to CIG and we now owe CIG directly for this balance. At December 31, 2006, we had a current note payable to CIG under this agreement of approximately $110 million. The interest rate at December 31, 2006 was 5.3%.

Other Affiliate Balances.  We had net contractual, gas imbalance, and trade payables, as well as other liabilities with our affiliates arising in the ordinary course of business of approximately $3 million and $6 million at December 31, 2006 and 2005.

As described in Note 4, we lease a compressor station from WYCO and expensed approximately $2 million for each of the years ended December 31, 2006 and 2005.

Affiliate Revenues and Expenses.  We provide natural gas transportation services to affiliates under long-term contracts. We entered into these contracts in the normal course of our business and the services are based on the

WYOMING INTERSTATE COMPANY, LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

same terms as non-affiliates. Revenues related to the transportation of natural gas for affiliates were approximately $9 million for the years ended December 31, 2006 and 2005 and approximately $10 million in 2004.

CIG allocates a portion of its costs to us. Included in CIG allocated expenses are a portion of El Paso general and administrative expenses and El Paso Natural Gas Company and Tennessee Gas Pipeline Company, our affiliates, allocated payroll and other expenses. These expenses are primarily related to field operations: management, legal, financial, tax, consultative, administrative and other services, including employee benefits, annual incentive bonuses, rent, insurance, and information technology. The allocations are based on the estimated level of effort devoted to our operations and the relative size of our earnings before interest and taxes, gross property and payroll. These services amounted to approximately $11 million in each of the years ended December 31, 2006 and 2005 and approximately $10 million in 2004.

8.	SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total
	(In millions)

2006
Operating revenues	$22	$24	$25	$26	$97
Operating income	19	16	17	15	67
Net income	21	15	15	14	65
2005
Operating revenues	$21	$20	$20	$20	$81
Operating income	13	12	3	10	38
Net income	13	11	3	11	38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners
El Paso Pipeline Partners, L.P.

We have audited the accompanying balance sheet of El Paso Pipeline Partners, L.P. as of August 1, 2007. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of El Paso Pipeline Partners, L.P. at August 1, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
August 30, 2007

EL PASO PIPELINE PARTNERS, L.P.

BALANCE SHEET
August 1, 2007

ASSETS
Total assets	$—

PARTNERS’ EQUITY
Partners’ Equity
Limited partner’s equity	$980
General partner’s equity	20
Less notes receivable from partners	(1,000)

Total liabilities and partners’ equity	$—

See note to balance sheet.

EL PASO PIPELINE PARTNERS, L.P.

NOTE TO THE BALANCE SHEET

1.	NATURE OF OPERATIONS

El Paso Pipeline Partners, L.P. (the Partnership) is a Delaware limited partnership formed on August 1, 2007 to acquire certain of the assets of El Paso Corporation (El Paso).

The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests, to subsidiaries of El Paso, as well as general partner units to El Paso Pipeline GP Company, L.L.C. The general partner owns a 2% general partner interest in the Partnership and will receive all incentive distribution rights in connection with the offering.

El Paso Pipeline GP Company, L.L.C., as general partner, contributed $20 and El Paso Pipeline LP Holdings, L.L.C., as the organizational limited partner, contributed $980, all in the form of notes receivable to the Partnership on August 1, 2007. The notes receivable from these entities are due on demand and carry a variable interest rate not to exceed 130% of the Applicable Federal Rate as defined in the note. The notes have been reflected as a deduction from Partners’ equity on the accompanying balance sheet. There have been no other transactions involving the Partnership as of August 1, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
El Paso Pipeline GP Company, L.L.C.

We have audited the accompanying balance sheet of El Paso Pipeline GP Company, L.L.C. as of August 1, 2007. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of El Paso Pipeline GP Company, L.L.C. as of August 1, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
August 30, 2007

EL PASO PIPELINE GP COMPANY, L.L.C.

BALANCE SHEET
August 1, 2007

ASSETS
Investment in El Paso Pipeline Partners, L.P.	$20

Total assets	$20

LIABILITIES AND MEMBER’S EQUITY
Note payable to El Paso Pipeline Partners, L.P.	$20
Member’s Equity
Member’s equity	$1,000
Less receivable from member	(1,000)

Total member’s equity	—

Total liabilities and member’s equity	$20

See note to the balance sheet.

EL PASO PIPELINE GP COMPANY, L.L.C.

NOTE TO THE BALANCE SHEET

1.	NATURE OF OPERATIONS

El Paso Pipeline GP Company, L.L.C. (General Partner) is a Delaware limited liability company formed on August 1, 2007, to become the general partner of El Paso Pipeline Partners, L.P. (Partnership). The General Partner is an indirect wholly-owned subsidiary of El Paso Corporation (El Paso). The General Partner owns a 2% general partner interest in the Partnership and will receive all of the incentive distributions rights upon completion of an offering of common units in the Partnership.

The General Partner has invested $20 in the form of a note payable to the Partnership. There have been no other transactions involving the General Partner as of August 1, 2007.

COLORADO INTERSTATE GAS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)
	(Unaudited)

Operating revenues	$300	$288

Operating expenses
Operation and maintenance	103	91
Depreciation, depletion and amortization	34	33
Taxes, other than income taxes	15	11

	152	135

Operating income	148	153
Other income, net	7	5
Interest and debt expense	(34)	(34)
Affiliated interest income, net	38	33

Income before income taxes	159	157
Income taxes	59	58

Net income	$100	$99

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(In millions,
	except share amounts)
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1	$—
Accounts and notes receivable Customer, net of allowance of $1 in 2007 and 2006	13	14
Affiliates	147	247
Other	1	1
Materials and supplies	6	6
Other	12	21

Total current assets	180	289

Property, plant and equipment, at cost	2,083	1,899
Less accumulated depreciation, depletion and amortization	576	552

Total property, plant and equipment, net	1,507	1,347

Other assets
Notes receivable from affiliates	722	599
Other	58	55

	780	654

Total assets	$2,467	$2,290

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$12	$17
Affiliates	10	11
Other	39	12
Current maturities of long-term financing obligations	1	101
Taxes payable	126	81
Accrued interest	13	7
Regulatory liabilities	12	10
Other	15	13

Total current liabilities	228	252

Long-term financing obligations, less current maturities	708	608

Other liabilities
Deferred income taxes	246	242
Other	41	39

	287	281

Commitments and contingencies (Note 4)
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	47	47
Retained earnings	1,197	1,097
Accumulated other comprehensive income	—	5

Total stockholder’s equity	1,244	1,149

Total liabilities and stockholder’s equity	$2,467	$2,290

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)
	(Unaudited)

Cash flows from operating activities
Net income	$100	$99
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	34	33
Deferred income taxes	15	6
Other	7	(17)
Asset and liability changes	21	44

Net cash provided by operating activities	177	165

Cash flows from investing activities
Additions to property, plant and equipment	(157)	(106)
Net change in notes receivable from affiliates	(19)	(59)

Net cash used in investing activities	(176)	(165)

Net change in cash and cash equivalents	1	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$1	$—

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

We are an indirect wholly owned subsidiary of El Paso Corporation (El Paso). We prepared these historical consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because these are interim period financial statements presented using a condensed format, they do not include all of the disclosures required by U.S. generally accepted accounting principles. You should read these financial statements along with our 2006 annual historical consolidated financial statements, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of September 30, 2007, and for the nine months ended September 30, 2007 and 2006, are unaudited. We derived the balance sheet as of December 31, 2006, from the audited balance sheet filed in our 2006 annual historical consolidated financial statements included in this prospectus. In our opinion, we have made all adjustments, which are of a normal recurring nature, to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our operating results for the entire year.

Significant Accounting Policies

The information below provides an update to the significant accounting policies and accounting pronouncements issued but not yet adopted discussed in our 2006 annual historical consolidated financial statements included in this prospectus.

Accounting for Uncertainty in Income Taxes.  On January 1, 2007, we adopted the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes and its related interpretation. FIN No. 48 clarifies Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, and requires us to evaluate our tax positions for all jurisdictions and for all years where a statute of limitations has not expired. FIN No. 48 requires companies to meet a more-likely-than-not threshold (i.e. a greater than 50 percent likelihood that a tax position would be sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more-likely-than-not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon effective settlement. To the extent these criteria have not been met, we record unrecognized tax benefits (liabilities for uncertain tax matters), which include any anticipated interest and penalties. All interest and penalties on unrecognized tax benefits are included as a component of income tax expense in our income statement. The adoption of FIN No. 48 did not have a material impact on our financial statements.

2.	Income Taxes

El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. With a few exceptions, we and El Paso are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 1999. Additionally, the Internal Revenue Service has completed an examination of El Paso’s U.S. income tax returns for 2003 and 2004, with a tentative settlement at the appellate level for all issues. For our open tax years, we have no unrecognized tax benefits (liabilities for uncertain tax matters).

3.	Debt and Credit Facilities

Debt.  Holders of our $100 million, 6.85% senior debentures due in June 2037, had an option to require us to redeem their debentures at par value in June 2007, together with accrued and unpaid interest. No holders exercised their redemption option and the option expired. Accordingly, we reclassified these debentures as long-term in our balance sheet.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facilities.  We are an eligible borrower under El Paso’s $1.75 billion credit agreement and are only liable for amounts we directly borrow. As of September 30, 2007, we have no borrowings and approximately $0.6 billion of borrowing capacity is available to all eligible borrowers under the agreement. For a further discussion of this credit agreement, see our 2006 annual historical consolidated financial statements included in this prospectus.

In October 2007, we achieved the required consent necessary for certain amendments to our indentures. These amendments permit us to convert from a corporation to a non-corporate legal entity such as a general partnership, limited partnership or limited liability company.

4.	Commitments and Contingencies

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act, which have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, a U.S District Judge issued an order dismissing all claims against all defendants. An appeal has been filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to this lawsuit and claim are not currently determinable.

In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we had no accruals for our outstanding legal matters at September 30, 2007. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At September 30, 2007, we had accrued approximately $16 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs; however, we estimate that our exposure could be as high as $44 million. Our accrual includes $11 million for environmental contingencies related to properties we previously owned.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. Our environmental remediation projects are in various stages of completion. The liabilities we have recorded reflect our current estimates of amounts we will expend to remediate these sites. Depending on the stage of completion or assessment, however, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

Below is a reconciliation of our accrued liability from January 1, 2007 to September 30, 2007 (in millions):

Balance at January 1, 2007	$17
Additions/adjustments for remediation activities	1
Payments for remediation activities	(2)

Balance at September 30, 2007	$16

For the remainder of 2007, we estimate that our total remediation expenditures will be approximately $1 million, which will be expended under government directed clean-up programs.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Regulatory Matters

Fuel Recovery Mechanisms.  In August 2007, CIG filed a tariff change with the Federal Energy Regulatory Commission (FERC) to modify its fuel recovery mechanism to recover all cost impacts, or to flow to shippers any revenue impacts, of all fuel imbalance revaluations and related gas balance items. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to March 1, 2008 subject to the outcome of a technical conference on the proposed tariff change scheduled for November 2007.

In addition, Wyoming Interstate Company, Ltd. (WIC) filed a tariff change with the FERC in September 2007 to establish a fuel and related gas balance recovery mechanism, which, if approved, will recover all cost impacts, or flow through to shippers any revenue impacts, of all such items. This tariff filing was protested by certain shippers and the FERC has suspended the effective date to April 1, 2008, subject to the outcome of a technical conference on the proposed tariff change which has not yet been scheduled.

While the outcome of our outstanding regulatory matters cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters, which could have a material effect on our results of operations, our financial position and our cash flows.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Retirement Benefits

In December 2006, we adopted the recognition provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), and began reflecting assets and liabilities related to our postretirement benefit plans based on their funded or unfunded status and reclassified all actuarial deferrals as a component of accumulated other comprehensive income. In March 2007, the FERC issued guidance requiring regulated pipeline companies to recognize a regulatory asset or liability for the funded status asset or liability that would otherwise be recorded in accumulated other comprehensive income under SFAS No. 158, if it is probable that amounts calculated on the same basis as SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, would be included in our rates in future periods. Upon adoption of this FERC guidance, we reclassified approximately $5 million from the beginning balance of accumulated other comprehensive income to other non-current liabilities on our balance sheet.

6.	Transactions with Affiliates

El Paso Master Limited Partnership (MLP).  El Paso is currently pursuing the formation of an MLP and has filed a registration statement which is not yet effective with the SEC to issue common units in the MLP. If the MLP offering is completed, the MLP will own 100 percent of WIC (currently our wholly owned subsidiary) as well as a 10 percent equity ownership interest in us. In conjunction with the formation of the MLP, effective November 1, 2007, we converted our legal structure into a general partnership, and will settle our existing tax balances through our cash management program pursuant to our tax sharing agreement with El Paso since we will no longer pay income and certain other taxes.

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We have historically advanced cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At September 30, 2007 and December 31, 2006, we have a note receivable from El Paso of $835 million and $816 million. We classified $120 million and $224 million of this receivable as current on our balance sheets at September 30, 2007 and December 31, 2006, based on amounts we anticipate settling within twelve months. The classification of these balances does not reflect the impact of the MLP transaction discussed above. The interest rate on this note at September 30, 2007 and December 31, 2006 was 6.4% and 5.3%.

Accounts Receivable Sales Program.  We sell certain accounts receivable to a qualifying special purpose entity (QSPE) and reflect the subordinated interest in receivables as accounts receivable — affiliate on our balance sheets. We earn a fee for servicing the accounts receivable and performing all administrative duties for the QSPE. At September 30, 2007 and December 31, 2006, our subordinated beneficial interest in the receivables sold was $17 million and $15 million. The fair value of the fees earned was immaterial to our financial statements for the nine months ended September 30, 2007.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At September 30, 2007 and December 31, 2006, we have income taxes payable of $112 million and $72 million. The majority of these balances, as well as our deferred income taxes, will become payable to El Paso.

During the first quarter of 2007, we amended our tax sharing agreement and intercompany tax billing policy with El Paso to clarify the billing of taxes and tax related items to El Paso’s subsidiaries. We also settled $9 million through our cash management program with El Paso for certain tax attributes previously reflected as deferred income taxes in our financial statements.

Other Affiliate Balances.  At September 30, 2007 and December 31, 2006, we have contractual deposits from our affiliates of $6 million included in other current liabilities on our balance sheets and also a non-current note receivable of $7 million.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Affiliate Revenues and Expenses.  The following table shows revenues and charges from our affiliates for the periods ended September 30:

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)

Revenues from affiliates	$12	$17
Operation and maintenance expenses from affiliates	36	33
Reimbursements of operating expenses charged to affiliates	6	5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
of Colorado Interstate Gas Company:

We have audited the accompanying consolidated balance sheet of Colorado Interstate Gas Company (the Company) as of December 31, 2006, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colorado Interstate Gas Company at December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the Federal Energy Regulatory Commission’s accounting release related to pipeline assessment costs, and effective December 31, 2006, the Company adopted the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R).

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
of Colorado Interstate Gas Company:

In our opinion, the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, of stockholder’s equity and of cash flows for each of the two years in the period ended December 31, 2005 present fairly, in all material respects, the consolidated financial position of Colorado Interstate Gas Company and its subsidiaries (the “Company”) at December 31, 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 28, 2006

COLORADO INTERSTATE GAS COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Operating revenues	$394	$374	$348

Operating expenses
Operation and maintenance	125	169	130
Depreciation, depletion and amortization	44	43	41
Taxes, other than income taxes	14	15	14

	183	227	185

Operating income	211	147	163
Other income, net	5	8	3
Interest and debt expense	(46)	(30)	(26)
Affiliated interest income, net	44	27	13

Income before income taxes	214	152	153
Income taxes	79	55	54

Net income	$135	$97	$99

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In millions, except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivable
Customer, net of allowance of $1 in 2006 and $3 in 2005	14	45
Affiliates	247	4
Other	1	1
Materials and supplies	6	3
Deferred income taxes	6	7
Prepaids and other	15	22

Total current assets	289	82

Property, plant and equipment, at cost	1,899	1,792
Less accumulated depreciation, depletion and amortization	552	547

Total property, plant and equipment, net	1,347	1,245

Other assets
Notes receivable from affiliates	599	757
Other	55	34

	654	791

Total assets	$2,290	$2,118

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$17	$19
Affiliates	11	19
Other	12	22
Current maturities of long-term financing obligations	101	—
Taxes payable	81	59
Accrued liabilities	4	10
Accrued interest	7	8
Other	19	17

Total current liabilities	252	154

Long-term financing obligations, less current maturities	608	709

Other liabilities
Deferred income taxes	242	221
Other	39	25

	281	246

Commitments and contingencies
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	47	47
Retained earnings	1,097	962
Accumulated other comprehensive income	5	—

Total stockholder’s equity	1,149	1,009

Total liabilities and stockholder’s equity	$2,290	$2,118

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Cash flows from operating activities
Net income	$135	$97	$99
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	44	43	41
Deferred income taxes	15	4	15
Other non-cash income items	10	(5)	2
Asset and liability changes
Accounts receivable	42	35	(9)
Accounts payable	(13)	17	19
Taxes payable	17	—	(24)
Other, net	(19)	8	(9)

Net cash provided by operating activities	231	199	134

Cash flows from investing activities
Additions to property, plant and equipment	(129)	(148)	(61)
Net change in notes receivable from affiliates	(66)	(216)	(63)
Cash paid for acquisitions of affiliates	(37)	—	—
Other	1	—	(2)

Net cash used in investing activities	(231)	(364)	(126)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	—	590	—
Payments to retire long-term debt	—	(210)	(11)
Distribution	—	(215)	—
Other	—	—	(1)

Net cash provided by (used in) financing activities	—	165	(12)

Net change in cash and cash equivalents	—	—	(4)
Cash and cash equivalents
Beginning of period	—	—	4

End of period	$—	$—	$—

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Accumulated
					Other	Total
	Common Stock		Additional	Retained	Comprehensive	Stockholder’s
	Shares	Amount	Paid-in-Capital	Earnings	Income	Equity
	(In millions, except share amounts)

January 1, 2004	1,000	$—	$108	$920	$—	$1,028
Net income				99		99

December 31, 2004	1,000	—	108	1,019	—	1,127
Net income				97		97
Distribution			(61)	(154)		(215)

December 31, 2005	1,000	—	47	962	—	1,009
Net income				135		135
Adoption of SFAS No. 158, net of income taxes of $3					5	5

December 31, 2006	1,000	$—	$47	$1,097	$5	$1,149

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

We are a Delaware corporation incorporated in 1927, and an indirect wholly-owned subsidiary of El Paso Corporation (El Paso). Our primary business consists of the interstate transportation, storage and processing of natural gas. We conduct our business activities through our natural gas pipeline systems, storage facilities and processing plants. Effective October 1, 2006, we acquired CIG Resources Company, L.L.C. and a 50 percent equity interest in WYCO Development LLC (WYCO) from our affiliates, see Note 2. Our investment in WYCO is accounted for using the equity method of accounting. We accounted for these transactions prospectively beginning with the date of acquisition.

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and we include the accounts of all majority owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. Our financial statements for prior periods also include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder’s equity.

We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the policies and decisions of an entity and where we are not allocated a majority of the entity’s losses and/or returns. We use the cost method of accounting where we are unable to exert significant influence over the entity.

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

Regulated Operations

Our natural gas transmission systems and storage operations are subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We apply the regulatory accounting principles prescribed under Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Under SFAS No. 71, we record regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which we apply regulatory accounting requirements include certain postretirement employee benefit plan costs, an equity return component on regulated capital projects and certain items included in, or expected to be included in, future rates.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of an outstanding receivable balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

Materials and Supplies

We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system, processing plant or storage facility differs from the contractual amount of natural gas delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of our tariff.

Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported in our balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current as we expect to settle them within a year.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component, as allowed by the FERC. We capitalize major units of property replacements or improvements and expense minor items. Prior to January 1, 2006, we capitalized certain costs incurred related to our pipeline integrity programs as part of our property, plant and equipment. Beginning January 1, 2006, we began expensing certain of these costs based on FERC guidance. During the year ended December 31, 2006, we expensed approximately $2 million as a result of the adoption of this accounting release.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. For certain general plant, we depreciate the asset to zero. Currently, our depreciation rates vary from approximately two percent to 25 percent per year. Using these rates, the remaining depreciable lives of these assets range from four to 50 years. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation service and storage rates.

When we retire property, plant and equipment, we charge accumulated depreciation and amortization for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less their salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in operating income.

At December 31, 2006 and 2005, we had approximately $28 million and $91 million of construction work in progress included in our property, plant and equipment.

We capitalize a carrying cost (an allowance for funds used during construction) on funds related to our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Interest costs on debt amounts capitalized during the years ended December 31, 2006 and 2005 were $1 million. Interest costs on debt amounts capitalized in 2004 were immaterial. These debt amounts are included as a reduction to interest and debt expense in our income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved equity rate of return. The equity amounts capitalized during the years ended December 31, 2006, 2005 and 2004, were $3 million, $4 million and $2 million (exclusive of any tax related impacts). These equity amounts are included as other non-operating income on our income statement. Capitalized carrying costs for debt and equity financed construction are reflected as an increase in the cost of the asset on our balance sheet.

Asset and Investment Impairments

We evaluate assets and investments for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of our long-lived assets’ carrying values based on either (i) our long-lived assets’ ability to generate future cash flows on an undiscounted basis or (ii) the fair value of our investment in our unconsolidated affiliate. If an impairment is indicated or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to their estimated fair value. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and our established time frame for completing the sales, among other factors.

Revenue Recognition

Our revenues are primarily generated from natural gas transportation, storage and processing services. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity over the contract period, regardless of the amount of natural gas that is transported or stored. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point or when gas is injected or withdrawn from the storage facility. Gas not used in operations is based on the volumes of natural gas we are allowed to retain relative to the amounts we use for operating purposes. Prior to July 1, 2006, we recognized revenue on gas not used in operations on our CIG system when the volumes were retained under our tariff. Effective July 1, 2006, we adopted a fuel tracker on our CIG system that contains a true-up for amounts over or under retained. We are subject to FERC regulations and, as a result, revenues we collect may be subject to refund in a rate proceeding. We establish reserves for these potential refunds.

Environmental Costs and Other Contingencies

Environmental Costs.  We record environmental liabilities at their undiscounted amounts on our balance sheet in other current and long-term liabilities when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs that benefit future periods and we recognize a current period expense when clean-up efforts do not benefit future periods.

We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.

Other Contingencies.  We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

Income Taxes

El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal and state income tax returns. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal and state income taxes, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated returns. El Paso pays all consolidated U.S. federal and state income taxes directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

Pursuant to El Paso’s policy, we record current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

Accounting for Asset Retirement Obligations

We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations. We record a liability for legal obligations associated with the replacement, removal and retirement of our long-lived assets. Our asset retirement liabilities are recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation, depletion and amortization expense in our income statement. Because we believe it is probable that we will recover certain of these costs through our rates, we have recorded an asset (rather than expense) associated with certain of the depreciation of the property, plant and equipment and certain of the accretion of the liabilities described above.

We have legal obligations associated with our natural gas pipeline and related transmission facilities and storage wells. We have obligations to plug storage wells when we no longer plan to use them and when we

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

abandon them. Our legal obligations associated with our natural gas transmission facilities relate primarily to purging and sealing the pipelines if they are abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities if they are replaced. We accrue a liability for legal obligations based on an estimate of the timing and amount of their settlement.

We are required to operate and maintain our natural gas pipeline and storage systems, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that the substantial majority of our natural gas pipeline and storage system assets have indeterminate lives. Accordingly, our asset retirement liabilities as of December 31, 2006 and 2005 were not material to our financial statements. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Pension and Other Postretirement Benefits

In December 2006, we adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R). Under SFAS No. 158, we record an asset or liability for our pension and other postretirement benefit plans based on their funded or unfunded status. We also record any deferred amounts related to unrealized gains and losses or changes in actuarial assumptions in accumulated other comprehensive income, a component of stockholder’s equity, until those gains and losses are recognized in the income statement. For a further discussion of our adoption of SFAS No. 158, see Note 8.

Evaluation of Prior Period Misstatements in Current Financial Statements

In December 2006, we adopted the provisions of the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how to evaluate the impact of financial statement misstatements from prior periods that have been identified in the current year. The adoption of these provisions did not have any impact on our financial statements.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2006, the following accounting standards and interpretations had not yet been adopted by us.

Accounting for Uncertainty in Income Taxes.  In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies SFAS No. 109, Accounting for Income Taxes, and requires us to evaluate our tax positions for all jurisdictions and all years where the statute of limitations has not expired. FIN No. 48 requires companies to meet a more likely than not threshold (i.e. greater than a 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more likely than not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon ultimate settlement. The cumulative effect of applying this interpretation will be recorded as an adjustment to the beginning balance of retained earnings, or other components of stockholder’s equity as appropriate, in the period of adoption. This interpretation is effective for fiscal years beginning after December 15, 2006, and we do not anticipate that it will have a material impact on our financial statements.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance on measuring the fair value of assets and liabilities in the financial statements. We will be required to adopt the provisions of this standard no later than in 2008, and are currently evaluating the impact, if any, that it will have on our financial statements.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Measurement Date of Other Postretirement Benefits.  In December 2006, we adopted the recognition provisions of SFAS No. 158. This standard will also require us to change the measurement date of our other postretirement benefit plans from September 30, the date we currently use, to December 31 beginning in 2008. We are evaluating the impact, if any, that the measurement date provisions of this standard will have on our financial statements.

2.	ACQUISITIONS

Effective October 1, 2006, we acquired from our affiliates, CIG Resources Company, L.L.C. and a 50 percent equity interest in WYCO. The assets were acquired at their net book value of approximately $37 million. We recorded these assets at El Paso’s historical cost on the date of acquisition. Our investment in WYCO is accounted for using the equity method of accounting. We accounted for these transactions prospectively beginning with the date of acquisition. WYCO owns a state regulated intrastate gas pipeline in northeast Colorado and a compressor station. WYCO leases these pipeline and compression facilities to Public Service Company of Colorado (PSCo) and Wyoming Interstate Company, Ltd. (WIC), respectively, under long-term leases.

In November 2005, we acquired WIC from our affiliates for its net book value of approximately $215 million. The acquisition of WIC was accounted for as a transaction between entities under common control. As such, the assets and liabilities of WIC were recorded at El Paso’s historical cost on the acquisition date. In addition, our historical financial statements were adjusted in all periods presented to reflect the acquisition as though we were always combined even though we did not legally acquire WIC until November 2005. The acquisition price paid by CIG for WIC of $215 million has been reflected in the accompanying financial statements as a stockholder distribution. WIC owns and operates a 700-mile natural gas pipeline system extending from western Wyoming, western Colorado and the Powder River Basin to various pipeline interconnections near Cheyenne, Wyoming. WIC transports natural gas for both third parties and our affiliates.

3.	INCOME TAXES

Components of Income Taxes

The following table reflects the components of income taxes included in net income for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Current
Federal	$59	$49	$41
State	5	2	(2)

	64	51	39

Deferred
Federal	14	3	13
State	1	1	2

	15	4	15

Total income taxes	$79	$55	$54

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective Tax Rate Reconciliation

Our income taxes differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

	2006	2005	2004
	(In millions, except for rates)

Income taxes at the statutory federal rate of 35%	$75	$53	$54
Increase (decrease)
State income taxes, net of federal income tax benefit	4	3	3
State income tax adjustment, net of federal income tax benefit	—	(1)	(3)

Income taxes	$79	$55	$54

Effective tax rate	37%	36%	35%

Deferred Tax Assets and Liabilities

The following are the components of our net deferred tax liability at December 31:

	2006	2005
	(In millions)

Deferred tax liabilities
Property, plant and equipment	$234	$220
Other	20	18

Total deferred tax liability	254	238

Deferred tax assets
Other	18	24

Total deferred tax asset	18	24

Net deferred tax liability	$236	$214

4.	FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In millions)

Balance sheet financial instruments:
Long-term financing obligations, including current maturities(1)	$709	$724	$709	$719

(1)	We estimated the fair value of our debt with fixed interest rates based on quoted market prices for the same or similar issues.

As of December 31, 2006 and 2005, the carrying amounts of cash and cash equivalents and trade receivables and payables are representative of their fair value because of the short-term maturity of these instruments.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	REGULATORY ASSETS AND LIABILITIES

Below are the details of our regulatory assets and liabilities at December 31:

Description	2006	2005
	(In millions)

Current regulatory asset	$6	$2
Non-current regulatory assets
Gross-up of deferred taxes on capitalized funds used during construction	16	14
Postretirement benefits	4	5
Under-collected deferred income taxes	2	2

Total regulatory assets(1)	$28	$23

Current regulatory liabilities	$10	$7
Non-current regulatory liabilities
Property and plant depreciation	23	—
Excess deferred income taxes	2	2
Deferred fuel variance	—	8

Total regulatory liabilities(1)	$35	$17

(1)	Amounts are included as other current and non-current assets and other current and non-current liabilities on our balance sheets.

6.	LONG-TERM FINANCING OBLIGATIONS AND CREDIT FACILITIES

Long-Term Financing Obligations

Our long-term financing obligations consisted of the following at December 31:

	2006	2005
	(In millions)

5.95% Senior Notes due March 2015	$200	$200
6.80% Senior Notes due November 2015	400	400
6.85% Senior Debentures due June 2037	100	100

	700	700
Capital lease	9	9

	709	709
Less: Current maturities	101	—

Total long-term financing obligations, less current maturities	$608	$709

In November 2005, we issued $400 million of 6.80% senior notes due in November 2015.

In October 2005, WIC repaid the outstanding balance on its $30 million variable interest rate note due 2007. The funds used to repay the note were received from El Paso as a repayment of amounts due to WIC under El Paso’s cash management program.

In March 2005, we issued $200 million of 5.95% senior notes due in March 2015. The net proceeds of the offering were, in part, used to repay our $180 million, 10% senior debentures that matured in June 2005, and for general corporate purposes.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The holders of our $100 million, 6.85% senior debentures due in June 2037, have the option to require us to redeem their debentures at par value on June 15, 2007, together with accrued and unpaid interest. Therefore, we reclassified this amount to current maturities of long-term debt as of December 31, 2006 to reflect this option. In addition, we have the ability to call $600 million of our senior notes due March 2015 and November 2015 at any time prior to their stated maturities. If we were to exercise our option to call these senior notes, we would be obligated to pay principal and accrued interest and a make-whole premium to redeem the debt.

Credit Facilities

In July 2006, El Paso entered into a new $1.75 billion credit agreement, consisting of a $1.25 billion three-year revolving credit facility and a $500 million five-year deposit letter of credit facility. We are an eligible borrower under the credit agreement and are only liable for amounts we directly borrow. We had no borrowings at December 31, 2006 under the credit agreement. Our common stock and the common stock of several of our affiliates are pledged as collateral under the credit agreement. At December 31, 2006, there was approximately $0.6 billion of borrowing capacity available to all eligible borrowers under the $1.75 billion credit agreement.

Under the $1.75 billion credit agreement and our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include (i) limitations on the incurrence of additional debt, based on a ratio of debt to EBITDA (as defined in the agreements), the most restrictive of which shall not exceed 5 to 1; (ii) limitations on the use of proceeds from borrowings; (iii) limitations, in some cases, on transactions with our affiliates; (iv) limitations on the incurrence of liens; (v) potential limitations on our ability to declare and pay dividends; and (vi) limitations on our ability to prepay debt. For the year ended December 31, 2006, we were in compliance with our debt-related covenants.

7.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act, which has been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In May 2005, a representative appointed by the court issued a recommendation to dismiss most of the actions. In October 2006, the U.S. District Judge issued an order dismissing all measurement claims against all defendants. An appeal has been filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiffs seek an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to this lawsuit and claim are not currently determinable.

In addition to the above matters, we and our subsidiaries and affiliates are also named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As further information becomes available, or other relevant developments occur, we adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we had no accruals for our outstanding legal matters at December 31, 2006.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At December 31, 2006, we had accrued approximately $17 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs. This accrual includes $12 million for environmental contingencies related to properties we previously owned. Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. We estimate that our exposure could be as high as $47 million. Our environmental remediation projects are in various stages of completion. The liabilities we have recorded reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

Below is a reconciliation of our accrued liability from January 1, 2006 to December 31, 2006 (in millions):

Balance at January 1, 2006	$23
Additions/adjustments for remediation activities	2
Payments for remediation activities	(8)

Balance at December 31, 2006	$17

For 2007, we estimate that our total remediation expenditures will be approximately $3 million, which will be expended under government directed clean-up plans.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Rates and Regulatory Matter

Rate Case.  In August 2006, the FERC approved a settlement reached with CIG’s customers to be effective October 1, 2006. The settlement establishes system-wide base rates through at least September 2010, but no later than September 2011, and establishes a sharing mechanism to encourage additional fuel savings.

Capital and Investment Commitments

At December 31, 2006, we had capital and investment commitments of approximately $120 million. We have other planned capital and investment projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Leases

We lease property, facilities and equipment under various operating leases. Minimum future annual rental commitments on operating leases as of December 31, 2006, were as follows:

Year Ending December 31,
(In millions)

2007	$2
2008	2
2009	2

Total	$6

Rental expense on our operating leases for each of the three years ended December 31, 2006, 2005 and 2004 was $4 million. These amounts include our share of rent allocated to us from El Paso.

Other Commercial Commitments

We also hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Currently, our obligations under these easements are not material to the results of our operations.

Capital Lease

Effective December 1, 1999, WIC leased a compressor station under a capital lease from an affiliate, WYCO. The compressor station lease expires November 2029. The total original capitalized cost of the lease was $12 million. As of December 31, 2006, we had a net book value of approximately $9 million related to this capital lease.

Minimum future lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2006 are as follows:

Year Ending December 31,
(In millions)

2007	$1
2008	1
2009	1
2010	1
2011	1
Thereafter	12

Total minimum lease payments	17
Less: amount representing interest	8

Present value of net minimum lease payments	$9

8.	RETIREMENT BENEFITS

Pension and Retirement Benefits

El Paso maintains a pension plan to provide benefits determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. In addition, El Paso maintains a defined contribution plan covering its U.S. employees, including our employees. El Paso matches 75 percent of participant basic contributions up to 6 percent of eligible compensation and can make additional discretionary

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

matching contributions. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates.

Postretirement Benefits

We provide medical benefits for a closed group of retirees. These benefits may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso reserves the right to change these benefits. In addition, certain former employees continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are pre-funded to the extent these costs are recoverable through our rates. We expect to make no contributions to our postretirement benefit plan in 2007.

On December 31, 2006, we adopted the provisions of SFAS No. 158, and upon adoption reflected the assets related to our postretirement benefit plan based on its funded status. The adoption of this standard increased our other non-current assets by approximately $8 million, our other non-current deferred tax liabilities by approximately $3 million, and our accumulated other comprehensive income by approximately $5 million. We anticipate that less than $1 million of our accumulated other comprehensive income will be recognized as a part of our net periodic benefit cost in 2007.

Change in Accumulated Postretirement Benefit Obligation, Plan Assets and Funded Status

Our benefits are presented and computed as of and for the twelve months ended September 30:

	2006	2005
	(In millions)

Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation at beginning of period:	$11	$12
Participant contributions	1	1
Actuarial gain	(2)	—
Benefits paid	(2)	(2)
Other	3	—

Accumulated postretirement benefit obligation at end of period	$11	$11

Change in plan assets:
Fair value of plan assets at beginning of period	$16	$14
Actual return on plan assets	1	1
Employer contributions	1	2
Participant contributions	1	1
Benefits paid	(2)	(2)

Fair value of plan assets at end of period	$17	$16

Reconciliation of funded status:
Fair value of plan assets at September 30	$17	$16
Less: accumulated postretirement benefit obligation, end of period	11	11

Funded status at September 30	6	5
Unrecognized actuarial gain(1)	—	(6)

Net asset (liability) at December 31	$6	$(1)

(1)	Amounts were reclassified to accumulated other comprehensive income upon adoption of SFAS No. 158 in 2006.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expected Payment of Future Benefits

As of December 31, 2006, we expect the following payments under our plans (in millions):

Year Ending December 31,

2007	$1
2008	1
2009	1
2010	1
2011	1
2012 - 2016	5

Total	$10

Components of Net Benefit Cost

For each of the years ended December 31, the components of net benefit cost are as follows:

	2006	2005	2004
	(In millions)

Interest cost	$—	$—	$1
Expected return on plan assets	(1)	—	(1)
Other	3	—	—

Net postretirement benefit cost	$2	$—	$—

Actuarial Assumptions and Sensitivity Analysis

Accumulated postretirement benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used in determining our postretirement plan obligations for 2006, 2005 and 2004:

	2006	2005	2004
	(Percent)

Assumptions related to benefit obligations at September 30:
Discount rate	5.50	5.25
Assumptions related to benefit costs at December 31:
Discount rate	5.25	5.75	6.00
Expected return on plan assets(1)	8.00	7.50	7.50

(1)	The expected return on plan assets is a pre-tax rate (before a tax rate of 35 percent on postretirement benefits) that is primarily based on an expected risk-free investment return, adjusted for historical risk premiums and specific risk adjustments associated with our debt and equity securities. These expected returns were then weighted based on the target asset allocations of our investment portfolio.

Actuarial estimates for our postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 10.3 percent in 2006, gradually decreasing to 5 percent by the year 2015. Assumed health care cost trends can have a significant effect on the amounts reported for our postretirement benefit plan. The impact of a one-percentage point increase or decrease in our assumed health care cost trends presented above would have been less than $1 million for both our interest costs and our accumulated postretirement benefit obligations.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

The following table provides the actual asset allocations in our postretirement plan as of September 30:

	Actual	Actual
Asset Category	2006	2005
	(Percent)

Equity securities	61	59
Debt securities	33	31
Other	6	10

Total	100	100

The primary investment objective of our plan is to ensure that, over the long-term life of the plan, an adequate pool of sufficiently liquid assets exists to support the benefit obligation to participants, retirees and beneficiaries. In meeting this objective, the plan seeks to achieve a high level of investment return consistent with a prudent level of portfolio risk. Investment objectives are long-term in nature covering typical market cycles of three to five years. Any shortfall in investment performance compared to investment objectives is the result of general economic and capital market conditions.

The target allocation for the invested assets is 65 percent equity and 35 percent fixed income. Other assets are held in cash for payment of benefits upon presentment. Any El Paso stock held by the plan is held indirectly through investments in mutual funds.

9.	TRANSACTIONS WITH MAJOR CUSTOMER

The following table shows revenues from our major customer for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

PSCo	$98	$98	$99

10.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains supplemental cash flow information for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Interest paid, net of capitalized interest	$48	$26	$28
Income tax payments	47	51	64

11.	INVESTMENT IN UNCONSOLIDATED AFFILIATE AND TRANSACTIONS WITH AFFILIATES

Investment in Unconsolidated Affiliate

In October 2006, we acquired a 50 percent equity interest in WYCO from our affiliate for its net book value of approximately $15 million. Our investment in WYCO is accounted for using the equity method of accounting. WYCO owns a state regulated intrastate pipeline and a compressor station, which are leased by PSCo and WIC, respectively. See Note 7 for a discussion of our capital lease. Our investment in WYCO at December 31, 2006 was approximately $16 million.

Transactions with Affiliates

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sources. We have historically provided cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At December 31, 2006 and 2005, we had a note receivable from El Paso of $816 million and $750 million. We classified $224 million of this receivable as current on our balance sheet at December 31, 2006 as we anticipate settlement of this amount during the next twelve months. At December 31, 2005, we classified this receivable as non-current on our balance sheet. The interest rate at December 31, 2006 and 2005 was 5.3% and 5%.

Accounts Receivable Sales Program.  During the fourth quarter of 2006, we entered into agreements to sell certain accounts receivable to a qualifying special purpose entity (QSPE) under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As of December 31, 2006, we sold approximately $29 million of receivables, net of an allowance of approximately $1 million, received cash of approximately $13 million, received subordinated beneficial interests of approximately $15 million and recognized a loss of less than $1 million. In conjunction with the sale, the QSPE also issued senior beneficial interests on the receivables sold to a third party financial institution, which totaled $13 million on the closing date. Prior to its redemption, we reflect the subordinated beneficial interest in receivables sold as accounts receivable — affiliates on our balance sheet. We reflect accounts receivable sold under this program and the related redemption of the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under the agreements, we earn a fee for servicing the accounts receivable and performing all administrative duties for the QSPE, which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the year ended December 31, 2006.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. We had income taxes payable of $72 million and $49 million at December 31, 2006 and 2005. The majority of these balances will become payable to El Paso. See Note 1 for a discussion of our tax accrual policy.

Other Affiliate Balances.  The following table shows other balances with our affiliates arising in the ordinary course of business at December 31:

	2006	2005
	(In millions)

Non-current note receivable	$7	$7
Contractual deposits	6	5

Affiliate Revenues and Expenses.  We provide natural gas transportation services to affiliates under long-term contracts. We also contract with an affiliate to process natural gas and sell extracted natural gas liquids. We entered into these contracts in the normal course of our business and the services are based on the same terms as non-affiliates.

El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we are allocated costs from El Paso Natural Gas Company and Tennessee Gas Pipeline Company (TGP) associated with our pipelines services. We allocate costs to Cheyenne Plains Gas Pipeline for its share of our pipeline services. The allocations from El Paso and TGP are based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll.

COLORADO INTERSTATE GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Revenues from affiliates	$22	$28	$37
Operation and maintenance expenses from affiliates	44	48	44
Reimbursements of operating expenses charged to affiliates	7	6	—

12.	SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total
	(In millions)

2006
Operating revenues	$101	$96	$91	$106	$394
Operating income	64	50	39	58	211
Net income	41	33	25	36	135
2005
Operating revenues	$95	$86	$85	$108	$374
Operating income	45	36	17	49	147
Net income	27	23	14	33	97

SOUTHERN NATURAL GAS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)
	(Unaudited)

Operating revenues	$406	$392

Operating expenses
Operation and maintenance	142	143
Depreciation and amortization	44	41
Taxes, other than income taxes	22	21

	208	205

Operating income	198	187
Earnings from unconsolidated affiliates	77	58
Other income, net	12	6
Interest and debt expense	(65)	(71)
Affiliated interest income	16	14

Income before income taxes	238	194
Income taxes	73	61

Net income	165	133
Other comprehensive income	1	1

Comprehensive income	$166	$134

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(In millions, except
	share amounts)
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivable
Customer	2	9
Affiliates	78	33
Other	8	3
Materials and supplies	14	12
Deferred income taxes	5	9
Other	10	14

Total current assets	117	80

Property, plant and equipment, at cost	3,814	3,652
Less accumulated depreciation and amortization	1,398	1,404

Total property, plant and equipment, net	2,416	2,248

Other assets
Investments in unconsolidated affiliates	642	695
Notes receivable from affiliate	366	307
Other	85	63

	1,093	1,065

Total assets	$3,626	$3,393

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$13	$36
Affiliates	11	16
Other	22	16
Current maturities of long-term debt	148	100
Taxes payable	103	51
Accrued interest	21	30
Other	10	8

Total current liabilities	328	257

Long-term debt, less current maturities	1,098	1,096

Other liabilities
Deferred income taxes	351	360
Other	49	36

	400	396

Commitments and contingencies (Note 4)
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	340	340
Retained earnings	1,464	1,304
Accumulated other comprehensive loss	(4)	—

Total stockholder’s equity	1,800	1,644

Total liabilities and stockholder’s equity	$3,626	$3,393

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)
	(Unaudited)

Cash flows from operating activities
Net income	$165	$133
Adjustments to reconcile net income to net cash from operating activities Depreciation and amortization	44	41
Deferred income taxes	25	10
Earnings from unconsolidated affiliates, adjusted for cash distributions	54	8
Other non-cash income items	(6)	(1)
Asset and liability changes	13	2

Net cash provided by operating activities	295	193

Cash flows from investing activities
Additions to property, plant and equipment	(210)	(186)
Net change in notes receivable from affiliate	(109)	(15)
Other	—	8

Net cash used in investing activities	(319)	(193)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	494	—
Payment to retire long-term debt	(470)	—

Net cash provided by financing activities	24	—

Net change in cash and cash equivalents	—	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$—	$—

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

We are a wholly owned subsidiary of El Paso Corporation (El Paso). We prepared these historical consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because these are interim period financial statements presented using a condensed format, they do not include all of the disclosures required by U.S. generally accepted accounting principles. You should read these financial statements along with our 2006 annual historical consolidated financial statements, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of September 30, 2007, and for the nine months ended September 30, 2007 and 2006, are unaudited. We derived the balance sheet as of December 31, 2006, from the audited balance sheet filed in our 2006 annual historical consolidated financial statements included in this prospectus. In our opinion, we have made all adjustments, which are of a normal recurring nature, to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our operating results for the entire year.

Significant Accounting Policies

The information below provides an update to the significant accounting policies and accounting pronouncements issued but not yet adopted discussed in our 2006 annual historical consolidated financial statements included in this prospectus.

Accounting for Uncertainty in Income Taxes.  On January 1, 2007, we adopted the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes and its related interpretation. FIN No. 48 clarifies Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, and requires us to evaluate our tax positions for all jurisdictions and for all years where a statute of limitations has not expired. FIN No. 48 requires companies to meet a more-likely-than-not threshold (i.e. a greater than 50 percent likelihood that a tax position would be sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more-likely-than-not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon effective settlement. For information on the impact on our financial statements of the adoption of this interpretation, see Note 2.

2.	Income Taxes

El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. With a few exceptions, we and El Paso are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 1999. Additionally, the Internal Revenue Service has completed an examination of El Paso’s U.S. income tax returns for 2003 and 2004, with a tentative settlement at the appellate level for all issues. We do not anticipate the settlement of these matters to have an impact on our unrecognized tax benefits. For our remaining open tax years, our unrecognized tax benefits (liabilities for uncertain tax matters) could increase or decrease our income tax expense and effective income tax rates as these matters are finalized.

Upon the adoption of FIN No. 48, and a related amendment to our tax sharing agreement with El Paso, we recorded a reduction of $5 million to the January 1, 2007 balance of retained earnings. As of January 1, 2007, we had unrecognized tax benefits of $8 million (including interest and penalties) which have not materially changed as of September 30, 2007. These unrecognized tax benefits (net of federal tax benefits) would favorably affect our income tax expense and our effective income tax rate if recognized in future periods. While the amount of our unrecognized tax benefits could change in the next twelve months, we do not expect this change to have a significant impact on our results of operations or financial position.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense on our income statement. As of January 1, 2007, we had liabilities for interest and penalties related to our unrecognized tax benefits of approximately $3 million which have not materially changed as of September 30, 2007.

3.	Debt

In March 2007, we issued $500 million of 5.90% notes due in April 2017. A portion of the net proceeds was used to repurchase all of our $400 million, 8.875% notes that were scheduled to mature in March 2010 and $52 million of our $100 million, 6.70% notes due in October 2007. The remaining balance of the 6.70% notes was retired on October 1, 2007. The retirement of the $400 million, 8.875% notes removed our most restrictive covenants which limited dividend payments and the incurrence of debt, among other limitations.

In October 2007, we obtained the required consent necessary for certain amendments to our indentures. These amendments permit us to convert from a corporation to a non-corporate legal entity such as a general partnership, limited partnership or limited liability company.

4.	Commitments and Contingencies

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. These cases were filed in 1997 by an individual under the False Claims Act, which have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, a U.S. District Judge issued an order dismissing all claims against all defendants. An appeal has been filed.

Royalty Claim.  In five contract settlements reached in the late 1980s with Elf Aquitaine (Elf) pertaining to the pricing of gas produced from certain federal offshore blocks, we indemnified Elf against royalty claims that potentially could have been asserted by the Minerals Management Service (MMS). Following its settlements with us, Elf received demands from the MMS for royalty payments related to the settlements. With our approval, Elf protested the demands for over a decade while trying to reach a settlement with the MMS. Elf, which is now TOTAL E&P USA (TOTAL), advised us that it had renewed efforts to settle these claims. TOTAL has informed us that the MMS is claiming royalties in excess of $13 million, a large portion of which is interest for the settlements. We advised TOTAL that not all of the amounts sought by the MMS are covered by our indemnity. If TOTAL cannot resolve these claims administratively with the MMS, then an appeal can be taken to the federal courts. We have the right under a pre-existing settlement with our customers to recover, through a surcharge payable by our customers, a portion of the amount ultimately paid under the royalty indemnity with TOTAL.

Calpine Corporation (Calpine).  In connection with its bankruptcy proceeding, Calpine filed its plan of reorganization in June 2007, which rejected its firm transportation contract with us. The term on the contract runs through 2019. Although our original undiscounted claim for this contract rejection was approximately $75 million, we entered into a settlement with Calpine that provides approximately $33 million toward our claim for the contract rejection. The settlement has been approved by the bankruptcy court and the ultimate amount to be recovered by us is subject to payout levels to be approved in Calpine’s bankruptcy plan.

In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. At September 30, 2007, we had accrued approximately $2 million for our outstanding legal matters.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At September 30, 2007, we had accrued approximately $1 million for expected remediation costs and associated onsite, offsite and groundwater technical studies. Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

5.	Retirement Benefits

In December 2006, we adopted the recognition provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), and began reflecting assets and liabilities related to our postretirement benefit plans based on their funded or unfunded status and reclassified all actuarial deferrals as a component of accumulated other comprehensive income. In March 2007, the Federal Energy Regulatory Commission (FERC) issued guidance requiring regulated pipeline companies to recognize a regulatory asset or liability for the funded status asset or liability that would otherwise be recorded in accumulated other comprehensive income under SFAS No. 158, if it is probable that amounts calculated on the same basis as SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, would be included in our rates in future periods. Upon adoption of this FERC guidance, we reclassified approximately $5 million from the beginning balance of accumulated other comprehensive income to other non-current liabilities on our balance sheet.

6.	Investments in Unconsolidated Affiliates and Transactions with Affiliates

Investments in Unconsolidated Affiliates

Our investments in unconsolidated affiliates consist of our 50 percent ownership interests in Bear Creek Storage Company (Bear Creek) and Citrus Corp. (Citrus). Summarized income statement information of our proportionate share of the income of these investments for the periods ended September 30 is as follows:

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)

Operating results data:
Operating revenues	$202	$197
Operating expenses	84	86
Income from continuing operations and net income(1)	74	57

(1)	The difference between our proportionate share of our equity investments’ net income and our earnings from unconsolidated affiliates is due primarily to the excess purchase price amortization related to Citrus and differences between the estimated and actual equity earnings on our investments.

For the nine months ended September 30, 2007 and 2006, we received $104 million and $49 million in dividends from Citrus. For the nine months ended September 30, 2007 and 2006, we received $27 million and $17 million in dividends from Bear Creek.

Transactions with Affiliates

El Paso Master Limited Partnership (MLP).  El Paso is currently pursuing the formation of an MLP and has filed a registration statement which is not yet effective with the SEC to issue common units in the MLP. The MLP is intended to enhance the value and financial flexibility of El Paso’s pipeline assets. If the MLP offering is completed, we will distribute our 50 percent interest in Citrus and our wholly owned subsidiaries Southern LNG, Inc., which owns our Elba Island LNG facility, and Elba Express Company, LLC to El Paso. In addition, the MLP will own a 10 percent equity ownership interest in us. In conjunction with the formation of the MLP, effective November 1, 2007, we converted our legal structure into a general partnership, and will settle our existing tax balances through our cash management program pursuant to our tax sharing agreement with El Paso since we will no longer pay income and certain other taxes.

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We have historically advanced cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At September 30, 2007 and December 31, 2006, we had a note receivable from El Paso of $299 million and $219 million. We classified $50 million of this receivable as current on our balance sheet at September 30, 2007, based on amounts we anticipate settling within twelve months. The classification of this balance does not reflect the impact of the MLP transaction discussed above. The interest rate on this note at September 30, 2007 and December 31, 2006 was 6.4% and 5.3%.

Other Notes Receivable.  At September 30, 2007 and December 31, 2006, we have a variable interest rate note receivable from El Paso of $117 million and $86 million. The interest rate at September 30, 2007 and December 31, 2006 was 6.4% and 5.3%. In addition, we had a non-interest bearing note receivable of approximately $2 million at December 31, 2006 which was settled during 2007. Each of these notes is due upon demand; however, as settlement is not anticipated within twelve months, we classified them as non-current on our balance sheets.

Accounts Receivable Sales Program.  We sell certain accounts receivable to a qualifying special purpose entity (QSPE) and reflect the subordinated interest in receivables as accounts receivable — affiliate on our balance sheets. We earn a fee for servicing the accounts receivable and performing all administrative duties for the QSPE. At September 30, 2007 and December 31, 2006, our subordinated beneficial interest in the receivables sold was $22 million and $23 million. The fair value of the fees earned was immaterial to our financial statements for the nine months ended September 30, 2007.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At December 31, 2006, we had state income taxes receivable of $2 million included in accounts receivable-other on our balance sheets and federal income taxes payable of $38 million. At September 30, 2007, we have federal and state income taxes payable of $84 million. The majority of these balances, as well as our deferred income taxes and amounts associated with unrecognized tax benefits, will become payable to or due from El Paso.

During the first quarter of 2007, we amended our tax sharing agreement and intercompany tax billing policy with El Paso to clarify the billing of taxes and tax related items to El Paso’s subsidiaries. We also settled $20 million through our cash management program with El Paso for certain tax attributes previously reflected as deferred income taxes in our financial statements.

Affiliate Revenues and Expenses.   The following table shows revenues and charges from our affiliates for the periods ended September 30:

	Nine Months Ended
	September 30,
	2007	2006
	(In millions)

Revenues from affiliates	$5	$7
Operation and maintenance expenses from affiliates	53	49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
of Southern Natural Gas Company

We have audited the accompanying consolidated balance sheet of Southern Natural Gas Company (the Company) as of December 31, 2006, and the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Citrus Corp. and Subsidiaries (a corporation in which the Company has a 50% interest), have been audited by other auditors whose report has been furnished to us, and our opinion on the consolidated financial statements, insofar as it relates to the amounts included for Citrus Corp. and Subsidiaries, is based solely on the report of the other auditors. In the consolidated financial statements, the Company’s investment in Citrus Corp. and Subsidiaries represents approximately 18% of total assets as of December 31, 2006, and earnings from this investment represent approximately 24% of income before income taxes for the year then ended.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southern Natural Gas Company at December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the Federal Energy Regulatory Commission’s accounting release related to pipeline assessment costs, and effective December 31, 2006, the Company adopted the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R).

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
of Southern Natural Gas Company:

In our opinion, the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, of stockholder’s equity and of cash flows for each of the two years in the period ended December 31, 2005 present fairly, in all material respects, the consolidated financial position of Southern Natural Gas Company and its subsidiaries (the “Company”) at December 31, 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
March 15, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Citrus Corp. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Citrus Corp. and Subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with the accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 6 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88,106 and 132(R),” as of December 31, 2006.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 26, 2007

SOUTHERN NATURAL GAS COMPANY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Operating revenues	$528	$477	$527

Operating expenses
Operation and maintenance	193	177	206
Depreciation, depletion and amortization	55	51	50
Gain on sale of long-lived assets	—	(9)	—
Taxes, other than income taxes	28	30	25

	276	249	281

Operating income	252	228	246
Earnings from unconsolidated affiliates	78	80	78
Other income, net	9	22	9
Interest and debt expense	(94)	(93)	(94)
Affiliated interest income	18	11	4

Income before income taxes	263	248	243
Income taxes	79	74	74

Net income	184	174	169
Other comprehensive income	1	2	—

Comprehensive income	$185	$176	$169

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In millions, except
	share amounts)

ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable
Customer, net of allowance of $1 in 2005	9	58
Affiliates	33	—
Other	3	5
Materials and supplies	12	12
Deferred income taxes	9	9
Other	14	17

Total current assets	80	101

Property, plant and equipment, at cost	3,652	3,369
Less accumulated depreciation, depletion and amortization	1,404	1,368

Total property, plant and equipment, net	2,248	2,001

Other assets
Investments in unconsolidated affiliates	695	697
Notes receivable from affiliate	307	339
Other	63	52

	1,065	1,088

Total assets	$3,393	$3,190

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$36	$40
Affiliates	16	17
Other	16	12
Current maturities of long-term debt	100	—
Taxes payable	51	67
Accrued interest	30	30
Other	8	11

Total current liabilities	257	177

Long-term debt, less current maturities	1,096	1,195

Other liabilities
Deferred income taxes	360	320
Other	36	44

	396	364

Commitments and contingencies
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	340	340
Retained earnings	1,304	1,120
Accumulated other comprehensive loss	—	(6)

Total stockholder’s equity	1,644	1,454

Total liabilities and stockholder’s equity	$3,393	$3,190

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In millions)

Cash flows from operating activities
Net income	$184	$174	$169
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	55	51	50
Deferred income tax expense	37	19	26
Gain on sale of long-lived assets	—	(9)	—
Earnings from unconsolidated affiliates, adjusted for cash distributions	2	45	(8)
Other non-cash income items	(3)	(8)	(3)
Asset and liability changes
Accounts receivable	19	18	3
Accounts payable	(6)	18	3
Taxes payable	(14)	6	—
Other, net	(16)	(6)	(23)

Net cash provided by operating activities	258	308	217

Cash flows from investing activities
Additions to property, plant and equipment	(298)	(177)	(199)
Net change in notes receivable affiliates	32	(168)	(18)
Proceeds from the sale of assets	3	32	—
Net change in restricted cash	5	5	(1)
Other	—	—	1

Net cash used in investing activities	(258)	(308)	(217)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents
Beginning of period	—	—	—

End of period	$—	$—	$—

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Accumulated
					Other	Total
	Common Stock		Additional	Retained	Comprehensive	Stockholder’s
	Shares	Amount	Paid-in-Capital	Earnings	Income (Loss)	Equity
	(In millions, except share amounts)

January 1, 2004	1,000	$—	$340	$777	$(8)	$1,109
Net income				169		169

December 31, 2004	1,000	—	340	946	(8)	1,278
Net income				174		174
Other comprehensive income		—	—	—	2	2

December 31, 2005	1,000	—	340	1,120	(6)	1,454
Net income				184		184
Other comprehensive income		—	—	—	1	1
Adoption of SFAS No. 158, net of income taxes of $2		—	—	—	5	5

December 31, 2006	1,000	$—	$340	$1,304	$—	$1,644

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

We are a Delaware corporation incorporated in 1935, and a wholly-owned subsidiary of El Paso Corporation (El Paso). Our primary business consists of the interstate transportation and storage of natural gas and LNG terminalling operations. We conduct our business activities through natural gas pipeline systems, which include our Southern Natural Gas pipeline system and our 50 percent indirect ownership interest in the Florida Gas Transmission Company (FGT) pipeline system, a LNG receiving terminal and storage facilities. Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and we include the accounts of all majority owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. Our financial statements for prior periods also include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder’s equity.

We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the policies and decisions of an entity and where we are not allocated a majority of the entity’s losses and/or returns. We use the cost method of accounting where we are unable to exert significant influence over the entity.

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in the financial statements. Actual results can, and often do, differ from those estimates.

Regulated Operations

Our natural gas transmission system, storage and LNG terminalling operations are subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We apply the regulatory accounting principles prescribed under Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Under SFAS No. 71, we record regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which we apply regulatory accounting requirements include certain postretirement employee benefit plan costs, an equity return component on regulated capital projects and certain items included in, or expected to be included in, future rates.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

We maintain cash on deposit with banks that is pledged for a particular use or restricted to support a potential liability. We classify these balances as restricted cash in other current or non-current assets in our balance sheet based on when we expect this cash to be used. We had $5 million of restricted cash in current assets as of December 31, 2005 that was returned to us as of December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of an outstanding receivable balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

Materials and Supplies

We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas received on a customer’s contract at the supply point differs from the actual amount of natural gas delivered under the customer’s transportation contract at the delivery point. We value imbalances due to or from shippers at specified index prices set forth in our tariff based on the production month in which the imbalances occur. Customer imbalances are aggregated and netted on a monthly basis, and settled in cash, subject to the terms of our tariff. For differences in value between the amounts we pay or receive for the purchase or sale of gas used to resolve shipper imbalances over the course of a year, we have the right under our tariff to recover applicable losses or refund applicable gains through a storage cost reconciliation charge. This charge is applied to volumes as they are transported on our system. Annually, we true-up any losses or gains obtained during the year by adjusting the following years’ storage cost reconciliation charge.

Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current as we expect to settle them within a year.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component, as allowed by the FERC. We capitalize major units of property replacements or improvements and expense minor items. Prior to January 1, 2006, we capitalized certain costs incurred related to our pipeline integrity programs as part of our property, plant and equipment. Beginning January 1, 2006, we began expensing certain of these costs based on FERC guidance. During the year ended December 31, 2006, we expensed approximately $3 million as a result of the adoption of this accounting release.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. Currently, our depreciation rates vary from less than one percent to 20 percent per year. Using these rates, the remaining depreciable lives of these assets range from one to 65 years. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation and storage service rates.

When we retire property, plant and equipment, we charge accumulated depreciation and amortization for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less their salvage value. We do not recognize a gain or loss unless we sell or retire an entire operating unit. We include gains or losses on dispositions of operating units in operating income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 and 2005, we had approximately $203 million and $182 million of construction work in progress included in our property, plant and equipment.

We capitalize a carrying cost, or an allowance for funds used during construction, on funds related to our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Interest costs on debt amounts capitalized during the years ended December 31, 2006, 2005 and 2004, were $3 million, $5 million and $3 million. These debt amounts are included as a reduction to interest and debt expense in our income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved equity rate of return. The equity amounts capitalized during the years ended December 31, 2006, 2005 and 2004, were $5 million, $10 million and $6 million (exclusive of any tax related impacts). These equity amounts are included as other non-operating income on our income statement. Capitalized carrying costs for debt and equity financed construction are reflected as an increase in the cost of the asset on our balance sheet.

Asset and Investment Impairments

We evaluate assets and investments for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of our long-lived assets’ carrying values based on either (i) our long-lived assets’ ability to generate future cash flows on an undiscounted basis or (ii) the fair value of our investments in unconsolidated affiliates. If an impairment is indicated or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to their estimated fair value. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and our established time frame for completing the sales, among other factors.

Revenue Recognition

Our revenues are primarily generated from transportation, storage and LNG terminalling services. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity ratably over the contract period regardless of the amount of natural gas that is transported or stored. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point or when gas is injected or withdrawn from the storage facility. Gas not used in operations is based on the volumes of natural gas we are allowed to retain and dispose of relative to the amounts we use for operating purposes. We recognize revenues on gas not used in operations when the volumes are retained according to our tariff. We are subject to FERC regulations and, as a result, revenues we collect may be subject to refund in a rate proceeding. We establish reserves for these potential refunds.

Price Risk Management Activities

Our equity investee, Citrus Corp. (Citrus), historically used derivatives to mitigate, or hedge, cash flow risk associated with its variable interest rates on long-term debt. Citrus accounts for these derivatives under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and records changes in the fair value of these derivatives in other comprehensive income. We reflect our proportionate

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share of the impact these derivative instruments have on Citrus’ financial statements as adjustments to our other comprehensive income and our investment in unconsolidated affiliates.

Environmental Costs and Other Contingencies

Environmental Costs.  We record environmental liabilities at their undiscounted amounts on our balance sheet in other current and long-term liabilities when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period expense when clean-up efforts do not benefit future periods.

We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.

Other Contingencies.  We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

Income Taxes

El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal and state income tax returns. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal and state income taxes, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated returns. El Paso pays all consolidated U.S. federal and state income taxes directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

Pursuant to El Paso’s policy, we record current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Asset Retirement Obligations

We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations. We record a liability for legal obligations associated with the replacement, removal, or retirement of our long-lived assets. Our asset retirement liabilities are recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation, depletion and amortization expense in our income statement. Because we believe it is probable that we will recover certain of these costs through our rates, we have recorded an asset (rather than expense) associated with certain of the depreciation of the property, plant and equipment and certain of the accretion of the liabilities described above.

We have legal obligations associated with our natural gas pipelines and related transmission facilities and storage wells. We have obligations to plug storage wells when we no longer plan to use them and when we abandon them. Our legal obligations associated with our natural gas transmission facilities relate primarily to purging and sealing the pipelines if they are abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities if they are replaced. We accrue a liability for legal obligations based on an estimate of the timing and amount of their settlement.

We are required to operate and maintain our natural gas pipeline and storage systems, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that the substantial majority of our natural gas pipeline and storage system assets have indeterminate lives. Accordingly, our asset retirement liabilities as of December 31, 2006 and 2005 were not material to our financial statements. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Pension and Other Postretirement Benefits

In December 2006, we adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R). Under SFAS No. 158, we record an asset or liability for our pension and other postretirement benefit plans based on their funded or unfunded status. We also record any deferred amounts related to unrealized gains and losses or changes in actuarial assumptions in accumulated other comprehensive income, a component of stockholder’s equity, until those gains and losses are recognized in the income statement. For a further discussion of our adoption of SFAS No. 158, see Note 8.

Evaluation of Prior Period Misstatements in Current Financial Statements

In December 2006, we adopted the provisions of the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 108. Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how to evaluate the impact of financial statement misstatements from prior periods that have been identified in the current year. The adoption of these provisions did not have any impact on our financial statements.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2006, the following accounting standards and interpretations had not yet been adopted by us.

Accounting for Uncertainty in Income Taxes.  In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies SFAS No. 109, Accounting for Income Taxes, and requires

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

us to evaluate our tax positions for all jurisdictions and all years where the statute of limitations has not expired. FIN No. 48 requires companies to meet a more likely than not threshold (i.e. greater than a 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more likely than not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon ultimate settlement. The cumulative effect of applying this interpretation will be recorded as an adjustment to the beginning balance of retained earnings, or other components of stockholder’s equity as appropriate, in the period of adoption. This interpretation is effective for fiscal years beginning after December 15, 2006, and we do not anticipate that it will have a material impact on our financial statements.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance on measuring the fair value of assets and liabilities in the financial statements. We will be required to adopt the provisions of this standard no later than in 2008, and are currently evaluating the impact, if any, that it will have on our financial statements.

Measurement Date of Other Postretirement Benefits.  In December 2006, we adopted the recognition provisions of SFAS No. 158. This standard will also require us to change the measurement date of our other postretirement benefit plans from September 30, the date we currently use, to December 31 beginning in 2008. We are evaluating the impact, if any, that the measurement date provisions of this standard will have on our financial statements.

2.	INCOME TAXES

Components of Income Taxes

The following table reflects the components of income taxes included in net income for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Current
Federal	$39	$48	$42
State	3	7	6

	42	55	48

Deferred
Federal	32	18	22
State	5	1	4

	37	19	26

Total income taxes	$79	$74	$74

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective Tax Rate Reconciliation

Our income taxes differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

	2006	2005	2004
	(In millions, except for rates)

Income taxes at the statutory federal rate of 35%	$92	$87	$85
Increase (decrease)
State income taxes, net of federal income tax benefit	5	5	6
Earnings from unconsolidated affiliates where we anticipate receiving dividends	(17)	(18)	(17)
Other	(1)	—	—

Income taxes	$79	$74	$74

Effective tax rate	30%	30%	30%

Deferred Tax Assets and Liabilities

The following are the components of our net deferred tax liability at December 31:

	2006	2005
	(In millions)

Deferred tax liabilities
Property, plant and equipment	$330	$294
Investment in unconsolidated affiliates	25	25
Other	36	35

Total deferred tax liability	391	354

Deferred tax assets
U.S. net operating loss and tax credit carryovers	2	2
Other	39	42
Valuation allowance	(1)	(1)

Total deferred tax asset	40	43

Net deferred tax liability	$351	$311

Tax Carryovers

The following are the components of our tax carryovers as of December 31, 2006:

		Expiration
	Amount	Year
		(In millions)

General business credit	$1	2016-2022
Net operating loss	4	2018-2021

Usage of these carryovers is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of IRS regulations. We have recorded a valuation allowance to reserve for the deferred taxes related to our general business credits.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Valuation Allowances

Deferred tax assets are recorded on net operating losses and temporary differences in the book and tax basis of assets and liabilities expected to produce tax deductions in future periods. The realization of these assets depends on recognition of sufficient future taxable income in specific tax jurisdictions during periods in which those temporary differences or net operating losses are deductible. In assessing the need for a valuation allowance on our deferred tax assets, we consider whether it is more likely than not that some portion or all of them will not be realized. We believe it is more likely than not that we will realize the benefit of our deferred tax assets, net of any existing valuation allowances, due to the effect of future reversals of existing taxable temporary differences primarily related to depreciation.

3.	FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In millions)

Balance sheet financial instruments:
Long-term debt, including current maturities(1)	$1,196	$1,302	$1,195	$1,277

(1)	We estimated the fair value of our debt with fixed interest rates based on quoted market prices for the same or similar issues.

At December 31, 2006 and 2005, the carrying amounts of cash and cash equivalents and trade receivables and payables are representative of their fair value because of the short-term maturity of these instruments.

4.	REGULATORY ASSETS AND LIABILITIES

Below are the details of our regulatory assets and liabilities at December 31:

Description	2006	2005
	(In millions)

Non-current regulatory assets
Deferred taxes on capitalized funds used during construction	$47	$44
Other	7	2

Total non-current regulatory assets(1)	$54	$46

Non-current regulatory liabilities
Cost of removal of offshore assets	$12	$15
Excess deferred federal income taxes	2	2
Other	—	3

Total non-current regulatory liabilities(1)	$14	$20

(1)	Amounts are included as other non-current assets and liabilities on our balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	ACCOUNTING FOR HEDGING ACTIVITIES

As of December 31, 2006 and 2005, our accumulated other comprehensive loss included an unrealized loss of approximately $5 million and $6 million, net of income taxes related to our proportionate interest in the value of Citrus’ cash flow hedges. This amount will be reclassified to earnings over the terms of Citrus’ outstanding debt. We estimate that $1 million of this unrealized loss will be reclassified from accumulated other comprehensive loss over the next twelve months. For the years ended December 31, 2006, 2005 and 2004, no ineffectiveness was recorded in earnings related to these cash flow hedges.

6.	DEBT AND CREDIT FACILITIES

Debt

Our long-term debt outstanding consisted of the following at December 31:

	2006	2005
	(In millions)

6.70% Notes due October 2007	$100	$100
6.125% Notes due September 2008	100	100
8.875% Notes due March 2010	400	400
7.35% Notes due February 2031	300	300
8% Notes due March 2032	300	300

	1,200	1,200
Less: Current maturities	100	—
Unamortized discount	4	5

Total long-term debt, less current maturities	$1,096	$1,195

Aggregate maturities of the principal amounts of long-term debt are as follows:

Year
(In millions)

2007	$100
2008	100
2010	400
Thereafter	600

Total maturities of long-term debt	$1,200

We have the ability to call $1 billion of our notes at any time prior to their stated maturity date. If we were to exercise our option to call these notes, we would be obligated to pay principal, accrued interest and a make-whole premium to redeem the debt.

Under our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include (i) limitations on the incurrence of additional debt, based on a ratio of debt to EBITDA (as defined in the agreements), the most restrictive of which shall not exceed 6 to 1; (ii) limitations on the use of proceeds from borrowings; (iii) limitations, in some cases, on transactions with our affiliates; (iv) limitations on the incurrence of liens; (v) potential limitations on our ability to declare and pay dividends; and (vi) potential limitations on our ability to participate in El Paso’s cash management program discussed in Note 11. For the year ended December 31, 2006, we were in compliance with our debt-related covenants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our long-term debt contains cross-acceleration provisions, the most restrictive of which is a $10 million cross-acceleration clause. If triggered, repayment of the long-term debt that contains these provisions could be accelerated.

7.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. These cases were filed in 1997 by an individual under the False Claims Act, which has been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In May 2005, a representative appointed by the court issued a recommendation to dismiss most of the actions. In October 2006, the U.S. District Judge issued an order dismissing all measurement claims against all defendants. An appeal has been filed.

Royalty Claim.  In five contract settlements reached in the late 1980s with Elf Aquitaine (Elf) pertaining to the pricing of gas produced from certain federal offshore blocks, we indemnified Elf against royalty claims that potentially could have been asserted by the Minerals Management Service (MMS). Following its settlements with us, Elf received demands from the MMS for royalty payments related to the settlements. With our approval, Elf protested the demands for over a decade while trying to reach a settlement with the MMS. Elf, which is now TOTAL E&P USA (TOTAL), advised us that it had renewed efforts to settle these claims. TOTAL has informed us that the MMS is claiming royalties in excess of $13 million, a large portion of which is interest for the settlements. We advised TOTAL that not all of the amounts sought by the MMS are covered by our indemnity. If TOTAL cannot resolve these claims administratively with the MMS, then an appeal can be taken to the federal courts. We have the right under a pre-existing settlement with our customers to recover, through a surcharge payable by our customers, a portion of the amount ultimately paid under the royalty indemnity with TOTAL.

In addition to the above matters, we and our subsidiaries and affiliates are also named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As further information becomes available, or other relevant developments occur, we adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our current reserves are adequate. At December 31, 2006, we had accrued approximately $2 million for our outstanding legal matters.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At December 31, 2006, we had accrued approximately $1 million for expected remediation costs and associated onsite, offsite and groundwater technical studies. Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than the other, the lower end of the expected range has been accrued.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Other Matter

Duke Litigation.  Citrus Trading Corporation, a direct subsidiary of Citrus, filed a suit against Spectra LNG Sales, formerly Duke Energy LNG Sales, Inc., for wrongful termination of a gas supply contract that had been entered into by the parties in 1998. In January 2007, the claim was settled.

Capital Commitments and Purchase Obligations

At December 31, 2006, we had capital and investment commitments of approximately $100 million related to our expansion projects. Our other planned capital and investment projects are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures. In addition, we have entered into unconditional purchase obligations for products and services totaling $50 million at December 31, 2006. Our annual obligations under these agreements are $19 million in 2007, $19 million in 2008, $10 million in 2009 and $1 million in both 2010 and 2011.

Operating Leases

We lease property, facilities and equipment under various operating leases. The majority of our commitments for operating leases is the lease of the AmSouth Center located in Birmingham, Alabama. Beginning in September 2007, we will replace our lease of the AmSouth Center with a ten year lease of Colonial Brookwood Center, which is also located in Birmingham, Alabama. El Paso guarantees our obligations under these lease agreements. Minimum future annual rental commitments on our operating leases as of December 31, 2006, were as follows:

Year Ending December 31,
(In millions)

2007	$3
2008	3
2009	1
2010	1
2011	1

Total	$9

Rental expense on our operating leases for each of the years ended December 31, 2006, 2005 and 2004 was $3 million. These amounts include our share of rent allocated to us from El Paso.

8.	RETIREMENT BENEFITS

Pension and Retirement Benefits

El Paso maintains a pension plan to provide benefits determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. Prior to January 1, 2000, Sonat Inc. (Sonat), our former parent company, maintained a pension plan for our employees. On January 1, 2000, the Sonat

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pension plan was merged into El Paso’s cash balance plan. El Paso also maintains a defined contribution plan covering its U.S. employees, including our employees. El Paso matches 75 percent of participant basic contributions up to 6 percent of eligible compensation and can make additional discretionary matching contributions. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates.

Postretirement Benefits

We provide medical benefits for a closed group of retirees. These benefits may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso reserves the right to change these benefits. Employees who retire after June 30, 2000, continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are prefunded to the extent these costs are recoverable through our rates. We expect to contribute approximately $3 million to our postretirement benefit plan in 2007.

On December 31, 2006, we adopted the provisions of SFAS No. 158, and upon adoption reflected the liabilities related to our postretirement benefit plan based on its funded status. The adoption of this standard decreased our non-current liabilities by approximately $7 million, increased our other non-current deferred tax liabilities by approximately $3 million, and increased our accumulated other comprehensive income by approximately $5 million. We anticipate that less than $1 million of our accumulated other comprehensive loss will be recognized as part of our net periodic benefit cost in 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Change in Accumulated Postretirement Benefit Obligation, Plan Assets and Funded Status

Our benefits are presented and computed as of and for the twelve months ended September 30:

	2006	2005
	(In millions)

Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation at beginning of period:	$85	$89
Interest cost	4	5
Participant contributions	1	1
Actuarial gain	(11)	(4)
Benefits paid	(6)	(6)

Accumulated postretirement benefit obligation at end of period	$73	$85

Change in plan assets:
Fair value of plan assets at beginning of period	$56	$53
Actual return on plan assets	4	4
Employer contributions	4	4
Participant contributions	1	1
Benefits paid	(6)	(6)

Fair value of plan assets at end of period	$59	$56

Reconciliation of funded status:
Fair value of plan assets at September 30	$59	$56
Less: accumulated postretirement benefit obligation at end of period	73	85

Funded status at September 30	(14)	(29)
Unrecognized net actuarial loss(1)	—	6

Net liability at December 31(2)	$(14)	$(23)

(1)	Amounts were reclassified to accumulated other comprehensive income upon the adoption of SFAS No. 158 in 2006.

(2)	Amounts at December 31, 2006 is included in other non-current liabilities on our balance sheet.

Expected Payment of Future Benefits

As of December 31, 2006, we expect the following payments under our plans (in millions):

Year Ending December 31,

2007	$5
2008	6
2009	6
2010	6
2011	6
2012 — 2016	26

Total	$55

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of Net Benefit Cost

For each of the years ended December 31, the components of net benefit costs are as follows:

	2006	2005	2004
	(In millions)

Interest cost	$4	$5	$6
Expected return on plan assets	(3)	(3)	(3)
Amortization of actuarial loss	—	—	2

Net postretirement benefit cost	$1	$2	$5

Actuarial Assumptions and Sensitivity Analysis

Accumulated postretirement benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used in determining our postretirement plan obligations for 2006, 2005 and 2004:

	2006	2005	2004
	(Percent)

Assumptions related to benefit obligations at September 30:
Discount rate	5.50	5.25
Assumptions related to benefit costs at December 31:
Discount rate	5.25	5.75	6.00
Expected return on plan assets(1)	8.00	7.50	7.50

(1)	The expected return on plan assets is a pre-tax rate (before a tax rate ranging from 29 percent to 30 percent on postretirement benefits) that is primarily based on an expected risk-free investment return, adjusted for historical risk premiums and specific risk adjustments associated with our debt and equity securities. These expected returns were then weighted based on the target asset allocations of our investment portfolio.

Actuarial estimates for our postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 10.3 percent in 2006, gradually decreasing to 5 percent by the year 2015. Assumed health care cost trends can have a significant effect on the amounts reported for our postretirement benefit plan. A one-percentage point change would not have had a significant effect on interest costs in 2006 or 2005. A one-percentage point change in these trends would have the following increase (decrease) on our accumulated post retirement benefit obligation as of September 30:

	2006	2005
	(In millions)

One percentage point increase:
Accumulated postretirement benefit obligation	$6	$8
One percentage point decrease:
Accumulated postretirement benefit obligation	$(5)	$(6)

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

The following table provides the actual asset allocations in our postretirement plan as of September 30:

	Actual	Actual
Asset Category	2006	2005
	(Percent)

Equity securities	64	60
Debt securities	34	31
Other	2	9

Total	100	100

The primary investment objective of our plan is to ensure that, over the long-term life of the plan, an adequate pool of sufficiently liquid assets exists to support the benefit obligation to participants, retirees and beneficiaries. In meeting this objective, the plan seeks to achieve a high level of investment return consistent with a prudent level of portfolio risk. Investment objectives are long-term in nature covering typical market cycles of three to five years. Any shortfall in investment performance compared to investment objectives is the result of general economic and capital market conditions.

The target allocation for the invested assets is 65 percent equity and 35 percent fixed income. Other assets are held in cash for payment of benefits upon presentment. Any El Paso stock held by the plan is held indirectly through investments in mutual funds.

9.	TRANSACTIONS WITH MAJOR CUSTOMERS

The following table shows revenues from our major customers for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Scana Corporation(1)	$71	$62	$64
Southern Company Services(2)	53	55	48
BG LNG(3)	66	46	47

(1)	A significant portion of revenues received from a subsidiary of Scana Corporation resulted from firm capacity released by Atlanta Gas Light Company under terms allowed by our tariff.

(2)	In 2004, Southern Company Services did not represent more than 10 percent of our revenues.

(3)	In 2005 and 2004, BG LNG did not represent more than 10 percent of our revenues.

10.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains supplemental cash flow information for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Interest paid, net of capitalized interest	$94	$93	$94
Income tax payments	58	49	48

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND TRANSACTIONS WITH AFFILIATES

Investments in Unconsolidated Affiliates

Citrus.  We have a 50 percent ownership interest in Citrus. CrossCountry Energy, LLC (CrossCountry) owns the other 50 percent of Citrus. The ownership agreements of Citrus provide each partner with a right of first refusal to purchase the ownership interest of the other partner. Our investment in Citrus is limited to our ownership of the voting stock of Citrus, and we have no financial obligations, commitments or guarantees, either written or oral, to support Citrus.

Our investment in Citrus at December 31, 2006 and 2005 was $597 million and $596 million. During 2006, 2005 and 2004, we received $63 million, $61 million and $70 million in dividends from Citrus.

Bear Creek Storage Company (Bear Creek).  We have a 50 percent ownership interest in Bear Creek, a joint venture with Tennessee Gas Storage Company, our affiliate. Our investment in Bear Creek at December 31, 2006 and 2005 was $98 million and $101 million. During 2006 and 2005, we received $17 million and $64 million in dividends from Bear Creek.

Summarized financial information of our proportionate share of our unconsolidated affiliates as of and for the years ended December 31 is presented as follows:

	2006	2005	2004
	(In millions)

Operating results data:
Operating revenues	$262	$256	$249
Operating expenses	113	109	100
Income from continuing operations and net income(1)	78	76	74

	2006	2005
	(In millions)

Financial position data:
Current assets	$71	$74
Non-current assets	1,589	1,573
Short-term debt	42	7
Other current liabilities	54	32
Long-term debt	418	461
Other non-current liabilities	400	402
Equity in net assets(1)	746	745

(1)	The differences between our proportionate share of our equity investments’ net income and our earnings from unconsolidated affiliates and our share of their equity in net assets and our overall investment are due primarily to the excess purchase price amortization related to Citrus and differences between the estimated and actual equity earnings on our investments.

Transactions with Affiliates

Cash Management Program.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We have historically provided cash to El Paso in exchange for an affiliated note receivable that is due upon demand. However, we do not anticipate settlement within the next twelve months and therefore, have classified this receivable as non-current on our balance sheets. At December 31, 2006 and 2005, we had a

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

note receivable from El Paso of $219 million and $272 million. The interest rate at December 31, 2006 and 2005 was 5.3% and 5%.

Note Receivables.  At December 31, 2006 and 2005, we also had a variable interest rate note receivable from El Paso of $86 million and $65 million. The interest rate at December 31, 2006 and 2005 was 5.3% and 5%. In addition, we had a non-interest bearing note receivable of approximately $2 million at December 31, 2006 and 2005. We classified these notes as non-current on our balance sheets.

Accounts Receivable Sales Program.  During the fourth quarter of 2006, we entered into agreements to sell certain accounts receivable to a qualifying special purpose entity (QSPE) under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As of December 31, 2006, we sold approximately $49 million of receivables, net of an allowance of approximately $1 million, received cash of approximately $26 million, received subordinated beneficial interests of approximately $23 million and recognized a loss of less than $1 million. In conjunction with the sale, the QSPE also issued senior beneficial interests on the receivables sold to a third party financial institution, which totaled $26 million on the closing date. Prior to its redemption, we reflect the subordinated beneficial interest in receivables sold as accounts receivable — affiliates on our balance sheet. We reflect accounts receivable sold under this program and the related redemption of the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under the agreements, we earn a fee for servicing the accounts receivable and performing all administrative duties for the QSPE, which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the year ended December 31, 2006.

Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. We had state income taxes receivable of $2 million at December 31, 2006, which are included in accounts receivable-other on our balance sheets. We had income taxes payable of $38 million and $52 million at December 31, 2006 and 2005. The majority of these balances will become payable to El Paso. See Note 1 for a discussion of our tax accrual policy.

Other Affiliate Balances.  The following table shows other balances with our affiliates arising in the ordinary course of business:

	December 31,
	2006	2005
	(In millions)

Accounts receivable-other	$—	$4
Other current liabilities	1	1

Affiliate Revenues and Expenses.  We enter into transactions with affiliates in the normal course of our business to transport natural gas. Services provided to these affiliates are based on the same terms as non-affiliates.

El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we are allocated costs from TGP associated with our pipeline services. These allocations are based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll.

SOUTHERN NATURAL GAS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

	2006	2005	2004
	(In millions)

Revenues from affiliates	$9	$7	$10
Operation and maintenance expenses from affiliates	65	74	66

12.	SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total
	(In millions)

2006
Operating revenues	$135	$127	$130	$136	$528
Operating income	67	60	60	65	252
Net income	44	44	45	51	184
2005
Operating revenues	$125	$112	$116	$124	$477
Operating income	72	58	49	49	228
Net income	52	43	39	40	174

APPENDIX A

FORM OF AGREEMENT OF LIMITED PARTNERSHIP
OF EL PASO PIPELINE PARTNERS, L.P.

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF EL PASO PIPELINE PARTNERS, L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EL PASO PIPELINE PARTNERS, L.P. dated as of              , 2007, is entered into by and between El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company, as the General Partner, and El Paso Pipeline LP Holdings, L.L.C., a Delaware limited liability company (the “Organizational Limited Partner”), together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the long-term operating capacity or asset base of the Partnership Group from the operating capacity or asset base of the Partnership Group existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)  Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)  If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, a Class B Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period, less (b)(i) any net increase in Working Capital Borrowings with respect to that period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c)(i) any net decrease in Working Capital Borrowings with respect to that period, (ii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of Class B Units” has the meaning assigned to such term in Section 5.11.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application, including a Taxation Certification, as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)  the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, (ii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter with respect to the Partnership Group’s ownership interests in CIG, SNG and any other Person in which the Partnership Group owns similarly structured ownership interests, which distributions are paid in respect of operations conducted by CIG, SNG or such Person, as the case may be, during such Quarter; and (iii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)  the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or managers of a corporation or limited liability company or the board of directors or board of managers of the general partner of a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, a Class B Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) the acquisition of existing, or the construction of new or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, an equity interest to fund such Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new or replacement of existing, capital assets by such Person, in each case if such addition, improvement, acquisition, construction or replacement is made to increase the long-term operating capacity or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition or construction; provided, however, that any such addition, improvement, replacement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement under this Agreement. For the avoidance of doubt, capital contributions by a Group Member to CIG, SNG or WYCO to fund such Group Member’s share of the cost of a capital improvement that is made to increase the long-term operating capacity or asset base shall constitute amounts contributed to fund a Capital Improvement for purposes of this Agreement.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“CIG” means Colorado Interstate Gas Company, a Delaware general partnership.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class B Units in this Agreement. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs pursuant to the terms hereof.

“Closing Date” means the first date on which Common Units are issued and sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commencement of Commercial Service” shall mean the date a Capital Improvement is first put into or commences commercial service following completion of construction and testing.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons or other commodities in their operations and not for speculative purposes.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit or Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and awards that may be granted to such director under the Long Term Incentive Plan and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution and Conveyance Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Converted Common Units” has the meaning assigned to such term in Section 6.1(d)(x)(B).

“Credit Agreement” means the Credit Agreement, dated as of              , 2007 among                     .

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Eligible Holder” means a Person either (a) subject to United States federal income taxation on the public utility income generated by the Partnership or (b) not subject to United States federal taxation on the public utility income generated by the Partnership, but all of whose direct or indirect beneficial owners are subject to United States federal taxation on the public utility income generated by the Partnership. Schedule I to the Transfer Application provides examples of Persons that are and Persons that are not Eligible Holders.

“El Paso” means El Paso Corporation, a Delaware corporation.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a Capital Improvement. Expansion Capital Expenditures will include cash contributed by a Group Member to an entity of which such Group Member is, or after such contribution will be, directly or indirectly, an equity owner to be used by such entity for expansion capital expenditures. For example, cash contributed by a Group Member to CIG, SNG or WYCO to fund expansion capital expenditures of CIG, SNG or WYCO shall constitute Expansion Capital Expenditures. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation of such expenditures between Expansion Capital Expenditures and expenditures made for other purposes.

“FERC” means the Federal Energy Regulatory Commission, or successor to powers thereof.

“Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

“First Target Distribution” means $0.33063 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2007, it means the product of $0.33063 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Holdings” means El Paso Pipeline LP Holdings, L.L.C., a Delaware limited liability company.

“IDR Reset Election” has the meaning assigned to such term in Section 5.11(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group Member (other than any Person who is or was a Limited Partner of the Partnership in such Person’s capacity as such), the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Holder” means a Person whom the General Partner has determined is not an Eligible Holder.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Organizational Limited Partner, Holdings and the General Partner (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by them pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interest Rate Hedge Contract” means any interest rate exchange, swap, forward, cap, floor collar or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates in their financing activities and not for speculative purposes.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal asset retirements or replacements; (d) the termination of Commodity Hedge Contracts or Interest Rate Hedge Contracts prior to the respective specified termination dates; (e) capital contributions received by a Group Member or, in the case of capital contributions received by a Person that is not a Subsidiary of the Partnership (such as CIG, SNG or WYCO), capital contributions received from the owner(s) or members of such Person that is not a Group Member; or (f) corporate reorganizations or restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures. Investment Capital Expenditures will include cash contributed by a Group Member to an entity of which such Group Member is, or after such contribution will be directly or indirectly, an equity owner to be used by such entity for investment capital expenditures, for example, cash contributed by a Group Member to CIG, SNG or WYCO to fund investment capital expenditures of CIG, SNG or WYCO shall constitute Investment Capital Expenditures.

“Issue Price” means the price at which a Unit is purchased from the Partnership, net of any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as (a) limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII, IX and XII, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class B Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may be required by law.

“Limited Partner Unit” means each of the Common Units, Class B Units, Subordinated Units and other Units representing fractional parts of the Partnership Interests of all Limited Partners and Assignees.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Long Term Incentive Plan” means the El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or the replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction, improvement or development of a replacement asset that is paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence constructing, improving or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred or equity issued to fund such interest payments or such distributions paid during such construction, improvement or development period shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction, improvement or development of a replacement asset. Maintenance Capital Expenditures will include cash contributed by any Group Member to an entity of which such Group Member is, or after such contribution will be, directly or indirectly, an equity owner to be used by such entity for maintenance capital expenditures. For example, cash contributed by a Group Member to CIG, SNG or WYCO to fund maintenance capital expenditures of CIG, SNG or WYCO shall constitute Maintenance Capital Expenditures.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.2875 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 2007, it means the product of $0.2875 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code, and (c) in the case of a contribution of Common Units by the General Partner to the Partnership as a Capital Contribution pursuant to Section 5.2(b), an amount per Common Unit contributed equal to the Current Market Price per Common Unit as of the date of the contribution.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date, among El Paso, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of the General Partner, interest payments, payments made in the ordinary course of business under Interest Rate Hedge Contracts and Commodity Hedge Contracts (provided that payments made in connection with the termination of any Commodity Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be excluded), Maintenance Capital Expenditures, director and officer compensation, repayment of Working Capital Borrowings and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), subject to the following:

(a)  deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures when actually repaid;

(c)  Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners or (iv) non-Pro Rata purchases of the Units of any class made with the proceeds of an Interim Capital Transaction. Where capital expenditures consist of both Maintenance Capital Expenditures and capital expenditures for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation of such capital expenditures between Maintenance Capital Expenditures and capital expenditures for other purposes; and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which Maintenance Capital Expenditures will be deducted as an Operating Expenditure in calculating Operating Surplus; and

(d)  Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between Maintenance Capital Expenditures and expenditures made for other purposes and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which Maintenance Capital Expenditures will be deducted as an Operating Expenditure in calculating Operating Surplus.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)  the sum of (i) $50 million; (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from

Interim Capital Transactions (except to the extent specified in Section 6.5 and provided that cash receipts from the termination of a Commodity Hedge Contract or an Interest Rate Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Commodity Hedge Contract or Interest Rate Hedge Contract) and excluding cash receipts to the extent specified in the parenthetical of clause (a)(iii) below; (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination constituting cash distributions received on the Partnership Group’s ownership interests in CIG, SNG and any other Person in which the Partnership Group owns similarly structured ownership interests (excluding any such receipts to the extent constituting either (A) cash proceeds from the retirement of the notes receivable outstanding as of the Closing Date under the cash management agreement between El Paso and CIG, SNG or such other Person or (B) the proceeds of a transaction that would constitute an Interim Capital Transaction if the Partnership had engaged in such transaction instead of CIG, SNG or such other Person); provided, however, that at such time as CIG, SNG or such other Person constitutes a Subsidiary and a member of the Partnership Group, this clause (a)(iii) shall cease to apply to cash distributions from CIG, SNG or such Other Person, as the case may be; (iv) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings; and (v) cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction, acquisition, development or improvement period interest payments on debt incurred, or construction, acquisition, development or improvement period distributions on equity issued, to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset for purposes of this clause (v)); less

(b)  the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures; and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Holdings in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then

Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Over-Allotment Option” means the option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means El Paso Pipeline Partners, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class B Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder or Assignee with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder or Assignee, as the case may be, by (B) the total number of all Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual, a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners, Assignees and/or Record Holders, apportioned among all Partners, Assignees and/or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-145835) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning assigned to such term in Section 5.11(e).

“Reset Notice” has the meaning assigned to such term in Section 5.11(b).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).

“Second Target Distribution” means $0.35938 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2007, it means the product of $0.35938 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“SNG” means Southern Natural Gas Company, a Delaware general partnership.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit or a Class B Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a)  the first Business Day of any Quarter beginning after December 31, 2010 in respect of which (i)(A) distributions of Available Cash from Operating Surplus on all of the Outstanding Common Units, Subordinated Units, or any Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units and General Partner Units that were Outstanding during such periods on a Fully Diluted Basis, and (ii) there are no Cumulative Common Unit Arrearages;

(b)  the first Business Day of any Quarter beginning after December 31, 2008 in respect of which (i)(A) distributions of Available Cash from Operating Surplus on all of the Outstanding Common Units, Subordinated Units, any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, and the General Partner Units with respect to each of the four consecutive non-overlapping Quarters immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods, and (B) the Adjusted Operating Surplus for each of the four consecutive non-overlapping Quarters immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on the Common Units, Subordinated Units, other Units that are senior or equal in right of distribution to the Subordinated Units and General Partner Units that were Outstanding during such periods on a Fully Diluted Basis and (ii) there are no Cumulative Common Units Arrearages;

(c)  the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise; and

(d)  the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Taxation Certification” means a properly completed certificate in such form or forms as may be specified by the General Partner by which a Limited Partner or Assignee certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder and includes a Transfer Application containing such a certification.

“Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(G).

“Third Target Distribution” means $0.43125 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2007, it means the product of $0.43125 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such Limited Partner Interests are listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of           , 2007 among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class.

“Unitholders” means the holders of Units.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“WIC” means Wyoming Interstate Company, Ltd., a Colorado limited partnership.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or other similar financing arrangements, provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from other than Working Capital Borrowings.

“WYCO” means WYCO Development LLC, a Delaware limited liability company.

Section 1.2  Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1  Formation.

The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of El Paso Pipeline Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2  Name.

The name of the Partnership shall be “El Paso Pipeline Partners, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3  Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1001 Louisiana Street, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 1001 Louisiana Street, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4  Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General

Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or any Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5  Powers.

The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6  Power of Attorney.

(a)  Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger or conversion) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by, the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7  Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8  Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Section 2.9  Certain Undertakings Relating to the Separateness of the Partnership.

(a)  The Partnership shall conduct its business and operations separate and apart from those of any other Person (other than the General Partner) in accordance with this Section 2.9.

(b)  The Partnership shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements, separate from those of any other Person, except its consolidated Subsidiaries.

(c)  The Partnership shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(d)  The Partnership (i) shall observe all partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) may engage in transactions with the General Partner and its Affiliates (other than another Group Member) in conformity with the requirements of Section 7.9 or otherwise in accordance with applicable law) and (iii) promptly pay, form its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures and costs for shared services performed by Affiliates of the General Partner (other than another Group Member). Each material contract between the Partnership or another Group Member, on the one hand, and the Affiliates of the General Partner (other than a Group Member), on the other hand, shall be in writing.

(e)  Failure by the General Partner or the Partnership to comply with any of the obligations set forth in this Section 2.9 shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities. The General Partner and the Partnership may be consolidated for financial reporting purposes with El Paso Corporation and its subsidiaries; provided, however, that such consolidation shall not affect the status of the Partnership as a separate legal entity with its separate assets and separate liabilities.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1  Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2  Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3  Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4  Rights of Limited Partners.

(a)  In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)  promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)  The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1  Certificates.

Upon the Partnership’s issuance of Common Units, Subordinated Units or Class B Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person (or, if issued in global form, in the name of the Depositary or its nominee) evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units or Class B Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units or Class B Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer or director of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, notwithstanding any provision to the contrary in this Section 4.1 or elsewhere in this Agreement, Units may be certificated or uncertificated as provided in the Delaware Act; provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11.

Section 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

(a)  If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)  The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Common Units, if the Record Holder of the Certificate:

(i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)  requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)  satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c)  As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3  Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4  Transfer Generally.

(a)  The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)  No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in the General Partner.

Section 4.5  Registration and Transfer of Limited Partner Interests.

(a)  The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or evidence of the issuance of uncertificated Common Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)  Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of uncertificated Limited Partner Interests, are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application, properly completed and including a Taxation Certification, duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate, or uncertificated issuance of Units, under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. No distributions or allocations will be made in respect of the Limited Partner Interests until a properly completed Transfer Application has been delivered with respect to such Limited Partner Interests.

(c)  Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units or Certificates shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the books of the Partnership.

(d)  Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e)  Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(f)  A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement, and (v) given the consents and approvals and made the waivers contained in this Agreement.

(g)  The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6  Transfer of the General Partner’s General Partner Interest.

(a)  Subject to Section 4.6(c) below, prior to December 31, 2017, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)  Subject to Section 4.6(c) below, on or after December 31, 2017, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c)  Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7  Transfer of Incentive Distribution Rights.

Prior to December 31, 2017, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to December 31, 2017 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after December 31, 2017, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Class B Units issued pursuant to Section 5.11, or the transfer of Common Units issued upon conversion of the Class B Units, shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8  Restrictions on Transfers.

(a)  Except as provided in Section 4.8(e) below, and notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)  The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)  The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).

(d)  The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e).

(e)  Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f)  Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EL PASO PIPELINE PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EL PASO PIPELINE PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EL PASO PIPELINE PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). EL PASO PIPELINE PARTNERS GP COMPANY, L.L.C., THE GENERAL PARTNER OF EL PASO PIPELINE PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EL PASO PIPELINE PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9  Tax Certifications; Ineligible Holders; Citizenship Certificates; Non-citizen Assignees.

(a)  If a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in a Transfer Application or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.10.

(b)  The General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Holder, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of an Ineligible Holder and, thereupon, such Non-citizen Assignee shall cease to be a Partner and shall have no voting rights in respect of his Limited Partner Interests. The General Partner shall be substituted for such Ineligible Holder as the Limited Partner or Assignee in respect of the Ineligible Holder’s Limited Partner Interests and shall vote such Limited Partner Interests in accordance with Section 4.9(d).

(c)  If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

(d)  The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees or Ineligible Holders, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees or Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e)  Upon dissolution of the Partnership, a Non-citizen Assignee or Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s or Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee or Ineligible Holder of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(f)  At any time after an Ineligible Holder can and does certify that it has become an Eligible Holder, such Ineligible Holder may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, and upon admission of such Ineligible Holder pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

(g)  At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to

Section 4.10, and upon admission of such Non-citizen Assignee pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10  Redemption of Partnership Interests of Non-citizen and Ineligible Holders.

(a)  If at any time a Limited Partner, Assignee or transferee fails to furnish a Citizenship Certification, Taxation Certification or other information requested within the 30-day period specified in Section 4.9(b) or 4.9(c) or in a Transfer Application, or if upon receipt of such Citizenship Certification, Taxation Certification, Transfer Application or other information the General Partner determines, with the advice of counsel, that a Limited Partner, Assignee or transferee is not an Eligible Citizen or Eligible Holder, as the case may be, the Partnership may, unless the Limited Partner, Assignee or transferee establishes to the satisfaction of the General Partner that such Limited Partner, Assignee or transferee is an Eligible Citizen or Eligible Holder, as the case may be, or has transferred his Partnership Interests to a Person who is an Eligible Citizen or Eligible Holder, as the case may be, and who furnishes a Citizenship Certification or Taxation Certificate, as the case may be, to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner, Assignee or transferee as follows:

(i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, Assignee or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which such person would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (i) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed and (ii) the price paid for such Limited Partner Interests by the Limited Partner, Assignee or transferee. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)  Upon surrender by or on behalf of the Limited Partner, Assignee or transferee, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner, Assignee or transferee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)  The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen or Eligible Holder, as the case may be.

(c)  Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen or Eligible Holder, as the case may be. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1  Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date and effective with the admission of another Limited Partner to the Partnership, the interest of the Organizational Limited Partner, or its successor, shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contribution of the Organizational Limited Partner, or its successor, shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to the Organizational Limited Partner, or its successor, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2  Contributions by the General Partner and its Affiliates.

(a)  On the Closing Date and pursuant to the Contribution Agreement:

(i) the General Partner shall contribute to the Partnership, as a Capital Contribution, a portion of its ownership interests in WIC Holdings Company, L.L.C. and El Paso Wyoming Gas Supply Company, L.L.C. in exchange for            General Partner Units representing a continuation of its 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and the remaining portion of its ownership interests in WIC Holdings Company, L.L.C. and El Paso Wyoming Gas Supply Company, L.L.C. for (A)            Common Units that the General Partner shall distribute to its sole member and thereafter shall be contributed to Holdings as provided in the Contribution Agreement, (B) the Incentive Distribution Rights, (C) the right to receive $      million proceeds of Partnership recourse borrowings, and (D) the right to receive $      million as reimbursement for certain capital expenditures in accordance with the Contribution Agreement; and

(ii) Holdings shall contribute to the Partnership, as a Capital Contribution, all of its interest in EPPP SNG GP Holdings, L.L.C. and EPPP CIG GP Holdings, L.L.C., in exchange for (A)            Common Units, (B)           Subordinated Units and (C) the right to receive $      million as reimbursement for certain capital expenditures in accordance with the Contribution Agreement.

(b)  Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option, the Common Units and Subordinated Units issued pursuant to Section 5.2(a), any Class B Units issued pursuant to Section 5.11 and any Common Units issued upon conversion of Class B Units), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100 less the General Partner’s Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3  Contributions by Initial Limited Partners.

(a)  On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(b)  Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to purchase from Holdings that number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

(c)  No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to           , (ii) the “Option Units” as such term is used in the Underwriting Agreement in an aggregate number up to            issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the            Common Units and            Subordinated Units issuable pursuant to Section 5.2(a) hereof, (iv) the Incentive Distribution Rights and (v) any Common Units issuable, or to satisfy the obligations of the Partnership or any of its Affiliates, under the Long-Term Incentive Plan.

Section 5.4  Interest and Withdrawal of Capital Contributions.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners or Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5  Capital Accounts.

(a)  The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)  For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other

Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi)  If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) (i)  A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)  Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d) (i)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6  Issuances of Additional Partnership Securities.

(a)  The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities (including pursuant to Section 7.4(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)  Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) or security authorized to be issued pursuant to Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security or other security; (v) whether such Partnership Security or other security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security or other security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)  The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6 or Section 7.4(c), (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Class B Units pursuant to Section 5.11 and the conversion of Class B Units into Common Units pursuant to the terms of this Agreement, (iv) the admission of Additional Limited Partners and (v) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

(d)  No fractional Units shall be issued by the Partnership.

Section 5.7  Conversion of Subordinated Units.

(a)  The Subordination Period will terminate and all of the Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day of any Quarter beginning after December 31, 2010 in respect of which:

(i)  distributions of Available Cash from Operating Surplus on all of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, and (II) the General Partner Units, with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

(ii)  the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of (I) the Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and (II) the General Partner Units, that were Outstanding during such periods on a Fully Diluted Basis; and

(iii)  there are no Cumulative Common Unit Arrearages.

(b)  Notwithstanding Section 5.7(a), the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day of any Quarter following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after December 31, 2008 in respect of which:

(i)  distributions of Available Cash from Operating Surplus under Section 6.4(a) on all of (I) the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and (II) the General Partner Units, with respect to each of the four consecutive non-overlapping Quarters immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units and General Partner Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

(ii)  the Adjusted Operating Surplus generated during each of the four consecutive non-overlapping Quarters immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of (I) the Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and (II) the General Partner Units, that were Outstanding during such periods on a Fully Diluted Basis; and

(iii)  there are no Cumulative Common Unit Arrearages.

(c)  Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

(d)  A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) and Section 6.7(c).

Section 5.8  Limited Preemptive Right.

Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to any or all of those Percentage Interests that existed immediately prior to the issuance of such Partnership Securities. Any determination by the General Partner whether or not to exercise its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity as the general partner of the Partnership, and such determination may be made in accordance with Section 7.9(c).

Section 5.9  Splits and Combinations.

(a)  Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b)  Whenever such a Pro Rata distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)  If a Pro Rata distribution of Partnership Securities, or a subdivision or combination of Partnership Securities, is made as contemplated in this Section 5.9, the number of General Partner Units constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination), shall be appropriately adjusted as of the effective date for payment of such distribution, subdivision or combination.

(d)  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Securities, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e)  The Partnership shall not issue fractional Units or General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units or General Partner Units but for the provisions of this Section 5.9(d), each fractional Unit or General Partner Unit shall be rounded to the nearest whole Unit or General Partner Unit (and a 0.5 Unit or General Partner Unit shall be rounded to the next higher Unit or General Partner Unit).

Section 5.10  Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Act.

Section 5.11  Issuance of Class B Units in Connection with Reset of Incentive Distribution Rights.

(a)  Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, exercisable at its option at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Class B Units derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Class B Units determined by such quotient is referred to herein as the “Aggregate Quantity of Class B Units”). Upon the issuance of such Class B Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such Class B Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Class B Units and General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b)  To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, as the case may be, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Class B Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c)  The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of Class B Units and related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice, and the Partnership shall issue Certificates for the Class B Units to the holder or holders of the Incentive Distribution Rights; provided, however, that the issuance of Class B Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d)  If the principal National Securities Exchange upon which the Common Units are then traded have not approved the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Securities having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Securities into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e)  The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Securities pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f)  Any holder of Class B Units shall have the right to elect, by giving written notice to the General Partner, to convert all or a portion of the Class B Units held by such holder, at any time following the first anniversary of the issuance of such Class B Units, into Common Units on a one-for-one basis, such conversion to be effective on the second Business Day following the General Partner’s receipt of such written notice.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1  Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)  Net Income.  After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i)  First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii)  Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this

Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii)  Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests;

provided, however, Unitholders holding Class B Units will not be allocated any items of income, gain, loss or deduction pursuant to this Section 6.1(a) with respect to their Class B Units until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class B Unit or comparable fraction thereof are equal.

(b)  Net Losses.   After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i)  First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)  Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii)  Third, the balance, if any, 100% to the General Partner;

provided, however, Unitholders holding Class B Units will not be allocated any items of income, gain, loss or deduction pursuant to this Section 6.1(b) with respect to their Class B Units until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class B Unit or comparable fraction thereof are equal.

(c)  Net Termination Gains and Losses.   After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)  If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)  First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the

Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C)  Third, if the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, to (x) the Unitholders holding the class of Units with the lower Adjusted Capital Account Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (y) of this clause (C) and (y) the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class B Unit (or converted Class B Unit) or comparable fraction thereof are equal;

(D)  Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (D), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(E)  Fifth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);

(F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(G)  Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(H)  Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (H).

(ii)  If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)  First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B)  Second, if the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, to (x) the Unitholders holding the class of Units with the higher Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (y) of this clause (B) and (y) the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class B Unit (or converted Class B Unit) or comparable fraction thereof are equal;

(C)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C) until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

(D)  Fourth, the balance, if any, 100% to the General Partner.

(d)  Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)  Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)  Priority Allocations.

(A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(C)  After the application of Section 6.1(d)(iii)(A) and Section 6.1(d)(iii)(B), all or any portion of the remaining items of Partnership income or gain for the taxable period, if any, shall be allocated (1) to the Unitholders holding Class B Units, Pro Rata, until the aggregate amount of such items allocated to the holders of Class B Units pursuant to this Section 6.1(d)(iii)(C) for the current taxable year and all previous taxable years is equal to the cumulative amount of all distributions of Available Cash made to the holders of Class B Units during the periods such holders of Class B Units are not allocated any items of income, gain, loss or deduction pursuant to Section 6.1(a) or Section 6.1(b) with respect to their Class B Units; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv)  Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii).

(v)  Gross Income Allocations.  In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi)  Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)  Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)  Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)  Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)  Economic Uniformity.

(A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B)  At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f).

(xi)  Curative Allocation.

(A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)  Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(C)  In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2  Allocations for Tax Purposes.

(a)  Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)  In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)  (A)  In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)  (A)  In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)  The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e)  In accordance with Treasury Regulation Section 1.1245-1(e), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)  All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)  Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units may then be listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units may then be listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units may then be listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)  Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3  Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)  Except as described in Section 6.3(b) or Section 6.3(c), within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2007, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.

(b)  Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)  The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)  Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4  Distributions of Available Cash from Operating Surplus.

(a)  During Subordination Period.  Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:

(i)  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv)  Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v)  Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b)  After Subordination Period.  Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)  First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)  Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)  Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5  Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired in the Initial Offering has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6  Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)  The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

(b)  The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7  Special Provisions Relating to the Holders of Subordinated Units and Class B Units.

(a)  Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b)  A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c)  The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

(d)  Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holders of Class B Units shall have all the rights and obligations of a Unitholder holding Common Units; provided, however, that immediately upon the conversion of Class B Units into Common Units pursuant to Section 5.11, the Unitholders holding a Class B Unit shall possess all the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class B Units shall remain subject to the provisions of Sections 6.1(a), 6.1(b), 6.1(d)(iii), 6.1(d)(x)(B) and 6.7(e).

(e)  The holder or holders of Common Units resulting from the conversion pursuant to Section 5.11(f) of any Class B Units pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(d), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units, including the application of Section 6.1(d)(x)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocation of items of income, gain, loss or deduction with respect to Class B Units or with respect to Common Units will be deemed not to have a material adverse effect on the Common Units).

Section 6.8  Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9  Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution by the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual tax liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1  Management.

(a)  The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)  the distribution of Partnership cash;

(vii)  the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Partnership Securities;

(xiv)  the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)  Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member

Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Credit Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty otherwise existing at law, in equity or otherwise.

Section 7.2  Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3  Restrictions on the General Partner’s Authority.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1, Section 11.2 or Section 12.1(a), elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4  Reimbursement of the General Partner.

(a)  Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)  The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group and including certain expenses allocated to the Partnership by Affiliates of the General Partner), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by Affiliates of the General Partner in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.

(c)  The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including the Long Term Incentive Plan and other plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5  Outside Activities.

(a)  After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member or (C) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of El Paso Corporation or any of its successors or permitted assigns.

(b)  Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to any Group Member or any Partner or Assignee. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.

(c)  Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, but subject to the proviso set forth in the last sentence of this Section 7.5(c), (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall not be deemed to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.

(d)  The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

(e)  Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be deemed to have been approved by the Partners.

Section 7.6  Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)  The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)  The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)  No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all

Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7  Indemnification.

(a)  To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)  To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)  The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)  For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)  In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)  The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)  No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8  Liability of Indemnitees.

(a)  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)  Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)  Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9  Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)  Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in either case, in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise.

(b)  Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. Whenever the Conflicts Committee makes a determination or takes or declines to take any other action, it shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c)  Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or Assignee, any other Person bound by this Agreement and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, but subject to Sections 4.6 and 4.7, whenever the General Partner transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(d)  Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e)  Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f)  The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10  Other Matters Concerning the General Partner.

(a)  The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)  The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11  Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12  Registration Rights of the General Partner and its Affiliates.

(a)  If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)  If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission;

provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)  If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify all Holders of such proposal and use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d)  If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e)  The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

(f)  The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g)  Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13  Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1  Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2  Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3  Reports.

(a)  As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)  As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1  Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2  Tax Elections.

(a)  The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)  Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3  Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4  Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1  Admission of Initial Limited Partners.

Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Holdings and the Underwriters as described in Article V in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2  Admission of Substituted Limited Partners.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partner Interest or other Person shall have any obligation or responsibility to provide a Transfer Application or Taxation Certification to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application, containing a Taxation Certification, shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a properly completed, duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership, but a transferee of a Limited Partner Interest who has not become an Assignee shall not be entitled to any allocations or distributions, including liquidating distributions of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3  Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4  Admission of Additional Limited Partners.

(a)  A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

(i)  evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6,

(ii)  a properly completed Taxation Certification; and

(iii)  such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)  Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5  Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1  Withdrawal of the General Partner.

(a)  The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)  The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)  The General Partner is removed pursuant to Section 11.2;

(iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)  Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on December 31, 2017, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on December 31, 2017, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and, to the extent applicable, the other Group Members without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to

Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2  Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units and Class B Units, if any, voting as a single class and a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and, to the extent applicable, the other Group Members without dissolution. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3  Interest of Departing General Partner and Successor General Partner.

(a)  In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b)  If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)  If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the (x) quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled in respect of its General Partner Interest. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4  Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis (provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(c)), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5  Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1  Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or other event of withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 10.2, Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)  an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to Section 10.3;

(b)  an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)  at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2  Continuation of the Business of the Partnership After Dissolution.

Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and (iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3  Liquidator.

Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units, Subordinated Units and Class B Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units, Subordinated Units and Class B Units (if any), voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units, Subordinated Units and Class B Units (if any), voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4  Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)  The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)  Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5  Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6  Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7  Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8  Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE

Section 13.1  Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)  a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)  admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)  a change that the General Partner determines, (i) does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)  a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)  an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Securities pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Securities have received Special Approval;

(h)  any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)  an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)  a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l)  any other amendments substantially similar to the foregoing.

Section 13.2  Amendment Procedures.

Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, to the full extent permitted by law, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or Assignee, or any other Person bound by this Agreement and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3  Amendment Requirements.

(a)  Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)  Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)  Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)  Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4  Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5  Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6  Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7  Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8  Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9  Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10  Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11  Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the percentage of Units by written consent without a meeting.

Section 13.12  Right to Vote and Related Matters.

(a)  Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)  With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1  Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger

Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2  Procedure for Merger, Consolidation or Conversion.

(a)  Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)  If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)  name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)  the terms and conditions of the proposed merger or consolidation;

(iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)  If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)  the name of the converting entity and the converted entity;

(ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

(vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)  the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3  Approval by Limited Partners.

(a)  Except as provided in Sections 14.3(d) and 14.3(c), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)  Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c)  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)  Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e)  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

(f)  Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4  Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5  Effect of Merger, Consolidation or Conversion.

(a)  At the effective time of the certificate of merger:

(i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)  At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

(i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity;

(v)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1  Right to Acquire Limited Partner Interests.

(a)  Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 75% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)  If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the

Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c)  At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1  Addresses and Notices; Written Communications.

(a)  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

(b)  The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2  Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3  Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4  Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5  Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6  Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7  Third-Party Beneficiaries.

Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.8  Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.9  Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.10  Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11  Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12  Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER

EL PASO PIPELINE GP COMPANY, L.L.C.

By:
Name:

Title:

ORGANIZATIONAL LIMITED PARTNER

EL PASO PIPELINE GP COMPANY, L.L.C.

By:
Name:

Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter
admitted as Limited Partners of the
Partnership, pursuant to powers of attorney
now and hereafter executed in favor of, and
granted and delivered to the General
Partner.

EL PASO PIPELINE GP COMPANY, L.L.C.

By:
Name:

Title:

[Signature Page — First Amended & Restated Agreement
of Limited Partnership of EL Paso Pipeline Partners, L.P.]

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
El Paso Pipeline Partners, L.P.

Certificate Evidencing Common Units
Representing Limited Partner Interests in
El Paso Pipeline Partners, L.P.

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1001 Louisiana Street, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EL PASO PIPELINE PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EL PASO PIPELINE PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EL PASO PIPELINE PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). EL PASO PIPELINE GP COMPANY, L.L.C., THE GENERAL PARTNER OF EL PASO PIPELINE PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EL PASO PIPELINE PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. The Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	El Paso Pipeline Partners, L.P.

Countersigned and Registered by:	By: El Paso Pipeline GP Company, L.L.C., its General Partner

By:
as Transfer Agent and Registrar

Name:

By:	By:
Authorized Signature	Secretary

A-2

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common
TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of
survivorship and not as tenants in common
UNIF GIFT/TRANSFERS MIN ACT
           Custodian
(Cust)               (Minor)
under Uniform Gifts/Transfers
to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of El Paso Pipeline Partners, L.P.

Date:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been properly completed and executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the Application for Transfer of Common Units in order for such transferee to obtain registration of the transfer of the Common Units.

A-3

APPLICATION FOR TRANSFER OF COMMON UNITS

Transferees of Common Units must execute and deliver this application to El Paso Pipeline Partners, L.P., c/o El Paso Pipeline GP Company, L.L.C., 1001 Louisiana Street, Houston, Texas 77002; Attn: CFO, to be admitted as limited partners to El Paso Pipeline Partners, L.P.

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby and hereby certifies to El Paso Pipeline Partners, L.P. (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.(1)

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P., as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement. This application constitutes a Taxation Certification, as defined in the Partnership Agreement.

Date:

Social Security or other identifying number

Signature of Assignee

Purchase Price including commissions, if any

Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation	☐ Trust	☐ Other (specify)

If not an Individual (check one):

☐ the entity is subject to United States federal income taxation on the income generated by the Partnership;

☐ the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income tax on the income generated by the Partnership;

(1)  The Term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the public utility income generated by the Partnership; or (b) an entity not subject to United States federal taxation on the public utility income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal taxation on the public utility income generated by the Partnership. Individuals or entities are subject to United States federal taxation, in the context of defining an Eligible Holder, to the extent they are taxable on the items of income and gain allocated by the Partnership or would be taxable on the items of income and gain allocated by the Partnership if they had no offsetting deductions or tax credits unrelated to the ownership of the Common Units. Schedule I below contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

A-4

☐ the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Important Note — by checking this box, the Assignee is contradicting its certification that it is an Eligible Holder.

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity            ☐ Non-resident Alien
☐ Foreign Corporation

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is                      .

3. My home address is                                                                      .

B. Partnership, Corporation or Other Interestholder

1.   is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder’s U.S. employer identification number is  .

3. The interestholder’s office address and place of incorporation (if applicable) is  .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service and the Federal Energy Regulatory Commission by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should

A-5

be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

A-6

APPENDIX B

APPLICATION FOR TRANSFER OF COMMON UNITS

Transferees of Common Units must execute and deliver this application to El Paso Pipeline Partners, L.P., c/o El Paso Pipeline GP Company, L.L.C., 1001 Louisiana Street, Houston, Texas 77002; Attn: CFO, to be admitted as limited partners to El Paso Pipeline Partners, L.P.

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby and hereby certifies to El Paso Pipeline Partners, L.P. (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.(1)

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P., as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement. This application constitutes a Taxation Certification, as defined in the Partnership Agreement.

Date:

Social Security or other identifying number

Signature of Assignee

Purchase Price including commissions, if any

Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation	☐ Trust	☐ Other (specify)

If not an Individual (check one):

☐ the entity is subject to United States federal income taxation on the income generated by the Partnership;

(1)  The Term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the public utility income generated by the Partnership; or (b) an entity not subject to United States federal taxation on the public utility income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal taxation on the public utility income generated by the Partnership. Individuals or entities are subject to United States federal taxation, in the context of defining an Eligible Holder, to the extent they are taxable on the items of income and gain allocated by the Partnership or would be taxable on the items of income and gain allocated by the Partnership if they had no offsetting deductions or tax credits unrelated to the ownership of the Common Units. Schedule I below contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

☐ the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income tax on the income generated by the Partnership;

☐ the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Important Note — by checking this box, the Assignee is contradicting its certification that it is an Eligible Holder.

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity            ☐ Non-resident Alien
☐ Foreign Corporation

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is                      .

3. My home address is                                                                      .

B. Partnership, Corporation or Other Interestholder

1.   is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder’s U.S. employer identification number is  .

3. The interestholder’s office address and place of incorporation (if applicable) is  .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service and the Federal Energy Regulatory Commission by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

SCHEDULE I

Eligible Holders

The following are considered Eligible Holders:

•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts

•	S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI

Potentially Eligible Holders

The following are considered Eligible Holders, unless the information in parenthesis applies:

•	S corporations (unless they have ESOP shareholders*)

•	Partnerships (unless their partners include mutual funds, real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders* or other partnerships with such partners)

•	Trusts (unless beneficiaries are not subject to tax)

Non-Eligible Holders

The following are not considered Eligible Holders:

•	Mutual Funds

•	REITs

•	Governmental entities and agencies

•	S corporations with ESOP shareholders*

* “S corporations with ESOP shareholders” are S corporations with shareholders that include employee stock ownership plans.

APPENDIX C

CERTIFICATION FORM OF NON-INDIVIDUAL INVESTORS

As described in this prospectus, only Eligible Holders (as defined in Schedule I hereto) may purchase common units in the Partnership’s proposed public offering (the “Offering”). In order to comply with this requirement, all potential investors that are natural persons, including institutions, partnerships and trusts (“Non-individual Investors”), must complete this Certification Form.

•	If you have an institutional sales account with Lehman Brothers Inc. and , you should fax signed forms to by 12:00 pm Eastern time on , 2007 (the “Return Date”).

•	If you have any other type of brokerage account with any of the broker-dealers on page 2, you should fax signed forms to your retail broker or financial advisor upon initial indication of interest.

Non-individual Investors who do not complete and return this form by the Return Date will not be allocated units in this offering.

1. Acknowledgment and Consent to Forward this Certification Form.  The undersigned Non-individual Investor acknowledges and understands that an underwriter who receives this Certification Form may forward it to the Partnership and/or the transfer agent for the Common Units. Accordingly, the undersigned hereby grants its consent for Lehman Brothers Inc. or           or any underwriter or affiliate thereof listed on page 2 to forward this Certification Form to the Partnership and/or the transfer agent for the Common Units.

2. Acknowledgment of Obligation to Complete a Transfer Application.  The undersigned Non-individual Investor further acknowledges that, if it purchases Common Units in the Offering, it must complete a Transfer Application in the form included as Appendix B to the prospectus and deliver it to the address as instructed on the Transfer Application. The undersigned Non-individual Investor further acknowledges that no underwriter or affiliate of an underwriter has any responsibility or obligation to complete or deliver a Transfer Application on behalf of the undersigned.

3. Certification as to Tax Status.  The undersigned Non-individual Investors hereby certifies that it is either (check one):

☐ an entity that is subject to United States federal income taxation on the income generated by the Partnership; or

☐ an entity that is not subject to United States federal income taxation, but is a pass-through entity and all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership.

Signing this form shall not obligate the undersigned Non-individual Investor to provide or share any tax-related information with the Partnership, the transfer agent or any underwriter in connection with the purchase and sale of common units in the Offering.

Executed this day of          , 2007.

(Name of Entity)

By:
Name:
Title:

NON-INDIVIDUAL INVESTOR RETAIL BROKER-DEALERS

Lehman Brothers Private Wealth Management

SCHEDULE I

An “Eligible Holder” is (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership or would be taxable on the items of income and gain allocated by the Partnership if they had no offsetting deductions or tax credits unrelated to the ownership of the Common Units. Set forth below is a list of various types of investors that are categorized and identified as Eligible Holders, Potentially Eligible Holders or Non-Eligible Holders.

Eligible Holders

The following are considered Eligible Holders:

•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts

•	S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI

Potentially Eligible Holders

The following are considered Eligible Holders, unless the bracketed information applies:

•	Partnerships (unless its partners include mutual funds, real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders[1] or other partnerships with such partners)

•	Trusts (unless beneficiaries are not subject to tax)

Non-Eligible Holders

The following are not considered Eligible Holders:

•	Mutual Funds

•	REITs

•	Governmental entities and agencies

•	S corporations with ESOP shareholders[1]

1 “S corporations with ESOP shareholders are S corporations with shareholders that include employee stock ownership plans.

APPENDIX D

GLOSSARY OF TERMS

Adjusted Operating Surplus:  For any period, operating surplus generated during that period:

(a) less any net increase in Working Capital Borrowings with respect to that period and any net decreases in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and

(b) plus any net decrease in Working Capital Borrowings with respect to that period, any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to clause (a) above and any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus does not include the portion of operating surplus described in subpart (a)(1) of the definition of “operating surplus” in this Appendix D.

AFUDC:  Allowance for Funds Used During Construction.  A non-cash element of income used by regulatory utilities that represents the estimated composite interest costs of debt and a return on equity funds used to finance construction. The allowance is capitalized in the property accounts and included in income.

Available Cash:  For any quarter ending prior to liquidation:

(a) the sum of:

(1) all cash and cash equivalents of El Paso Pipeline Partners, L.P. and its subsidiaries on hand at the end of that quarter;

(2) all cash or cash equivalents of El Paso Pipeline Partners, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from cash received after the end of that quarter in respect of the ownership interests in CIG, SNG and similar persons; and

(3) if our general partner so determines, all or a portion of any additional cash or cash equivalents of El Paso Pipeline Partners, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from Working Capital Borrowings made subsequent to the end of such quarter;

(b) less the amount of cash reserves established by our general partner to:

(1) provide for the proper conduct of the business of El Paso Pipeline Partners, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of El Paso Pipeline Partners, L.P. and its subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which El Paso Pipeline Partners, L.P. or any of its subsidiaries is a part or its assets are subject; and

(3) provide funds for quarterly cash distributions (including any cumulative common unit arrearages) to our unitholders and to our general partner for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves pursuant to clause (b)(3) immediately above unless our general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for that quarter; and provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.

Bcf:  One billion cubic feet of natural gas.

Bcf/d:  One billion cubic feet per day.

Btu:  British Thermal Units.

BBtu:  One billion British Thermal Units.

CAGR:  Compounded annual growth rate.

Capital Account:  The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a Class B common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, Class B common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in El Paso Pipeline Partners, L.P. held by a partner.

Capital Surplus:  All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus from the closing of the initial public offering through the end of the quarter immediately preceding that distribution. Any excess available cash distributed by us on that date will be deemed to be capital surplus.

Closing Price:  The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the New York Stock Exchange or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

Cumulative Common Unit Arrearage:  The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

Current Market Price:  For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

Dekatherm:  A unit of heating value equal to 10 therms or one million Btu.

Dth/d:  One dekatherm per day.

Eligible Holders:  Individuals or entities either (a) subject to United States federal income taxation on the income generated by us or (b) in the case of entities that are pass-through entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by El Paso Pipeline Partners, L.P.

GAAP:  Generally accepted accounting principles in the United States.

GW:  One billion watts.

Interim Capital Transactions:  The following transactions if they occur prior to liquidation:

(a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for items purchased on open account in the ordinary course of business) by El Paso Pipeline Partners, L.P. or any of its subsidiaries;

(b) sales of equity interests and debt securities of El Paso Pipeline Partners, L.P. or any of its subsidiaries;

(c) sales or other voluntary or involuntary dispositions of any assets of El Paso Pipeline Partners, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements);

(d) the termination of interest rate swap agreements or commodity hedge contracts prior to the termination date specified therein;

(e) capital contributions; and

(f) corporate reorganizations or restructurings.

Local Distribution Company or LDC:  LDCs are companies involved in the delivery of natural gas to consumers within a specific geographic area.

Mcf:  One thousand cubic feet of natural gas.

MDth:  One thousand dekatherms.

MMBtu:  One million British thermal units which is roughly equivalent to one Mcf.

MMcf:  One million cubic feet of natural gas.

MMBtu/d:  One million British Thermal Units per day.

MMcf/d:  One million cubic feet per day.

No-notice service:  The delivery of natural gas on an as-needed basis, without the need to precisely specify the delivery quantity in advance.

Operating Expenditures:  All of the expenditures of El Paso Pipeline Partners, L.P. and its subsidiaries, including, but not limited to, taxes, payments to the general partner of El Paso Pipeline Partners, L.P. for reimbursements of expenses incurred by the general partner on behalf of El Paso Pipeline Partners, L.P., interest payments, payments made in the ordinary course of business under interest rate swap agreements and commodity hedge contracts and maintenance capital expenditures, director and officer compensation, repayment of Working Capital Borrowings and non-pro rata purchases of units (other than those made with the proceeds of an Interim Capital Transaction), subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(3) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually made;

(b) Payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings will not constitute Operating Expenditures.

(c) Operating Expenditures will not include:

(1) expansion capital expenditures;

(2) investment capital expenditures;

(3) payment of transaction expenses (including taxes) relating to Interim Capital Transactions;

(4) distributions to unitholders; and

(5) non-pro rata purchases of units of any class made with the proceeds of an Interim Capital Transaction.

Where capital expenditures consist of maintenance capital expenditures and in part for other purposes, the general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

Operating Surplus:  For any period prior to liquidation, on a cumulative basis and without duplication:

(a) the sum of:

(1) $50 million;

(2) all cash receipts of El Paso Pipeline Partners, L.P. and its subsidiaries (other than pursuant to clause (3) below) for the period beginning on the closing date of its initial public offering and ending with the last day of the period, other than cash receipts from interim capital transactions; and

(3) all cash of El Paso Pipeline Partners, L.P. and its subsidiaries received after the end of such period but on or before the date of determination constituting cash distributions paid on our ownership interest in CIG, SNG and similar persons (excluding any such amounts constituting either (a) cash proceeds from the retirement of the notes receivable outstanding as of the closing of this offering under cash management agreements between El Paso and CIG, SNG or such other person or (b) the proceeds from an interim capital transaction at CIG, SNG, or such other person); provided, however, that this clause (3) shall cease to apply to cash distributions of CIG, SNG or such person at such time as CIG, SNG or such person constitutes a subsidiary of the Partnership and a member of the Partnership group;

(4) all cash receipts of El Paso Pipeline Partners, L.P. and its subsidiaries after the end of such period but on or before the date of the determination of Operating Surplus resulting from Working Capital Borrowings; and

(5) cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset in respect of such period; less

(b) the sum of:

(1) Operating Expenditures for the period beginning on the closing date of the initial public offering of El Paso Pipeline Partners, L.P. and ending with the last day of that period;

(2) the amount of cash reserves that is established by the general partner of El Paso Pipeline Partners, L.P. to provide funds for future Operating Expenditures; and

(3) all Working Capital Borrowings not repaid within 12 months after having been incurred;

provided, however, that disbursements made (including contributions to El Paso Pipeline Partners, L.P. to its subsidiaries or disbursements on behalf of El Paso Pipeline Partners, L.P. or its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the general partner of El Paso Pipeline Partners, L.P. so determines.

Subordination Period:  The subordination period will extend from the closing of the initial public offering until the first to occur of the following dates:

(a) The first day of any quarter beginning after December 31, 2010 in respect of which each of the following tests are met:

(1) distribution of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

(3) there are no outstanding cumulative common units arrearages.

(b) The first day of any quarter after we have earned and paid at least $0.43125 per quarter (150% of the minimum quarterly distribution of $0.28750 per quarter, which is $1.725 on an annualized basis) on each outstanding limited partner unit and general partner unit for any four consecutive quarters ending on or after December 31, 2008; and

(c) The date on which the general partner is removed as our general partner upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Throughput:  The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility in an economically meaningful period of time.

Working Capital Borrowings:  Working capital borrowings are borrowings used solely for working capital purposes or to pay distributions to partners made pursuant to a credit facility, commercial paper facility or other similar financing arrangements, provided that when it is incurred it is the intent of the borrower to repay such borrowings within 12 months from other than working capital borrowings.

LOGO

25,000,000 Common Units
Representing Limited Partner Interests

PROSPECTUS
          , 2007

Lehman Brothers

Citi

Goldman, Sachs & Co.

UBS Investment Bank

Merrill Lynch & Co.
Morgan Stanley
Wachovia Securities
Credit Suisse
Raymond James
RBC Capital Markets
TudorPickering

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$18,536
FINRA filing fee	60,875
NYSE listing fee	150,000
Printing and engraving expenses	750,000
Accounting fees and expenses	800,000
Legal fees and expenses	1,200,000
Transfer agent and registrar fees	5,000
Miscellaneous	15,589

Total	$3,000,000

Item 14.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 8 of the form of Underwriting Agreement to be filed as an exhibit to this registration statement in which we and our affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.

On August 1, 2007, in connection with the formation of El Paso Pipeline Partners, L.P. (the “Partnership”), the Partnership issued to (i) El Paso Pipeline GP Company, L.L.C. the 2% general partner interest in the Partnership in exchange for a note receivable for $20 and (ii) El Paso Pipeline LP Holdings, L.L.C. the 98% limited partner interest in the Partnership in exchange for a note receivable for $980. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number			Description

1	.1***	—	Form of Underwriting Agreement.
3	.1***	—	Certificate of Limited Partnership of El Paso Pipeline Partners, L.P.
3.2		—	Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P. (including form of common unit certificate) (included as Appendix A to the Prospectus).
3	.3***	—	Certificate of Formation of El Paso Pipeline GP Company, L.L.C.
3	.4***	—	Form of Amended and Restated Limited Liability Company Agreement of El Paso Pipeline GP Company, L.L.C.

Exhibit
Number			Description

4	.1+	—	Indenture dated June 1, 1987 between Southern Natural Gas Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee (incorporated by reference to Exhibit 4.A to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
4	.2+	—	First Supplemental Indenture, dated as of September 30, 1997, between Southern Natural Gas Company and the Trustee (incorporated by reference to Exhibit 4.A.1 to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
4	.3+	—	Second Supplemental Indenture dated as of February 13, 2001, between Southern Natural Gas Company and the Trustee (incorporated by reference to Exhibit 4.A.2 to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
4	.4+	—	Indenture dated as of March 5, 2003 between Southern Natural Gas Company and The Bank of New York Trust Company, N.A., successor to The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Southern Natural Gas Company Form 8-K filed March 5, 2003).
4	.5+	—	Third Supplemental Indenture dated as of March 26, 2007 between Southern Natural Gas Company and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.A to the Southern Natural Gas Company Current Report on Form 8-K filed March 28, 2007).
4	.6+	—	Form of 5.90% Note due 2017 (incorporated by reference to Exhibit A to Exhibit 4.A of the Southern Natural Gas Company Current Report on Form 8-K filed March 28, 2007)
4	.7+	—	Fourth Supplemental Indenture dated as of May 4, 2007 among Southern Natural Gas Company, Wilmington Trust Company (solely with respect to certain portions thereof) and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.C to the Southern Natural Gas Company Form 10-Q for the period ended March 31, 2007).
4	.8+	—	First Supplemental Indenture dated as of June 27, 1997, between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A. (successor to Harris Trust and Savings Bank), as Trustee (incorporated by reference to Exhibit 4.A.1 to the Colorado Interstate Gas Company Form 10-K for the year ended December 31, 2004).
4	.9+	—	Second Supplemental Indenture dated as of March 9, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.A to the Colorado Interstate Gas Company Form 8-K filed March 14, 2005).
4	.10+	—	Third Supplemental Indenture dated as of November 1, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.A to the Colorado Interstate Gas Company Form 8-K filed November 2, 2005).
4	.11+	—	Indenture dated as of June 27, 1997 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A. (successor to Harris Trust and Savings Bank), as Trustee (Exhibit 4.A to our 2004 Form 10-K).
5	.1***	—	Form of opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8	.1***	—	Form of opinion of Andrews Kurth LLP relating to tax matters.
10	.1+	—	First Tier Receivables Sale Agreement dated October 6, 2006, between Southern Natural Gas Company and SNG Finance Company, L.L.C. (incorporated by reference to Exhibit 10.A to the Southern Natural Gas Form 8-K filed October 13, 2006).
10	.2+	—	Second Tier Receivables Sale Agreement dated October 6, 2006, between SNG Finance Company, L.L.C. and SNG Funding Company, L.L.C. (incorporated by reference to Exhibit 10.B to the Southern Natural Gas Company Form 8-K filed October 13, 2006).
10	.3+	—	Receivables Purchase Agreement dated October 6, 2006, among SNG Funding Company, L.L.C., as Seller, Southern Natural Gas Company, as Servicer, Starbird Funding Corporation, as the initial Conduit Investor and Committed Investor, the other investors from time to time parties thereto, BNP Paribas, New York Branch, as the initial Managing Agent, the other Managing Agents from time to time parties thereto, and BNP Paribas, New York Branch, as Program Agent (incorporated by reference to Exhibit 10.C to the Southern Natural Gas Company Form 8-K filed October 13, 2006).

Exhibit
Number			Description

10	.4+	—	Amendment No. 1, dated as of December 1, 2006, to the Receivables Purchase Agreement dated as of October 6, 2006, among SNG Funding Company, Southern Natural Gas Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (incorporated by reference to Exhibit 10.C.1 to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
10	.5+	—	Registration Rights Agreement, dated as of March 26, 2007, among Southern Natural Gas Company and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, BNP Paribas Securities Corp., HVB Capital Markets, Inc., Greenwich Capital Markets, Inc., Scotia Capital (USA) Inc., and SG Americas Securities, LLC (incorporated by reference to Exhibit 10.A to the Southern Natural Gas Company Current Report on Form 8-K filed March 28, 2007).
10	.6+	—	No-Notice Storage and Transportation Delivery Service Agreement Rate Schedule NNT-1, dated October 1, 2001, between Colorado Interstate Gas Company and Public Service Company of Colorado (incorporated by reference to Exhibit 10.G to the Colorado Interstate Gas Company Form 10-Q for the period ended March 31, 2005).
10	.7+	—	Registration Rights Agreement, dated as of November 1, 2005, among Colorado Interstate Gas Company and Citigroup Global Markets Inc., Credit Suisse First Boston LLC, ABN AMRO Incorporated, BNP Paribas, Greenwich Capital Markets, Inc., HVB Capital Markets, Inc., and SG Americas Securities, LLC (incorporated by reference to Exhibit 10.A to the Colorado Interstate Gas Company Form 8-K filed November 2, 2005).
10	.8+	—	Purchase and Sale Agreement, By and Among CIG Gas Supply Company, Wyoming Gas Supply Inc., WIC Holdings Inc., El Paso Wyoming Gas Supply Company and Wyoming Interstate Company, Ltd., dated November 1, 2005 (incorporated by reference to Exhibit 10.B to the Colorado Interstate Gas Company Form 8-K filed November 2, 2005).
10	.9+	—	Amended and Restated Credit Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.A to the Colorado Interstate Gas Company Form 8-K filed August 2, 2006).
10	.10+	—	Amendment No. 1 dated as of January 19, 2007 to the Amended and Restated Credit Agreement dated as of July 31, 2006 among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.01 to the Colorado Interstate Gas Company Form 10-K for the year ended December 31, 2006).
10	.11+	—	Amended and Restated Security Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Guarantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank (incorporated by reference to Exhibit 10.B to the Colorado Interstate Gas Company Form 8-K filed August 2, 2006).
10	.12+	—	First Tier Receivables Sale Agreement dated November 3, 2006 between Colorado Interstate Gas Company and CIG Finance Company L.L.C. (incorporated by reference to Exhibit 10.A to the Colorado Interstate Gas Company Form 8-K filed November 9, 2006).
10	.13+	—	Second Tier Receivables Sale Agreement dated November 3, 2006 between CIG Finance Company L.L.C. and CIG Funding Company L.L.C. (incorporated by reference to Exhibit 10.B to the Colorado Interstate Gas Company Form 8-K filed November 9, 2006).

Exhibit
Number			Description

10	.14+	—	Receivables Purchase Agreement dated November 3, 2006 among CIG Funding Company L.L.C., as Seller, Colorado Interstate Gas Company, as Servicer, Starbird Funding Corporation, as the initial Conduit Investor and Committed Investor, the other investors from time to time parties thereto, BNP Paribas, New York Branch, as the initial Managing Agent, the other Managing Agents from time to time parties thereto, and BNP Paribas, New York Branch, as Program Agent (incorporated by reference to Exhibit 10.C to the Colorado Interstate Gas Company Form 8-K filed November 9, 2006).
10	.15***	—	Form of Omnibus Agreement.
10	.16***	—	Form of General Partnership Agreement of Colorado Interstate Gas Company.
10	.17***	—	Form of General Partnership Agreement of Southern Natural Gas Company.
10	.18***	—	Form of El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan.
10	.19***	—	Form of Contribution, Conveyance and Assumption Agreement.
10	.20***	—	Form of Indemnification Agreement.
10	.21***	—	Form of Master Services Agreement by and between Colorado Interstate Gas Company and El Paso Corporation, Tennessee Gas Pipeline Company, El Paso Natural Gas Company and CIG Pipeline Services Company L.L.C.
10	.22**	—	Form of Master Services Agreement by and between Southern Natural Gas Company and El Paso Corporation, Tennessee Gas Pipeline Company and SNG Pipeline Services Company, L.L.C.
21	.1***	—	List of subsidiaries of El Paso Pipeline Partners, L.P.
23	.1**	—	Consent of Ernst & Young LLP.
23	.2**	—	Consent of PricewaterhouseCoopers LLP.
23	.3**	—	Consent of PricewaterhouseCoopers LLP.
23	.4***	—	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).
23	.5***	—	Consent of Andrews Kurth LLP (contained in Exhibit 8.1).
24	.1***	—	Powers of Attorney (included on the signature page).
99	.01**	—	Consent of Arthur C. Reichstetter.

*	To be filed by amendment.

**	Filed herewith.

***	Previously filed.

+	Incorporated by reference.

†	Confidential treatment granted for omitted portions.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with El Paso Pipeline GP Company, L.L.C., our general partner or any of its respective affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to El Paso Pipeline GP Company, L.L.C. or its respective affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement (No. 333-145835) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 5, 2007.

El Paso Pipeline Partners, L.P.

By:	El Paso Pipeline GP Company, L.L.C.,
its General Partner

By: /s/ John R. Sult
John R. Sult,
Senior Vice President,
Chief Financial Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Ronald L. Kuehn, Jr.		Chairman of the Board	November 5, 2007

* James C. Yardley		Director, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2007

/s/ John R. Sult John R. Sult		Senior Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)	November 5, 2007

* Douglas L. Foshee		Director	November 5, 2007

* D. Mark Leland		Director	November 5, 2007

*By	/s/ John R. Sult John R. Sult Attorney-in Fact

EXHIBIT LIST

Exhibit
Number			Description

1	.1***	—	Form of Underwriting Agreement.
3	.1***	—	Certificate of Limited Partnership of El Paso Pipeline Partners, L.P.
3.2		—	Amended and Restated Agreement of Limited Partnership of El Paso Pipeline Partners, L.P. (including form of common unit certificate) (included as Appendix A to the Prospectus).
3	.3***	—	Certificate of Formation of El Paso Pipeline GP Company, L.L.C.
3	.4***	—	Form of Amended and Restated Limited Liability Company Agreement of El Paso Pipeline GP Company, L.L.C.
4	.1+	—	Indenture dated June 1, 1987 between Southern Natural Gas Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee (incorporated by reference to Exhibit 4.A to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
4	.2+	—	First Supplemental Indenture, dated as of September 30, 1997, between Southern Natural Gas Company and the Trustee (incorporated by reference to Exhibit 4.A.1 to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
4	.3+	—	Second Supplemental Indenture dated as of February 13, 2001, between Southern Natural Gas Company and the Trustee (incorporated by reference to Exhibit 4.A.2 to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
4	.4+	—	Indenture dated as of March 5, 2003 between Southern Natural Gas Company and The Bank of New York Trust Company, N.A., successor to The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Southern Natural Gas Company Form 8-K filed March 5, 2003).
4	.5+	—	Third Supplemental Indenture dated as of March 26, 2007 between Southern Natural Gas Company and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.A to the Southern Natural Gas Company Current Report on Form 8-K filed March 28, 2007).
4	.6+	—	Form of 5.90% Note due 2017 (incorporated by reference to Exhibit A to Exhibit 4.A of the Southern Natural Gas Company Current Report on Form 8-K filed March 28, 2007).
4	.7+	—	Fourth Supplemental Indenture dated as of May 4, 2007 among Southern Natural Gas Company, Wilmington Trust Company (solely with respect to certain portions thereof) and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.C to the Southern Natural Gas Company Form 10-Q for the period ended March 31, 2007).
4	.8+	—	First Supplemental Indenture dated as of June 27, 1997, between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A. (successor to Harris Trust and Savings Bank), as Trustee (incorporated by reference to Exhibit 4.A.1 to the Colorado Interstate Gas Company Form 10-K for the year ended December 31, 2004).
4	.9+	—	Second Supplemental Indenture dated as of March 9, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.A to the Colorado Interstate Gas Company Form 8-K filed March 14, 2005).
4	.10+	—	Third Supplemental Indenture dated as of November 1, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.A to the Colorado Interstate Gas Company Form 8-K filed November 2, 2005).
4	.11+	—	Indenture dated as of June 27, 1997 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A. (successor to Harris Trust and Savings Bank), as Trustee (Exhibit 4.A to our 2004 Form 10-K).
5	.1***	—	Form of opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8	.1***	—	Form of opinion of Andrews Kurth LLP relating to tax matters.
10	.1+	—	First Tier Receivables Sale Agreement dated October 6, 2006, between Southern Natural Gas Company and SNG Finance Company, L.L.C. (incorporated by reference to Exhibit 10.A to the Southern Natural Gas Form 8-K filed October 13, 2006).
10	.2+	—	Second Tier Receivables Sale Agreement dated October 6, 2006, between SNG Finance Company, L.L.C. and SNG Funding Company, L.L.C. (incorporated by reference to Exhibit 10.B to the Southern Natural Gas Company Form 8-K filed October 13, 2006).

Exhibit
Number			Description

10	.3+	—	Receivables Purchase Agreement dated October 6, 2006, among SNG Funding Company, L.L.C., as Seller, Southern Natural Gas Company, as Servicer, Starbird Funding Corporation, as the initial Conduit Investor and Committed Investor, the other investors from time to time parties thereto, BNP Paribas, New York Branch, as the initial Managing Agent, the other Managing Agents from time to time parties thereto, and BNP Paribas, New York Branch, as Program Agent (incorporated by reference to Exhibit 10.C to the Southern Natural Gas Company Form 8-K filed October 13, 2006).
10	.4+	—	Amendment No. 1, dated as of December 1, 2006, to the Receivables Purchase Agreement dated as of October 6, 2006, among SNG Funding Company, Southern Natural Gas Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (incorporated by reference to Exhibit 10.C.1 to the Southern Natural Gas Company Form 10-K for the year ended December 31, 2006).
10	.5+	—	Registration Rights Agreement, dated as of March 26, 2007, among Southern Natural Gas Company and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, BNP Paribas Securities Corp., HVB Capital Markets, Inc., Greenwich Capital Markets, Inc., Scotia Capital (USA) Inc., and SG Americas Securities, LLC (incorporated by reference to Exhibit 10.A to the Southern Natural Gas Company Current Report on Form 8-K filed March 28, 2007).
10	.6+	—	No-Notice Storage and Transportation Delivery Service Agreement Rate Schedule NNT-1, dated October 1, 2001, between Colorado Interstate Gas Company and Public Service Company of Colorado (incorporated by reference to Exhibit 10.G to the Colorado Interstate Gas Company Form 10-Q for the period ended March 31, 2005).
10	.7+	—	Registration Rights Agreement, dated as of November 1, 2005, among Colorado Interstate Gas Company and Citigroup Global Markets Inc., Credit Suisse First Boston LLC, ABN AMRO Incorporated, BNP Paribas, Greenwich Capital Markets, Inc., HVB Capital Markets, Inc., and SG Americas Securities, LLC (incorporated by reference to Exhibit 10.A to the Colorado Interstate Gas Company Form 8-K filed November 2, 2005).
10	.8+	—	Purchase and Sale Agreement, By and Among CIG Gas Supply Company, Wyoming Gas Supply Inc., WIC Holdings Inc., El Paso Wyoming Gas Supply Company and Wyoming Interstate Company, Ltd., dated November 1, 2005 (incorporated by reference to Exhibit 10.B to the Colorado Interstate Gas Company Form 8-K filed November 2, 2005).
10	.9+	—	Amended and Restated Credit Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.A to the Colorado Interstate Gas Company Form 8-K filed August 2, 2006).
10	.10+	—	Amendment No. 1 dated as of January 19, 2007 to the Amended and Restated Credit Agreement dated as of July 31, 2006 among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.01 to the Colorado Interstate Gas Company Form 10-K for the year ended December 31, 2006).
10	.11+	—	Amended and Restated Security Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Guarantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank (incorporated by reference to Exhibit 10.B to the Colorado Interstate Gas Company Form 8-K filed August 2, 2006).
10	.12+	—	First Tier Receivables Sale Agreement dated November 3, 2006 between Colorado Interstate Gas Company and CIG Finance Company L.L.C. (incorporated by reference to Exhibit 10.A to the Colorado Interstate Gas Company Form 8-K filed November 9, 2006).
10	.13+	—	Second Tier Receivables Sale Agreement dated November 3, 2006 between CIG Finance Company L.L.C. and CIG Funding Company L.L.C. (incorporated by reference to Exhibit 10.B to the Colorado Interstate Gas Company Form 8-K filed November 9, 2006).

Exhibit
Number			Description

10	.14+	—	Receivables Purchase Agreement dated November 3, 2006 among CIG Funding Company L.L.C., as Seller, Colorado Interstate Gas Company, as Servicer, Starbird Funding Corporation, as the initial Conduit Investor and Committed Investor, the other investors from time to time parties thereto, BNP Paribas, New York Branch, as the initial Managing Agent, the other Managing Agents from time to time parties thereto, and BNP Paribas, New York Branch, as Program Agent (incorporated by reference to Exhibit 10.C to the Colorado Interstate Gas Company Form 8-K filed November 9, 2006).
10	.15***	—	Form of Omnibus Agreement.
10	.16***	—	Form of General Partnership Agreement of Colorado Interstate Gas Company.
10	.17***	—	Form of General Partnership Agreement of Southern Natural Gas Company.
10	.18***	—	Form of El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan.
10	.19***	—	Form of Contribution, Conveyance and Assumption Agreement.
10	.20***	—	Form of Director Indemnification Agreement.
10	.21***	—	Form of Master Services Agreement by and between Colorado Interstate Gas Company and El Paso Corporation, Tennessee Gas Pipeline Company, El Paso Natural Gas Company and CIG Pipeline Services Company L.L.C.
10	.22**	—	Form of Master Services Agreement by and between Southern Natural Gas Company and El Paso Corporation, Tennessee Gas Pipeline Company and SNG Pipeline Services Company, L.L.C.
21	.1***	—	List of subsidiaries of El Paso Pipeline Partners, L.P.
23	.1**	—	Consent of Ernst & Young LLP.
23	.2**	—	Consent of PricewaterhouseCoopers LLP.
23	.3**	—	Consent of PricewaterhouseCoopers LLP.
23	.4***	—	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).
23	.5***	—	Consent of Andrews Kurth LLP (contained in Exhibit 8.1).
24	.1***	—	Powers of Attorney (included on the signature page).
99	.01**	—	Consent of Arthur C. Reichstetter.

*	To be filed by amendment.

**	Filed herewith.

***	Previously filed.

+	Incorporated by reference.

†	Confidential treatment granted for omitted portions.